EXHIBIT 4.1

CONFORMED COPY

Dated 11 November, 2002

YELL GROUP plc

as the Parent and certain of its subsidiaries as Borrowers and/or Guarantors

CIBC WORLD MARKETS plc

as Mandated Lead Arranger of the Tranche C3 Term Facility

CREDIT SUISSE FIRST BOSTON

as Joint Lead Arranger of the Tranche C3 Term Facility

BARCLAYS CAPITAL, DEUTSCHE BANK AG LONDON

and MERRILL LYNCH INTERNATIONAL

as Arrangers of the Tranche C3 Term Facility

CIBC WORLD MARKETS plc and CREDIT SUISSE FIRST BOSTON

as Joint Bookrunners of the Tranche C3 Term Facility

CIBC WORLD MARKETS plc

as Syndication Agent of the Tranche C3 Term Facility

THE BANKS AND FINANCIAL INSTITUTIONS NAMED HEREIN

as Original Tranche C3 Banks

- and -

DEUTSCHE BANK AG LONDON

as Facility Agent and Security Agent

SIXTH AMENDMENT AGREEMENT

relating to a

FACILITIES AGREEMENT dated 25 May 2001

SHEARMAN & STERLING

London

[GRAPHIC APPEARS HERE]

CONTENTS

Clause		Page

1.	DEFINITIONS	2

2.	EFFECT	2

3.	ACCESSION OF NEW SENIOR FINANCE PARTIES	2

5.	STATUS OF FACILITIES AGREEMENT AND INTERCREDITOR AGREEMENT	3

7.	REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS	3

8.	CONFIRMATION	5

9.	MISCELLANEOUS	5

10.	COUNTERPARTS	5

11.	THIRD PARTIES	6

SCHEDULE 1		7

	The Obligors	7

SCHEDULE 2		8

	The Original Tranche C3 Banks	8

SCHEDULE 3		9

	Conditions Precedent	9

SCHEDULE 4		1

	Amended and Restated Facilities Agreement	1
	1. INTERPRETATION	2

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THIS AMENDMENT AGREEMENT is made on 11 November, 2002

BETWEEN:

(1)	YELL GROUP plc (a limited liability company incorporated in England and Wales with registered number 4180320) (the “Parent”);

(2)	THE COMPANIES identified in Schedule 1 as Borrowers and/or Guarantors;

(3)	YELL LIMITED (formerly known as Castaim Limited) a limited liability company incorporated in England and Wales with registered no. 4205228 (the “UK Principal Borrower”);

(4)	CIBC WORLD MARKETS plc as mandated lead arranger of the Tranche C3 Term Facility (the “Tranche C3 Mandated Lead Arranger”);

(5)	CREDIT SUISSE FIRST BOSTON as joint lead arranger of the Tranche C3 Term Facility (the “Tranche C3 Joint Lead Arranger”);

(6)	BARCLAYS CAPITAL (THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC), DEUTSCHE BANK AG LONDON and MERRILL LYNCH INTERNATIONAL as arrangers of the Tranche C3 Term Facility (the “Tranche C3 Arrangers”);

(7)	CIBC WORLD MARKETS plc and CREDIT SUISSE FIRST BOSTON as joint bookrunners of the Tranche C3 Term Facility (the “Tranche C3 Joint Bookrunners”);

(6)	CIBC WORLD MARKETS plc as syndication agent of the Tranche C3 Term Facility (the “Tranche C3 Syndication Agent”);

(7)	THE BANKS AND FINANCIAL INSTITUTIONS identified in Schedule 2 as original banks under the Tranche C3 Term Facility (the “Original Tranche C3 Banks”); and

(8)	DEUTSCHE BANK AG LONDON as Facility Agent and Security Agent.

WHEREAS:

A.	The Parent, certain of its Subsidiaries and certain of the Senior Finance Parties entered into a Facilities Agreement dated 25 May 2001 (as amended and restated by amendment agreements dated 22 June 2001, 10 July 2001, 1 August 2001, 13 March 2002, 12 April 2002 and 31 May 2002) pursuant to which the Original Facilities Banks agreed to make available to certain borrowers term loan facilities and a revolving credit facility (the “Facilities Agreement”);

B.	The Issuer issued certain Bridge Notes on or about 15 April 2002 the proceeds of which were utilised to fund in part the McLeod Acquisition and pay a portion of the McLeod Transaction Costs. The Issuer intends to redeem the Bridge Notes in full and the UK Principal Borrower wishes to borrow a senior secured facility in the maximum aggregate amount of up to $123,500,000 (the “Tranche C3 Term Facility”) for the purpose of partially funding such redemption;

C.	The Original Tranche C3 Banks have agreed to provide the Tranche C3 Term Facility to the Tranche C3 Borrower on the terms and conditions set forth in this Amendment Agreement by way of an increase of the existing senior secured term loan facilities provided to the Borrowers under the Facilities Agreement for the purposes of financing in part the Bridge Note Refinancing and discharging in part the Bridge Note Refinancing Transaction Costs;

D.	The Parent, the UK Principal Borrower, each other Obligor, the Tranche C3 Mandated Lead Arranger, the Tranche C3 Joint Lead Arranger, each Tranche C3 Joint Bookrunner, each Tranche C3 Arranger, the Tranche C3 Syndication Agent, each Original Tranche C3 Bank, the Facility Agent and the Security Agent have agreed to enter into this Amendment Agreement in order to amend the terms of the Facilities Agreement in the manner set out below; and

E.	The Majority Banks have confirmed to the Facility Agent that they are in agreement with the terms of the Facilities Agreement as amended and restated in accordance with this Amendment Agreement, and accordingly the Facility Agent has agreed to execute this Amendment Agreement on behalf of the Banks.

NOW IT IS HEREBY AGREED:-

1.	DEFINITIONS

In this Amendment Agreement:-

1.1	words and expressions defined in the Facilities Agreement (in the form set out in Schedule 4 hereto) shall bear the same meaning when used herein and, in addition, the following expressions shall have the following meaning when used in this Amendment Agreement:

“Effective Date” means the date upon which all conditions precedent listed in Schedule 3 have been received by the Facility Agent in form and substance satisfactory to it; and

“New Senior Finance Parties” means collectively the Tranche C3 Mandated Lead Arranger, the Tranche C3 Joint Lead Arranger, each Tranche C3 Arranger, each Tranche C3 Joint Bookrunner, the Tranche C3 Syndication Agent and each Original Tranche C3 Bank.

1.2	the provisions of Clauses 1.2 (Construction) and 1.3 (Other References) of the Facilities Agreement (in the form set out in Schedule 4 hereto) shall also apply in the interpretation of this Amendment Agreement as if expressly set out herein with each reference to the “Agreement” being deemed to be a reference to this Amendment Agreement.

2.	EFFECT

2.1	The parties to this Amendment Agreement hereby agree for themselves and for their successors, transferees and assigns pursuant to the Facilities Agreement that, with effect from the Effective Date the Facilities Agreement shall be read and construed and shall be deemed to take effect in the form set out in Schedule 4 hereto.

2.2	The Parent hereby agrees to deliver to the Facility Agent the documents and evidence listed in Schedule 3 in form and substance satisfactory to the Facility Agent as conditions precedent to the occurrence of the Effective Date.

3.	ACCESSION OF NEW SENIOR FINANCE PARTIES

3.1	It is hereby agreed that with effect from the Effective Date, each of the New Senior Finance Parties shall become party to the Facilities Agreement (in the form set out in Schedule 4) in the capacity or capacities (as the case may be) of Tranche C3 Mandated Lead Arranger, Tranche C3 Joint Lead Arranger, Tranche C3 Arranger, Tranche C3 Joint Bookrunner, Tranche C3 Syndication Agent and Original Tranche C3 Bank.

3.2	Each New Senior Finance Party confirms its agreement to become party to the Facilities Agreement with effect from the Effective Date in each of its relevant capacities and hereby agrees that it will assume from the Effective Date all of its rights and obligations as Tranche C3 Mandated Lead Arranger and/or, as the case may be, Tranche C3 Joint Lead Arranger, Tranche C3 Arranger, Tranche C3 Joint Bookrunner, Tranche C3 Syndication Agent and/or Original Tranche C3 Bank under the Senior Finance Documents and undertakes with the Facility Agent (for and on behalf of itself and the other Senior Finance Parties) and the other parties to the Facilities Agreement that it will be bound by the terms of each Senior Finance Document to which it is party in its relevant capacities as if it had been an original party thereto.

3.3	Each of the Parent, the UK Principal Borrower and each other Obligor hereby confirms its agreement to the accession of the New Senior Finance Parties to the Facilities Agreement and that the New Senior Finance Parties shall be Senior Finance Parties for all purposes of the Senior Finance Documents.

4.	STATUS OF FACILITIES AGREEMENT

4.1	Subject to the terms of this Amendment Agreement, the Facilities Agreement will remain in full force and effect and as from the Effective Date references in the Facilities Agreement to “this Agreement” “hereunder”, “herein” and like terms or to any provision of the Facilities Agreement shall be construed as a reference to the Facilities Agreement, or such provision, as amended by this Amendment Agreement.

4.2	This Amendment Agreement will constitute a Senior Finance Document for the purposes of the Facilities Agreement.

4.3	Except as otherwise provided in this Amendment Agreement, the Senior Finance Documents shall remain in full force and effect.

5.	REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS

5.1	Each of the Parent, the UK Principal Borrower and each other Obligor represents and warrants to and for the benefit of the Senior Finance Parties on the date hereof in the terms set out below:-

(a)	Incorporation/Status: It, and each of its Subsidiaries is duly incorporated and validly existing with limited liability under the laws of the place of its incorporation and has the power to own its assets and carry on its business substantially as it is now being conducted.

(a)	Powers and authority: It and each of its Subsidiaries has the power to enter into and perform its obligations under this Amendment Agreement and the Facilities Agreement (as amended and restated by this Amendment Agreement) and to carry out the transactions contemplated hereby and thereby.

(b)	Authority: All actions, conditions and things required to be taken, fulfilled and done by it in order:

(i)	to enable it and each of its Subsidiaries to enter into, exercise its and their respective rights under, and perform and comply with its obligations under, this Amendment Agreement and the Facilities Agreement (as amended and restated by this Amendment Agreement) and to carry out the transactions contemplated hereby and thereby; and

(ii)	to ensure that those obligations are valid, legally binding and, subject to reservations, enforceable; and

(iii)	to make this Amendment Agreement and the Facilities Agreement (as amended and restated by this Amendment Agreement) admissible in evidence in the courts of the jurisdiction to which it has submitted hereunder and thereunder, have been taken, fulfilled and done.

(c)	Consents and Filings: All consents and filings (if any) required:-

(i)	for its and each of its Subsidiaries’ entry into, exercise of its and their respective rights, and performance and compliance with its and their respective obligations under, this Amendment Agreement and the Facilities Agreement (as amended and restated by this Amendment Agreement);

(ii)	for it and each of its Subsidiaries to carry out the transactions contemplated by this Amendment Agreement and the Facilities Agreement (as amended and restated by this Amendment Agreement),

have been obtained or made and are in full force and effect save for (1) any consents and filings required in connection with the entry into, exercise of its rights, and performance and compliance with its obligations under, each of the Bridge Note Refinancing Transaction Documents to which it is then party and for it to carry out the transactions contemplated by the Bridge Note Refinancing Transaction Documents which in each case will be obtained or made and be in full force and effect prior to the Bridge Note Refinancing Date and (2) Minor Authorisations, Consents and Filings.

(d)	Non-Conflict: Its and each of its Subsidiaries’ entry into, exercise of its and their respective rights under and performance and compliance with its and their respective obligations under, this Amendment Agreement and the Facilities Agreement (as amended and restated by this Amendment Agreement) to which it is and they are party and the carrying out of the transactions contemplated by this Amendment Agreement and the Facilities Agreement (as amended and restated by this Amendment Agreement) do not:-

(i)	contravene any law, directive, judgment or order to which it or any of its Subsidiaries is subject;

(ii)	contravene its or their memorandum or articles of association or other Constitutional Documents;

(iii)	breach in any material respect any agreement or any material consent to which it or any of its Subsidiaries is a party or which is binding upon it or any of its Subsidiaries or any of its or their respective assets; or

(iv)	oblige it, or any of its Subsidiaries, to create any security or result in the creation of any security over its or their respective assets other than under the Security Documents.

(e)	Obligations Binding: Its and each of its Subsidiaries’ obligations under this Amendment Agreement and the Facilities Agreement (as amended and restated by this Amendment Agreement) are valid, legally binding and, subject to reservations, enforceable in accordance with the terms thereof.

5.2	Each of the Parent, the UK Principal Borrower and each other Obligor hereby confirms that the representations and warranties contained in the following clauses of the Facilities Agreement (as amended and restated by this Agreement):

(a)	Clause 15.1(q)(iii) (Latest Accounts) and Clause 15.1(dd) (Tranche C3 Term Facility);

(b)	Clause 15.1(r)(iii)(A)-15.1(iii)(D) (Information Package) in respect of the Agreed Financial Projections (in the agreed form);

(c)	Clause 15.1(r)(iii)(E) solely to the extent it relates to the Bridge Note Refinancing Memorandum; and

(d)	Clauses 15.1(g) (Winding-up) and 15.1(x) (Holding Company) in each case in relation to Drawings under the Tranche C3 Term Facility,

are true and correct as at the date hereof.

6.	CONFIRMATION

Each of the Parent, the UK Principal Borrower and the other Obligors hereby confirms that:

(a)	the security created by the Security Documents extends and will extend to the liabilities and obligations of the Obligors under the Facilities Agreement (as extended and amended and restated by this Amendment Agreement) and that the obligations of the Obligors arising under or in connection with this Amendment Agreement and the Facilities Agreement (as extended and amended and restated by this Amendment Agreement) form part of (but do not limit) the nature of the obligations secured under the Security Documents; and

(b)	the guarantee given by each Guarantor of the obligations and liabilities of the other Obligors to the Senior Finance Parties on the terms of the Facilities Agreement extends where it purports to do so (save to the extent any such guarantee is specifically limited by the terms of the Facilities Agreement (as amended and restated by this Amendment Agreement)) to the liabilities and obligations of the Obligors to the Senior Finance Parties under the Facilities Agreement (as extended and amended and restated by this Amendment Agreement) and such guarantees continue in full force and effect in accordance with their terms.

7.	MISCELLANEOUS

Clauses 22 (Notices, Confidentiality and Certificates), 23.5 (No Implied Waivers), 24 (Indemnities), 25 (Partial Invalidity) and 26 (Governing Law and Submission to Jurisdiction) of the Facilities Agreement in the form set out in Schedule 4 shall be deemed incorporated in this Amendment Agreement (with such conforming amendments as the context requires) as if set out in full herein.

8.	COUNTERPARTS

8.1	This Amendment Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same agreement.

8.2	Failure by one or more parties (“Non-Signatories”) to execute this Amendment Agreement on the date hereof will not invalidate the provisions of this Amendment Agreement as between the other parties who do execute this Amendment Agreement. Such Non-Signatories may execute this Amendment Agreement (or a counterpart thereof) on a subsequent date and will become bound by its provisions. Any person who improperly executes this Amendment Agreement may also re-execute this Amendment Agreement (or a counterpart thereof) on a subsequent date for the purposes of ratifying its original execution of this Amendment Agreement and confirming that it continues to be bound by its provisions.

9.	THIRD PARTIES

Unless expressly provided to the contrary in any Senior Finance Document, a person who is not a party to this Amendment Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any terms of this Amendment Agreement.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

SCHEDULE 1

The Obligors

Part A—The Borrowers

UK Principal Borrower (Yell Ltd)

US Principal Borrower (Yellow Book Holdings, Inc.)

Yellow Book USA, Inc.

Tranche D Borrower (Yellow Book/McLeod Holdings, Inc.)

McLeodUSA Media Group, Inc.

Part B—The Guarantors

The Subordinated Guarantor (Yellow Pages Ltd)

UK Newco 3 (Yell Holdings 2 Limited)

UK Newco 5 (YH Ltd)

US Newco 1 (Yellow Book Group, Inc)

US Principal Borrower

Yellow Book USA, Inc.

Yellow Book of New York, Inc.

Yellow Book of Pennsylvania, Inc.

UK Principal Borrower

Yellow Pages Sales Limited

General Art Services Limited

Luxco (Yell S.àr.l)

Tranche D Borrower

McLeodUSA Media Group, Inc.

Consolidated Communications Directories Inc.

McLeodUSA Publishing Company

SCHEDULE 2

The Original Tranche C3 Banks

Name of Bank	Tranche C3 Term Facility Commitments
CIBC World Markets plc	US$47,856,250
Credit Suisse First Boston	US$47,856,250
Barclays Bank PLC	US$9,262,500
Deutsche Bank AG London	US$9,262,500
Merrill Lynch Capital Corporation	US$9,262,500

TOTAL	US$123,500,000

SCHEDULE 3

Conditions Precedent

1.	This Amendment Agreement in the agreed form duly executed and delivered by all parties to this Amendment Agreement to the satisfaction of the Facility Agent.

2.	Certified copies of resolutions of the board of directors of the relevant Obligors approving the terms of this Amendment Agreement and each of the Transaction Documents referred to in Part C of Schedule 3 of the Facilities Agreement (in the form set out in Schedule 4) to which such Obligor is party.

SCHEDULE 4

Amended and Restated Facilities Agreement

Dated 25th May 2001 (as amended and restated on 22 June 2001, 10 July 2001, 1 August 2001, 13 March 2002,

12 April 2002 , 31 May 2002 and 11 November 2002)

YELL GROUP plc

as the Parent and certain of its subsidiaries as Borrowers and/or Guarantors

MERRILL LYNCH INTERNATIONAL

as Mandated Lead Arranger of the Original Facilities

CIBC WORLD MARKETS plc

as Mandated Lead Arranger of the Tranche C3 Term Facility and of the Tranche D Term Facility

CIBC WORLD MARKETS plc and DEUTSCHE BANK AG LONDON

as Joint Lead Arrangers of the Original Facilities

CREDIT SUISSE FIRST BOSTON

as Joint Lead Arranger of the Tranche C3 Term Facility and of the Tranche D Term Facility

THE BANKS AND FINANCIAL INSTITUTIONS NAMED HEREIN

as Arrangers, Senior Co-Arrangers and Co-Arrangers of the Original Facilities, of the Tranche C3 Term Facility

and of the Tranche D Term Facility

MERRILL LYNCH INTERNATIONAL

as Syndication Agent of the Original Facilities

CIBC WORLD MARKETS plc

as Syndication Agent of the Tranche C3 Term Facility and of the Tranche D Term Facility and Documentation

Agent

MERRILL LYNCH CAPITAL CORPORATION, CIBC WORLD MARKETS plc and

DEUTSCHE BANK AG LONDON

as Original Banks under the Original Facilities

THE BANKS AND FINANCIAL INSTITUTIONS NAMED HEREIN

as Original Banks under each of the Tranche C3 Facility and the Tranche D Term Facility

MERRILL LYNCH INTERNATIONAL and CIBC WORLD MARKETS plc

as Joint Bookrunners of the Original Facilities

CIBC WORLD MARKETS plc and CREDIT SUISSE FIRST BOSTON

as Joint Bookrunners of the Tranche C3 Term Facility and of the Tranche D Term Facility

DEUTSCHE BANK AG LONDON

as Facility Agent and Security Agent

SENIOR CREDIT FACILITIES

for the Yell Group

Shearman & Sterling

London

[GRAPHIC APPEARS HERE]

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THIS SENIOR FACILITIES AGREEMENT is dated 25 May 2001 (as amended and restated on 22 June 2001, 10 July 2001, 1 August 2001, 13 March 2002, 12 April 2002, 31 May 2002 and 11 November 2002)

BETWEEN:

(1)	YELL GROUP plc (formerly known as Tasktip Limited and Yell Group Limited) a limited liability company incorporated in England and Wales with registered no. 4180320 (the “Parent”) and a direct wholly-owned Subsidiary of Topco;

(2)	YELL LIMITED (formerly known as Castaim Limited) a limited liability company incorporated in England and Wales with registered number 4205228 (the “UK Principal Borrower”) and a direct wholly-owned Subsidiary of UK Newco 3;

(3)	YELLOW BOOK HOLDINGS, INC. (formerly known as Yasmin Two (US) Inc.) a company incorporated in Delaware (the “US Principal Borrower”) and a direct wholly-owned Subsidiary of US Newco 1;

(4)	THE COMPANIES identified in Part A of Schedule 2 as Borrowers;

(5)	THE COMPANIES identified in Part B of Schedule 2 as Guarantors;

(6)	MERRILL LYNCH INTERNATIONAL as mandated lead arranger of the Original Facilities (the “Original Facilities Mandated Lead Arranger”) and CIBC WORLD MARKETS plc and DEUTSCHE BANK AG LONDON as joint lead arrangers of the Original Facilities (the “ Original Facilities Joint Lead Arrangers”);

(7)	CIBC WORLD MARKETS plc as mandated lead arranger of the Tranche C3 Term Facility (the “Tranche C3 Mandated Lead Arranger”) and as mandated lead arranger of the Tranche D Term Facility (the “Tranche D Mandated Lead Arranger”) and CREDIT SUISSE FIRST BOSTON as joint lead arranger of the Tranche C3 Term Facility (the “Tranche C3 Joint Lead Arranger”) and joint lead arranger of the Tranche D Term Facility (the “Tranche D Joint Lead Arranger”);

(8)	BARCLAYS BANK PLC, BAYERISCHE HYPO-UND VEREINSBANK AG LONDON BRANCH, BNP PARIBAS LONDON BRANCH, GOLDMAN SACHS INTERNATIONAL BANK, THE INDUSTRIAL BANK OF JAPAN, LIMITED, MIZUHO NEDERLAND N.V. and SCOTIABANK EUROPE PLC as arrangers of the Original Facilities (the “Original Facilities Arrangers”);

(9)	BARCLAYS CAPITAL (THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC), DEUTSCHE BANK AG LONDON and MERRILL LYNCH INTERNATIONAL as arrangers of the Tranche C3 Term Facility (the “Tranche C3 Arrangers”);

(10)	BARCLAYS CAPITAL (THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC), DEUTSCHE BANK AG LONDON, HSBC INVESTMENT BANK PLC, MERRILL LYNCH INTERNATIONAL and THE ROYAL BANK OF SCOTLAND PLC as arrangers of the Tranche D Term Facility (the “Tranche D Arrangers”);

(11)	BEAR, STEARNS INTERNATIONAL LIMITED and HSBC INVESTMENT BANK PLC as senior co-arrangers of the Original Facilities (the “ Original Facilities Senior Co-Arrangers”);

(11)	BAYERISCHE HYPO-UND VEREINSBANK AG LONDON BRANCH and BEAR, STEARNS INTERNATIONAL LIMITED as senior co-arrangers of the Tranche D Term Facility (the “Tranche D Senior Co-Arrangers”);

(12)	THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND, ALLIED IRISH BANKS, PLC, CREDIT INDUSTRIEL ET COMMERCIAL, FORTIS PROJECT FINANCE LIMITED and LLOYDS TSB BANK PLC as co-arrangers of the Tranche D Term Facility (the “Tranche D Co-Arrangers”);

(13)	MERRILL LYNCH INTERNATIONAL as syndication agent of the Original Facilities (the “Original Facilities Syndication Agent”);

(14)	CIBC WORLD MARKETS plc as syndication agent of the Tranche C3 Term Facility (the “Tranche C3 Syndication Agent”), syndication agent of the Tranche D Term Facility (the “Tranche D Syndication Agent”) and as documentation agent (the “Documentation Agent”);

(15)	MERRILL LYNCH CAPITAL CORPORATION, CIBC WORLD MARKETS plc and DEUTSCHE BANK AG LONDON as original banks under the Original Facilities (the “Original Facilities Banks”);

(16)	THE BANKS AND FINANCIAL INSTITUTIONS NAMED IN SCHEDULE 1 as original banks under the Tranche C3 Term Facility (the “Original Tranche C3 Banks”) and as original banks under the Tranche D Term Facility (the “Original Tranche D Banks”);

(17)	MERRILL LYNCH INTERNATIONAL and CIBC WORLD MARKETS plc as joint bookrunners of the Original Facilities (the “Original Facilities Joint Bookrunners”);

(18)	CIBC WORLD MARKETS plc and CREDIT SUISSE FIRST BOSTON as joint bookrunners of the Tranche C3 Term Facility (the “Tranche C3 Joint Bookrunners”) and as joint bookrunners of the Tranche D Term Facility (the “Tranche D Joint Bookrunners”); and

(19)	DEUTSCHE BANK AG LONDON as the Facility Agent and the Security Agent.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	Definitions:

In this Agreement, unless the context otherwise requires the following expressions shall have the following meanings:

“Accession Document” means an agreement substantially in the form set out in Schedule 7 pursuant to which a member of the Group becomes a Borrower and/or a Guarantor;

“Accounting Quarter” means each period in respect of which quarterly consolidated management accounts are required to be prepared by the Parent being in each case a period of approximately thirteen weeks ending on or about 31 March, 30 June, 30 September and 31 December of each Financial Year;

“Acquiring Company” means a member of the Group (not being an Excluded Group Member) established for the purposes of acquiring Acquisition Assets;

“Acquisition Assets” has the meaning given thereto in the definition of Permitted Acquisitions;

“Acquisition Consideration” means, in relation to Acquisition Assets, the aggregate of the consideration (including any non-cash consideration) paid and payable (whether contingent or otherwise) and the gross liabilities in respect of Financial Indebtedness assumed or to be assumed or refinanced or which remains subsisting in respect of such assets following their acquisition;

“Acquisition Documents” means the Yell Acquisition Documents and the McLeod Acquisition Documents;

“Additional Costs Rate” means in relation to an Advance or unpaid sum the rate per annum notified by any Bank to the Facility Agent to be the cost to that Bank of compliance with all reserve asset, liquidity or cash margin or other like requirements of the Bank of England, the Financial Services Authority, the European Central Bank or in relation to Regulation D of the Board of Governors of the Federal Reserve System of the United States of America and which in the case of the Bank of England, the Financial Services Authority and the European Central Bank shall be determined in accordance with Schedule 5 (Additional Costs Rate);

“Additional Discount High Yield Noteholders” means those persons who would have been entitled to subscribe for Additional Discount High Yield Notes if the Bridge Notes had not been refinanced on the Bridge Note Refinancing Date;

“Additional Discount High Yield Notes” means the high yield discount notes which the Issuer would, subject to certain conditions, have been permitted to issue if the Bridge Notes had not been refinanced on the Bridge Note Refinancing Date;

“Additional Discount High Yield Notes Trustee” means the trustee appointed on behalf of the Additional Discount High Yield Noteholders;

“Additional Equity Contribution” means the cash subscription for equity share capital (not having creditor rights) in the Parent by Topco (which is to be made on or before the McLeod Completion Date directly or indirectly by the Equity Investors pursuant to the Investor Documents as described in the McLeod Structure Document) the proceeds of which are contributed by way of subscription for share capital through all the relevant intermediate holding companies to UK Newco 3 and thereafter to any of the Subsidiaries of UK Newco 3;

“Additional High Yield Noteholders” means those persons who would have been entitled to subscribe for the Additional High Yield Notes if the Bridge Notes had not been refinanced on the Bridge Note Refinancing Date;

“Additional High Yield Notes” means the high yield notes which the Issuer would, subject to certain conditions, have been permitted to issue if the Bridge Notes had not been refinanced on the Bridge Note Refinancing Date;

“Additional High Yield Notes Trustee” means the trustee appointed on behalf of the Additional High Yield Noteholders;

“Additional Inter-Company Loan Agreements” means the loan agreements, in the agreed terms, made between members of the Group pursuant to which, inter alia, the proceeds of the Bridge Notes, the balance of the Surplus Funding Account and the Additional Subordinated Loan Stock are or are to be advanced on a subordinated basis to, and between, members of the Group on or before the McLeod Completion Date;

“Additional Subordinated Loan Stock” means the subordinated, unsecured and unguaranteed non-cash interest bearing loan notes issued by the Parent on or before the McLeod Completion Date as described in the McLeod Structure Document in the agreed form;

“Additional Subordinated Loan Stock Documents” means the documents evidencing or regulating the terms of the Additional Subordinated Loan Stock including, without limitation, the Additional Subordinated Loan Stock Instrument, the Intercreditor Agreement, the Subordination Agreement and all other documents evidencing the terms of the Additional Subordinated Loan Stock and any other agreement or document that may be entered into or executed pursuant thereto or in connection therewith, in each case, in the agreed form;

“Additional Subordinated Loan Stock Instrument” means the instrument dated on or before the McLeod Completion Date entered into by the Parent constituting the Additional Subordinated Loan Stock;

“Advance” means:

(a)	when designated “Tranche A”, the principal amount of each advance made or to be made under the Tranche A Term Facility

(b)	when designated “Tranche B”, the principal amount of each advance made or to be made under the Tranche B Term Facility;

(c)	when designated “Tranche C1”, the principal amount of each advance made or to be made under the Tranche C1 Term Facility;

(d)	when designated “Tranche C2”, the principal amount of each Tranche C2 Advance made or to be made under the Tranche C2 Term Facility;

(e)	when designated “Tranche C3”, the principal amount of the Tranche C3 Advance made or to be made under the Tranche C3 Term Facility;

(f)	when designated “Tranche D”, the principal amount of the Tranche D Advance made or to be made under the Tranche D Term Facility;

(g)	when designated “Revolving”, the principal amount of each advance made or to be made under the Revolving Facility; and

(h)	and without any such designation, a “Tranche A Advance”, “Tranche B Advance”, “Tranche C1 Advance”, “Tranche C2 Advance”, “Tranche C3 Advance”, “Tranche D Advance” and/or a “Revolving Advance”, as the context requires;

in each case as from time to time reduced by repayment or prepayment and in each case subject as provided in Clause 6 (Interest);

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person. A person shall be deemed to control another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise. An “Affiliate” of an Original Equity Investor shall exclude the Parent and any Subsidiary of the Parent;

“Agency Fees Letter” means the letter from the Facility Agent to the Parent dated 22 June 2001 (as amended on or before the McLeod Completion Date) setting out details of agency fees payable by the members of the Group in connection with the Facilities and referred to in Clause 10.3 (Agency Fees);

“Agents” means collectively the Original Facilities Syndication Agent, the Tranche C3 Syndication Agent, the Tranche D Syndication Agent, the Documentation Agent, the Facility Agent, the Security Agent and, to the extent that the context requires, the Original Facilities Joint Bookrunners, the Tranche C3 Joint Bookrunners and the Tranche D Joint Bookrunners;

“Agreed Financial Projections” means the financial projections and forecast for the Business in the agreed form from time to time;

“Agreement” means this senior facilities agreement;

“Ancillary Bank” means a Revolving Bank in its capacity as provider of Ancillary Facilities;

“Ancillary Documents” means the documents setting out the terms on which the Ancillary Facilities are made available;

“Ancillary Facilities” means working capital facilities made available by a Revolving Bank by redesignation of a portion of its Revolving Commitment in accordance with Clause 2.2 (Ancillary Facilities) and Schedule 8;

“Ancillary Limit” means, in relation to an Ancillary Bank, the maximum amount (excluding accrued uncapitalised interest, fees and like charges) which it has agreed to make available by way of Ancillary Facilities as varied from time to time in accordance with this Agreement and the relevant Ancillary Documents;

“Apax” means Apax Partners Ltd (formerly known as Apax Partners & Co Ventures Limited);

“Applicable GAAP” means accounting principles, standards and practices generally accepted from time to time in the United Kingdom;

“Approved Bank” means any bank which has been approved by notice in writing to the Obligors’ Agent by the Facility Agent for the purposes of this definition and which has been given, and has acknowledged, any and all notices required by the Security Documents;

“Arranger Group” means collectively the Mandated Lead Arrangers, the Joint Lead Arrangers, the Arrangers, the Senior Co-Arrangers and the Tranche D Co-Arrangers;

“Arrangers” means collectively the Original Facilities Arrangers, the Tranche C3 Arrangers and the Tranche D Arrangers;

“Auditors” means PricewaterhouseCoopers or such other firm of accountants as may be appointed auditors of the Group in accordance with Clause 16.6(c) (Appointment of Auditors);

“Availability Period” means:

(a)	in the case of the Tranche A Term Facility, the Tranche B Term Facility, the Tranche C1 Term Facility and the Tranche C2 Term Facility, the period commencing on the date of this Agreement and ending on 6 August 2001;

(b)	in the case of the Tranche C3 Term Facility, the period commencing on the date of the Sixth Amendment Agreement and ending on 12 November 2002;

(c)	in the case of the Tranche D Term Facility, the period commencing on the date of the Fifth Amendment Agreement and ending on the earlier of 1 August 2002 and the McLeod Completion Date; or

(d)	in the case of the Revolving Facility, the period commencing on the date of this Agreement and ending on the date which is one month prior to the Revolving Facility Repayment Date;

“Bank” means:

(a)	when designated “Tranche A”, the Original Facilities Banks identified in Schedule 1 as participating in the Tranche A Term Facility;

(b)	when designated “Tranche B”, the Original Facilities Banks identified in Schedule 1 as participating in the Tranche B Term Facility;

(c)	when designated “Tranche C1”, the Original Facilities Banks identified in Schedule 1 as participating in the Tranche C1 Term Facility;

(d)	when designated “Tranche C2”, the Original Facilities Banks identified in Schedule 1 as participating in the Tranche C2 Term Facility;

(e)	when designated “Tranche C3”, the Original Tranche C3 Banks identified in Schedule 1 as participating in the Tranche C3 Term Facility;

(f)	when designated “Tranche D”, the Original Tranche D Banks identified in Schedule 1 as participating in the Tranche D Term Facility;

(g)	when designated “Revolving”, the Original Facilities Banks identified in Schedule 1 as participating in the Revolving Facility,

and in each case any Transferee to whom rights and/or obligations are or have been assigned or transferred in accordance with Clause 20 (Assignments and Transfers) (until, in each case, its entire participation in the Facilities has been assigned or transferred in accordance with Clause 20 (Assignments and Transfers)) (collectively the “Banks”);

“Bank Guarantee” means a guarantee issued or to be issued by an Issuing Bank under the Revolving Facility in the form provided for in Part II of Schedule 11 or in such other form as may be agreed between the Obligors’ Agent, the Facility Agent and such Issuing Bank;

“Borrowers” means each of the Principal Borrowers, the Tranche D Borrower and each of the other companies identified in Part A of Schedule 2 and each member of the Group which is permitted under Clause 2.4 (Additional Borrowers) to become and becomes a borrower hereunder by executing an Accession Document and “Borrower” means any of them;

“Bridge Facility” means the bridge loan facility made available by the Bridge Facility Finance Parties under the terms of the Bridge Facility Agreement;

“Bridge Facility Agreement” means the bridge credit agreement dated 25 May 2001 made between, inter alios, the Bridge Facility Finance Parties, the Parent and the Subordinated Guarantor;

“Bridge Facility Finance Parties” means the Lenders, the Administrative Agent and the Arrangers (each as defined in the Bridge Facility Agreement) and “Bridge Facility Finance Party” means any of them;

“Bridge Noteholders” means the purchasers of the Bridge Notes and any successor, assignee or transferee of any such person;

“Bridge Note Purchase Agreement” means the bridge note purchase agreement dated on or about the McLeod Completion Date pursuant to which one or more series of the Bridge Notes are purchased by the Bridge Noteholders;

“Bridge Note Refinancing” means the redemption in full of the Bridge Notes;

“Bridge Note Refinancing Closing Account” means an account or accounts with the Facility Agent or with a bank acceptable to the Facility Agent (acting reasonably) in each case opened for the purposes of collection of funds required to effect the Bridge Note Refinancing;

“Bridge Note Refinancing Date” means the date on which the Bridge Note Refinancing takes place;

“Bridge Note Refinancing Funds Flow Statement” means the funds flow statement in relation to the Bridge Note Refinancing and the payment of the Bridge Note Refinancing Transaction Costs;

“Bridge Note Refinancing Information Package” means the Bridge Note Refinancing Memorandum and the Agreed Financial Projections (in the agreed form as at the Bridge Note Refinancing Date taking account of the Bridge Note Refinancing);

“Bridge Note Refinancing Memorandum” means the information memorandum issued by the Parent in respect of the syndication of the Tranche C3 Term Facility as contemplated by Clause 3.6 (Syndication);

“Bridge Note Refinancing Transaction Costs” means all fees, costs and expenses and stamp, registration, notarial and similar taxes incurred by members of the Group in connection with the Bridge Note Refinancing and its financing as set out in the Bridge Note Refinancing Funds Flow Statement;

“Bridge Note Refinancing Transaction Documents” means (i) the Senior Finance Documents, (ii) the Constitutional Documents of each Excluded Group Member and each of the other Obligors, and (iii) the Tranche C3 Inter-Company Loan Agreements;

“Bridge Notes” means the bridge notes in the agreed form in an initial principal amount equal to the aggregate of their principal amount (before deduction of fees and commissions) not exceeding US$250,000,000 to be issued on the McLeod Completion Date by the Issuer and subscribed for by the Bridge Noteholders in cash pursuant to the terms of the Bridge Notes Finance Documents and to be redeemed in full on the Bridge Note Refinancing Date;

“Bridge Notes Finance Parties” means the arranger, the syndication and documentation agent, the joint bookrunners, the administrative agent (each of the foregoing expressions as defined in the Bridge Note Purchase Agreement) and the Bridge Noteholders;

“BT Vendor” means British Telecommunications PLC (a limited liability company incorporated in England and Wales with registered number 1800000);

“BT Vendor Group” means the BT Vendor and its Affiliates;

“Business” means the business of providing classified information for consumer and business needs in any medium whatsoever, including, without limitation, in the form of printed directories, telephone information services and electronic media, including, without limitation, such business carried out under the names “Yellow Pages”, “Business Pages”, “Talking Pages”, “The Business Database”,

“Yell.Com”, “Planet Pages”, “The Talking Phone Book” and all related activities carried on at the Yell Completion Date by the BT Vendor Group and at the McLeod Completion Date by the McLeod Group and to be carried on thereafter by the Principal Borrowers and their respective Subsidiaries;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Cash Collateral Account” means any account with the Facility Agent or any Ancillary Bank opened or to be opened in the name of a Borrower into which sums are to be paid in accordance with Clause 8 (Prepayment) or in the provision of cash cover and held as security for the obligations of such Borrower under the Senior Finance Documents and in relation to which such Borrower shall have complied with the requirements of paragraph 6 (Cash Cover) of Schedule 9;

“Cash Equivalents” means:

(a)	securities issued by, or unconditionally guaranteed by, the United Kingdom Government, the United States Government or the government of any Specified Sovereign or issued by any agency thereof and, as the case may be, guaranteed by the United Kingdom Government or backed by the full faith and credit of the United States Government or the government of any Specified Sovereign, in each case maturing within one year of the date of acquisition;

(b)	commercial paper issued by any corporation organised under the laws of the United Kingdom, a state of the United States of America or a Specified Sovereign maturing no more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s or at least P-1 from Moody’s Investor Services, Inc.;

(c)	certificates of deposit or bankers’ acceptances issued by any commercial bank organised under (i) the laws of the United Kingdom, (ii) the laws of a state of the United States of America, (iii) the federal laws of the United States of America or (iv) the laws of a Specified Sovereign, maturing within one year from the date of acquisition thereof issued by any bank having a long term unsecured debt rating of at least A-1 from Standard & Poor’s or at least P-1 from Moody’s Investor Services, Inc.;

(d)	investments in money market funds which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; and

(e)	any other cash equivalent securities approved in writing for the purposes of this definition by the Facility Agent;

“C-Don Partnership” means the partnership between R.H. Donnelly-Proprietary East and Commonwealth Telecom Services, Inc. pursuant to which classified telephone directories are published and distributed, the details of which are set out in the C-Don partnership agreement dated 11 October 1991 (as amended on 1 December 1997);

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency of the United States of America;

“Certificates of Title” means each certificate of title in the approved form prepared by Allen & Overy in respect of certain real property located in the United Kingdom;

“Change of Control” has the meaning given in Clause 8.2 (Mandatory Prepayments on Change of Control or Sale);

“Commitment” means:

(a)	when designated “Tranche A”, in relation to an Original Facilities Bank and the Tranche A Term Facility, the amount set opposite its name in Schedule 1 in relation to the Tranche A Term Facility and, in relation to any other Bank, the amount or the total amount of the Tranche A Commitments transferred to it under a Transfer Certificate or Transfer Certificates or other document pursuant to which it becomes party to, or acquires rights under, this Agreement;

(b)	when designated “Tranche B”, in relation to an Original Facilities Bank and the Tranche B Term Facility, the amount set opposite its name in Schedule 1 in relation to the Tranche B Term Facility and, in relation to any other Bank, the amount or the total amount of the Tranche B Commitments transferred to it under a Transfer Certificate or Transfer Certificates or other document pursuant to which it becomes party to, or acquires rights under, this Agreement;

(c)	when designated “Tranche C1”, in relation to an Original Facilities Bank and the Tranche C1 Term Facility, the amount set opposite its name in Schedule 1 in relation to the Tranche C1 Term Facility and, in relation to any other Bank, the amount or the total amount of the Tranche C1 Commitments transferred to it under a Transfer Certificate or Transfer Certificates or other document pursuant to which it becomes party to, or acquires rights under, this Agreement;

(d)	when designated “Tranche C2”, in relation to an Original Facilities Bank and the Tranche C2 Term Facility, the amount set opposite its name in Schedule 1 in relation to the Tranche C2 Term Facility and, in relation to any other Bank, the amount or the total amount of the Tranche C2 Commitments transferred to it under a Transfer Certificate or Transfer Certificates or other document pursuant to which it becomes party to, or acquires rights under, this Agreement;

(e)	when designated “Tranche C3”, in relation to an Original Tranche C3 Bank and the Tranche C3 Term Facility, the amount set opposite its name in Schedule 1 in relation to the Tranche C3 Term Facility and, in relation to any other Bank, the amount or the total amount of the Tranche C3 Commitments transferred to it under a Transfer Certificate or Transfer Certificates or other document pursuant to which it becomes party to, or acquires rights under, this Agreement;

(f)	when designated “Tranche D”, in relation to an Original Tranche D Bank and the Tranche D Term Facility, the amount set opposite its name in Schedule 1 in relation to the Tranche D Term Facility and, in relation to any other Bank, the amount or the total amount of the Tranche D Commitments transferred to it under a Transfer Certificate or Transfer Certificates or other document pursuant to which it becomes party to, or acquires rights under, this Agreement;

(g)	when designated “Revolving”, in relation to an Original Facilities Bank and the Revolving Facility, the amount set opposite its name in Schedule 1 in relation to the Revolving Facility and, in relation to any other Bank, the amount or the total amount of the Revolving Commitments transferred to it under a Transfer Certificate or Transfer Certificates or other document pursuant to which it becomes party to, or acquires rights under, this Agreement;

less, in any such case:

(a)	that part thereof transferred by it in accordance with Clause 20 (Assignments and Transfers); and

(b)	that part thereof which has been cancelled, reduced or terminated in accordance with this Agreement,

and without any such designation means “Tranche A Commitment”, “Tranche B Commitment”, “Tranche C1 Commitment”, “Tranche C2 Commitment”, “Tranche C3 Commitment”, “Tranche D Commitment” and/or “Revolving Commitment”, as the context may require;

“Completion Accounting Principles” means:

(a)	for the purposes of the preparation and/or audit of any audited financial statements (whether consolidated or unconsolidated) of any member of the Group, those accounting principles, standards and practices which were utilised in the Latest Yell Audited Accounts; or

(b)	for the purposes of the preparation of management accounts (whether consolidated or unconsolidated) of any member of the Group, such accounting principles, standards and practices as are consistent with the Completion Accounting Principles referred to in paragraph (a) above applied to the extent appropriate in the context of preparation of management accounts drawn up in accordance with good accounting practice;

subject to any changes made in accordance with Clause 16.6(i) (Completion Accounting Principles);

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of the Loan Market Association or in any other form agreed between the Obligors’ Agent and the Facility Agent;

“Constitutional Documents” means the constitutional documents of the Parent and each member of the Group as amended from time to time in accordance with the terms of this Agreement;

“Contingent Liability” means, at any time:

(a)	in relation to an Issuing Bank and a Letter of Credit or Bank Guarantee, the actual and/or contingent liability of that Issuing Bank under that Letter of Credit or Bank Guarantee at that time; or

(b)	in relation to a Bank and a Letter of Credit or a Bank Guarantee, the actual and/or contingent liability of that Bank in relation to that Letter of Credit or Bank Guarantee at that time as a result of the obligations assumed by it under paragraph 4(b) (Indemnity) of Schedule 9;

“Convertible UK Newco 3 Loan Note” means the loan note issued by UK Newco 3 to the Subordinated Guarantor on terms set out in the summary term sheet contained within the Subordinated Guarantor/UK Newco 3 Initial Inter-Company Loan Agreement which represents an amendment of the terms set out in the Subordinated Guarantor/UK Newco 3 Convertible Initial Inter-Company Loan Agreement in the form entered into on the Yell Completion Date;

“Discount High Yield Noteholders” means the subscribers for the Discount High Yield Notes and any successor, assignee or transferee of any such person;

“Discount High Yield Notes” means the 13½% senior discount US Dollar notes due 2011 issued by the Issuer in accordance with Clause 16.4(k) (Issue of High Yield Notes and Discount High Yield Notes);

“Discount High Yield Notes Trustee” means the trustee appointed on behalf of the Discount High Yield Noteholders;

“Dormant Company” means a member of the Group which during the most recently ended Financial Year was dormant within the meaning of Section 250(3) of the Companies Act 1985 (which, for the purposes of this definition, shall be deemed to apply to any Subsidiary of the Parent wherever incorporated) and does not have assets with an aggregate value greater than £100,000 (or its Other Currency Equivalent);

“Drawing” means a drawing by a Borrower of the Tranche A Term Facility, the Tranche B Term Facility, the Tranche C1 Term Facility, the Tranche C2 Term Facility, the Tranche C3 Term Facility, the Tranche D Term Facility or the Revolving Facility, as the case may be;

“Drawing Date” means, in relation to a Drawing, the date for the making of such Drawing as specified by the relevant Borrower in the relevant Drawing Request;

“Drawing Request” means a notice requesting an Advance or issue of a Letter of Credit or Bank Guarantee in the form set out in Schedule 4;

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief;

“Environmental Laws” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, directive, code, order, writ, judgment, injunction, decree or judicial or agency interpretation or legally binding policy or guidance relating to pollution or protection of the environment, health, safety or natural resources;

“Environmental Permit” means any permit, approval, identification number, license or other authorisation required under any Environmental Law;

“Equity Investors” means the Partners (as defined in the Partnership Agreement) of Topco from time to time;

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States of America as amended from time to time and any applicable regulations promulgated thereunder;

“ERISA Affiliate”, with respect to any Obligor, means any person that for the purposes of Title IV of ERISA is from time to time a member of the controlled group of any Obligor, or under common control with any Obligor within the meaning of Section 414 of the Internal Revenue Code of the United States of America;

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Obligor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Obligor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan;

“EURIBOR” means, in relation to any Advance in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11 am Brussels time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Advance;

“Euro”, “euro” or “euros” means the single currency of Participating Member States;

“Event of Default” means any of the events specified in Clause 17.1 (Events of Default);

“Excess Cash Contribution” means the available cash balances of the Group which are surplus to the on-going working capital needs of the Group and are in excess of the Required Cash Contribution, the proceeds of which the Parent has elected to use in connection with the Bridge Notes Refinancing and is permitted to do so by the terms of the Finance Documents, the amount of which is notified to the Facility Agent and the Documentation Agent in the Drawing Request in respect of the Tranche C3 Term Facility and approved by the Facility Agent (acting on the instructions of the Tranche C3 Banks);

“Excess Cash Flow” has the meaning given in Clause 16.9 (Financial Definitions);

“Excluded Group Members” means the Parent, the Issuer, the Subordinated Guarantor, UK Newco 3, UK Newco 5, Luxco, US Newco 1, the US Principal Borrower, the Tranche D Borrower and, following any acquisition of the SLPs by the Parent, the SLPs and each of the companies, limited partnerships or other corporations which are, or were, a partner in any of the SLPs;

“Existing Undertakings” means the undertakings given by the BT Vendor to the Secretary of State for Trade and Industry signed on 23 July, 1996, in the agreed form;

“Facilities” means the Term Facilities, the Revolving Facility and the Ancillary Facilities and “Facility” means any of them;

“Facility Agent” means Deutsche Bank AG London acting in its capacity as agent for the Banks or such other agent for the Banks as shall be appointed pursuant to Clause 19.9 (Resignation of Agents);

“Facility Agent’s spot rate of exchange” with respect to any currency on any date means unless otherwise stated herein the spot rate of exchange of the Facility Agent for the appropriate amount of such currency with such other currency as shall be specified in the London foreign exchange markets, save as otherwise provided herein, at or about 11.00 am for delivery two Business Days thereafter (or, in the case of the calculation of the Sterling Amount of any Drawing hereunder made after the Yell Completion Date unless the Facility Agent otherwise agrees, three Business Days thereafter);

“Fees Letters” means the Original Fees Letters and the Tranche D Fees Letter;

“Fifth Amendment Agreement” means the agreement dated 12 April 2002 between, inter alios, the Parent, the other Obligors, the Tranche D Mandated Lead Arranger, the Tranche D Joint Lead Arranger, the Tranche D Arrangers, the Tranche D Senior Co-Arrangers, the Tranche D Co-Arrangers, the Original Tranche D Banks and the Facility Agent pursuant to which the terms of this Agreement were amended and restated;

“Final Tranche A Repayment Date” means 31 March 2008;

“Final Tranche B Repayment Date” means 31 March 2009;

“Final Tranche C1 Repayment Date” means 31 March 2010;

“Final Tranche C2 Repayment Date” means 31 March 2010;

“Final Tranche C3 Repayment Date” means 31 March 2010;

“Final Tranche D Repayment Date” means 31 March 2009;

“Finance Documents” means:

(a)	when designated “Senior”, this Agreement, each Security Document, the Intercreditor Agreement, the Reports Side Letters, Hedging Agreements, the Ancillary Documents, each Accession Document, each Transfer Certificate, the Fees Letters and the Agency Fees Letter and any other agreements refinancing, replacing, amending or restructuring any of the foregoing (including by increasing the amount of available borrowing thereunder) in whole or in part;

(b)	when designated “Senior Subordinated”, the Bridge Facility Finance Documents, the Bond Finance Documents and the Bridge Notes Finance Documents (to the extent in force) collectively;

(c)	when designated “Bridge Facility”, means the Bridge Finance Documents (as such expression is defined in the Bridge Facility Agreement) in each case in the agreed form;

(d)	when designated “Bridge Notes”, the Bridge Note Purchase Agreement, the Bridge Notes and any other agreement or document in the agreed form that may be entered into or executed pursuant thereto or in connection therewith;

(e)	when designated “Bond”, the High Yield Notes Finance Documents and the Discount High Yield Notes Finance Documents together;

(f)	when designated “High Yield Notes”, the indentures dated 6 August 2001 (as amended on 18 January 2002 by the first supplemental indentures) pursuant to which the High Yield Notes are issued, the High Yield Notes, and any other agreement or document evidencing the terms of the High Yield Notes (and the replacements therefor (substantially in the same form) on the exchange of the High Yield Notes for notes that have substantially identical terms (other than exchange rights) pursuant to a registration of the initially issued High Yield Notes with the Securities and Exchange Commission of the United States) and any other agreement or document that may be entered into or executed pursuant thereto or in connection therewith;

(g)	when designated “Discount High Yield Notes”, the indenture dated 6 August 2001 (as amended on 18 January 2002 by the first supplemental indenture) pursuant to which the Discount High Yield Notes are issued, the Discount High Yield Notes, and any other agreement or document evidencing the terms of the Discount High Yield Notes (and the replacements therefor (substantially in the same form) on the exchange of the Discount High Yield Notes for notes that have substantially identical terms (other than exchange rights) pursuant to a registration of the initially issued Discount High Yield Notes with the Securities and Exchange Commission of the United States) and any other agreement or document that may be entered into or executed pursuant thereto or in connection therewith; and

(h)	without any such designation, the Senior Finance Documents and the Senior Subordinated Finance Documents;

“Financial Indebtedness” means any indebtedness in respect of or arising under or in connection with:

(a)	moneys borrowed (including overdrafts); or

(b)	money raised including any debenture, bond (other than a performance bond issued in the ordinary course of trading by one member of the Group in respect of the obligations of another member of the Group (other than an Excluded Group Member)), note or loan stock or other similar instrument; or

(c)	any acceptance or documentary credit; or

(d)	receivables sold or discounted (otherwise than on a non-recourse basis); or

(e)	the acquisition cost of any asset to the extent payable after the time of acquisition or possession by the person liable as principal obligor for the payment thereof where the deferred payment is arranged primarily as a method of raising finance or financing or refinancing the acquisition of the asset acquired; or

(f)	the sale price of any asset to the extent paid before the time of sale or delivery by the person liable to effect such sale or delivery where the advance payment is arranged primarily as a method of raising finance or financing or refinancing the manufacture, assembly, acquisition or holding of the asset to be sold; or

(g)	finance leases, credit sale or conditional sale agreements (whether in respect of land, buildings, plant, machinery, equipment or otherwise) which are treated as finance leases in accordance with Applicable GAAP (but not including liabilities under operating leases); or

(h)	any agreement for managing or hedging currency and/or interest rate and/or commodity risk provided that where such agreement provides for netting to occur this paragraph (h) shall include the net amount of the payment obligation outstanding from the relevant member of the Group thereunder after such netting-off has occurred; or

(i)	the amount payable under any put option or other arrangement whereby any member of the Group is liable, at the request of a third party, to purchase share capital or other securities issued by it or any other member of the Group; or

(j)	the amount payable by any member of the Group in respect of the redemption of any share capital or other securities issued by it or any other member of the Group (if the share capital or other securities are redeemable at the option of their holder or if the relevant member of the Group is otherwise obliged to redeem them); or

(k)	amounts raised under any other transaction required to be accounted for as a borrowing; or

(l)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any indebtedness falling within paragraphs (a) to (k) inclusive of this definition,

and so that, where the amount of Financial Indebtedness falls to be calculated, no amount shall be taken into account more than once in the same calculation;

“Financial Year” means each period ending on 31 March in respect of which audited consolidated financial statements of the Group are required to be prepared;

“First Drawing Date” means the date of the first Drawing of the Term Facilities;

“Flotation” means an Initial Public Offering or any other occasion on which there is an inclusion of any part of the share capital of the Parent, any Holding Company of the Parent or any other member of the Group on any recognised investment exchange or any other exchange or market in any country;

“Further Equity Contribution” means any cash subscription for equity share capital (not having creditor rights) in the Parent by Topco which occurs after the Yell Completion Date and the proceeds of which are contributed by way of subscription for share capital through all the relevant intermediate holding companies to UK Newco 3 or any of its Subsidiaries;

“Further High Yield Debt” means (i) unsecured Financial Indebtedness which is subordinated to, or ranks pari passu with, the High Yield Notes and/or the Discount High Yield Notes and which is incurred by the Issuer (and guaranteed only by the Subordinated Guarantor) on substantially the same terms as, or on terms no more favourable to the holders or creditors thereof than the terms of the High Yield Notes and/or the Discount High Yield Notes (including as set out in the Intercreditor Agreement) except in relation to interest where the interest rate on such Financial Indebtedness may exceed the maximum interest rate specified for the High Yield Notes and/or the Discount High Yield Notes under Clause 16.4(k) (Issue of High Yield Notes and Discount High Yield Notes) by up to 0.50%, and in each case having a scheduled maturity date no earlier than the scheduled maturity date of the High Yield Notes; and (ii) any other unsecured subordinated Financial Indebtedness the terms of which have been approved in writing by the Facility Agent (acting on the instructions of the Majority Banks);

“Further Inter-Company Loan Agreements” means the loan agreements (other than the Additional Inter-Company Loan Agreements), in the agreed terms, made between members of the Group pursuant to which the proceeds of any Further Subordinated Loan Stock, any permitted Flotation, any Further Equity Contribution, all or any part of the Surplus Funding or any Further High Yield Debt are to be advanced on a subordinated basis to and between members of the Group;

“Further Subordinated Loan Stock” means any subordinated, unsecured and unguaranteed non-cash interest bearing loan notes issued by the Parent on the same terms (including as set out in the Intercreditor Agreement) as the Initial Subordinated Loan Stock and having a scheduled maturity date at least one year after the later of the Final Tranche C1 Repayment Date and the Final Tranche C2 Repayment Date and the holders of which accede to the Intercreditor Agreement as Equity Investors (as defined therein), in a manner and in accordance with documentation satisfactory to the Facility Agent;

“Further Subordinated Loan Stock Documents” means the documents evidencing or regulating the terms of the Further Subordinated Loan Stock including, without limitation, the instrument constituting the Further Subordinated Loan Stock, the Intercreditor Agreement and all other documents evidencing the terms of the Further Subordinated Loan Stock and any other agreement or document that may be entered into or executed pursuant thereto or in connection therewith, in each case, in the agreed form;

“Group” means the Parent and its Subsidiaries from time to time and “member of the Group” means any one of them;

“Guarantors” means the Parent, each of the other companies identified in Part B of Schedule 2 and any other member of the Group which shall have become a guarantor hereunder by executing an Accession Document and “Guarantor” means any of them;

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, (b) radioactive materials, (c) asbestos-containing materials, (d) polychlorinated biphenyls and radon gas and (e) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law;

“Hedging Agreements” means agreements entered into with the Hedging Banks for the purpose of hedging interest rate risk in relation to the Term Facilities;

“Hedging Bank” means (i) any Bank or (ii) any Affiliate of a Bank which has acceded to the Intercreditor Agreement as a Hedging Bank and in either case as provider of interest rate hedging in relation to the Term Facilities under the Hedging Agreements;

“Hicks Muse” means Hicks, Muse, Tate & Furst Limited;

“High Yield Noteholders” means the subscribers for the High Yield Notes and any successor, assignee or transferee of any such person;

“High Yield Notes” means (i) the 10¾% senior Sterling notes due 2011 and (ii) the 10¾% senior US Dollar notes due 2011, in each case issued by the Issuer in accordance with Clause 16.4(k) (Issue of High Yield Notes and Discount Notes);

“High Yield Notes Trustee” means the trustee appointed on behalf of the High Yield Noteholders;

“Holding Company” (save for the purposes of Clause 15.1(y) (US Government Regulations) or as otherwise defined herein) means in relation to a person, a holding company of such person within the meaning of section 736 of the Companies Act 1985, any parent undertaking of such person within the meaning of section 258 of the Companies Act 1985 and any Affiliate of such person which controls directly or indirectly, such person;

“Initial Inter-Company Loan Agreements” means the loan agreements, in the agreed terms, made between members of the Group pursuant to which, inter alia, the proceeds of the Vendor Loan Note, the High Yield Notes, the Discount High Yield Notes, the Bridge Facility and the Initial Subordinated Loan Stock are advanced on a subordinated basis to, and between, members of the Group as modified on terms agreed by the Facility Agent and the Parent in accordance with the Recapitalisation;

“Initial Public Offering” has the meaning given thereto in Clause 8.2 (Mandatory Prepayment on Change of Control or Sale);

“Initial Subordinated Loan Stock” means the subordinated, unsecured and unguaranteed non-cash interest bearing loan notes issued on the Yell Completion Date in the principal amount of £549,000,000 by the Parent, and subscribed for by the SLPs, in the agreed form;

“Initial Subordinated Loan Stock Documents” means the documents evidencing or regulating the terms of the Initial Subordinated Loan Stock including, without limitation, the Initial Subordinated Loan Stock Instrument, the Intercreditor Agreement, the Subordination Agreement and all other documents evidencing the terms of the Initial Subordinated Loan Stock and any other agreement or document that may be entered into or executed pursuant thereto or in connection therewith, in each case, in the agreed form;

“Initial Subordinated Loan Stock Instrument” means the instrument dated 22 June 2001 entered into by the Parent constituting the Initial Subordinated Loan Stock;

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded liabilities, as defined in Section 4001(a)(18) of ERISA;

“Intellectual Property” means all patents and patent applications, trade and service marks and trade and service mark applications (and all goodwill associated with such applications), all brand and trade names, all copyrights and rights in the nature of copyright (including, without limitation, rights in computer software), all design rights, all registered designs and applications for registered designs, all trade secrets, know-how, rights in relation to databases and domain names and all other intellectual property rights owned by members of the Group throughout the world or the interests of any member of the Group in any of the foregoing, and all rights under any agreements entered into by or for the benefit of any member of the Group relating to the use or exploitation of any such rights;

“Inter-Company Loan Agreements” means the Initial Inter-Company Loan Agreements, the Additional Inter-Company Loan Agreements, the Recapitalisation Inter-Company Loan Agreements, the Tranche C3 Inter-Company Loan Agreements and the Further Inter-Company Loan Agreements;

“Intercreditor Agreement” means the intercreditor deed, in the agreed terms, dated 22 June 2001 entered into between, inter alios, the Senior Finance Parties, the Bridge Notes Finance Parties, the Obligors, the Vendor Noteholder, the holders of Subordinated Loan Stock, Topco and the Issuer;

“Interest Period” means a period by reference to which interest is calculated and payable on an Advance or overdue sum;

“Internet Business” means the business of developing and/or researching and/or manufacturing and/or providing technology (including, without limitation, hardware or software) which enables any person to distribute information by electronic means, whether over the internet, by wireless application protocol or any other technology or medium whether or not currently existing provided that any business whose principal business is to provide classified or categorised information for consumer or business needs in any medium whatsoever shall not constitute an “Internet Business”;

“Investment Agreement” means the subscription and shareholders agreement in the agreed terms dated 25 May 2001 between, inter alios, the Management, the Parent and Topco providing, inter alia, for the subscription of shares in the Parent;

“Investor Documents” means (i) the Constitutional Documents of each Excluded Group Member and each of the other Obligors, (ii) the Subordinated Loan Stock Documents, (iii) the Vendor Loan Note Documents, (iv) the Investment Agreement, (v) the Partnership Agreement, (vi) the Shareholder Agreement and (vii) the Subordination Agreement;

“Investor Group” and “Investors” have the meanings given in Clause 8.2 (Mandatory Prepayments on Change of Control or Sale);

“Issuer” means Yell Finance B.V., a company incorporated under the laws of The Netherlands and which is a direct wholly-owned Subsidiary of the Parent;

“Issuing Bank” means Deutsche Bank AG London in its capacity as issuer of any Letter of Credit or Bank Guarantee and/or any other Bank which agrees to issue a Letter of Credit and/or Bank Guarantee in accordance with Clause 5.6(c) (Issue of Letters of Credit/Bank Guarantees) in its capacity as issuer of such Letter of Credit or Bank Guarantee;

“Joint Lead Arrangers” means collectively the Original Facilities Joint Lead Arrangers, the Tranche C3 Joint Lead Arranger and the Tranche D Joint Lead Arranger;

“Latest McLeod Audited Accounts” means the audited accounts of McLeod prepared by Arthur Andersen for the financial year ended 31 December 2000;

“Latest McLeod Management Accounts” means the management accounts of McLeod for the month ended on or about 31 December 2001;

“Latest Tranche C3 Group Audited Accounts” means the audited accounts of the Group for the Financial Year ended 31 March 2002;

“Latest Tranche C3 Group Management Accounts” means the management accounts for the Group for the month ended 31 August 2002;

“Latest Yell Audited Accounts” means the audited accounts of the Yell Business for the Financial Year ended 31 March 2001;

“Latest Yell Management Accounts” means the management accounts of the Yell Business for the month ended on or about 30 April 2001;

“Lending Office” means, in relation to a Bank, the office through which it is acting for the purposes of this Agreement and any other office which it has notified in accordance with Clause 3.2(b) (Lending Offices) is to be its Lending Office for the purposes of a particular Drawing or particular type of Drawing to be made available to an Obligor;

“Letter of Credit” means a letter of credit issued or to be issued by an Issuing Bank under the Revolving Facility in the form set out in Part I of Schedule 11 or in such other form as may be agreed between the Obligors’ Agent, the Facility Agent and such Issuing Bank;

“Leverage Ratio” means the ratio of Total Net Debt to EBITDA (each as defined in Clause 16.9 (Financial Definitions)) of the Group;

“LIBOR” means, in relation to any Advance in a currency other than Euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market;

as of 11 am London time on the Quotation Day for the offering of deposits in the currency of that Advance and for a period comparable to the Interest Period of that Advance;

“Luxco” means Yell SarL, a limited liability company incorporated under the laws of Luxembourg and a direct wholly-owned Subsidiary of UK Newco 5;

“Majority Banks” means, at any time:

(a)	Banks whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (and for this purpose the amount of an Ancillary Bank’s Revolving Commitment shall not be reduced by the amount of its Ancillary Limit); or

(b)	if the Total Commitments have been reduced to zero, Banks whose Commitments aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction;

“Management” means John Davis and John Condron;

“Mandated Lead Arrangers” means the Original Facilities Mandated Lead Arranger, the Tranche C3 Mandated Lead Arranger and the Tranche D Mandated Lead Arranger;

“Margin” means:

(a)	in relation to the Tranche A Term Facility, 2.375 per cent. per annum;

(b)	in relation to the Tranche B Term Facility, 3.00 per cent. per annum;

(c)	in relation to the Tranche C1 Term Facility, 3.50 per cent. per annum;

(d)	in relation to the Tranche C2 Term Facility, 3.50 per cent. per annum;

(e)	in relation to the Tranche C3 Term Facility, 3.50 per cent. per annum;

(f)	in relation to the Tranche D Term Facility, 3.00 per cent. per annum; and

(g)	in relation to the Revolving Facility, 2.375 per cent. per annum;

subject, in the case of the Tranche A Term Facility and the Revolving Facility, to the provisions of Clause 6.6 (Margin Adjustment);

“Material Adverse Effect” means any effect, event, matter or circumstance:

(a) which in the reasonable opinion of the Majority Banks is materially adverse to:

(i)	the business, assets, financial condition or prospects of the Group (taken as a whole); or

(ii)	the ability of any member of the Group to perform any of its payment obligations in accordance with their terms under any of the Finance Documents or the ability of the Parent to perform its obligations under Clause 16.7 (Financial Covenants); or

(b)	which results in any of the Senior Finance Documents not being legal, valid and binding on and, subject to reservations, enforceable against any party thereto and/or in the case of any Security Documents not providing to the Security Agent security over the assets expressed to be secured under the Security Documents in each case in a manner or to an extent which the Majority Banks consider to be materially prejudicial to the interests of any Senior Finance Party under the Senior Finance Documents;

“Material Contracts” means (i) in relation to the Yell Business, the contracts with RR Donnelley Limited relating to the printing and manufacture of directories and the contracts relating to pre-press production with Pindar Set Limited and (ii) in relation to the McLeod Business, the McLeod Publishing, Operating and Branding Agreement, the contracts with RR Donnelly & Sons relating to the printing and manufacture of directories, the contracts with Quebecor Printing Directory Sales Corporation relating to the production of certain directories and the licensing and services agreements entered into with AMDOCS Inc.;

“Material Group Company” means:

(a)	each Obligor and each other Excluded Group Member; and

(b)	any other Subsidiary of the Parent, the profit from ordinary activities before interest, taxation and exceptional items, turnover, gross assets or net assets of which exceeds 5% of the profit from ordinary activities before interest, taxation and exceptional items, turnover, gross assets or net assets of the Group, and for this purpose the calculation of profit from ordinary activities before interest and exceptional items, turnover, gross assets or net assets shall:

(i)	be made in accordance with Applicable GAAP;

(ii)	in the case of a company which itself has Subsidiaries, be made by using the consolidated profit from ordinary activities before interest, taxation and exceptional items, turnover, gross assets or net assets, as the case may be, of it and its Subsidiaries; and

(iii)	be made by reference to the latest available quarterly financial information of the relevant Subsidiary and the Group;

provided that, in relation to the provision of security and/or guarantees, (i) the aggregate profit from ordinary activities before interest, taxation and exceptional items, turnover, gross assets or net assets of Subsidiaries which are not Material Group Companies shall not exceed 10% (the “Requisite

Percentage”) of the total profit from ordinary activities before interest, taxation and exceptional items, turnover, gross assets or net assets of the Group and (ii) (for the purposes only of ensuring that at all times the Banks have the benefit of security and/or guarantees from the requisite Obligors) if at any time the Requisite Percentage in respect of any of the same shall be exceeded the Facility Agent shall be entitled to declare any Subsidiary not then being a Material Group Company to be a Material Group Company until the test set out in this sentence is satisfied;

“Material Intellectual Property” means Intellectual Property which is material to a Material Group Company;

“Material Property” means (i) any freehold property interest acquired by any Obligor in England or Wales for use and occupation by the Business, (ii) any leasehold property owned or acquired by any Obligor in England or Wales where either the length of the term of the lease is such that the title thereto is capable of substantive registration at HM Land Registry or where the principal rent on the date of this Agreement reserved by such lease exceeds £250,000 per annum or in the case of any future leases reserves an initial principal rent exceeding £250,000 per annum and (iii) the Mortgaged Property;

“Maturity Period” means the period from the date of this Agreement until the date on which all amounts (including amounts under Ancillary Facilities) outstanding under the Senior Finance Documents have been paid or discharged in full and the Commitments of all the Banks have been cancelled;

“McLeod” means McLeodUSA Media Group, Inc., an Iowa corporation;

“McLeod Acquisition” means the acquisition of the entire issued share capital of McLeod pursuant to the McLeod Acquisition Documents;

“McLeod Acquisition Agreement” means the stock purchase agreement, in the agreed form, dated 19 January 2002 relating to the acquisition of the entire issued share capital of McLeod and made between, inter alios, the Parent as purchaser and the McLeod Vendors as sellers;

“McLeod Acquisition Documents” means the McLeod Acquisition Agreement and all other agreements executed pursuant to the terms of the McLeod Acquisition Agreements including, without limitation, the McLeod Transitional Services Agreement and the McLeod Publishing, Branding and Operating Agreement;

“McLeod Business” means that part of the Business carried on by the McLeod Group as at the McLeod Completion Date;

“McLeod Closing Account” means an account or accounts with the Facility Agent or with a bank acceptable to the Facility Agent (acting reasonably) in each case opened for the purposes of collection of funds required to effect the McLeod Completion;

“McLeod Completion” means completion of the sale and purchase of McLeod pursuant to the McLeod Acquisition Agreement;

“McLeod Completion Date” means the date on which the McLeod Completion takes place;

“McLeod Completion Funds Flow Statement” means the funds flow statement in relation to the McLeod Completion and the payment of the McLeod Transaction Costs, in the agreed form;

“McLeod Group” means McLeod and its Subsidiaries;

“McLeod Information Package” means the McLeod Syndication Memorandum and the Agreed Financial Projections (in the agreed form as at the McLeod Completion Date taking into account the McLeod Acquisition);

“McLeod Publishing, Branding and Operating Agreement” means the publishing, branding and operating agreement dated on or before the McLeod Completion Date between McLeodUSA Publishing Company, McLeodUSA Incorporated and McLeodUSA Telecommunications Services, Inc;

“McLeod Reports” means:

(a)	the accountants’ reports on McLeod and the McLeod Business in the approved form prepared by PricewaterhouseCoopers; and

(b)	the legal due diligence report relating to the McLeod Business in the approved form prepared by Weil, Gotshal & Manges LLP;

“McLeod Reports Side Letter” means the letter, in the agreed form, dated on or around the McLeod Completion Date addressed by Hicks Muse and Apax or their respective Affiliates to the Facility Agent, the Security Agent and the Parent in relation to the McLeod Reports;

“McLeod Structure Document” means the document in the agreed form comprising, inter alia, diagrams of the Parent, its direct and indirect Holding Companies and its Subsidiaries (including the McLeod Group) before and after the McLeod Completion; confirmation that the proposed funds flow of the Group to service its Financial Indebtedness, including without limitation, the Facilities, does not have adverse legal, tax or accounting consequences; and confirmation of the movement of funds which will take place on the McLeod Completion Date;

“McLeod Syndication Memorandum” means the information memorandum dated January 2002 issued by the Parent in respect of the syndication of the Tranche D Term Facility as contemplated by Clause 3.6 (Syndication);

“McLeod Transaction Costs” means all fees, costs and expenses and stamp, registration, notarial and similar taxes incurred by members of the Group in connection with the McLeod Acquisition and its financing as set out in the McLeod Completion Funds Flow Statement;

“McLeod Transaction Documents” means (i) the Senior Finance Documents, (ii) the Bridge Notes Finance Documents (to the extent in force), (iii) Constitutional Documents of each Excluded Group Member and each of the other Obligors, (iv) the Additional Subordinated Loan Stock Documents; (v) the Investment Agreement, (vi) the Partnership Agreement and (vii) the Shareholder Agreement, (viii) the McLeod Acquisition Documents and (ix) the Additional Inter-Company Loan Agreements;

“McLeod Transitional Services Agreement” means the transitional services agreement dated on or before the McLeod Completion Date between McLeodUSA Incorporated and the Parent;

“McLeod Vendors” means McLeodUSA Incorporated, a Delaware corporation, and McLeodUSA Holdings, Inc., a Delaware corporation;

“Minor Authorisations, Consents and Filings” means:

(a)	any authorisation (other than corporate authorisations of any member of the Group), consent or filing required to be made following the Yell Completion Date for a member of the Group to perform and comply with its obligations (other than the making of the Yell Acquisition, the

McLeod Acquisition or the Bridge Note Refinancing) under the Transaction Documents (other than the Senior Finance Documents) which if not obtained would not breach the Senior Subordinated Finance Documents, would have no adverse effect on the Yell Acquisition, the McLeod Acquisition or the Bridge Note Refinancing or the funding thereof, would not adversely affect the exercise of any material right by any member of the Group under the Transaction Documents (whether through causing a breach of the relevant Transaction Document or otherwise) and would not adversely affect the security created by the Security Documents; or

(b)	in respect of leasehold property interests in the United Kingdom identified in the Weil Gotshal & Manges LLP reports described in paragraph (b) of the definition of Yell Reports, the consent of the relevant lessor to the assignment of the relevant lease to the UK Principal Borrower; or

(c)	in respect of contracts relating to the Yell Business existing on the Yell Completion Date and in respect of contracts relating to the McLeod Business existing on the McLeod Completion Date, the consent of the relevant counterparties to such contracts to, or the giving of notice to any such counterparty of, the novation, assignment or transfer of such contracts to a member of the Group, and which is not or are not material to the business of any Material Group Company and which, if necessary, are capable of being replaced without undue delay by alternative contracts without a material adverse effect on such business;

“Mortgaged Property” means the real property acquired by the Parent’s Subsidiaries on the McLeod Completion Date pursuant to the McLeod Acquisition Documents at Cedar Rapids, Iowa as to which the Security Agent, for the benefit of the Senior Finance Parties, shall be granted a Security Interest pursuant to the Mortgages;

“Mortgages” means each of the mortgages and deeds of trust in respect of the Mortgaged Property made by each relevant Obligor in favour of, or for the benefit of, the Security Agent;

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions;

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Obligor or any ERISA Affiliate and at least one person (other than the Obligors and the ERISA Affiliates) or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated;

“Net Proceeds” means:

(a)	in relation to any disposal, the total consideration received by any member or members of the Group in respect of the disposal from the Group of any member of the Group or of all or any part of the business, undertaking or assets of any member of the Group (including, without limitation, the amount of any debt owed to continuing members of the Group by any member of the Group disposed of which is repaid in connection with that disposal) but after deduction of the amount of any tax required to be paid as a result of the disposal and after deduction of all other reasonable costs and expenses incurred by continuing members of the Group in connection with that disposal;

(b)	in relation to any capital contribution, issuance or sale of equity including, without limitation, any Initial Public Offering, the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith) received from such capital contributions, issuance or sale of equity; and

(c)	in relation to the Acquisition Documents or the Reports, the total recovered as a result of a claim for breach of contract or warranty or under any indemnity contained in the Acquisition Documents or any other monies otherwise received or recovered under the Acquisition Documents or the Reports (as the case may be) after deduction of all reasonable and necessary costs, fees and expenses incurred in connection with such claim;

“NPL” means the National Priorities List under CERCLA;

“Obligors” means the Parent, each Borrower and each Guarantor and “Obligor” means any of them;

“Obligors’ Agent” has the meaning given to it in Clause 23.4 (Obligors);

“Operational Cash Flow Component” means that part of the aggregate of the Required Cash Contribution and the Excess Cash Contribution sourced from operational cash flow of the Group generated in the period 1 April 2002 to 30 September 2002 which is notified to the Facility Agent and the Documentation Agent in the Drawing Request in respect of the Tranche C3 Term Facility and approved by the Facility Agent;

“Optional Currency” means Euro, US Dollars and any other currency agreed between the Obligors’ Agent and the Facility Agent and which is freely transferable and convertible into Sterling and deposits of which are freely available in the London interbank market;

“Original Banks” means collectively the Original Facilities Banks, the Original Tranche C3 Banks and the Original Tranche D Banks;

“Original Equity Investors” means the persons referred to as Partners in the Partnership Agreement on the date of the Yell Completion;

“Original Facilities” means the Tranche A Term Facility, the Tranche B Term Facility, the Tranche C1 Term Facility, the Tranche C2 Term Facility and the Revolving Facility;

“Original Fees Letters” means the letters from Merrill Lynch International (as Original Facilities Mandated Lead Arranger), Merrill Lynch Capital Corporation and CIBC World Markets plc (as one of the Original Facilities Joint Lead Arrangers) to the Parent dated 25 May 2001 in each case setting out details of certain fees payable by the members of the Group in connection with the Original Facilities and referred to in Clause 10 (Fees);

“Original Security Documents” means the documents listed in Part A of Schedule 12;

“Other Currency Equivalent” means at any time the amount of any currency other than Sterling which can be purchased with Sterling calculated on the basis of the Facility Agent’s spot rate of exchange;

“Participating Member State” means any member state which adopts the euro unit of the single currency pursuant to the Treaty;

“Partnership Agreement” means the partnership agreement dated 22 June 2001 relating to Topco entered into between the Partners (as defined therein);

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor);

“Permitted Acquisitions” means the acquisition by a member of the Group (other than an Excluded Group Member) of a business (whether by way of shares or assets) (“Acquisition Assets”) of any company which is similar or related to that carried on by any Material Group Company (other than an Excluded Group Member) where:

(a)	the aggregate of the Acquisition Consideration in respect of Acquisition Assets is not when aggregated with all other Acquisition Consideration in any Financial Year, greater than £100,000,000 (or its Other Currency Equivalent) plus the cash element of any proposed Acquisition Consideration provided by Further Equity Contributions and/or Further Subordinated Loan Stock and/or Further High Yield Debt and/or the net proceeds of a Flotation described in Clause 8.5 (IPO Proceeds) and/or the proceeds of all or any part of the Surplus Funding and less the aggregate amount of investments falling within paragraph (b) of the definition of Permitted Joint Venture for that Financial Year; and

(b)	either (1) the cash element of any proposed Acquisition Consideration is provided by any one or more of the following (aa) Further Equity Contributions, (bb) Further Subordinated Loan Stock, (cc) Further High Yield Debt, (dd) Excess Cash Flow for any previous Financial Year after deducting any mandatory payments made or to be made under Clause 8.4 (Excess Cash Flow) and any amount of such Excess Cash Flow used in a previous acquisition or to fund other Capital Expenditure or otherwise used to fund a Permitted Acquisition or the acquisition of an Acquiring Company, (ee) the Net Proceeds of disposals which may be reinvested in lieu of being applied in prepayment of the Facilities pursuant to Clause 8.3(a) (Mandatory Prepayment from Receipts), (ff) Permitted Indebtedness under paragraph (i) of the definition thereof or Revolving Advances the proceeds of which are used as permitted in accordance with Clause 2.5 (Acquisition Advances), (gg) the incurrence of Capital Expenditure up to the remaining amount of Capital Expenditure permitted during such Financial Year by Clause 16.7(e) (Capital Expenditure) less any remaining amount of Capital Expenditure that the Parent in good faith estimates may be required to be incurred during such Financial Year in maintenance of the assets of the Group, (hh) the net proceeds of a Flotation described in Clause 8.5 (IPO Proceeds), or (ii) the proceeds of all or any part of the Surplus Funding or (2) the Acquisition Consideration is provided (subject to the provisions of the Intercreditor Agreement) by the exchange of shares in the target company for shares in Topco in a share for share exchange; and

(c)	the proposed Acquisition Assets, for the period of the twelve months prior to the date of their acquisition, had EBITDA (utilising the definition of EBITDA contained in Clause 16.9 (Financial Definitions) but with references to “Group” being replaced with references to the Acquisition Assets together with any appropriate adjustments) which was:

(1)	positive; or

(2)	negative but when aggregated with all negative EBITDA of other Acquisition Assets acquired during the same Financial Year (such EBITDA being in each case determined for the period of the twelve months prior to the date of the acquisition of the relevant Acquisition Assets and in accordance with the adjusted definition of EBITDA described above) would not exceed in aggregate £3,000,000; or

(3)	negative and when aggregated with all negative EBITDA of other Acquisition Assets acquired during the same Financial Year (such EBITDA being in each case determined in the same manner as in sub-paragraph (2) above) would exceed in aggregate £3,000,000 but was not vetoed by a notice in writing to the Obligors’ Agent from the Facility Agent (acting on the instructions of the Majority Banks) sent within 30 days of receipt by the Facility Agent of all of the information required pursuant to this paragraph (c) and the following paragraph (d) in relation to the proposed acquisition of such Acquisition Assets.

The Obligors’ Agent shall notify the Facility Agent of the amount of such EBITDA and aggregate EBITDA by a certificate signed by the chief executive officer or the finance director of the Parent (on behalf of the Parent and without personal liability for the signatories) and supported by such evidence as the Facility Agent may reasonably request; and

(d)	at least 5 Business Days prior to entering into any such acquisition, the Facility Agent shall have received from the Obligors’ Agent a revised version of the Agreed Financial Projections, reflecting the proposed Acquisition Assets therein (including, without limitation, the incurrence or assumption of any Financial Indebtedness in connection with, or as a result of, the acquisition of such Acquisition Assets) which demonstrate (to the satisfaction of the Majority Banks (acting reasonably)) that none of the financial covenants in Clause 16.7 (Financial Covenants) will be breached during the Maturity Period and that no Event of Default will arise under Clause 17.1 (Events of Default), accompanied by a certificate signed by the chief executive officer or the finance director of the Parent confirming (on behalf of the Parent and without personal liability for the signatories) that they believe that the assumptions (upon which the forecasts and projections in such revised Agreed Financial Projections are based) taken as a whole, and those forecasts and projections, are fair and reasonable and confirming that, in making those assumptions and forming those forecasts and projections the Parent has taken full and proper account of all contingent liabilities, relating to the Acquisition Assets to be acquired pursuant to the proposed acquisition and the Parent has, where it is considered that such contingent liabilities may become actual liabilities attributed a proper amount to such contingent liabilities in forming those forecasts and projections Provided that:

(1)	if both the Acquisition Consideration in respect of an acquisition of Acquisition Assets is £20,000,000 (or Other Currency Equivalent) or less and the acquisition does not fall within paragraph (c)(3) above, then a revised version of the Agreed Financial Projections need not be so provided, and instead only a pro forma calculation reflecting the proposed acquisition of Acquisition Assets therein (including, without limitation, the incurrence or assumption of any Financial Indebtedness in connection with, or as a result of, such acquisition) demonstrating that none of the financial covenants in Clause 16.7 (Financial Covenants) will be breached during the next four Accounting Quarters need be provided if the chief executive officer or the finance director of the Parent can, and do so, certify (on behalf of the Parent and without personal liability for the signatories) that in making such acquisition the Group will not incur any contingent liabilities which would be likely to have a material adverse impact on the forecasts and projections contained in the then applicable Agreed Financial Projections (provided further that for any acquisition or series of acquisitions of Acquisition Assets for which the Acquisition Consideration aggregates £5,000,000 (or Other Currency Equivalent) or less in any Accounting Quarter and where such acquisitions do not fall within paragraph (c)(3) above, the Obligors’ Agent shall not be required to deliver the pro forma calculation at least 5 Business Days prior to entering into such acquisitions, but shall instead be permitted to deliver such pro forma calculations as soon as available and in any event within 30 days of the end of such Accounting Quarter); and

(2)	if the acquisition falls within paragraph (c)(3) above, then in addition the Facility Agent shall have received from the Obligors’ Agent a pro forma calculation and evidence satisfactory to the Majority Banks (acting reasonably) confirming that the Group, including the proposed Acquisition Assets (and reflecting all other relevant aspects of such acquisition including, without limitation, the incurrence or assumption of any Financial Indebtedness in connection with, or as a result of, the acquisition of such Acquisition Assets) will have positive EBITDA (utilising the definition in Clause 16.9 (Financial Definitions)) for the twelve month period following the date of the proposed acquisition which is no less than the EBITDA projected for the Group (prior to reflecting the proposed acquisition of the Acquisition Assets) for such twelve month period in accordance with the Agreed Financial Projections; and

(e)	at least 5 Business Days prior to entering into any such acquisition there has been provided to the Facility Agent copies of all accountants’, environmental and other reports obtained by any member of the Group in respect of such Acquisition Assets; and

(f)	no Event of Default or Potential Event of Default will occur as a result of the proposed acquisition of the Acquisition Assets; and

(g)	if the Acquisition Assets include or comprise the acquisition of an Internet Business, the Acquisition Consideration for such Internet Business when aggregated with all Acquisition Consideration for Internet Businesses acquired prior to such acquisition shall not exceed a maximum aggregate amount of £50,000,000 (or its Other Currency Equivalent);

“Permitted Contribution” means the proceeds of Further Equity Contributions or Further Subordinated Loan Stock or all or any part of the Surplus Funding or Excess Cash Flow for any previous Financial Year after taking into account any mandatory payments made or to be made under Clause 8.4 (Excess Cash Flow) and any amount of such Excess Cash Flow already used in accordance with this Agreement;

“Permitted Indebtedness” means:

(a)	Financial Indebtedness arising under the Finance Documents;

(b)	Financial Indebtedness permitted by Clauses 16.3(g) (Guarantees), 16.3(h) (Loans), 16.3(i) (Leasing Arrangements), 16.3(j) (Hedging Transactions) and 16.4(h) (Structural Subordination);

(c)	unsecured overdraft and working capital facilities in respect of which a Letter of Credit or Bank Guarantee in an amount equal to the maximum principal amount of such facilities has been issued under the Revolving Facility;

(d)	Further High Yield Debt (in an aggregate principal amount not to exceed £200,000,000 (or its equivalent in a relevant currency));

(e)	Financial Indebtedness arising solely as a result of gross exposure (which is zero on a net balance basis) under netting arrangements between accounts with the same Approved Bank, which netting arrangements are approved by the Majority Banks;

(f)	Financial Indebtedness arising under the Vendor Loan Note;

(g)	Financial Indebtedness arising under the Subordinated Loan Stock;

(h)	Financial Indebtedness of Yellow Book USA Inc. under the YBUS Loan Notes or in connection with the obligations of Yellow Book USA Inc. to make payments to the beneficiaries of the Yellow Book USA Management Incentive Compensation Plan in connection with the termination of such Plan at the Yell Completion to the extent that either (i) payment instructions have been given, or cheques have been issued, by Yellow Book USA, Inc. for payments to discharge such Financial Indebtedness on the Yell Completion Date or (ii) such Financial Indebtedness is fully collateralised by cash standing to the credit of the YBUS Reserve Accounts or (iii) Yellow Book USA, Inc. is fully indemnified by the BT Vendor in respect of such obligations to the satisfaction of the Facility Agent;

(i)	Financial Indebtedness arising under a series of US Dollar denominated subordinated loan notes issued or to be issued by UK Newco 3 to the Subordinated Guarantor in consideration for the reduction in the amount of the Initial Inter-Company Loan Agreement (in an equivalent amount of Sterling) made by the Subordinated Guarantor to UK Newco 3 and in a maximum principal amount equal to the amount of such reduction provided that (i) such loan notes will be issued on the same terms as the loan notes issued by UK Newco 3 to the Subordinated Guarantor in accordance with Step 6 of Schedule 13 and will be documented by way of an amendment to the relevant Recapitalisation Inter-Company Loan Agreement, (ii) there is no movement of cash, (iii) the maximum aggregate principal amount of the US Dollar loan notes issued by UK Newco 3 to the Subordinated Guarantor (including the principal amount of the loan notes issued by UK Newco 3 to the Subordinated Guarantor on 5 April 2002) shall not at any time exceed US$350,000,000 and (iv) all documentation entered into by UK Newco 3 and the Subordinated Guarantor in connection with such additional issue of loan notes shall be in form and substance reasonably satisfactory to the Facility Agent;

(j)	Financial Indebtedness arising as a result of any subscription permitted pursuant to Clause 16.3(l)(P) (Acquisitions and Investments); and

(k)	other Financial Indebtedness in an aggregate principal amount not to exceed £60,000,000 (or its Other Currency Equivalent) less the principal amount of outstanding Revolving Advances the proceeds of which are used (or which refinance directly or indirectly other Revolving Advances the proceeds of which were used) as permitted in accordance with Clause 2.5 (Acquisition Advances) incurred by members of the Group (other than Excluded Group Members);

“Permitted Joint Venture” means:

(a)	investments in the C-Don Partnership and in any other joint venture, partnership or similar arrangement subsisting with any person (which is not an Affiliate) made on the date of this Agreement; and

(b)	investments in joint ventures not exceeding an aggregate amount of the lower of £10,000,000 (or its Other Currency Equivalent) for the Group in any Financial Year and the amount of the allowance of £100,000,000 (or its Other Currency Equivalent) for Permitted Acquisitions which is not utilised for Permitted Acquisitions in that Financial Year provided that (i) each joint venture is in a business which is the same or related to the Business; (ii) each joint venture entity is incorporated with limited liability and there is no recourse to a member of the Group other than for the relevant investment permitted in accordance with this definition; (iii) the interest of the relevant member of the Group in each joint venture entity constitutes not less than 20% or more than 50% of the total interests therein; (iv) the relevant member of the

Group has management control over each joint venture entity; and (v) the Facility Agent is provided with a copy of the joint venture agreement and evidence satisfactory to it (acting reasonably) as to the proposed investment amount;

“Permitted Payments” means:

(a)	payments made by the Parent to Topco on the Yell Completion Date for the purposes of discharging financial advisory fees comprised within the Yell Transaction Costs in an aggregate maximum amount approved by the Facility Agent;

(b)	payments made by the Parent to Topco on the McLeod Completion Date for the purposes of discharging financial advisory fees comprised within the McLeod Transaction Costs in an aggregate maximum amount approved by the Facility Agent;

(c)	payments made by the Parent to Topco for the purposes of discharging certain fees and expenses of Hicks Muse and Apax incurred during each Financial Year in a maximum aggregate amount equal to the higher of £1,500,000 and 0.25% of the gross revenues of the Group attributable to such Financial Year;

(d)	payments to the extent necessary to pay audit fees, legal expenses and other proper and necessary incidental expenses and corporate overheads of the Excluded Group Members and Topco up to an aggregate amount per annum for all such payments not to exceed an amount equal to £2,000,000 in each Financial Year;

(e)	payments by the Parent to Topco for the purpose of discharging certain reasonable disbursements and out of pocket expenses (including fees and disbursement of counsel) incurred by Hicks Muse and Apax in running and developing the Business;

(f)	payments by the Parent to Topco for the purposes of discharging fees payable to Hicks Muse and Apax in relation to financial advisory, investment banking and other similar services provided in relation to any “Subsequent Transaction” in the amount of a cash fee equal to 1.5% of the total value of the Subsequent Transaction, including, without limitation, the aggregate amount of the funds required to complete the add-on transaction (excluding the amount of such cash fee payable with respect to Subsequent Transactions) including the amount of indebtedness, preferred stock or similar items assumed (or remaining outstanding). “Subsequent Transaction” means, collectively, any future proposals for a tender offer, acquisition, sale, merger, exchange, offer, recapitalisation, restructuring or other similar transaction directly or indirectly involving any members of the Group and any other person or entity;

(g)	payments made by the Parent to Topco on the Bridge Note Refinancing Date for the purposes of discharging financial advisory fees comprised within the Bridge Note Refinancing Transaction Costs in an aggregate maximum amount approved by the Facility Agent; and

(h)	the payment, prepayment or repayment of any Intra-Group Debt (as defined in the Intercreditor Agreement) other than to any holding company of UK Newco 3 which is permitted under this Agreement provided that any such payment, prepayment or repayment shall not in any event be permitted if following a Senior Default (as defined in the Intercreditor Agreement) (and for so long as such Senior Default is continuing), the Facility Agent has, on the instructions of the Majority Senior Creditors (as defined in the Intercreditor Agreement), served a written notice on the Parent suspending such payment, repayment or prepayment;

“Permitted Security Interest” means:

(a)	liens arising solely by operation of law and in the ordinary course of its trading activities and not as a result of any default or omission on the part of any member of the Group;

(b)	rights of set-off existing in the ordinary course of trading activities between any member of the Group and its respective suppliers or customers;

(c)	rights of set-off or netting arising by operation of law or by contract by virtue of the provision to any member of the Group of clearing bank facilities or overdraft facilities permitted under this Agreement;

(d)	any retention of title to goods supplied to any member of the Group where such retention is required by the supplier in the ordinary course of its trading activities and on customary terms and the goods in question are supplied on credit;

(e)	Security Interests (except floating charges) arising under finance leases, hire purchase, conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms permitted under Clause 16.3(i) (Leasing Arrangements) and only to the extent such Security Interests are either granted by the relevant member of the Group over assets comprised within or constituted by such arrangements or were in existence at the Yell Completion Date;

(f)	Security Interests arising under the Security Documents;

(g)	rights over cash deposits granted in favour of a landlord for the purposes of securing performance of rent and service charge obligations under licences, subleases or leases of real property permitted under this Agreement;

(h)	statutory liens imposed by (i) any taxing authority of the United States or any political sub-division thereof in respect of taxes, assessments or levies which are not yet due and payable or which are being contested in good faith by appropriate proceedings, provided that adequate reserves for such contested taxes are maintained on the books of the appropriate members of the Group in conformity with Completion Accounting Principles; and (ii) the taxing authorities of any other applicable jurisdiction in respect of any taxes, assessments or levies which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect of such contested taxes are maintained on the books of the appropriate members of the Group in conformity with Completion Accounting Principles;

(i)	Security Interests arising pursuant to an order of attachment or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings which are contested by any member of the Group in good faith by appropriate proceedings with a reasonable prospect of success;

(j)	Security Interests on (and limited solely to) any Acquisition Assets:

(i)	existing at the time of, and not created for the purpose of or in contemplation of, such acquisition and securing any Financial Indebtedness which is permitted under paragraph (i) of the definition of “Permitted Indebtedness” provided that (A) the principal amount secured does not exceed the acquisition cost of such Acquisition Assets and may not be increased; (B) such Financial Indebtedness is or was incurred by a member of the Group; and (C) the aggregate principal amount of all such

Financial Indebtedness which is so secured may not exceed £15,000,000 (or its Other Currency Equivalent); or

(ii)	permitted under Clause 16.10(a) (Acquiring Companies);

(a)	any other Security Interest to which the Facility Agent (on the instructions of the Majority Banks) shall have given prior written consent; and

(b)	Security Interests not otherwise permitted pursuant to paragraphs (a) to (k) above inclusive securing Financial Indebtedness in an aggregate principal amount not exceeding at any time £3,000,000 (or its Other Currency Equivalent);

“Plan” means a Single Employer Plan or a Multiple Employer Plan;

“Potential Event of Default” means any event which with the giving of notice or the lapse of time or the making of any determination or fulfilment of any condition provided for in Clause 17.1 (Events of Default) would or could reasonably be expected to constitute an Event of Default;

“Principal Borrowers” means the UK Principal Borrower and the US Principal Borrower;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days);

“Recapitalisation” means the recapitalisation of the Group to be effected on or before the McLeod Completion Date pursuant to the Recapitalisation Documents in accordance with the transaction steps described in Schedule 13 and at any time thereafter, the issue of the loan notes by UK Newco 3 to the Subordinated Guarantor described in paragraph (i) of the definition of “Permitted Indebtedness”;

“Recapitalisation Assignment Agreements” means:

(a)	the assignment agreement in the agreed form dated on or before the McLeod Completion Date between the UK Principal Borrower (as assignor) and UK Newco 3 (as assignee);

(b)	the assignment agreement in the agreed form dated on or before the McLeod Completion Date between the Subordinated Guarantor (as assignor) and UK Newco 3 (as assignee); and

(c)	the assignment agreement in the agreed form dated on or before the McLeod Completion Date between UK Newco 3 (as assignor) and UK Newco 5 (as assignee),

in each case entered into by the relevant members of the Group in connection with the Recapitalisation;

“Recapitalisation Documents” means the Recapitalisation Inter-Company Loan Agreements, the Recapitalisation Assignment Agreements, the Recapitalisation Swap Agreement and any other document in the agreed form entered into by a member of the Group in connection with the Recapitalisation;

“Recapitalisation Inter-Company Loan Agreements” means (i) the instrument in the agreed form dated on or before the McLeod Completion Date pursuant to which the Issuer issued subordinated, unsecured and unguaranteed loan notes to the Subordinated Guarantor together with the loan note subscribed for by the Subordinated Guarantor pursuant to the terms of such instrument; (ii) the instrument in the agreed form dated on or before the McLeod Completion Date pursuant to which the Subordinated Guarantor issued subordinated, unsecured and unguaranteed loan notes to UK Newco 3 together with the loan note subscribed for by UK Newco 3 pursuant to the terms of such instrument; (iii) the instrument in the agreed form dated on or before the McLeod Completion Date pursuant to which UK Newco 3 issued subordinated, unsecured and unguaranteed loan notes to the Subordinated Guarantor (as amended after the date of the Sixth Amendment Agreement in connection with the issue of the loan notes referred to in paragraph (i) of the definition of “Permitted Indebtedness”); (iv) the amended and re-stated Initial Inter-Company Loan Agreement between the Issuer and the Subordinated Guarantor in the agreed form; (v) the amended and re-stated Initial Inter-Company Loan Agreement between the Subordinated Guarantor and UK Newco 3 in the agreed form; (vi) the amended and re-stated Initial Inter-Company Loan Agreement between UK Newco 3 and the UK Principal Borrower in the agreed form; (vii) the amended and re-stated Initial Inter-Company Loan Agreement between the UK Principal Borrower and Yellow Book USA, Inc. in the agreed form; (viii) the inter-company loan agreement between the Subordinated Guarantor and Yellow Book USA, Inc. in the agreed form, in each case entered into by the relevant members of the Group in connection with the Recapitalisation;

“Recapitalisation Swap Agreement” means the cross currency swap agreement(s) dated on or before the McLeod Completion Date in the agreed form entered into by the Subordinated Guarantor and Yellow Book USA, Inc. in relation to the Tranche C2 Term Facility for the purpose of netting Sterling and US Dollar currency exposures against each other in connection with the Recapitalisation;

“Reference Banks” means the principal London offices of Barclays Bank PLC, Deutsche Bank AG London and CIBC World Markets plc or if any such Bank ceases to be a Reference Bank such other Bank as the Facility Agent shall select after consultation with the Obligors’ Agent;

“Related Fund” means, with respect to any Bank which is a fund that invests in loans, any other fund that invests in loans and is controlled by, managed by or advised by the same investment advisor as such Bank or by an Affiliate of such investment advisor;

“Relevant Interbank Market” means, in relation to Euro, the European interbank market and, in relation to any other currency, the London interbank market;

“Repayment Dates” means each date on which an instalment is due for repayment under Clause 7.1 (Term Advances), the Final Tranche A Repayment Date, the Final Tranche B Repayment Date, the Final Tranche C1 Repayment Date, the Final Tranche C2 Repayment Date, the Final Tranche C3 Repayment Date, the Final Tranche D Repayment Date and the Revolving Facility Repayment Date;

“Reports” means the Yell Reports and the McLeod Reports;

“Reports Side Letters” means the Yell Reports Side Letter and the McLeod Reports Side Letter;

“Required Cash Contribution” means the available cash balances of the Group in the amount of $137,500,000 (or its equivalent in other currencies) which are surplus to the on-going working capital needs of the Group and the proceeds of which are permitted by the terms of the Finance Documents to be applied towards the Bridge Note Refinancing;

“Revolving Facility” means the revolving credit facility to be made available by the Revolving Banks pursuant to Clause 2.1(g) (Facilities);

“Revolving Facility Repayment Date” means the seventh anniversary of the First Drawing Date;

“Rollover Advance” means a Revolving Advance requested in accordance with Clause 5.1 (Delivery of Drawing Requests) which is in an amount which is less than or equal to (and in the same currency as) a Revolving Advance which is due to be repaid on the proposed Drawing Date of the requested Revolving Advance from the proceeds of such Revolving Advance;

“RPI” means the United Kingdom Retail Price Index;

“Sale” has the meaning given in Clause 8.2 (Mandatory Prepayment on Change of Control or Sale);

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors’ Agent and the Banks;

“Security Agent” means Deutsche Bank AG London as security trustee for the Senior Finance Parties under the Security Documents or such other person as may from time to time hold the whole or any part of the security created thereby in accordance with the terms hereof;

“Security Documents” means the Original Security Documents and the Tranche D Security Documents and any other document entered into from time to time providing for a guarantee or Security Interest in favour of the Senior Finance Parties (or any of them) in respect of the obligations of the Obligors under the Senior Finance Documents;

“Security/Guarantee Principles” means the principles that the granting and extent of any guarantees and Security Interests required from each Obligor in a jurisdiction other than England and Wales in support of their obligations under the Senior Finance Documents will be subject to the following general considerations:

(a)	limitations may be imposed or may arise on (i) the availability and extent of such guarantees and Security Interests by reason of applicable law, directors’ fiduciary duties or other similar duties or (ii) the extent of such guarantees and Security Interests in order to ensure that directors are not exposed to personal liability to contribute towards the indebtedness to which the same relate;

(b)	the cost to the relevant Obligor of providing such guarantees and Security Interests shall not in the opinion of the Facility Agent (acting reasonably) be disproportionately greater than the benefit obtained by the beneficiaries of such guarantees and Security Interests therefrom; and

(c)	in the case of the grant of Security Interests only, the administrative burden which such Security Interests place on the relevant Obligor shall not in the reasonable opinion of the Facility Agent be disproportionately greater than the benefit obtained by the beneficiaries of such Security Interests therefrom;

“Security Interest” means any mortgage, charge (fixed or floating), standard security, pledge, lien, hypothecation, right of set-off, security trust, assignment by way of security, reservation of title, or any other security interest whatsoever, howsoever created or arising or any other agreement or arrangement (including, without limitation, a sale and repurchase arrangement) entered into for the purposes of conferring security and any agreement to enter into, create or establish any of the foregoing;

“Senior Co-Arrangers” means collectively the Original Facilities Senior Co-Arrangers and the Tranche D Senior Co-Arrangers;

“Senior Finance Parties” means the Mandated Lead Arrangers, the Joint Lead Arrangers, the Arrangers, the Senior Co-Arrangers, the Tranche D Co-Arrangers, the Agents, each Bank, each Ancillary Bank, each Issuing Bank, each Hedging Bank and any Affiliate of a Bank nominated in accordance with Clause 3.3 (Lending Affiliates) and “Senior Finance Party” means any of them;

“Shareholder Agreement” means the shareholders agreement dated 22 June 2001 between the general partner of Topco and the entities referred to therein as the Apax Funds and the HMTF Funds;

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Obligor or any ERISA Affiliate and no person other than the Obligors and the ERISA Affiliates or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated;

“Sixth Amendment Agreement” means the agreement dated 11 November 2002 between, inter alios, the Parent, the Tranche C3 Mandated Lead Arranger, the Tranche C3 Joint Lead Arranger, each Tranche C3 Arranger, each Tranche C3 Joint Bookrunner, each Original Tranche C3 Bank, the Facility Agent and the Security Agent pursuant to which the terms of this Agreement are amended and restated;

“SLPs” means the Scottish Limited Partnerships formed by Hicks Muse and Apax which are subscribers of the Initial Subordinated Loan Stock and “SLP” means either of them;

“Specified Sovereign” means any member state of the European Union as comprised on the Yell Completion Date (other than Greece or Portugal);

“Standard & Poor’s” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.;

“Sterling” or “£” means the lawful currency for the time being of the United Kingdom;

“Sterling Amount” means, in relation to a Drawing, the amount specified in a Drawing Request delivered by a Borrower or the Obligors’ Agent for that Drawing (or, if the amount requested is not denominated in Sterling, that amount converted into Sterling at the Facility Agent’s spot rate of exchange on the date which is three Business Days before the Drawing Date or, if later, on the date the Facility Agent receives the Drawing Request) adjusted to reflect (in the case of an Advance) any repayment (other than, in relation to a Term Facility, a repayment arising from a change of currency), prepayment, consolidation or division or (in the case of a Letter of Credit or Bank Guarantee) the provision of cash cover;

“Sterling Equivalent” in relation to an amount denominated or expressed in an Optional Currency means the equivalent thereof in Sterling converted at the Facility Agent’s spot rate of exchange on the date specified for the relevant calculation;

“Subordinated Guarantor” means Yellow Pages Limited (formerly known as Seamleigh Limited), a limited liability company incorporated in England and Wales with registered number 4175821 and a direct wholly-owned Subsidiary of the Issuer;

“Subordinated Guarantor/UK Newco 3 Convertible Initial Inter-Company Loan Agreement” means the loan agreement, in the agreed terms, dated 22 June 2001 made between the Subordinated Guarantor as lender and UK Newco 3 as borrower setting out the terms on which the proceeds of the issue of the Initial Subordinated Loan Stock are advanced on a subordinated basis to UK Newco 3 in a principal amount not exceeding £549,000,000 and, following the issue thereof, the Convertible UK Newco 3 Loan Note;

“Subordinated Loan Stock” means the Initial Subordinated Loan Stock, the Additional Subordinated Loan Stock and the Further Subordinated Loan Stock;

“Subordinated Loan Stock Documents” means the Initial Subordinated Loan Stock Documents, the Additional Subordinated Loan Stock Documents and the Further Subordinated Loan Stock Documents;

“Subordination Agreement” means the subordination agreement dated 22 June 2001 (as amended and restated from time to time) entered into between, inter alios, the holders of the Initial Subordinated Loan Stock, the Vendor Noteholder and the Parent;

“Subsidiary” means:

(a)	a subsidiary as defined in Section 736 of the Companies Act 1985; and

(b)	a subsidiary undertaking as defined in Section 21 of the Companies Act 1989;

“Surplus Funding” means the amount not exceeding the equivalent in Sterling of US$55,000,000 (calculated at the Facility Agent’s spot rate of exchange on or around 8.00 a.m. on the Yell Completion Date for same day delivery of Sterling) plus interest accrued thereon from time to time standing to the credit of the Surplus Funding Account from time to time;

“Surplus Funding Account” means the account with the Facility Agent opened in the name of the Subordinated Guarantor and charged for the benefit of the Senior Finance Parties into which an amount not exceeding the equivalent in Sterling of US$55,000,000 (calculated at the Facility Agent’s spot rate of exchange on or around 8.00 a.m. on the Yell Completion Date for same day delivery of Sterling) was paid on the Yell Completion Date as specified in the Yell Completion Funds Flow Statement;

“TARGET” mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system;

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro;

“Term Advances” means the Tranche A Advances, the Tranche B Advances, the Tranche C1 Advances, the Tranche C2 Advances, the Tranche C3 Advances and the Tranche D Advances and “Term Advance” means any of them;

“Term Facilities” means the Tranche A Term Facility, the Tranche B Term Facility, the Tranche C1 Term Facility, the Tranche C2 Term Facility, the Tranche C3 Term Facility and the Tranche D Term Facility and “Term Facility” means any of them;

“Topco” means Yellow Pages Investments L.P., a limited liability partnership established in the Cayman Islands and the immediate Holding Company of the Parent;

“Total Commitments” means, at any time, the aggregate of all of the Commitments at that time;

“Tranche A Term Facility” means the term loan facility to be made available by the Tranche A Banks pursuant to Clause 2.1(a) (Facilities);

“Tranche B Term Facility” means the term loan facility to be made available by the Tranche B Banks pursuant to Clause 2.1(b) (Facilities);

“Tranche C1 Term Facility” means the term loan facility to be made available by the Tranche C1 Banks pursuant to Clause 2.1(c) (Facilities);

“Tranche C2 Term Facility” means the term loan facility to be made available by the Tranche C2 Banks pursuant to Clause 2.1(d) (Facilities);

“Tranche C3 Inter-Company Loan Agreements” means the loan agreements, in the agreed terms, made between members of the Group pursuant to which, inter alias, the proceeds of the Tranche C3 Term Facility are or are to be advanced on a subordinated basis to, and between members of the Group on or before the Bridge Note Refinancing Date;

“Tranche C3 Term Facility” means the term loan facility to be made available by the Tranche C3 Banks pursuant to Clause 2.1(e) (Facilities);

“Tranche D Borrower” means Yellow Book/McLeod Holdings, Inc., a company incorporated in Delaware and a direct wholly-owned Subsidiary of the US Principal Borrower;

“Tranche D Fees Letter” means the letter from CIBC World Markets plc (as Tranche D Mandated Lead Arranger) and Credit Suisse First Boston (as Tranche D Joint Lead Arranger) dated 1 February 2002 setting out details of certain fees payable by the members of the Group in connection with the Tranche D Term Facility and referred to in Clause 10 (Fees);

“Tranche D Security Documents” means the documents listed in Part B of Schedule 12 and the Mortgages;

“Tranche D Term Facility” means the term loan facility to be made available by the Tranche D Banks pursuant to Clause 2.1(f) (Facilities);

“Transaction Costs” mean the Yell Transaction Costs, the McLeod Transaction Costs and the Bridge Note Refinancing Transaction Costs;

“Transaction Documents” means the Finance Documents, the Investor Documents, the Acquisition Documents, the Inter-Company Loan Agreements and (to the extent not already included) the Recapitalisation Documents;

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6;

“Transfer Date” means in relation to any Transfer Certificate, the date for the making of the transfer as specified in such Transfer Certificate;

“Transferee” means a person to whom a Bank seeks to transfer all or part of its rights, benefits and obligations hereunder;

“Transferor Bank” means the Bank seeking to transfer or assign all or part of its rights, benefits and obligations hereunder;

“Treaty” means the treaty establishing the European Community being the Treaty of Rome as amended from time to time;

“UK Business Sale Agreement” has the meaning given to it in the Umbrella Agreement;

“UK Group” means the UK Principal Borrower and each of its Subsidiaries incorporated in any part of the United Kingdom;

“UK Newco 3” means Yell Holdings 2 Limited (formerly known as Marchprobe Limited), a limited liability company incorporated in England and Wales with registered number 4180359 and a direct wholly-owned Subsidiary of the Subordinated Guarantor;

“UK Newco 5” means YH Limited (formerly known as Fastkeel Limited), a limited liability company incorporated in England and Wales with registered number 4193755 and which is a direct wholly-owned Subsidiary of UK Newco 3;

“UK Obligor” means any Obligor incorporated in any part of the United Kingdom;

“UK Share Sale Agreement” has the meaning given to it in the Umbrella Agreement;

“Umbrella Agreement” means the umbrella agreement dated 25 May 2001 between, inter alios, UK Newco 3, the UK Principal Borrower, the US Principal Borrower and the BT Vendor (as amended by the YBUS MIS Amendment Agreement and a further amendment agreement dated the Yell Completion Date).

“unpaid sum” has the meaning given to it in Clause 6.5 (Default Interest);

“US Dollars”, “Dollars” or “ US$” means the lawful currency for the time being of the United States of America;

“US Group” means the US Principal Borrower and each of its Subsidiaries incorporated or established in the United States of America;

“US Newco 1” means Yellow Book Group, Inc. (formerly known as Yasmin One (US) Inc.), a company incorporated in Delaware whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware and which is a direct wholly-owned Subsidiary of Luxco;

“US Obligor” means any Obligor incorporated in any state of the United States of America;

“US Share Sale Agreement” has the meaning given to it in the Umbrella Agreement;

“Vendor Loan Note” means the subordinated, unsecured non-cash interest bearing loan note in the agreed form in the principal amount of £100,000,000 issued on the Yell Completion Date by the UK Principal Borrower and subscribed for by the Vendor Noteholder in cash and subsequently novated to the Parent pursuant to the Vendor Loan Note Novation Agreements in accordance with Clause 16.2(m) (Novation of the Vendor Loan Note);

“Vendor Loan Note Documents” means the documents evidencing or regulating the terms of the Vendor Loan Note including, without limitation, the Vendor Loan Note Instrument, the Intercreditor Agreement, the Subordination Agreement, the Vendor Loan Note Novation Agreements and all other documents evidencing the terms of the Vendor Loan Note and any other agreement or document that may be entered into or executed pursuant thereto or in connection therewith, in each case, in the agreed form;

“Vendor Loan Note Instrument” means the instrument dated 22 June 2001 entered into by the UK Principal Borrower constituting the Vendor Loan Note;

“Vendor Loan Note Novation Agreements” means each of the novation agreements in the agreed form dated 22 June 2001 between the relevant Excluded Group Members and the Vendor Noteholder pursuant to which all the rights and obligations of the UK Principal Borrower and the Vendor Noteholder in respect of the Vendor Loan Note are novated by (i) the UK Principal Borrower to UK Newco 3, (ii) UK Newco 3 to the Subordinated Guarantor, (iii) the Subordinated Guarantor to the Issuer and (iv) the Issuer to the Parent;

“Vendor Noteholder” means Castaim Limited (formerly known as Yell Limited) a limited liability company registered in England and Wales with company number 3984695;

“Vendors” means the BT Vendor and the McLeod Vendors;

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA;

“YBUS Loan Notes” means the rollover loan notes issued by Yellow Book USA, Inc. to management as referred to in the asset purchase agreement dated 23 December 1999 between Tadworth Corporation and Yellow Book USA L.P.;

“YBUS MIS Amendment Agreement” means the agreement amending the terms of the Umbrella Agreement and the UK Business Sale Agreement in relation to the arrangements for the termination of the Yellow Book USA Management Incentive Compensation Plan dated on or before the Yell Completion Date and made between UK Newco 3, the UK Principal Borrower, the US Principal Borrower, BT Holdings Limited and others;

“YBUS Reserve Accounts” means:

(a) (i)	the account with the Facility Agent opened in the name of Yellow Book USA, Inc. and charged for the benefit of the Senior Finance Parties and (ii) the account with The Chase Manhattan Bank opened in the name of Yellow Book USA, Inc. and charged for the benefit of the Senior Finance Parties into which accounts there was deposited at the Yell Completion Date amounts of not less than the aggregate amount required to:

(ii)	discharge all liabilities to the BT Vendor Group under the Yell Acquisition Documents or any other liabilities which Yellow Book USA, Inc had to make payments to the beneficiaries of the Yellow Book USA Management Incentive Compensation Plan upon its termination pursuant to the YBUS MIS Amendment Agreement and discharging any liabilities for any tax which may be charged on such payments to the beneficiaries of such Plan; and

(iii)	redeem all the YBUS Loan Notes and fully discharge all indebtedness thereunder;

“Yell Acquisition” means the acquisition of the Yell Business pursuant to the Yell Acquisition Documents;

“Yell Acquisition Agreements” means the Umbrella Agreement, the UK Share Sale Agreement, the UK Business Sale Agreement and the US Share Sale Agreement relating to the acquisition of the Yell Business and made between, inter alios, the UK Principal Borrower, the US Principal Borrower and UK Newco 3 as purchasers and the BT Vendor and certain of its Subsidiaries as sellers;

“Yell Acquisition Documents” means the Yell Acquisition Agreements and all other agreements executed pursuant to the terms of the Yell Acquisition Agreements including, without limitation, the Yell Transitional Services Agreement;

“Yell Business” means the Yell Target Assets and the Yell Target Securities;

“Yell Closing Account” means the accounts with the Facility Agent opened for the purposes of collection of funds required to effect the Yell Completion;

“Yell Completion” means completion of the sale and purchase of the Yell Business pursuant to the Yell Acquisition Agreements;

“Yell Completion Date” means 22 June 2001;

“Yell Completion Funds Flow Statement” means the funds flow statement in relation to the Yell Completion and the payment of the Yell Transaction Costs, in the agreed form;

“Yell Information Package” means the Yell Syndication Memorandum and the Agreed Financial Projections (in the agreed form as at the Yell Completion Date);

“Yell Reports” means:

(a)	each of the long-form accountants’ reports on the Yell Business (including a pensions report and a tax report) in the approved form prepared by PricewaterhouseCoopers as amended and supplemented by the update report by PricewaterhouseCoopers in the approved form; and

(b)	each of the legal due diligence reports in the approved form prepared by Weil Gotshal & Manges LLP,

each such Yell Report being addressed to or accompanied by a letter of reliance in the agreed form in favour of, inter alios, the Senior Finance Parties;

“Yell Reports Side Letter” means the letter, in the agreed form, dated 22 June 2001 addressed by Hicks Muse and Apax to the Facility Agent, the Security Agent and the Parent in relation to the Yell Reports and the Certificates of Title;

“Yell Structure Document” means the document dated 22 June 2001 (as amended and restated on 3 July 2001) in the agreed form comprising, inter alia, diagrams of the Parent, its direct and indirect Holding Companies and its Subsidiaries (including the Group) before and after the Yell Completion Date and indicating the movements of funds on the Yell Completion Date;

“Yell Syndication Memorandum” means the information memorandum agreed between the Parent and the Original Facilities Syndication Agent in respect of the Original Facilities as contemplated by Clause 3.6 (Syndication);

“Yell Target Assets” means the Assets and the Business (each expression as defined in the Umbrella Agreement);

“Yell Target Securities” means the YPSL Shares and the YB USA Shares (each expression as defined in the Umbrella Agreement);

“Yell Transaction Costs” means all fees, costs and expenses and stamp, registration, notarial and similar taxes incurred by members of the Group in connection with the Yell Acquisition and its financing as set out in the Yell Completion Funds Flow Statement;

“Yell Transitional Services Agreement” means the administration and services agreement dated 22 June 2001 between the BT Vendor and the Parent relating to the provision of certain services by the BT Vendor to certain members of the Group; and

“Yellow Book USA Management Incentive Compensation Plan” means the management incentive compensation plan operated by Yellow Book USA, Inc., effective from 1 October, 1999 until 3 September, 2004.

1.2	Construction: In this Agreement, unless the context otherwise requires, a reference to:

an “agency” of a state or of the European Community includes any local or other authority, self regulating or other recognised body or agency, central or federal bank, department, government, legislature, minister, ministry, self regulating organisation, official or public or statutory person (whether autonomous or not) of, or of the government of, the European Community that state or any political sub-division in or of that state;

a document being “in the agreed terms” or “in the agreed form” or “in the approved form” means, as the case may be, on terms and in a form agreed and/or approved by the Facility Agent;

an “agreement” includes any legally binding agreement, arrangement, concession, contract, licence, deed or franchise (in each case whether oral or written);

“assets” includes property and rights of every kind, present, future and contingent (including uncalled share capital) and every kind of interest in an asset;

a “consent” includes an authorisation, approval, exemption, licence, permit, order or permission (and reference to obtaining “consents” shall be construed accordingly);

a “directive” means any directive, regulation, request or requirement;

a “filing” includes any filing, registration, recording or notice (and references to making or renewing “filings” shall be construed accordingly);

a “guarantee” includes:

(a) an indemnity; and

(b) any other obligation (whatever called) of any person:

(i)	to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other investments, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person; or

(ii)	to be responsible for the performance of any obligations by or the solvency of any other person,

(and “guaranteed” and “guarantor” shall be construed accordingly);

“indebtedness” includes any obligation (whether incurred as principal, guarantor or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

a “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month provided that if:

(a)	any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day in the same calendar month or, if none, on the preceding Business Day; and

(b)	a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month,

(and references to “months” shall be construed accordingly);

a “person” includes any person, unincorporated association, firm, partnership, company, corporation or other body corporate, government, state or agency of a state (whether or not having separate legal personality);

“reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally, the time-barring of claims under the Limitation Acts, rules against penalties and similar principles and similar principles of law in other jurisdictions relevant in the context of the Transaction Documents;

“taxes” includes all present and future income and other taxes, levies, assessments, imposts, deductions, charges, duties, compulsory loans and withholdings on account of tax whatsoever and wheresoever imposed and any charges in the nature of taxation together with interest thereon and penalties and fines with respect thereto, if any, and any payments made on or in respect thereof and “tax” and “taxation” shall be construed accordingly;

a “wholly-owned” Subsidiary or a “wholly-owned” member of the Group means a member of the Group the entire share capital of which is owned, directly or indirectly, by the Parent; and

“winding-up” of any person includes its dissolution and/or termination and/or any equivalent or analogous proceedings under the law of any jurisdiction to which that person is subject.

1.3	Other References: Save where a contrary intention appears, in this Agreement:

(a)	a reference to a person is, where relevant, deemed to be a reference to or to include, as appropriate, their respective successors, permitted assignees or transferees;

(b)	references to Clauses and Schedules are references to, respectively, clauses of and schedules to this Agreement and references to this Agreement include its Schedules;

(c)	a reference to any agreement (including, without limitation, any of the Senior Finance Documents) is to be construed as a reference to that agreement as it may from time to time be amended, varied, supplemented, restated or novated (including, without limitation, by any provisions for any new or increased advances or utilisations thereunder) but excluding for this purpose any amendment, variation, supplement or modification which is contrary to any provision of any of the Senior Finance Documents;

(d)	a reference to a statute or statutory instrument or any provision thereof is to be construed as a reference to that statute or statutory instrument or such provision thereof as the same may have been, or may from time to time hereafter be, amended or re-enacted;

(e)	a time of day is a reference to London time (unless otherwise specified);

(f)	the index to and the headings in this Agreement are inserted for convenience only and are to be ignored in construing this Agreement;

(g)	words importing the plural shall include the singular and vice versa;

(h)	in the event that compliance with any monetary limit specified in this Agreement (other than Clause 16.7 (Financial Covenants)) shall fall to be determined, any conversion from any currency to Sterling necessary for that purpose shall be by reference to the Facility Agent’s spot rate of exchange on the date of determination;

(i)	for the purposes of (i) calculating the Commitments for the definition of “Majority Banks” in Clause 1.1 (Definitions), and (ii) effecting transfers or assignments pursuant to Clause 20.3 (Assignments and Transfers by Banks), any reference to a Bank shall also be deemed to include a reference to any Affiliate which it has nominated pursuant to Clause 3.3(a)(Lending Affiliates); and

(j)	references to “the date of this Agreement” and similar phrases shall mean 25 May, 2001.

1.4	Cash Cover: Whenever a Borrower is obliged under the terms of this Agreement:

(a)	to repay or prepay any Contingent Liability or provide cash cover in respect of any Contingent Liability, that Borrower shall on the date for such repayment or prepayment or provision of such cash cover:

(i)	by agreement with the beneficiary of such Letter of Credit or Bank Guarantee, reduce such Contingent Liability by the relevant amount; or

(ii)	pay the relevant amount to the credit of a Cash Collateral Account; or

(b)	to repay or prepay any contingent liability arising under the Ancillary Facilities, it shall do so in accordance with paragraph (a) above or as otherwise specified in the relevant Ancillary Documents;

(c)	to provide cash cover in respect of a Letter of Credit or Bank Guarantee such cash cover shall be provided in the currency of that Letter of Credit or Bank Guarantee.

2.	THE FACILITIES

2.1	Facilities: On the terms and subject to the conditions of this Agreement:

(a)	the Tranche A Banks agree to make available to the Borrowers of the Tranche A Term Facility a Sterling term loan facility in a maximum aggregate principal amount not exceeding £600,000,000 which shall be available for drawing in full in Sterling on the Yell Completion Date;

(b)	the Tranche B Banks agree to make available to the Borrowers of the Tranche B Term Facility a Sterling term loan facility in a maximum aggregate principal amount not exceeding £175,000,000 which shall be available for drawing in full in Sterling on the Yell Completion Date;

(c)	the Tranche C1 Banks agree to make available to the Borrowers of the Tranche C1 Term Facility a US Dollars term loan facility in a maximum aggregate principal amount not exceeding US$181,568,612.08 which shall be available for drawing by way of one or more advances in US Dollars on the Yell Completion Date and on the date of issue of the High Yield Notes and the Discount High Yield Notes;

(d)	the Tranche C2 Banks agree to make available to the Borrowers of the Tranche C2 Term Facility a Sterling term loan facility in a maximum aggregate principal amount not exceeding £52,241,919.42 which shall be available for drawing in full in US Dollars on the Yell Completion Date;

(e)	the Tranche C3 Banks agree to make available to the UK Principal Borrower a US Dollars term loan facility in a maximum aggregate principal amount not exceeding US$123,500,000 which shall be available for drawing in full in US Dollars on the Bridge Note Refinancing Date, provided that the amount available for drawing shall be reduced by the amount cancelled in accordance with Clause 9.4 (Tranche C3 Term Facility);

(f)	the Tranche D Banks agree to make available to the Tranche D Borrower a US Dollars term loan facility in a maximum aggregate principal amount not exceeding US$250,000,000 which shall be available for drawing in full in US Dollars on the McLeod Completion Date; and

(g)	the Revolving Banks agree to make available to the Borrowers a Sterling revolving credit facility in a maximum aggregate principal amount not exceeding £100,000,000 which shall be available for drawing during the Availability Period for the Revolving Facility in Sterling, US Dollars and other Optional Currencies and by way of Revolving Advances, issue of Letters of Credit or Bank Guarantees and, on the basis provided for in Clause 2.2 (Ancillary Facilities), by way of Ancillary Facilities.

2.2	Ancillary Facilities:

(a)	A Revolving Bank may by notice to the Facility Agent and subject to the provisions of this Agreement at any time designate a portion of its Revolving Commitment to be made available by way of Ancillary Facilities under and in accordance with the terms of Ancillary Documents. Any such notice shall specify the type of Ancillary Facilities to be made available and the Ancillary Limit applicable thereto.

(b)	In the event that a Revolving Bank designates a portion of its Revolving Commitment to be made available by way of Ancillary Facilities then with effect from such date as the relevant

Revolving Bank, the Obligors’ Agent and the Facility Agent may agree the Revolving Commitment of such Revolving Bank shall be reduced by the Ancillary Limit applicable to the Ancillary Facilities made available by that Revolving Bank. In the event that such Revolving Bank ceases to make available all or part of such Ancillary Facilities its Revolving Commitment shall be increased accordingly.

2.3	Purpose:

(a)	Subject to Clause 2.3(f) (Purpose), the proceeds of the Term Advances (other than the Tranche C3 Advance and the Tranche D Advance) shall be applied:

(i)	in part discharging the purchase price for the Yell Business pursuant to the Yell Acquisition Documents;

(ii)	in part discharging the Yell Transaction Costs;

(iii)	in or towards discharging the intra-group debt owed by Yellow Book USA, Inc. to any member of the BT Vendor Group;

(iv)	in or towards redemption of the YBUS Loan Notes;

(v)	in or towards making payments to the beneficiaries of the Yellow Book USA Management Incentive Compensation Plan in relation to the termination thereof pursuant to the YBUS MIS Amendment Agreement and accounting for any tax or social security contributions which may be charged on or arise in respect of such payments; and

(vi)	in the case of the Tranche C1 Facility only, in part discharging the Bridge Facility and certain related costs and expenses.

The proceeds of each Term Advance referred to in this Clause 2.3(a) shall be borrowed by the relevant Borrower and applied for the purposes specified in this Clause 2.3(a) in the manner set forth in the Yell Completion Funds Flow Statement or as otherwise agreed by the Majority Banks.

(b)	Subject to Clause 2.3(f) (Purpose), the proceeds of the Tranche C3 Advance shall be applied:

(i)	in part towards the Bridge Note Refinancing; and

(ii)	in part discharging the Bridge Note Transaction Costs,

and for no other purpose.

The proceeds of the Tranche C3 Advance shall be borrowed by the UK Principal Borrower and applied for the purposes specified in this Clause 2.3(b) in the manner set forth in the Bridge Note Refinancing Funds Flow Statement or as otherwise agreed by the Majority Banks.

(c)	Subject to Clause 2.3(f) (Purpose), the proceeds of the Tranche D Advance shall be applied:

(i)	in part discharging the purchase price for McLeod pursuant to the McLeod Acquisition Documents; and

(ii)	in part discharging the McLeod Transaction Costs.

The proceeds of the Tranche D Advance shall be borrowed by the Tranche D Borrower and applied for the purposes specified in this Clause 2.3(c) in the manner set forth in the McLeod Completion Funds Flow Statement or as otherwise agreed by the Majority Banks.

(d)	The proceeds of Revolving Advances and each Letter of Credit and Bank Guarantee issued under the Revolving Facility and the Ancillary Facilities shall be used for the working capital and other general corporate purposes of the Group arising after the Yell Completion Date (but shall not be used for the purposes of effecting or financing (in whole or in part) acquisitions of other businesses or companies or the purchase price for the Yell Business or McLeod which is payable pursuant to the Acquisition Documents or the McLeod Transaction Costs save in each case as expressly provided otherwise in Clause 2.5 (Acquisition Advances)) and provided that such purposes do not include making any repayment or prepayment of principal amounts of the Term Advances.

(e)	No Senior Finance Party shall be obliged to enquire as to the use or application of amounts raised under the Finance Documents.

(f)	In no circumstances may the purchase price for the shares in Yellow Pages Sales Limited or the associated Yell Transaction Costs be funded or refinanced from the proceeds of any Drawing hereunder.

2.4	Additional Borrowers: A wholly-owned Subsidiary of the Parent (other than Excluded Group Members) which is not already a Borrower may become a Borrower after the Yell Completion Date in respect of the Revolving Facility if:

(a)	the Obligors’ Agent gives written notice to the Facility Agent identifying the relevant wholly-owned Subsidiary of the Parent;

(b)	the Majority Banks confirm to the Facility Agent that they consent to such Subsidiary becoming a Borrower of the Revolving Facility which consent may be given subject to such conditions as the Majority Banks shall specify but shall not be unreasonably withheld in the case of a company incorporated in any part of the United Kingdom or in any state of the United States of America;

(c)	such Subsidiary, the Obligors’ Agent and the Facility Agent execute an Accession Document designating such Subsidiary as a Borrower of the Revolving Facility;

(d)	to the extent such Subsidiary is not already a Guarantor, such Subsidiary, the Obligors’ Agent and the Facility Agent execute an Accession Document designating such Subsidiary as a Guarantor; and

(e)	such Subsidiary delivers such evidence of the due execution of such documents as the Facility Agent shall reasonably require together with a legal opinion satisfactory to the Facility Agent (acting reasonably).

2.5	Acquisition Advances:

(a)	Subject as provided below and to Clause 2.3(d)(Purpose), the proceeds of Revolving Advances may be used to fund all or any part of the cash element of the Acquisition Consideration for any Permitted Acquisitions.

(b)	The maximum principal amount of Revolving Advances which can at any time be outstanding, the proceeds of which are used as described in Clause 2.5(a) (or which refinance directly or indirectly Revolving Advances whose proceeds were originally so used), shall not exceed the lower of £60,000,000 and the aggregate Revolving Commitments at that time less in each case the aggregate principal amount of, or contingent liabilities in respect of, Financial Indebtedness incurred as permitted under paragraph (i) of the definition of Permitted Indebtedness (whether or not remaining outstanding).

3.	PARTICIPATION OF BANKS

3.1	Basis of Participation: Subject to the other provisions of this Agreement:

(a)	each Tranche A Bank will participate in each Tranche A Advance in the proportion which its Tranche A Commitment bears to the total Tranche A Commitments as at the relevant Drawing Date;

(b)	each Tranche B Bank will participate in each Tranche B Advance in the proportion which its Tranche B Commitment bears to the total Tranche B Commitments as at the relevant Drawing Date;

(c)	each Tranche C1 Bank will participate in each Tranche C1 Advance in the proportion which its Tranche C1 Commitment bears to the total Tranche C1 Commitments as at the relevant Drawing Date;

(d)	each Tranche C2 Bank will participate in each Tranche C2 Advance in the proportion which its Tranche C2 Commitment bears to the total Tranche C2 Commitments as at the relevant Drawing Date;

(e)	each Tranche C3 Bank will participate in the Tranche C3 Advance in the proportion which its Tranche C3 Commitment bears to the total Tranche C3 Commitments as at the relevant Drawing Date;

(f)	each Tranche D Bank will participate in the Tranche D Advance in the proportion which its Tranche D Commitment bears to the total Tranche D Commitments as at the relevant Drawing Date;

(g)	each Revolving Bank will participate in each Revolving Advance in the proportion which its Revolving Commitment bears to the total Revolving Commitments as at the relevant Drawing Date; and

(h)	each Revolving Bank will participate (by way of indemnity in favour of the relevant Issuing Bank pursuant to paragraph 4(b) of Schedule 9 (Indemnity)) in each Bank Guarantee and Letter of Credit in the proportion which its Revolving Commitment bears to the total Revolving Commitments as at the relevant Drawing Date.

(i)	For the purposes of Clauses 3.1(i) and (j) (Basis of Participation) and determining the Revolving Banks’ respective participations in Drawings of the Revolving Facility, the Revolving Commitment of each Ancillary Bank will be reduced by the amount of its Ancillary Limit and the total Revolving Commitments will be reduced by the total Ancillary Limits in each case as at the relevant Drawing Date.

3.2	Lending Offices:

(a)	Subject as provided in Clause 3.3 (Lending Affiliates), each Bank will participate in each Drawing through its Lending Office. If any Bank changes its Lending Office for the purpose of this Agreement, that Bank will notify the Facility Agent and the Obligors’ Agent promptly of such change and, until it does so, the Facility Agent and the Obligors’ Agent will be entitled to assume that no such change has taken place.

(b)	Any Bank may nominate a different Lending Office for the purposes of making a particular Drawing or particular type of Drawing to a Borrower in which event such Lending Office shall be for all purposes of this Agreement its Lending Office for that Drawing or type of Drawing but not otherwise.

(c)	If any Bank changes its Lending Office or nominates a different Lending Office for the purpose of the Facilities and that change or nomination would (but for this Clause 3.2(c) and as a result of laws or regulations in force or known to be coming into force at that time) result on the occasion of any subsequent payment to that Bank in any amount being required to be paid by an Obligor under Clause 12 (Taxes and Other Deductions) or 13.2 (Increased Costs), that Obligor shall not be liable to pay any such amount in excess of the amount it would have been obliged to pay if that Bank had not changed its Lending Office or nominated a different Lending Office.

3.3	Lending Affiliates:

(a)	The obligations of each Bank in respect of each Drawing to be made available by it under this Agreement may be discharged by such Bank nominating in this Agreement or in the Transfer Certificate pursuant to which it becomes party to this Agreement or in writing to the Facility Agent and the Obligors’ Agent, an Affiliate of such Bank as being the lender of one or more Drawings, or by such Affiliate executing this Agreement in such capacity. Such Affiliate may lend or otherwise make available the amount which such Bank is obliged to lend or so make available in accordance with and subject to the terms of this Agreement. Any amount made available by an Affiliate shall be due for repayment to it in accordance with the terms of this Agreement as though it had been made available by such Bank. Such Affiliate shall be entitled to the extent of its participation by virtue of such Drawing to all the rights and benefits of this Agreement and the other Senior Finance Documents including, without limitation, Clause 12 (Taxes and Other Deductions) and Clause 13 (Change in Circumstances) provided that such rights and benefits shall be exercised on its behalf by its nominating Bank save where law or regulation requires the Affiliate to do so. Each Bank shall remain liable and responsible for the performance of all obligations assumed by the Affiliate on its behalf, and non-performance of a Bank’s obligations by its Affiliate shall not relieve such Bank from its obligations under this Agreement.

(b)	If any Bank nominates an Affiliate for the purposes of Clause 3.3(a) and that nomination would (but for this Clause 3.3 as a result of laws or regulations in force or known to be coming into force at that time) result on the occasion of any subsequent payment to that Affiliate in any amount being required to be paid by an Obligor under Clause 12 (Taxes and Other Deductions) or Clause 13.2 (Increased Costs), that Obligor shall not be liable to pay any such amount in excess of the amount it would have been obliged to pay if that Bank had not nominated its Affiliate to participate in the Facilities as above. Each Bank shall notify the Facility Agent and the Obligors’ Agent of the tax jurisdiction from which its Affiliate will participate in the relevant Drawings.

(c)	Any notice or communication to be made to an Affiliate pursuant to Clause 22.1 (Notices) shall be deemed to be served if delivered to the Lending Office of the Bank which nominated the Affiliate pursuant to Clause 3.3 provided that any such notice or communication may be served directly upon the Affiliate at the address supplied to the Facility Agent by the nominating Bank pursuant to its nomination of such Affiliate under Clause 3.3(a) to the extent required to mitigate any obligation to deduct withholding tax from any payment to such Bank pursuant to Clause 12 (Taxes and Other Deductions) or any payment obligation which might otherwise arise pursuant to Clause 13 (Change in Circumstances).

3.4	Rights and Obligations of Senior Finance Parties: The rights and obligations of each of the Senior Finance Parties under the Senior Finance Documents are several and the total amounts outstanding at any time under the Senior Finance Documents constitute separate and independent debts. Failure of a Senior Finance Party to observe and perform its obligations under any Senior Finance Document shall neither:

(a)	result in any other Senior Finance Party incurring any liability whatsoever; nor

(b)	relieve any Obligor or any other Senior Finance Party from their respective obligations under the Senior Finance Documents.

3.5	Enforcement of Rights: Subject to any provision of the Senior Finance Documents to the contrary, each Senior Finance Party has the right to protect and enforce its rights arising out of the Senior Finance Documents and it will not be necessary for any other Senior Finance Party to be joined as an additional party in any proceedings brought for the purpose of protecting or enforcing such rights.

3.6	Syndication:

(a)	The parties acknowledge that (i) at the date of the Sixth Amendment Agreement, the Tranche C3 Facility is being made available by the Original Tranche C3 Banks with the intention (but not the obligation) that the Tranche C3 Syndication Agent should co-ordinate syndication of the Tranche C3 Term Facility and (ii) at the date of the Fifth Amendment Agreement, the Tranche D Facility is being made available by the Original Tranche D Banks with the intention (but not the obligation) that the Tranche D Syndication Agent should co-ordinate syndication of the Tranche D Term Facility.

(b)	Each of the Parent and the Borrowers undertakes to assist and cooperate with (i) the Tranche C3 Syndication Agent and the Documentation Agent in syndication of the Tranche C3 Term Facility (and in forming syndicates of banks and other financial institutions in relation thereto) in such manner and to such extent as the Tranche C3 Syndication Agent may from time to time reasonably request (ii) the Tranche D Syndication Agent and the Documentation Agent in syndication of the Tranche D Term Facility (and in forming syndicates of banks and other financial institutions in relation thereto) in such manner and to such extent as the Tranche D Syndication Agent may from time to time reasonably request, in each case including, without limitation, by:

(i)	the preparation of each of the Bridge Note Refinancing Memorandum and the McLeod Syndication Memorandum in relation to the Parent and the Group and providing all information necessary for the assessment of the business, trading, prospects, financial condition, assets and liabilities of the Parent and the Group, the Yell Acquisition and the McLeod Acquisition and all other information necessary to successfully complete such syndication which is available to, or reasonably obtainable by them;

(ii)	using reasonable efforts to ensure that the syndication process benefits from the existing relationships with Banks enjoyed by the Investors and hosting presentations to potential Banks concerning the activities of the Parent and the Group; and

(iii)	participating in presentations to potential Banks covering the activities of the Group.

4.	CONDITIONS PRECEDENT

4.1	Initial Conditions Precedent to Drawdown of the Original Facilities: The Banks shall not be under any obligation to make any Drawing of the Original Facilities available to the Borrowers under this Agreement unless:

(a)	Documentary: the Facility Agent has received each of the documents specified in Part A of Schedule 3 (or the Facility Agent is satisfied that, subject only to the making of the relevant Term Advances on the Yell Completion Date, it will receive such documents) in form and substance satisfactory to the Facility Agent;

(b)	Equity: the Facility Agent is satisfied that:

(i)	Topco has subscribed in full in cash an aggregate amount of not less than £1,000,000 by way of subscription for equity share capital issued by the Parent; and the holders of the Initial Subordinated Loan Stock have subscribed in full in cash an aggregate amount of not less than £549,000,000 by way of Initial Subordinated Loan Stock issued by the Parent; and the Vendor Noteholder has subscribed in full in cash an aggregate amount of £100,000,000 by way of subscription for the Vendor Loan Note issued by the UK Principal Borrower;

(ii)	such equity share capital is unconditionally owned by Topco and registered in its name in the books of the Parent and such Initial Subordinated Loan Stock and Vendor Loan Note is unconditionally owned by the holders of the Initial Subordinated Loan Stock and the Vendor Noteholder, respectively, and registered in their names in the books of the Parent and the UK Principal Borrower, respectively; and

(iii)	the total proceeds of the subscription described in paragraph (i) above have been subscribed for equity share capital in, or have been lent pursuant to the Initial Inter-Company Loan Agreements through each of the relevant Excluded Group Members to, the Principal Borrowers in accordance with the steps set forth in the Yell Structure Document and the Yell Completion Funds Flow Statement and that such total proceeds are standing to the credit of the Yell Closing Account;

(c)	Senior Subordinated Debt: the Facility Agent is satisfied that either (i) the Bridge Finance Parties have loaned in full in cash to the Issuer an amount of not less than £500,000,000 pursuant to the terms of the Bridge Facility Finance Documents or (ii) the High Yield Noteholders and the Discount High Yield Noteholders have subscribed in full in cash to the Issuer an amount of not less than £500,000,000 pursuant to the terms of the Bond Finance Documents and in either case the Issuer has lent the total proceeds thereof pursuant to the Initial Inter-Company Loan Agreements through each of the relevant Excluded Group Members to the Principal Borrowers in accordance with the steps set forth in the Yell Structure Document and the Yell Completion Funds Flow Statement and the total proceeds are standing to the credit of the Yell Closing Account; and

(d)	Yell Completion: the Facility Agent is satisfied that the Yell Completion will occur immediately after the making of the Term Advances (other than the Tranche D Advances) under this Agreement.

The Facility Agent confirms that it is satisfied that the conditions specified in this Clause 4.1 (Initial Conditions Precedent to Drawdown of the Original Facilities) have been fulfilled.

4.2	Initial Conditions Precedent to Drawdown of the Tranche D Term Facility: The Tranche D Banks shall not be under any obligation to make any Drawing of the Tranche D Term Facility available to the Tranche D Borrower under this Agreement unless:

(a)	Documentary: the Facility Agent has received each of the documents specified in Part B of Schedule 3 (or the Facility Agent is satisfied that, subject only to the making of the Tranche D Advance on the McLeod Completion Date, it will receive such documents) in form and substance satisfactory to the Facility Agent;

(b)	Equity: the Facility Agent is satisfied that:

(i)	Topco has subscribed in full in cash in an amount not less than the amount shown in the McLeod Structure Document as the total amount of the Additional Equity Contribution by way of subscription for equity share capital issued by the Parent;

(ii)	the holders of Additional Subordinated Loan Stock have subscribed in full in cash in an amount not less than the amount shown in the McLeod Structure Document as the total amount of the Additional Subordinated Loan Stock by way of Additional Subordinated Loan Stock issued by the Parent;

(iii)	such equity share capital is unconditionally owned by Topco and is registered in its name in the books of the Parent and such Additional Subordinated Loan Stock is unconditionally owned by the holders of the Additional Subordinated Loan Stock and is registered in their names in the books of the Parent; and

(iv)	the total proceeds of the subscriptions described in paragraphs (i) and (ii) above have been subscribed for equity share capital in, or have been lent pursuant to Additional Inter-Company Loan Agreements through each of the relevant Excluded Group Members to, the Tranche D Borrower in accordance with the steps set forth in the McLeod Structure Document and the McLeod Completion Funds Flow Statement and that such total proceeds are standing to the credit of the McLeod Closing Account;

(c)	Surplus Funding: the Facility Agent is satisfied that:

(i)	the Subordinated Guarantor has lent from the proceeds of the Surplus Funding Account an amount equal to the total balance of the Surplus Funding Account on the McLeod Completion Date (which amount shall be stated in the McLeod Structure Document and shall not be less than US$35,000,000) pursuant to Additional Inter-Company Loan Agreements through each of the relevant Excluded Group Members to the Tranche D Borrower in accordance with the steps set forth in the McLeod Structure Document and the McLeod Completion Funds Flow Statement and that such total proceeds are standing to the credit of the McLeod Closing Account; and

(ii)	the total proceeds of the subscriptions described in Clauses 4.2(b)(i) and 4.2(b)(ii) (Equity) and the total proceeds of the Surplus Funding Account described in this Clause 4.2(c), in each case standing to the credit of the McLeod Closing Account, are not less than an aggregate amount of US$125,000,000; and

(d)	Senior Subordinated Debt: the Facility Agent is satisfied that the Bridge Noteholders have subscribed in full in cash to the Issuer an amount of not less than US$250,000,000 pursuant to the terms of the Bridge Notes Finance Documents and the Issuer has lent the total proceeds thereof pursuant to Additional Inter Company Loan Agreements through each of the relevant Excluded Group Members to the Tranche D Borrower in accordance with the steps set forth in the McLeod Structure Document and the McLeod Completion Funds Flow Statement and the total proceeds are standing to the credit of the McLeod Closing Account; and

(e)	McLeod Completion: the Facility Agent is satisfied that the McLeod Completion will occur immediately after the making of the Tranche D Advance under this Agreement.

When the Facility Agent is satisfied that the conditions specified in this Clause 4.2 (Initial Conditions Precedent to Drawdown of the Tranche D Term Facility) have been fulfilled, it will notify the Obligors’ Agent and the Banks.

4.3	Initial Conditions Precedent to Drawdown of the Tranche C3 Term Facility: The Tranche C3 Banks shall not be under any obligation to make any Drawing of the Tranche C3 Term Facility available to the UK Principal Borrower under this Agreement unless:

(a)	Documentary: the Facility Agent has received each of the documents specified in Part C of Schedule 3 (or the Facility Agent is satisfied that, subject only to the making of the Tranche C3 Advance on the Bridge Note Refinancing Date, it will receive such documents) in form and substance satisfactory to the Facility Agent;

(b)	Cash Contribution: the Facility Agent is satisfied that certain Subsidiaries of the Parent have lent or otherwise made available the aggregate proceeds of each of the Required Cash Contribution and (if any) the Excess Cash Contribution to the Issuer on the Bridge Note Refinancing Date on a basis to be agreed by the Facility Agent, the Documentation Agent and the Parent and that such proceeds are standing to the credit of the Bridge Note Refinancing Closing Account; and

(c)	Bridge Note Refinancing: the Facility Agent is satisfied that the Bridge Note Refinancing will occur immediately after the making of the Tranche C3 Advance under this Agreement.

When the Facility Agent is satisfied that the conditions specified in this Clause 4.3 (Initial Conditions Precedent to Drawdown of the Tranche C3 Term Facility) have been fulfilled, it will notify the Obligors’ Agent and the Banks.

4.4	Additional conditions precedent: In addition the Banks shall be under no obligation to make any Drawing available to the Borrowers unless, on both the date of the relevant Drawing Request and the relevant Drawing Date:

(a)	no Event of Default or (save in the case of Rollover Advances) Potential Event of Default has occurred and is continuing and no Event of Default or (save in the case of Rollover Advances) Potential Event of Default will occur as a result of making such Drawing;

(b)	the representations and warranties set out in Clause 15.1 (Representations and Warranties) stipulated in Clause 15.2 (Repetition) as being repeated on those dates are true and accurate in each case by reference to the facts and circumstances then subsisting and will remain true and accurate immediately after the Drawing is made and after the Yell Completion has occurred or, in the case of the Drawing under the Tranche C3 Term Facility, after the Bridge Note Refinancing has occurred or, in the case of the Drawing under the Tranche D Term Facility, after the McLeod Completion has occurred (provided that in the case of Rollover Advances, any failure by a Borrower to comply with this Clause 4.4(b) shall constitute a drawstop only to the extent it gives rise to an Event of Default); and

(c)	in relation to any Drawing of an Advance required for discharging the purchase price for the Yell Business or McLeod, none of the circumstances specified in Clause 13.4(a)(ii)(a) (Change in Market Conditions) has occurred and is continuing and, in relation to any other Drawing, none of the circumstances specified in Clause 13.4(a) (Change in Market Conditions) has occurred and is continuing, or if they have occurred and are continuing, an alternative basis for funding the amount of the proposed Drawing has been agreed by the Facility Agent and the Obligors’ Agent in accordance with Clause 13.4(b) (Change in Market Conditions).

5.	DRAWINGS

5.1	Delivery of Drawing Requests: In order to draw the Term Facilities or the Revolving Facility, the Obligors’ Agent or the relevant Borrower must deliver to the Facility Agent a duly completed Drawing Request not later than 10.00 a.m. three Business Days (or such shorter notice period as may be agreed by the Banks and the Obligors’ Agent in respect of Drawings to be made on the Yell Completion Date, the McLeod Completion Date or the Bridge Note Refinancing Date) prior to the proposed Drawing Date specifying:

(a)	which of the Facilities the Drawing is to be made under, whether the Drawing is of an Advance, Letter of Credit or Bank Guarantee and the identity of the Borrower;

(b)	the proposed Drawing Date (which must be a Business Day falling within the relevant Availability Period);

(c)	if the Drawing is by way of a Term Advance, the amount of such Advance which must be in compliance with Clause 2.1 (Facilities) and be equal to the undrawn portion of the total Commitments in relation to the Term Facility under which such Advance is being requested;

(d)	in the case of a Drawing under the Revolving Facility:

(i)	the amount of such Drawing which must be equal to or less than (or in the case of a Drawing in an Optional Currency have a Sterling Equivalent equal to or less than) the undrawn portion on the proposed Drawing Date (but after taking into account the amount of any Drawing under the Revolving Facility to be repaid on the proposed Drawing Date) of the total Revolving Commitments (as reduced by the amount of the total Ancillary Limits) and must be if less in a minimum amount of £2,000,000 and an integral multiple of £1,000,000 in the case of a Drawing in Sterling or in the case of a Drawing in an Optional Currency have a Sterling Amount of not less than £2,000,000; and

(ii)	if the proceeds are to be used as described in Clause 2.5 (Acquisition Advances) the identity of the Permitted Acquisition, the amount to be so applied and confirmation that the amount to be so applied will not cause the limits specified in Clause 2.5 (Acquisition Advances) to be exceeded.

(e)	if the Drawing is by way of an Advance the duration of the first Interest Period applicable to such Advance;

(f)	details of the payee and the account to which the proceeds of the Drawing (if by way of an Advance) are to be paid (which account must be in the principal financial centre of the country of the currency of such Drawing and for this purpose, in the case of a Drawing in Euro, the principal financial centre of any Participating Member State may be nominated);

(g)	if the Drawing is by way of issue of a Letter of Credit or Bank Guarantee:

(i)	the beneficiary of such Letter of Credit or Bank Guarantee;

(ii)	the expiry date of the Letter of Credit or Bank Guarantee which must be a date on or before the Revolving Facility Repayment Date and must not be more than twelve months after the date of issue of such Letter of Credit or Bank Guarantee;

(iii)	the terms of the arrangement to which the issue of the Letter of Credit or Bank Guarantee relate; and

attaching the execution copy of the Letter of Credit or Bank Guarantee to be issued.

(h)	in respect of any Drawing under the Tranche C3 Term Facility:

(i)	the amount of the Excess Cash Contribution;

(ii)	the amount of the Operational Cash Flow Component,

and including with such Drawdown Request, a break-down of the sources of the Required Cash Contribution and the Excess Cash Contribution (including, without limitation, details of the Operational Cash Flow Component).

5.2	Requests Irrevocable: A Drawing Request once given may not be withdrawn or revoked.

5.3	Frequency/Number of Drawings: Not more than one Drawing of the Revolving Facility may be requested in any period of 5 consecutive Business Days and not more than 12 Drawings of the Revolving Facility may be outstanding at any one time.

5.4	Notice to the Banks of a proposed Drawing: The Facility Agent will promptly give each Bank details of each Drawing Request received and of the amount and currency of the Bank’s participation in the relevant Drawing.

5.5	Making of Advances: Subject to the provisions of this Agreement, each Bank will make available to the Facility Agent its participation in any Advance properly requested under this Agreement on the relevant Drawing Date.

5.6	Issue of Letters of Credit/Bank Guarantees:

(a)	Subject to the provisions of this Agreement, the Issuing Bank will issue any Letter of Credit or Bank Guarantee properly requested by delivery of such Letter of Credit or Bank Guarantee to

(or to the order of) the beneficiary of such Letter of Credit or Bank Guarantee on the relevant Drawing Date.

(b)	No Letter of Credit or Bank Guarantee shall be issued for the account of a member of the Group which is not a Borrower under this Agreement or to a beneficiary which the Issuing Bank or any Bank is prohibited from dealing with by any law or directive.

(c)	The Issuing Bank shall be Deutsche Bank AG London unless another Bank shall agree with the Obligors’ Agent and the Facility Agent that it will issue any Letter of Credit or Bank Guarantee, in which case that Bank shall be the Issuing Bank for the purposes of that Letter of Credit or Bank Guarantee.

(d)	The provisions of Schedule 9 shall apply in relation to any Letter of Credit or Bank Guarantee issued under this Agreement.

6.	INTEREST

6.1	Interest Periods: Interest shall be calculated and payable on each Advance by reference to Interest Periods. Subject to the other provisions of this Agreement each Interest Period shall be of 1, 2, 3 or 6 months’ duration as selected by the relevant Borrower or the Obligors’ Agent in the Drawing Request for that Advance or such other periods as may be agreed between the Obligors’ Agent and the Banks or, in the case of any subsequent Interest Period relating to a Term Advance, in a notice received by the Facility Agent not later than 11.00 a.m. on the third Business Day before the first day of that Interest Period (or such other period as may be agreed between the Obligors’ Agent and the Banks) except that:

(a)	until the earlier of the date falling 90 days after the Bridge Note Refinancing Date and the date on which the Tranche C3 Syndication Agent advises the Obligors’ Agent that syndication of the Tranche C3 Term Facility is complete, Interest Periods relating to the Tranche C3 Advance shall be of no more than one month’s duration;

(b)	until the earlier of the date falling 120 days after the McLeod Completion Date and the date on which the Tranche D Syndication Agent advises the Obligors’ Agent that syndication of the Tranche D Term Facility is complete, Interest Periods relating to the Tranche D Advance shall be of no more than one month’s duration;

(c)	the first Interest Period applicable to any Term Advance in the same currency as any other Term Advance (other than the first Term Advance) shall end on the same date as the then current Interest Period relating to the then outstanding Term Advance or Term Advances in the same currency;

(d)	each Advance shall have an Interest Period commencing on its Drawing Date and each successive Interest Period applicable to a Term Advance shall commence on the expiry of the immediately preceding Interest Period for that Term Advance;

(e)	if a Borrower wishes to select an Interest Period for a Term Advance extending beyond a Repayment Date, it may do so only in relation to that part of the Term Advance not due for repayment on that date. The remainder (being equal to the repayment instalment due on that date) shall be deemed to be a separate Term Advance with an Interest Period ending on that date;

(f)	subject to the above exceptions, any Interest Period for which no effective selection notice is received by the Facility Agent shall be of three months duration; and

(g)	no Interest Period in relation to a Revolving Advance may extend beyond the Revolving Facility Repayment Date.

6.2	Interest Rate: The rate of interest applicable to an Advance for a particular Interest Period shall be the rate per annum determined by the Facility Agent to be the sum of:

(a)	the Additional Costs Rate;

(b)	the applicable Margin; and

(c)	EURIBOR or LIBOR, as the case may be, for that Advance for that Interest Period.

Interest will accrue daily and shall be calculated on the basis of a 365 day year in the case of Advances denominated in Sterling and a 360 day year in the case of Advances denominated in any other currency.

6.3	Notification of Interest Periods and Rates: The Facility Agent shall promptly notify the Obligors’ Agent and the Banks of the duration of each Interest Period and the rate of interest applicable to such Interest Period.

6.4	Payment of Interest: On the last day of each Interest Period, the relevant Borrower shall pay the unpaid interest accrued during the relevant Interest Period on the Advance to which it relates provided that if an Interest Period is in excess of six months, unpaid interest accrued during each six month period shall be paid on the last Business Day of such six month period with the balance of the unpaid interest accrued during that Interest Period to be paid on the last day of the relevant Interest Period.

6.5	Default Interest: If any Obligor fails to pay any sum (including, without limitation, any sum payable pursuant to this Clause 6.5 (Default Interest)) under any Senior Finance Document on its due date (an “unpaid sum”), such Obligor will pay default interest on such unpaid sum from its due date to the date of actual payment (as well after as before judgment) at a rate determined by the Facility Agent to be 1 per cent. per annum above:

(a)	where the unpaid sum is principal which has fallen due prior to the expiry of the relevant Interest Period, the rate applicable to such principal immediately prior to the date it so fell due (but only for the period from such due date to the end of the relevant Interest Period); or

(b)	in any other case (including principal falling within paragraph (a) above once the relevant Interest Period has expired), the rate which would be payable if the unpaid sum was an Advance made for a period equal to the period of non-payment divided into successive Interest Periods of such duration as shall be selected by the Facility Agent (each a “Default Interest Period”).

For the purposes of determining the rate of interest on an overdue sum under this Clause 6.5, the Margin shall be:

(a)	if such sum comprises principal of, or interest or any other amount due under, the Tranche A Term Facility or the Revolving Facility, the Margin in relation to the Tranche A Term Facility and the Revolving Facility;

(b)	if such sum comprises principal of, or interest or any other amount due under, the Tranche B Term Facility, the Margin in relation to the Tranche B Facility;

(c)	if such sum comprises principal of, or interest or any other amount due under, the Tranche C1 Term Facility, the Tranche C2 Term Facility or the Tranche C3 Term Facility, the Margin in relation to the Tranche C1 Term Facility, the Tranche C2 Term Facility and the Tranche C3 Term Facility respectively;

(d)	if such sum comprises principal of, or interest or any other amount due under, the Tranche D Term Facility, the Margin in relation to the Tranche D Term Facility; and

(e)	if such sum is not properly attributable to any of the Tranche A Term Facility, the Revolving Facility, the Tranche B Term Facility, the Tranche C1 Term Facility, the Tranche C2 Term Facility, the Tranche C3 Term Facility or the Tranche D Term Facility, the Margin under the Tranche A Term Facility.

Default interest will be payable on demand by the Facility Agent and will be compounded at the end of each Default Interest Period.

6.6	Margin Adjustment:

(a)	Save as provided in this Clause 6.6 (Margin Adjustment) the Margin in relation to each Advance shall be the rate applicable to that Advance as specified in the definition of Margin contained in Clause 1.1 (Definitions).

(b)	In the event that the quarterly consolidated financial statements of the Group last received by the Facility Agent pursuant to Clause 16.6(d) (Financial Statements) together with the certificate relating thereto delivered pursuant to Clause 16.6(e)(i) (Compliance Certificates) disclose a Leverage Ratio calculated in accordance with Clause 16.7 (Financial Covenants) as at and for the 12 month period ending on the last day of the relevant Accounting Quarter at a level which in accordance with the table set out below indicates a reduced Margin then the Margin shall be a percentage per annum determined as follows:

Leverage Ratio	Tranche A Term Facility%	Revolving Facility%
Greater than or equal to 5.25:1	2.375	2.375
Less than 5.25:1 but greater than or equal to 4.50:1	2.10	2.10
Less than 4.50:1 but greater than or equal to 3.50:1	1.85	1.85
Less than 3.50:1 but greater than or equal to 2.75:1	1.60	1.60
Less than 2.75:1	1.20	1.20

provided that:

(A)	there shall be no reduction in the Margin prior to receipt by the Facility Agent of the quarterly consolidated financial statements of the Group for the first three Accounting Quarters following the Yell Completion Date;

(B)	any change in the Margin shall take effect during (but only during) the period from (and including) the date on which the Facility Agent has received the relevant quarterly consolidated financial statements of the Group in accordance with Clause 16.6(d) (Financial Statements) and the certificate relating thereto in accordance with Clause 16.6(e)(i) (Compliance Certificates) until (but excluding) the date (a “Readjustment Date”) being the earlier of:

(1)	the date on which the Facility Agent next receives quarterly consolidated financial statements pursuant to Clause 16.6(d)(Financial Statements) and the certificate relating thereto pursuant to Clause 16.6(e)(i) (Compliance Certificates);

(2)	the latest date by which the Facility Agent should have received the quarterly consolidated financial statements and certificate relating thereto referred to in sub paragraph (I) above;

and, on each Readjustment Date, the Margin shall revert to its original level at the date of this Agreement, unless a lower Margin than the original level of Margin shall be applicable in accordance with this Clause 6.6 (Margin Adjustment); and

(C)	there shall be no decrease in the Margin if an Event of Default has occurred which is continuing and the Margin shall immediately revert to its original level at the date of this Agreement until such time as any Event of Default is no longer continuing, whereupon the Margin shall be determined in accordance with this Clause 6.6 (Margin Adjustment) on the basis of the most recently delivered quarterly consolidated financial statements of the Group.

6.7	Margin Inaccuracy: If any annual audited financial statements delivered under Clause 16.6(d) (Financial Statements) demonstrate that the Margin:

(a)	should have been varied in accordance with Clause 6.6 (Margin Adjustment) when it has not been; or

(b)	should not have been varied in accordance with Clause 6.6 (Margin Adjustment) when it has been,

in either case by reason of an inaccuracy in the relevant quarterly consolidated financial statements, payments of interest shall following receipt of the relevant audited financial statements by the Facility Agent be adjusted (downwards or, as the case may be, upwards) by such amount as the Facility Agent shall determine is necessary to give effect to the correct variation in the Margin as demonstrated by the audited financial statements. The Facility Agent’s determination of the adjustments payable under this Clause 6.7 (Margin Inaccuracy) shall, save in the case of manifest error, be conclusive and the Facility Agent shall provide the Obligors’ Agent with reasonable details of the calculation of such adjustments.

7.	REPAYMENT

7.1	Term Advances:

(a)	Each Borrower of the Tranche A Advances shall procure that the aggregate outstanding principal amount of the Tranche A Advances drawn by it shall be repaid in instalments. An instalment shall fall due on each of the dates specified in column (1) below and the aggregate amount of the instalment payable by the Borrowers of the Tranche A Advances on that date shall be in the amount equal to the percentage of the Tranche A Advances advanced on the Yell Completion Date specified in column (2) below opposite that date. The portion of any instalment owing by any Borrower shall be based on the proportion that the Tranche A Advances owing by such Borrower bear to the Tranche A Advances owing by all the Borrowers. Any balance of the Tranche A Advances remaining outstanding on the Final Tranche A Repayment Date shall be repaid in full on that date.

(1)	Date	(2)	Percentage
	30 September 2002		4.25%
	31 March 2003		4.25%
	30 September 2003		6.25%
	31 March 2004		6.25%
	30 September 2004		9.0%
	31 March 2005		9.0%
	30 September 2005		11.0%
	31 March 2006		11.0%
	30 September 2006		9.50%
	31 March 2007		9.50%
	30 September 2007		10.0%
	31 March 2008		10.0%

(b)	Each Borrower of the Tranche B Advances shall procure that the aggregate outstanding principal amount of the Tranche B Advances drawn by it shall be repaid in full in two equal instalments the first of which shall be repaid on the date falling six months prior to the Final Tranche B Repayment Date and the second of which shall be repaid on the Final Tranche B Repayment Date. The portion of any instalment owing by any Borrower shall be based on the proportion that the Tranche B Advances owing by such Borrower bear to the Tranche B Advances owing by all the Borrowers. Any balance of the Tranche B Advances remaining outstanding on the Final Tranche B Repayment Date shall be repaid in full on that date.

(c)	Each Borrower of the Tranche C1 Advances shall procure that the aggregate outstanding principal amount of the Tranche C1 Advances drawn by it shall be repaid in instalments. An instalment shall fall due on each of the dates specified in column (1) below and the aggregate amount of the instalment payable by the Borrowers of the Tranche C1 Advances on the relevant date shall be in an amount equal to the percentage of the total aggregate amount of the Tranche C1 Advances advanced to the relevant Borrowers specified in Column 2 below opposite that date. The portion of any instalment owing by any Borrower shall be based on the proportion that the Tranche C1 Advances owing by such Borrower bear to the Tranche C1 Advances owing by all the Borrowers. Any balance of the Tranche C1 Advances remaining outstanding on the Final Tranche C1 Repayment Date shall be repaid in full on that date.

(1)	Date	(2)	Percentage
	30 September 2002		0.5%
	31 March 2003		0.5%
	30 September 2003		0.5%
	31 March 2004		0.5%
	30 September 2004		0.5%
	31 March 2005		0.5%
	30 September 2005		0.5%
	31 March 2006		0.5%
	30 September 2006		0.5%
	31 March 2007		0.5%
	30 September 2007		0.5%
	31 March 2008		0.5%
	30 September 2008		0.5%
	31 March 2009		0.5%
	30 September 2009		46.5%
	31 March 2010		46.5%

(d)	Each Borrower of the Tranche C2 Advances shall procure that the aggregate outstanding principal amount of the Tranche C2 Advances drawn by it shall be repaid in instalments. An instalment shall fall due on each of the dates specified in column (1) below and the aggregate amount of the instalment payable by the Borrowers of the Tranche C2 Advances on the relevant date shall be in an amount equal to the percentage of the total aggregate amount of the Tranche C2 Advances advanced to the relevant Borrowers specified in Column 2 below opposite that date. The portion of any instalment owing by any Borrower shall be based on the proportion that the Tranche C2 Advances owing by such Borrower bear to the Tranche C2 Advances owing by all the Borrowers. Any balance of the Tranche C2 Advances remaining outstanding on the Final Tranche C2 Repayment Date shall be repaid in full on that date.

(1)	Date	(2)	Percentage
	30 September 2002		0.5%
	31 March 2003		0.5%
	30 September 2003		0.5%
	31 March 2004		0.5%
	30 September 2004		0.5%
	31 March 2005		0.5%
	30 September 2005		0.5%
	31 March 2006		0.5%
	30 September 2006		0.5%
	31 March 2007		0.5%
	30 September 2007		0.5%
	31 March 2008		0.5%
	30 September 2008		0.5%
	31 March 2009		0.5%
	30 September 2009		46.5%
	31 March 2010		46.5%

(e)	The UK Principal Borrower shall procure that the aggregate outstanding principal amount of the Tranche C3 Advance drawn by it shall be repaid in instalments. An instalment shall fall due on each of the dates specified in column (1) below and the aggregate amount of the instalment payable by the UK Principal Borrower on the relevant date shall be in an amount equal to the percentage of the total aggregate amount of the Tranche C3 Advance specified in Column 2 below opposite that date. Any balance of the Tranche C3 Advance remaining outstanding on the Final Tranche C3 Repayment Date shall be repaid in full on that date.

(1)	Date	(2)	Percentage
	31 March 2003		0.5%
	30 September 2003		0.5%
	31 March 2004		0.5%
	30 September 2004		0.5%
	31 March 2005		0.5%
	30 September 2005		0.5%
	31 March 2006		0.5%
	30 September 2006		0.5%
	31 March 2007		0.5%
	30 September 2007		0.5%
	31 March 2008		0.5%
	30 September 2008		0.5%
	31 March 2009		0.5%
	30 September 2009		46.5%
	31 March 2010		47.0%

(f)	The Tranche D Borrower shall procure that the aggregate outstanding principal amount of the Tranche D Advance shall be repaid in full in two equal instalments the first of which shall be repaid on the date falling six months prior to the Final Tranche D Repayment Date and the second of which shall be repaid on the Final Tranche D Repayment Date. Any balance of the Tranche D Advance remaining outstanding on the Final Tranche D Repayment Date shall be repaid in full on that date.

7.2	Revolving Advances:

(a)	Each Revolving Advance shall be repaid by the relevant Borrower on the last day of the Interest Period applicable to that Revolving Advance. All Revolving Advances outstanding on the Revolving Facility Repayment Date shall be repaid on that date and no further Revolving Advances shall be capable of being drawn after that date.

(b)	Subject to the provisions of this Agreement, any amount repaid or prepaid under the Revolving Facility shall be capable of being redrawn.

7.3	Miscellaneous: The provisions of Clause 8.8 (Miscellaneous) shall apply to any repayment under this Clause 7 (Repayment).

8.	PREPAYMENT

8.1	Voluntary Prepayments: Any Borrower may prepay an Advance or any part thereof at any time provided that the Facility Agent has received not less than 2 Business Days notice from the Obligors’ Agent of the proposed date and amount of the prepayment and provided that any partial prepayment of an Advance will be in a minimum amount of £3,000,000 and an integral multiple of £1,000,000 (or, if an Optional Currency, have a Sterling Equivalent in a minimum amount of £3,000,000 in the case of Tranche B Advances, Tranche C1 Advances, Tranche C2 Advances, Tranche C3 Advances, Tranche D

Advances or Revolving Advances), and if paid other than on the last day of an Interest Period is made together with any amount payable under Clause 24.4 (General Indemnity).

8.2	Mandatory Prepayments on Change of Control or Sale:

(a)	If either of the events listed in Clause 8.2(b) occurs, then forthwith thereafter (unless otherwise agreed with the Facility Agent acting on the instructions of all the Banks):

(i)	each Borrower will prepay all Advances drawn by it, accrued interest thereon and all other sums payable under this Agreement and the other Senior Finance Documents;

(ii)	the unutilised elements of the Revolving Facility will be cancelled and the Revolving Facility Commitment of each Bank shall be reduced to zero; and

(iii)	the relevant Borrower will provide cash cover in accordance with Clause 1.4 (Cash Cover) in an amount equal to, and in the currency of, the total Contingent Liabilities of all the Revolving Banks under all outstanding Letters of Credit and Bank Guarantees issued for the account of such Borrower.

(b)	The events referred to in Clause 8.2(a) are the following:

(i)	a Sale; or

(ii)	a Change of Control.

(c)	For the purposes of this Agreement:

“Change of Control” means:

(a)	Hicks Muse, its principals and their Affiliates, Apax, its principals and their Affiliates and the management of the Parent (together, the “Investors”) ceasing to have the power, directly or indirectly, to vote or direct the voting of shares having a majority of the ordinary voting power for the election of directors of the Parent provided that the occurrence of the foregoing events shall not be deemed a Change of Control if:

(i)	at any time prior to the consummation of an Initial Public Offering and for any reason whatever:

(A)	the Investors together otherwise have the right to designate (and do so designate) a majority of the board of directors of the Parent; or

(B)	the Investors and their employees, directors and officers (collectively, the “Investor Group”) together own legally and beneficially an amount of the ordinary share capital of the Parent equal to at least 50% of the percentage of ordinary share capital of the Parent owned by the Investor Group legally and beneficially as of the Yell Completion Date (after giving effect to the Yell Completion) and such ownership by the Investor Group represents the largest single block of voting shares of the Parent held by any person or persons; or

(ii)	at any time after the consummation of an Initial Public Offering and for any reason whatever:

(A)	no person or group of persons acting in concert excluding the Investor Group shall become the beneficial owner, directly or indirectly, of more than the greater of (x) 15% of the shares of the Parent then outstanding and (y) the percentage of the then outstanding issued voting shares of the Parent owned beneficially by the Investor Group; and

(B)	the board of directors of the Parent shall consist of a majority of Continuing Directors; or

(b)	a change of control occurs for the purpose of the High Yield Notes or the Discount High Yield Notes;

“Continuing Directors” means the directors of the Parent on 25 May 2001 and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Investors (directly or indirectly) in his or her election by the shareholders.

“Initial Public Offering” means an underwritten public offering by the Parent of its ordinary share capital to be listed and/or traded on any recognised investment exchange or market in any country.

“Sale” means a sale or disposal (whether in a single transaction or a series of related transactions) of all or substantially all of the business and/or assets of the Group.

8.3	Mandatory Prepayments from Receipts:

(a)	The Parent will procure that the Advances will be prepaid and/or cash cover provided in accordance with Clause 8.6 (Prepayments: Order of Application) in an amount equal to the Net Proceeds of any disposal of any asset of the Parent or any other member of the Group (other than a disposal permitted by Clause 16.3(b)(i) to (iv) (inclusive), (vii) or (viii) (Disposals)) which when aggregated with the Net Proceeds of other such disposals made in the same Financial Year exceed £5,000,000 in aggregate provided that such Net Proceeds shall not be required to be so applied to the extent that such Net Proceeds are reinvested as soon as practicable (but in any event either reinvested within 180 days after receipt, or contractually committed for reinvestment within such 180 day period and then reinvested within 180 days thereafter) in assets of a similar type to those disposed of or which are otherwise required for the Business. If, in accordance with Clause 16.3(c) (Arm’s Length Transactions), part of the Net Proceeds of any disposal is not received in cash or Cash Equivalents, such part shall only be subject to application in accordance with this Clause 8.3(a) when all or any portion thereof is received in, or converted into, cash or Cash Equivalents whereupon such cash or Cash Equivalents shall be applied in accordance with the foregoing provisions of this Clause 8.3(a).

(b)	The Parent will procure that the Advances will be prepaid and/or cash cover provided in accordance with Clause 8.6 (Prepayments: Order of Application) in an amount equal to any Net Proceeds received or recovered by the Parent or any member of the Group as a result of a claim for breach of contract or warranty under the Acquisition Documents or otherwise received from any Vendor under the Acquisition Documents or received as a result of claims against any professionals in relation to any of the Reports provided that such Net Proceeds shall not be required to be so applied to the extent that such Net Proceeds are reinvested or applied as soon as practicable (but in any event either reinvested or applied within 180 days, or contractually committed for reinvestment within such 180 day period and then reinvested or applied within 180 days thereafter) in replacing or investing in assets or to meet a liability in respect of which such Net Proceeds are received or recovered.

(c)	The Parent will procure that the Advances will be prepaid and/or cash cover provided in accordance with Clause 8.6 (Prepayments: Order of Application) in an amount equal to any moneys received by the Parent or any member of the Group as a result of a claim under any insurance (save for proceeds payable to third parties under any insurance for third party liability) to the extent not used to reinstate, replace, repair or otherwise invest in assets in respect of which such moneys were received or to meet a liability in respect of which such moneys were received or (if the moneys received relate to an asset which is no longer required for the Business) to invest in assets which are required for the Business, in each case as soon as practicable (but in any event either used within 180 days after receipt, or contractually committed for investment within such 180 day period and then used within 180 days thereafter).

Any moneys not immediately applied in prepayment and/or provision of cash cover in accordance with paragraphs (a), (b) or (c) above or Clause 8.5 (IPO Proceeds) shall be held in a Cash Collateral Account pending application in accordance with paragraphs (a), (b) or (c) above or Clause 8.5 (IPO Proceeds), as the case may be, and in the case of any moneys held in a Cash Collateral Account pending application in accordance with paragraphs (a), (b) and (c) above or Clause 8.5 (IPO Proceeds) which are not so applied within 180 days after receipt or so committed to be applied within that period and applied within 180 days thereafter, shall be applied in prepayment of the Advances and/or the provision of cash cover in accordance with Clause 8.6 (Prepayments: Order of Application).

8.4	Excess Cash Flow: Within 10 Business Days of delivery of the audited consolidated financial statements of the Group pursuant to Clause 16.6(d) (Financial Statements) for a Financial Year commencing with the Financial Year ending 31 March, 2003, the Borrowers will prepay the Advances and/or provide cash cover in an amount equal to 50 per cent. of the amount of Excess Cash Flow for such Financial Year provided that, if the Leverage Ratio in respect of any such Financial Year is 3.50:1 or lower, then the amount to be so applied in prepayment and/or provided as cash cover shall be equal to 25 per cent. of the amount of Excess Cash Flow for such Financial Year. Commencing with the Financial Year ending 31 March, 2003, the Parent will procure that the Auditors will deliver, together with the audited consolidated financial statements to be delivered to the Facility Agent pursuant to Clause 16.6(d)(i) (Financial Statements), a certificate confirming the amount of the Excess Cash Flow (if any) for the relevant Financial Year together with a calculation of how that amount has been determined.

8.5	IPO Proceeds: The Parent shall apply or procure another member of the Group to apply the aggregate net proceeds of any Flotation (if they exceed £20,000,000) either (a) in investing in assets required or useful for the Business and which become owned by a member of the Group (other than an Excluded Group Member) or (b) for one or more of the specified purposes of the Business for which the Flotation was undertaken (as described in the prospectus therefor) provided that such net proceeds shall not be used in or toward prepayment of any Financial Indebtedness of any member of the Group other than in or toward prepayment of the Facilities. For the purpose of this Clause 8.5, aggregate net proceeds means the total proceeds realised by the Parent, any Borrower and/or any other person the subject of a Flotation (not constituting a Change of Control) or any shareholder of the person the subject of such a Flotation less the reasonable costs, fees and expenses incurred in connection with such Flotation. On each occasion that aggregate net proceeds are received in respect of such a Flotation, the Parent shall procure that the amount required to be applied pursuant to this Clause 8.5 shall be, within three Business Days of such Flotation occurring, paid by a member of the Group (which has provided security over all or substantially all of its assets to the Senior Finance Parties) into a Cash Collateral Account. If such aggregate net proceeds are received by a person other than a member of the Group, the Parent shall procure that an amount equal to such aggregate net proceeds are contributed by a Further Equity Contribution to the Parent or by Further Subordinated Loan Stock so that the Parent is able to comply with its obligations under the preceding sentence. To the extent that any such amount is not applied in investing in assets or for the specified purposes of the Business described in the prospectus for the Flotation as permitted by this Clause 8.5 within a 180 day period commencing on such Flotation occurring (or contractually committed for investment or application within such 180 day period and then applied within 180 days thereafter) then they shall be then applied in or towards prepayment of the Facilities in accordance with Clause 8.6 (Prepayments: Order of Application). The Parent shall cease to be obliged to apply or procure the application of, in accordance with this Clause 8.5, any amount in respect of such aggregate net proceeds of a Flotation not constituting a Change of Control which occurs when the Leverage Ratio on the immediately preceding date on which such ratio was tested under Clause 16.7(d) (Leverage Ratio) was 3.5:1 or better and the Leverage Ratio for the twelve month period following the date of the Flotation (taking into account the Flotation but excluding the aggregate net proceeds or any other amounts in respect thereof received by the Group, save in the case of any prepayment of the Term Facilities or permanent repayment and cancellation of the Revolving Facility which shall be taken into account in the calculation of Total Net Debt) will be 3.5:1 or better (as evidenced by a pro forma calculation received from the Obligors’ Agent satisfactory to the Majority Banks (acting reasonably)).

8.6	Prepayments: Order of Application:

(a)	Prepayments made pursuant to Clauses 8.1 (Voluntary Prepayments), 8.3 (Mandatory Prepayments from Receipts), 8.4 (Excess Cash Flow) and 8.5 (IPO Proceeds) shall:

(i)	be applied, in the case of the first £60,000,000 aggregate principal amount applied in prepayment (whether voluntary or mandatory) in prepayment of Term Advances in order of maturity, inverse order of maturity or on a pro rata basis as directed by the Obligors’ Agent by no less than 3 Business Days notice in writing to the Facility Agent. If no such selection is made the relevant prepayments will be applied as provided below. Notwithstanding the foregoing, any Tranche C1 Bank’s, Tranche C2 Bank’s or Tranche C3 Bank’s right of waiver described in paragraph (ii) shall also apply to any proposed prepayment pursuant to this paragraph (i);

(ii)	in the case of all other prepayments not applied as provided in paragraph (i), as between the Tranche A Term Facility, the Tranche B Term Facility, the Tranche C1 Term Facility, the Tranche C2 Term Facility, the Tranche C3 Term Facility and the Tranche D Term Facility, be applied against outstandings pro rata to (A) the outstanding principal amount of the Tranche A Advance, (B) the outstanding principal amount of the Tranche B Advances, (C) the outstanding principal amount of the Tranche C1 Advances, (D) the outstanding principal amount of the Tranche C2 Advances (E) the outstanding principal amount of the Tranche C3 Advances and (F) the outstanding principal amount of the Tranche D Advance (provided that any Tranche C1 Bank, any Tranche C2 Bank or any Tranche C3 Bank may waive its rights to any such prepayment and any proposed prepayment under subparagraph (i) above by giving notice of such waiver to the Facility Agent by no later than the date falling one Business Day prior to the date on which the relevant prepayment is to be made in which event such amount shall be applied, at the option of the Obligors’ Agent, either against the outstanding principal amount of the Tranche A Advances or against outstandings pro rata to the outstanding principal amount of the Tranche A Advances, the outstanding principal amount of the Tranche B Advances and the outstanding principal amount of the Tranche D Advance); and

(iii)	in relation to the unpaid instalments in respect of the Tranche A Term Facility be applied pro rata against the scheduled instalments of principal detailed in Clause7.1(a) (Term Advances); and

(iv)	in relation to the unpaid instalments in respect of the Tranche B Term Facility be applied pro rata against the scheduled instalments of principal detailed in Clause 7.1(b) (Term Advances); and

(v)	in relation to the unpaid instalments in respect of the Tranche C1 Term Facility be applied pro rata against the scheduled instalments of principal detailed in Clause 7.1(c) (Term Advances); and

(vi)	in relation to the unpaid instalments in respect of the Tranche C2 Term Facility be applied pro rata against the scheduled instalments of principal detailed in Clause 7.1(d) (Term Advances); and

(vii)	in relation to the unpaid instalments in respect of the Tranche C3 Term Facility be applied pro rata against the scheduled instalments of principal detailed in Clause 7.1(e) (Term Advances); and

(viii)	in relation to the unpaid instalments in respect of the Tranche D Term Facility be applied pro rata against the scheduled instalments of principal detailed in Clause 7.1(f) (Term Advances),

until in each case the Term Facilities have been reduced to zero; and

(ix)	thereafter in permanent prepayment of Revolving Advances and cash advances outstanding forming part of Ancillary Outstandings (as defined in Schedule 8) in such order as the Obligors’ Agent may select and thereafter in providing cash cover in respect of any Contingent Liability under any Letter of Credit or Bank Guarantee issued under the Revolving Facility or contingent liability under any Ancillary Facility.

The Revolving Commitments of the Banks shall be cancelled in an amount equal to each amount prepaid or provided as cash cover under sub-paragraph (vi) above. Each Bank’s Revolving Commitment shall be reduced proportionately (and the relevant Ancillary Limit reduced). Any such amounts shall be applied in reduction of the Revolving Commitments of the Revolving Banks on a pro rata basis.

(b)	Subject as otherwise provided in this Agreement, the Obligors’ Agent shall by notice in writing to the Facility Agent to be received not later than three Business Days prior to the date of the relevant repayment or prepayment designate which Advances are to be repaid or prepaid in order to meet amounts due on such date.

8.7	Prepayments during Interest Periods: Where any amount required to be prepaid under Clauses 8.3 (Mandatory Prepayments from Receipts), 8.4 (Excess Cash Flow) or 8.5 (IPO Proceeds) is received by the Facility Agent during an Interest Period, the Obligors’ Agent may by notice in writing to the Facility Agent to be received not less than three Business Days prior to payment of the relevant amount to the Facility Agent, request such amount to be placed in a Cash Collateral Account in which event such amount shall be paid to the credit of a Cash Collateral Account and shall be thereafter applied by the Facility Agent against the relevant Advance or Advances at the expiry of the relevant Interest Period. The interest earned on such account will be applied by the Facility Agent towards the interest due by the relevant Borrower in respect of the relevant Advance at the time the amount is applied in repayment of the relevant Advance.

8.8	Miscellaneous:

(a)	No prepayment of an Advance may be made except at the times and in the manner expressly provided by this Agreement.

(b)	Any repayment or prepayment must be accompanied by accrued interest on the amount repaid or prepaid and any other sum then due under this Agreement.

(c)	Any repayment or prepayment of an Advance (or part thereof) shall be made in the currency of that Advance.

(d)	No amount repaid or prepaid may be redrawn save as provided in Clause 7.2 (Revolving Advances).

(e)	Any notice of prepayment delivered by any Obligor or the Obligors’ Agent under this Agreement shall be irrevocable.

9.	CANCELLATION

9.1	All Facilities: If the first Term Advance for a Term Facility shall not have been made under this Agreement on or prior to the last Business Day of the Availability Period for such Facility, such Facility shall be cancelled and the applicable Senior Finance Parties shall be under no further obligation to permit Drawings under this Agreement in respect of such Term Facility.

9.2	Term Facilities: On the last Business Day of the Availability Period for each Term Facility any portion of the Commitments in relation to such Term Facility remaining undrawn will be cancelled.

9.3	Cancellation of the Revolving Facility by the Obligors’ Agent:

(a)	The Obligors’ Agent may cancel the Revolving Commitments in whole or in part (but if in part a minimum of £2,000,000 and an integral multiple of £1,000,000) at any time during the Availability Period for the Revolving Facility by giving not less than 2 Business Days irrevocable written notice to that effect to the Facility Agent specifying the date and amount of the proposed cancellation. Any such cancellation shall reduce each Bank’s Revolving Commitment on a pro rata basis (ignoring for this purpose any reduction in the Revolving Commitment of an Ancillary Bank by reason of an Ancillary Limit).

(b)	No cancellation of the Revolving Facility by the Obligors’ Agent may be made if it would result in the aggregate of the Revolving Advances and the Contingent Liability of all the Banks under Letters of Credit and Bank Guarantees issued under the Revolving Facility at the time of the proposed cancellation exceeding the total Revolving Commitments as reduced by the total Ancillary Limits at such time.

9.4	Tranche C3 Term Facility: The total Tranche C3 Commitments shall be reduced (in a minimum of $2,000,000 and integral multiples of $1,000,000) on the date of the Drawing Request in respect of the Tranche C3 Term Facility by the amount of the Excess Cash Contribution (if any) identified therein and approved by the Facility Agent (acting on the instructions of the Tranche C3 Banks) and the amount by which the Tranche C3 Commitments are reduced shall be treated as cancelled. Any such cancellation shall reduce each Tranche C3 Bank’s Commitment in respect of the Tranche C3 Facility on a pro rata basis.

9.5	Miscellaneous: No Borrower may cancel all or any part of the Facilities except as expressly provided in this Agreement or, in relation to the Ancillary Facilities, any Ancillary Document. Any notice of cancellation shall be irrevocable and no part of the Facilities which has been cancelled shall be capable of being drawn.

9.6	Replacement of a Bank:

(a)	If at any time:

(i)	any Bank becomes a “Non-Consenting Bank”; or

(ii)	any Bank becomes a “Non-Funding Bank”;

then the Obligors’ Agent may, on five Business Days prior written notice to the Facility Agent and such Bank, replace such Bank by requiring such Bank to (and such Bank shall) transfer pursuant to Clause 20.3(a) (Assignments and Transfers by Banks) all of its rights and obligations under this Agreement to a Bank or other bank or financial institution, selected by the Obligors’ Agent and which is reasonably acceptable to the Facility Agent and the Issuing Banks, which confirms its willingness to assume and does assume all the obligations of the transferring Bank (including the assumption of the transferring Bank’s participation on the same basis as the transferring Bank) for a purchase price equal to the outstanding principal amount of such Bank’s participation in the outstanding Advances and all accrued interest and fees and other amounts payable hereunder.

(b)	The replacement of a Bank pursuant to Clause 9.6(a) shall be subject to the following conditions:

(i)	the Obligors’ Agent shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor any Bank shall have any obligation to the Obligors’ Agent to find a replacement Bank or other such entity;

(iii)	in the event of a replacement of a Non-Consenting Bank such replacement must take place no later than 180 days after the date the Non-Consenting Bank notified the Obligors’ Agent and the Facility Agent of its failure to agree to any requested consent, waiver or amendment to the Senior Finance Documents; and

(iv)	in no event shall the Bank hereby replaced be required to pay or surrender to such replacement Bank or other entity any of the fees received by such Bank hereby replaced pursuant to this Agreement.

(c)	In the event that:

(i)	the Obligors’ Agent or the Facility Agent has requested the Banks to consent to a waiver or amendment of any provisions of the Senior Finance Documents;

(ii)	the waiver or amendment in question requires the consent of all Banks; and

(iii)	the Majority Banks have consented to such waiver or amendment,

then any Bank who does not agree to such waiver or amendment shall be deemed a “Non-Consenting Bank”.

(d)	A “Non-Funding Bank” means:

(i)	any Bank which has failed to make or participate in an Advance as required by this Agreement; or

(ii)	any Bank which has given notice to a Borrower or the Facility Agent that it does not intend to make or participate in any Advances in accordance with the requirements of this Agreement or has repudiated its obligations to do so.

(e)	The Obligors’ Agent’s right to replace a Non-Funding Bank pursuant to this Clause 9.6 supplements rather than replaces the other legal and equitable rights and remedies available to the Parent against such Non-Funding Bank under this Agreement or otherwise.

10.	FEES

10.1	Commitment Fees:

(a)

(i)	The Parent shall pay, or will procure to be paid, to the Facility Agent for the account of the Revolving Banks a commitment fee on the Revolving Facility from the date of this Agreement which will be computed at the rate of 0.75 per cent. per annum (save if a different rate applies pursuant to Clause 10.1(a)(ii), at such different rate) on the daily, undrawn, uncancelled amount of the total Revolving Commitments and be payable on the Yell Completion Date and, following the Yell Completion Date, quarterly in arrears and on the Revolving Facility Repayment Date.

(ii)	In the event that the quarterly consolidated financial statements of the Group last received by the Facility Agent pursuant to Clause 16.6(d) (Financial Statements) together with the certificate relating thereto delivered pursuant to Clause 16.6(i) (Compliance Certificates) disclose a Leverage Ratio calculated in accordance with Clause 16.7 (Financial Covenants) as at and for the 12 month period ending on the last day of the relevant Accounting Quarter at a level which in accordance with the table set out below indicates a reduced Revolving Facility commitment fee then the amount of the Revolving Facility commitment fee shall be determined as follows:

Leverage Ratio	Revolving Facility Commitment Fee
Greater than or equal to 4.50:1	0.75	% p.a.
Less than 4.50:1 but greater than or equal to 3.50:1	0.625	% p.a.
Less than 3.50:1 but greater than or equal to 2.75:1	0.50	% p.a.
Less than 2.75:1	0.375	% p.a.

provided that:

(A)	there shall be no reduction in the amount of the Revolving Facility commitment fee prior to receipt by the Facility Agent of the quarterly consolidated financial statements of the Group for the first three Accounting Quarters following the Yell Completion Date;

(B)	any change in the amount of the Revolving Facility commitment fee shall take effect during (but only during) the period from (and including) the date on which the Facility Agent has received the relevant quarterly consolidated financial statements of the Group in accordance with Clause 16.6(d) (Financial Statements) and the certificate relating thereto in accordance with Clause 16.6(e)(i) (Compliance Certificates) until (but excluding) the date (a “Readjustment Date”) being the earlier of:

(1)	the date on which the Facility Agent next receives quarterly consolidated financial statements pursuant to Clause 16.6(d) Financial Statements) and the certificate relating thereto pursuant to Clause 16.6(e)(i) (Compliance Certificates);

(2)	the latest date by which the Facility Agent should have received the quarterly consolidated financial statements and certificate relating thereto referred to in sub paragraph (I) above;

and, on each Readjustment Date, the Revolving Facility commitment fee shall revert to 0.75 per cent. per annum, unless a lower Revolving Facility commitment fee shall be applicable in accordance with this Clause 10.1(a); and

(C)	there shall be no decrease in the Revolving Facility commitment fee if an Event of Default has occurred which is continuing and the Revolving Facility commitment fee shall immediately revert to 0.75 per cent. per annum until such time as any Event of Default is no longer continuing, whereupon the Revolving Facility commitment fee shall be determined in accordance with this Clause 10.1(a)(ii) on the basis of the most recently delivered quarterly consolidated financial statements of the Group.

(iii)	If any annual audited financial statements delivered under Clause 16.6(d) (Financial Statements) demonstrate that the Revolving Facility commitment fee:

(A)	should have been varied in accordance with Clause 10.1(a)(ii) when it has not been; or

(B)	should not have been varied in accordance with Clause 10.1(a)(ii) when it has been,

in either case by reason of an inaccuracy in the relevant quarterly consolidated financial statements, payments of the Revolving Facility commitment fee shall following receipt of the relevant audited financial statements by the Facility Agent be adjusted (downwards or, as the case may be, upwards) by such amount as the Facility Agent shall determine is necessary to give effect to the correct variation in the amount of the Revolving Facility commitment fee as demonstrated by the audited financial statements. The Facility Agent’s determination of the adjustments payable under this Clause 10.1(a)(iii) shall, save in the case of manifest error, be conclusive and the Facility Agent shall provide the Obligors’ Agent with reasonable details of the calculation of such adjustments.

(iv)	The commitment fees payable under this Clause 10.1(a) (Commitment Fees) will accrue from day to day and will be calculated on the basis of a 365 day year and the actual number of days elapsed.

(b)	The Parent will pay or cause to be paid to the Facility Agent for the account of the Tranche C3 Banks a commitment fee on the Tranche C3 Term Facility from the date of the Sixth Amendment Agreement which will be:

(i)	computed at the rate of 0.75 per cent. per annum on the daily, undrawn, uncancelled amount of the total Tranche C3 Commitments; and

(ii)	payable quarterly in arrears and on the Bridge Note Refinancing Date.

The commitment fees payable under this Clause 10.1(b) (Commitment Fees) will accrue from day to day and will be calculated on the basis of a 360 day year and the actual number of days elapsed.

(c)	The Parent will pay or cause to be paid to the Facility Agent for the account of the Tranche D Banks a commitment fee on the Tranche D Term Facility from the date of the Fifth Amendment Agreement which will be:

(i)	computed at the rate of 0.75 per cent. per annum on the daily, undrawn, uncancelled amount of the total Tranche D Commitments; and

(ii)	payable quarterly in arrears and on the McLeod Completion Date.

The commitment fees payable under this Clause 10.1(c) (Commitment Fees) will accrue from day to day and will be calculated on the basis of a 360 day year and the actual number of days elapsed.

10.2	Arrangement and Underwriting Fees: The Parent will pay to the relevant Senior Finance Parties for their own account the arrangement and underwriting fees in the amounts and at the times as specified in the Fees Letters.

10.3	Agency Fees: The Borrowers will pay to the Facility Agent for its own account and to the Security Agent for its own account agency fees at the times and otherwise in accordance with the terms of the Agency Fees Letter.

10.4	Letter of Credit/Bank Guarantee Commission: Each Borrower for whose account a Letter of Credit or Bank Guarantee is issued shall pay to the Facility Agent for the account of the Revolving Banks a commission at a rate equal to the Margin (as adjusted from time to time in accordance with Clause 6.6 (Margin Adjustment)) for the Revolving Facility on that Bank’s Contingent Liability from day to day in relation to that Letter of Credit or Bank Guarantee. That commission shall be payable quarterly in arrears for so long as that Bank has any such Contingent Liability and on the date on which it ceases to have any such Contingent Liability.

10.5	Issuing Bank Fee: Each Borrower for whose account a Letter of Credit or Bank Guarantee is issued shall pay to the Issuing Bank which issued that Letter of Credit or Bank Guarantee a fee equal to 0.125 per cent. per annum on the Contingent Liability of such Issuing Bank from day to day in relation to that Letter of Credit or Bank Guarantee. That fee shall be payable quarterly in arrears for so long as such Issuing Bank has any such Contingent Liability and on the date on which it ceases to have any such Contingent Liability.

10.6	VAT: All fees payable under the Senior Finance Documents are exclusive of any value added tax or other similar tax chargeable upon or in connection with such fees. If any value added tax or other similar tax is or becomes chargeable such tax will be added to the fee concerned at the appropriate rate and will be paid by the relevant Obligor at the same time as the fee itself is paid.

11.	CURRENCY OPTION

11.1	Requests for Optional Currency: Subject as otherwise provided in this Agreement, if a Borrower so requests in a Drawing Request for a Revolving Advance or a Letter of Credit or Bank Guarantee that Revolving Advance, Letter of Credit or Bank Guarantee shall be denominated in an Optional Currency provided that Revolving Advances may not be denominated at any one time in more than three Optional Currencies at any time.

11.2	Response to Request for an Optional Currency: If not later than the close of business three Business Days prior to the first day of an Interest Period during which a Revolving Advance is to be denominated in an Optional Currency:

(a)	any Bank notifies the Facility Agent that:

(i)	that Bank reasonably expects to be unable to obtain matching deposits in that Optional Currency in the Relevant Interbank Market at or about 11.00 a.m. on the relevant date in sufficient amounts to fund its share of that Revolving Advance during that Interest Period; or

(ii)	it would by reason of national or international financial, political or economic conditions, currency availability, currency exchange rates or exchange controls be impossible or impracticable or it would be unlawful or contrary to a directive (whether or not having the force of law but, if not having the force of law, being one with which it is the practice of banks in the relevant jurisdiction to comply) for its share of that Revolving Advance to be denominated in that Optional Currency during that Interest Period; or

(b)	the Facility Agent determines that:

(i)	the relevant Optional Currency is for any reason not freely convertible into Sterling and/or not freely transferable; or

(ii)	it is impossible to make payment in the country of the currency in which the Revolving Advance is to be denominated in the manner provided for in this Agreement;

the Facility Agent shall promptly notify the Obligors’ Agent and the Banks.

11.3	Fallback Currency: If in relation to any Interest Period relating to a Revolving Advance the Facility Agent gives notice to the Obligors’ Agent and the Banks in accordance with Clause 11.2 (Response to Request for an Optional Currency) that Revolving Advance shall during that Interest Period instead be denominated in Sterling.

11.4	Commitments: On the date on which any Drawing under the Revolving Facility is requested (whether or not in an Optional Currency), the Facility Agent shall determine whether the aggregate of:

(a)	the amount in Sterling of that Drawing or, if denominated in an Optional Currency, the Sterling Equivalent (determined as at or about 11:00 a.m. two Business Days prior to the relevant Drawing Date) of that Drawing; and

(b)	the Sterling Equivalent (determined as at or about 11:00 a.m. two Business Days prior to the relevant Drawing Date) of each existing Revolving Advance denominated in an Optional Currency which will be outstanding on the relevant Drawing Date; and

(c)	each existing Revolving Advance denominated in Sterling which will be outstanding on the relevant Drawing Date; and

(d)	the Sterling Equivalent (determined as at or about 11:00 a.m. two Business Days prior to the relevant Drawing Date) of the total Contingent Liability of all the Banks under Letters of Credit and Bank Guarantees already issued and denominated in Optional Currencies which will be outstanding on the relevant Drawing Date; and

(e)	the total Contingent Liability of all the Banks under Letters of Credit and Bank Guarantees already issued and denominated in Sterling which will be outstanding on the relevant Drawing Date,

exceeds the total amount of the Revolving Commitments of the Banks. In the event that the Commitments of the Banks are so exceeded the requested Revolving Advance, Letter of Credit or Bank Guarantee shall be reduced by the amount by which the total Revolving Commitments of the Banks are so exceeded.

12.	TAXES AND OTHER DEDUCTIONS

12.1	Payments to be free and clear: All sums payable by each Obligor under this Agreement shall be paid (a) free of any restriction or condition, (b) free and clear of and (except to the extent required by law) without any deduction or withholding for or on account of any tax and (c) without deduction or withholding (except to the extent required by law) on account of any other amount whether by way of set-off, counter-claim or otherwise.

12.2	Grossing-up of Payments: If any Obligor or any other person is required by law to make any deduction or withholding on account of any such tax or other amount from any sum paid or payable by any Obligor to any Senior Finance Party under the Senior Finance Documents:

(a)	such Obligor shall notify the Facility Agent of any such requirement or any change in any such requirement as soon as such Obligor becomes aware of it;

(b)	such Obligor shall pay any such tax or other amount before the date on which penalties attach thereto, such payment to be made for its own account unless that liability is imposed on any other party in which case it shall be made on behalf of and in the name of that party;

(c)	the sum payable by such Obligor in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that, after the making of that deduction or withholding, that party receives on the due date and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been required or made; and

(d)	within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any tax or other amount which it is required by Clause 12.2(b) (Grossing-Up of Payments) to pay, such Obligor shall deliver to the Facility Agent evidence satisfactory to the other affected parties of such deduction or withholding and of the remittance of such payment to the relevant taxing or other authority.

12.3	Indemnity:

(a)	Without prejudice to Clauses 12.1 (Payments to be free and clear) and 12.2 (Grossing-Up of Payments), if any Senior Finance Party (or any person on its behalf) is required to make any payment on account of tax or otherwise (except on account of tax on the overall net income of that party or that other person) on or calculated by reference to the amount of any sum receivable or received by that Senior Finance Party (or any person on its behalf) under the Senior Finance Documents from any Obligor (including, without limitation, under Clause 12.1 (Payments to be free and clear) or 12.2 (Grossing-Up of Payments)) or any liability in respect of any such payment is assessed, levied, imposed or claimed against any Senior Finance Party (or any person on its behalf), such Obligor shall, on demand by the Facility Agent, forthwith indemnify that Senior Finance Party (or such person) against such payment or liability, and any costs, charges and expenses (including, without limitation, penalties) payable or incurred in connection therewith.

(b)	No Senior Finance Party (or any person on its behalf) shall be entitled to make any claim for any increased payment under Clause 12.2 (Grossing-up of Payments) on any date falling later than nine months after the discharge of the obligations (both actual and contingent) of the Obligors under this Agreement and the cancellation of the Commitments, in full.

12.4	Tax Credits: If and to the extent that any Senior Finance Party is able, in its sole opinion, to apply or otherwise take advantage of any offsetting tax credit or other similar tax benefit out of or in conjunction with any deduction, withholding or payment which gives rise to an obligation on any Obligor to pay any additional amount pursuant to Clause 12.2 (Grossing-Up of Payments) or 12.3 (Indemnity) that Senior Finance Party shall, to the extent that in its sole opinion it can do so without prejudice to the retention of the amount of such credit or benefit and without any other adverse tax consequences for that Senior Finance Party, reimburse to such Obligor, at such time as such tax credit or benefit shall have actually been received by that Senior Finance Party such amount as that Senior Finance Party shall, in its sole opinion, have determined to be attributable to the relevant deduction, withholding or payment and as will leave it in no better or worse position in respect of its worldwide tax liabilities than it would have been in if the payment of such additional amount had not been required. Such reimbursement (if any) shall be conclusive evidence of the amount due to such Obligor, and shall be accepted by such Obligor, in full and final settlement of any claim for reimbursement under this Clause 12.4 (Tax Credits).

12.5	Tax Affairs: Nothing herein contained shall oblige any Senior Finance Party to disclose to any Obligor or any other person any information regarding its tax affairs or tax computations or interfere with the right of any Senior Finance Party to arrange its tax affairs in whatsoever manner it thinks fit and, in particular, no Senior Finance Party shall be under any obligation to claim relief from its corporate profits or similar tax liability in credits or deductions available to it (and, if it does claim, the extent, order and manner in which it does so shall be at its absolute discretion).

12.6	Exceptions:

(a)	No additional amount will be payable to a Senior Finance Party under Clause 12.2 (Grossing-Up of Payments) as a result of any deduction or withholding or payment of United Kingdom taxes to the extent that at the time such payment falls due such Senior Finance Party is not a Qualifying Person and such payment would not have fallen due had such Senior Finance Party been a Qualifying Person unless the reason such Senior Finance Party is not a Qualifying Person is a change (after the date of this Agreement or in the case of a Senior Finance Party which became a party to this Agreement after the date of this Agreement the date on which it became a party) in any law or directive or in the interpretation or application thereof or in any practice or concession of the United Kingdom Inland Revenue or any other relevant taxing or fiscal authority in any jurisdiction with which the relevant Senior Finance Party has a connection.

For this purpose “Qualifying Person” means at any time:

(i)	a bank as defined in the Income and Corporation Taxes Act 1988 (the “Taxes Act”) Section 840A for the purposes of Section 349 of the Taxes Act or a United Kingdom resident company (for United Kingdom corporation tax purposes) or a non United Kingdom resident company trading in the United Kingdom through a branch or agency which is within the charge to United Kingdom corporation tax as regards any interest payable or paid to it under this Agreement;

(ii)	a person to whom payments under the Senior Finance Documents may be made without deduction or withholding for or on account of taxes whether by reason of an applicable taxation treaty between the United Kingdom and the country in which that person is, or is treated as, resident or carrying on business and pursuant to which there is a valid and extant claim of such person or otherwise; or

(iii)	a building society as defined in Section 832(1) Taxes Act and which is entitled to receive any interest paid or payable to it under this Agreement without deduction or withholding for or on account of taxes pursuant to Section 477A(7) Taxes Act;

(b)	In respect only of an Advance made by a Bank to a Borrower which is resident in the United States for the purposes of United States federal income tax, for any period with respect to which a Bank has failed to provide such Borrower with the appropriate form, certificate or other document described in Clause 12.8 (US Filings) (other than if such failure is due to a change in applicable law or directive, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided), such Bank shall not be entitled to any additional amount under Clause 12.2 (Grossing-Up of Payments) with respect to taxes imposed by the United States by reason of such failure; provided, however, that should a Bank become subject to such taxes because of its failure to deliver a form, certificate or other document required hereunder, that Borrower shall take such steps as such Bank shall reasonably request to assist such Bank in recovering such taxes.

12.7	Filings: In circumstances where an Obligor is required (or would in the absence of any such filing be required) to make a deduction or withholding for or on account of any taxes or any other deductions contemplated by this Clause 12 (other than taxes imposed by the United States), that Obligor and each relevant Senior Finance Party shall (to the extent they are entitled or required to do so) cooperate in a timely manner in filing such forms and documents as the appropriate tax authority may reasonably require in order to enable such Obligor to make relevant payments under the Senior Finance Documents without having to make such deduction or withholding.

12.8	US Filings: In respect only of an Advance made by a Bank to a Borrower which is resident in the United States for United States federal income tax purposes, each Bank organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Original Bank or on or prior to the date of the assignment or transfer pursuant to which it becomes a Bank in the case of each other Bank, and from time to time thereafter as requested in writing by Obligors’ Agent (but only so long thereafter as such Bank remains lawfully able to do so), provide each of the Facility Agent and the Obligors’ Agent with two original Internal Revenue Service Forms W-8BEN or W-8ECI certifying that such Bank is exempt from United States withholding tax on payments pursuant to this Agreement or, in the case of a Bank that has provided a certificate to the Facility Agent that it is not (i) a “bank” (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN certifying that such Bank is a foreign corporation, partnership, estate or trust, or any successor or other form prescribed by the Internal Revenue Service. If any form or document referred to in this Clause 12.8 requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Forms W-8BEN or W-8ECI or the certificate described above, that a Bank reasonably considers to be confidential, the Bank shall give notice thereof to the Obligors’ Agent and shall not be obligated to include in such form or document such confidential information.

13.	CHANGE IN CIRCUMSTANCES

13.1	Illegality: If at any time after the date of this Agreement, as a result of the introduction of or any change in, or in the interpretation or application or administration of any applicable law or (whether or not having the force of law but, if not having the force of law, being one with which it is the practice of banks in the relevant jurisdiction to comply) any applicable directive of any agency of any state, it is or will become unlawful or contrary to any such directive for any Bank to allow all or part of its Commitments to remain outstanding and/or to make, fund or allow to remain outstanding all or part of its share of any Drawing and/or to carry out all or any of its other obligations under this Agreement:

(a)	upon that Bank notifying the Obligors’ Agent, its Commitments shall be cancelled; and

(b)	each Borrower shall within five Business Days of request from that Bank (or on such later date as that Bank shall certify to be necessary to comply with the relevant law or directive) prepay that Bank’s portion of each Advance owing by such Borrower then outstanding together with accrued interest thereon and provide cash cover in an amount equal to that Bank’s Contingent Liability in relation to each Letter of Credit or Bank Guarantee and pay any other sum then due to that Bank under this Agreement in each case to the extent necessary to avoid the illegality.

13.2	Increased Costs:

(a)	If at any time after the date of this Agreement, as a result of the introduction of or any change in, or in the interpretation or application or administration of, any applicable law or (whether or not having the force of law but, if not having the force of law, being one with which it is the practice of banks in the relevant jurisdiction to comply), any applicable directive of any agency of any state including, without limitation, any law or directive relating to taxation, reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or other forms of banking, fiscal, monetary, or regulatory controls in each case, occurring after the date of this Agreement:

(i)	the cost to any Bank of maintaining all or any part of its Commitments and/or of making, maintaining or funding all or any part of its share of any Drawing or overdue sum is increased; and/or

(ii)	any sum received or receivable by the Facility Agent or any Bank under the Senior Finance Documents or the effective return to it under the Senior Finance Documents is reduced; and/or

(iii)	the Facility Agent or any Bank makes any payment or foregoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under the Senior Finance Documents;

the relevant Borrower shall indemnify the Facility Agent or that Bank against that increased cost, reduction, payment or foregone interest or other return and, accordingly, shall from time to time on demand (whenever made) pay to the Facility Agent for its own account or for the account of that Bank the amount certified by it to be necessary so to indemnify it.

(b)	The Borrowers will not be obliged to compensate the Facility Agent or any Bank pursuant to Clause 13.2 (Increased Costs) in respect of any increased cost, reduction, payment, foregone interest or other return:

(iv)	compensated for by payment of the Additional Costs Rate; or

(v)	attributable to a change in the tax on the overall net income of the Facility Agent or that Bank; or

(vi)	compensated for by the operation of Clause 12 (Taxes and other Deductions) or which would have been so compensated for but for the operation of Clause 12.6 (Exceptions);

(c)	To the extent that any Holding Company of the Facility Agent or any Bank suffers a cost which would have been recoverable by the Facility Agent or that Bank under this Clause 13.2 (Increased Costs) had that cost been imposed on the Facility Agent or that Bank the Facility Agent or that Bank shall be entitled to recover that amount under this Clause 13.2 (Increased Costs) on behalf of the relevant Holding Company.

(d)	If a Bank does not notify the Facility Agent of its intention to claim pursuant to this Clause 13.2 within ninety days after the date on which that Bank becomes aware of the relevant increased cost, reduction, payment or foregone interest or other return, that Bank shall not be entitled to claim indemnification for such increased cost, reduction, payment or foregone interest or other return in respect of any period more than ninety days before the date on which that Bank does notify the Facility Agent of its intention to make such a claim.

(e)	No Senior Finance Party shall be entitled to make any claim pursuant to Clause 13.1 (Illegality) or this Clause 13.2 on any date falling later than nine months after the discharge of the obligations (both actual and contingent) of the Obligors under this Agreement and the cancellation of the Commitments, in full.

13.3	Mitigation:

(a)	If in respect of any Bank, circumstances arise which would, or would upon the giving of notice, result in:

(i)	an obligation to make any payment under Clause 12 (Taxes and Other Deductions); or

(ii)	an obligation to make payment under Clause 13.1 (Illegality); or

(iii)	a demand for compensation under Clause 13.2 (Increased Costs);

then, without in any way limiting, reducing or otherwise qualifying the obligations of the Obligors under those Clauses, upon the written request of the Obligors’ Agent, such Bank, in consultation with the Facility Agent and the Obligors’ Agent, shall take such reasonable steps as may be open to it to mitigate or remove the effects of such circumstances, on terms mutually acceptable to the Facility Agent, such Bank and the Obligors’ Agent, provided that such Bank will not be obliged to take any action if to do so would or might in the opinion of that Bank have an adverse effect upon its business, operations or financial condition or cause it to incur liabilities or obligations (including, without limitation, tax liabilities) which, in its opinion, are material or cause it to incur any costs or expenses for which it has not been indemnified to its satisfaction by the Obligors’ Agent.

13.4	Change in Market Conditions:

(a)	If in relation to any Interest Period:

(i)	LIBOR or EURIBOR (as applicable) are being determined pursuant to paragraph (b) of the relevant definition and no or only one Reference Bank supplies a quotation in accordance with the definition of LIBOR or, in the case of Advances in euro, EURIBOR; or

(ii)	on the basis of notifications from Banks whose Commitments exceed 50% of the Total Commitments, the Facility Agent determines that (a) matching deposits are not available in the Relevant Interbank Market at or about 11 a.m. on the Quotation Day for that Interest Period in sufficient amounts to fund their respective shares of the amount to which that Interest Period relates during that Interest Period or (b) the quotations supplied do not accurately reflect the cost to the Banks of obtaining such deposits; or

(iii)	the Facility Agent determines that, by reason of circumstances affecting the Relevant Interbank Market, adequate and fair means do not or will not exist for determining the rate of interest applicable for that Interest Period;

the Facility Agent shall promptly notify the Obligors’ Agent and the Banks.

(b)	The Facility Agent (on behalf of and after consultation with the Banks) shall then negotiate with the Obligors’ Agent with a view to agreeing an alternative basis for calculating the interest payable on the Advance(s) to which that Interest Period relates. Any alternative basis agreed in writing by the Facility Agent (on behalf of and with the consent of all the Banks) and the Obligors’ Agent within 30 days of the Facility Agent’s notification of the event in question shall take effect in accordance with its terms. If an alternative basis is not so agreed, each Bank’s share of such Advance(s) shall during that Interest Period bear interest at the rate per annum equal to the sum of (i) the applicable Margin and (ii) the cost to that Bank (as certified by it to the Obligors’ Agent within 10 Business Days of the end of that 30 day period and expressed as a rate per annum) of funding its share during that Interest Period by whatever means that Bank determines to be most appropriate.

(c)	So long as this Clause 13.4 applies in relation to any Advance, the Facility Agent, in consultation with the Obligors’ Agent and each Reference Bank, shall from time to time, but not less often than monthly, review whether or not the circumstances referred to in paragraph (a) still prevail with a view to returning to the usual basis for calculating interest under the terms of this Agreement.

13.5	Issuing Bank: References in Clause 12 (Taxes and Other Deductions) and Clause 13.1 (Illegality) and 13.2 (Increased Costs) shall include any Bank in its capacity as an Issuing Bank.

13.6	Replacement of Banks: If any of the circumstances referred to in Clause 13.3 (Mitigation) arise, the Facility Agent, at the written request of the Obligors’ Agent, will consult with the Obligors’ Agent with a view to identifying and approaching bank(s), financial institution(s) and/or other entities acceptable to the Facility Agent, the Issuing Bank(s) and the Obligors’ Agent which may be willing to become party to this Agreement as a Bank in replacement of such existing Bank.

14.	PAYMENTS

14.1	By Banks:

(a)	On each date on which an Advance is to be made, each Bank shall make its share of that Advance available to the Facility Agent in the place for payment to the relevant Borrower by payment in the currency of that Advance and in immediately available cleared funds to such account as the Facility Agent shall specify.

(b)	The Facility Agent shall make the amounts so made available to it available to the relevant Borrower before close of business in the place of payment on that date by payment in the same currency and funds as received by the Facility Agent to such account of the relevant Borrower as shall have been specified in the Drawing Request requesting that Advance. If any Bank makes its share of any Advance available to the Facility Agent later than required by Clause 14.1(a) (By Banks), the Facility Agent shall make that share available to the relevant Borrower as soon as practicable thereafter.

14.2	By Obligors:

(a)	On each date on which any sum is due from any Obligor, that Obligor shall make that sum available to the Facility Agent in the place for payment by payment in the currency in which that sum is due and in immediately available cleared funds to such account as the Facility Agent shall specify.

(b)	The Facility Agent shall make available to each Senior Finance Party before close of business in that place on that date its pro rata share (if any) of any sum so made available to the Facility Agent in the same currency and funds as received by the Facility Agent to such account of that Senior Finance Party with such bank in that place as it shall have specified to the Facility Agent. If any sum is made available to the Facility Agent later than required by Clause 14.2(a) (By Obligors), the Facility Agent shall make each Senior Finance Party’s share (if any) available to it as soon as practicable thereafter.

14.3	Refunding of Payments: The Facility Agent shall not be obliged to make available to any person any sum which it is expecting to receive for the account of that person until it has been able to establish that it has received that sum. However, it may do so if it wishes. If and to the extent that it does so but it transpires that the Facility Agent had not then received the sum which it paid out:

(a)	the person to whom the Facility Agent made that sum available shall on request refund it to the Facility Agent; and

(b)	the person by whom that sum should have been made available or, if that person fails to do so the person to whom that sum should have been made available, shall on request pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of paying out that sum before receiving it.

14.4	Non-Business Days:

(a)	The duration of an Interest Period shall not be changed after 11.00 a.m. on the Quotation Day for that Interest Period unless it later becomes apparent to the Facility Agent that the day on which that Interest Period would otherwise end is not a Business Day. In that event, that Interest Period shall instead end on the Business Day succeeding that day (whichever is selected by the Facility Agent and notified by it to the Obligors’ Agent and the Banks).

(b)	Any Repayment Date which would otherwise fall on a day which is not a Business Day shall be adjusted on the same basis so as to fall on a Business Day which is the last day of an Interest Period.

(c)	Any payment to be made by any Obligor on a day which is not the last day of an Interest Period or a Repayment Date and which would otherwise be due on a day which is not a Business Day shall instead be due on the next Business Day.

14.5	Change in Currency:

(a)	If any change occurs in a currency or currency unit of any country or if more than one currency or currency unit are at the same time recognised by the central bank of any relevant country as the lawful currency of such country, then:

(i)	any reference in the Senior Finance Documents to, and any obligations arising under the Senior Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit designated by the Facility Agent after consultation with the Banks; and

(ii)	any translation from one of such country’s currencies or currency units to another shall be at the official rate of exchange recognised by that central bank for the conversion of such currencies or currency unit into the other, rounded up or down to the nearest whole unit of such other currency.

(b)	If a change in any currency of any relevant country occurs (including in consequence of European Monetary Union), this Agreement will be amended to the extent to which the Facility Agent, in good faith, determines to be necessary to reflect the change in currency or any financial market practices relating to dealing in the new currency and to put the Banks in the same position, so far as is possible, that they would have been in if no change in currency had occurred.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Representations and Warranties: Each Obligor represents and warrants to each of the Senior Finance Parties that:

(a)	Incorporation: It, and each of its Subsidiaries, is duly incorporated and validly existing with limited liability under the laws of the place of its incorporation and has the power to own its assets and carry on its business as it is now being conducted.

(b)	Power: It has power to enter into, exercise its rights under, and perform and comply with its obligations under, each of the Transaction Documents to which it is party and to carry out the transactions contemplated by such Transaction Documents.

(c)	Authority: All actions, conditions and things required to be taken, fulfilled and done by it in order:

(i)	to enable it to enter into, exercise its rights under, and perform and comply with its obligations under, the Transaction Documents to which it is party and to carry out the transactions contemplated by such Transaction Documents; and

(ii)	to ensure that those obligations are valid, legally binding and, subject to reservations, enforceable in accordance with their terms; and

(iii)	to make each of the Transaction Documents to which it is party admissible in evidence in the courts of the jurisdiction to which it has submitted in such Transaction Document; and

(iv)	to create the security constituted by the Security Documents (other than, until the McLeod Completion Date, the Tranche D Security Documents) to which it is party and, subject to reservations, to ensure that such security has the ranking specified therein, have (subject as provided in Clause 15.1(d) (Consents and Filings) in relation to the security constituted by the Security Documents) been taken, fulfilled and done.

(d)	Consents and Filings: All consents and filings required:

(i)	for its entry into, exercise of its rights, and performance and compliance with its obligations under, each of the Transaction Documents to which it is party; and

(ii)	for it to carry out the transactions contemplated by the Transaction Documents,

have been obtained or made and are in full force and effect or will be obtained or made and be in full force and effect prior to the Yell Completion Date save for (1) any filings, registrations or recordations required in relation to the security constituted by the Security Documents (other than, until the McLeod Completion Date, the Tranche D Security Documents) but each Obligor will take all necessary action to enable the Security Agent to effect all such filings, registrations and recordations in relation to the Security Documents within the applicable time periods, (2) any consents and filings required in connection with the entry into, exercise of its rights, and performance and compliance with its obligations under, each of the McLeod Transaction Documents, the Recapitalisation Documents and the Bridge Note Refinancing Transaction Documents to which it is party and for it to carry out the transactions contemplated by the McLeod Transaction Documents, the Recapitalisation Documents and the

Bridge Note Refinancing Transaction Documents which in each case will be obtained or made and be in full force and effect prior to, in the case of the McLeod Transaction Documents and the Recapitalisation Documents, the McLeod Completion Date and, in the case of the Bridge Note Refinancing Transaction Documents, the Bridge Note Refinancing Date and (3) Minor Authorisations, Consents and Filings).

(e)	Non-Conflict: Its entry into, exercise of its rights under and performance and compliance with its obligations under each of the Transaction Documents to which it is party and the carrying out of the transactions contemplated by the Transaction Documents do not:

(i)	contravene any law, directive, judgment or order to which it or any of its Subsidiaries is subject;

(ii)	contravene its memorandum or articles of association or other Constitutional Documents;

(iii)	breach in any material respect any material agreement including, without limitation, the Bond Finance Documents or any material consent to which it or any of its Subsidiaries is a party or which is binding upon it or any of its Subsidiaries or any of its or their respective assets; or

(iv)	oblige it, or any of its Subsidiaries, to create any security or result in the creation of any security over its or their respective assets other than under the Security Documents.

(f)	Obligations Binding: Its obligations under the Transaction Documents to which it is a party are valid, legally binding and, subject to reservations, enforceable and each of the Security Documents to which it is party constitute valid security ranking, subject to reservations and subject as provided in Clause 15.1(d) (Consents and Filings) in relation to the security constituted by the Security Documents, in accordance with the terms of such documents.

(g)	Winding-up: No administrator, receiver, liquidator or similar officer has been appointed with respect to it or any of its Subsidiaries or any of its or their respective assets nor (so far as it is aware) is any petition or proceeding for any such appointment pending nor has any resolution for any such appointment been passed.

(h)	No Defaults:

(i)	No Event of Default or Potential Event of Default has occurred and is continuing or might reasonably be expected to result from the making of any Drawing.

(ii)	No event has occurred and is continuing which constitutes a default, and no event has occurred and is continuing which, with the giving of notice or the lapse of time or making of any determination or fulfilment of any condition in each case as provided for in the agreement concerned is reasonably likely to constitute a default, under any agreement to which it or any of its Subsidiaries is party and which, in any case, has or could reasonably be expected to have a Material Adverse Effect.

(i)	Litigation: No litigation, arbitration, administrative, regulatory or similar proceeding is current, pending or, to its knowledge, threatened:

(i)	to restrain its entry into, the exercise of its rights under and performance and compliance with its obligations under, or the enforcement of, any of the Transaction Documents or the carrying out of the transactions contemplated by the Transaction Documents;

(ii)	which has, or is reasonably likely to have, by itself or together with any other such proceedings, a Material Adverse Effect; or

(iii)	which has, or is reasonably likely to have, a material adverse effect on the business, operations, results of operations, performance, assets or condition (financial or otherwise) of the McLeod Group (taken as a whole).

(j)	No Security Interests/Guarantees/Financial Indebtedness:

(i)	No Security Interest (or agreement to create the same) exists or is permitted to subsist on or over its or any of its Subsidiaries’ assets or is permitted to subsist except as permitted by Clause 16.3(d) (Negative Pledge);

(ii)	Neither it nor any of its Subsidiaries has granted or agreed to grant any guarantee except as permitted by Clause 16.3(g) (Guarantees);

(iii)	Neither it nor any of its Subsidiaries has incurred any Financial Indebtedness except for Permitted Indebtedness; and

(iv)	Neither McLeod nor any of its Subsidiaries has incurred any Financial Indebtedness (except under the Senior Finance Documents).

(k)	Labour Disputes: There are no labour disputes involving any member of the Group current, pending or, to its knowledge, threatened which have or are reasonably likely to have a Material Adverse Effect.

(l)	Assets:

(i)	In relation to the Yell Acquisition:-

(A)	the shares, rights and other assets comprising the Yell Business acquired by the Principal Borrowers and UK Newco 3 under the Yell Acquisition Documents as set out in the Yell Structure Document will on the Yell Completion Date be beneficially owned by the Principal Borrowers and UK Newco 3 and the Principal Borrowers and UK Newco 3 will be entitled to and will forthwith become the legal and beneficial registered owners of the shares, rights and other assets comprising the Yell Business free from any Security Interest (or agreement to create the same) other than Permitted Security Interests and all consents and filings necessary for the transfer of the Yell Business to the Principal Borrowers and UK Newco 3 have been or will on the Yell Completion Date have been obtained or made (other than Minor Authorisations, Consents and Filings); and

(B)	it or its Subsidiaries has or will on the Yell Completion Date have good title to or valid leases (subject, in the case of leases, to obtaining consent from the relevant landlords (where required by the terms of such leases) to the transfer of such leases to the UK Principal Borrower which application for consent shall be made as soon as practicable following the Yell Completion) or licences of or otherwise be entitled to use all material assets necessary to conduct the Business (as constituted on the Yell Completion Date);

(ii)	In relation to the McLeod Acquisition:

(A)	the shares, rights and other assets comprising the shares, rights and other assets to be acquired by the Tranche D Borrower under the McLeod Acquisition Documents as set out in the McLeod Structure Document will on the McLeod Completion Date be beneficially owned by the Tranche D Borrower and the Tranche D Borrower will be entitled to and will forthwith become the legal and beneficial registered owners of the shares, rights and other assets comprising McLeod free from any Security Interest (or agreement to create the same) other than Permitted Security Interests and all consents and filings necessary for the transfer of McLeod to the Tranche D Borrower have been or will on the McLeod Completion Date have been obtained or made (other than Minor Authorisations, Consents and Filings); and

(B)	it or its Subsidiaries has or will on the McLeod Completion Date have good title to or valid leases (subject, in the case of leases, to obtaining consent from the relevant landlords (where required by the terms of such leases) to the transfer of such leases to the relevant member of the Group which application for consent shall be made as soon as practicable following the McLeod Completion) or licences of or otherwise be entitled to use all material assets necessary to conduct the McLeod Business;

(m)	Consents, filings and laws applicable to operations:

(i)	All consents and filings which are necessary for the carrying on of the Business have been obtained or effected and all such consents and filings are in full force and effect and there are no circumstances known to it which indicate that any such consents and filings are likely to be revoked or varied in whole or in part, save in each case to the extent that absence of any such consent or filing or variation of any such consent does not and is not reasonably likely to have a Material Adverse Effect.

(ii)	It and each of its Subsidiaries is in compliance in all material respects with all material laws and directives applicable to it in its jurisdiction of incorporation or jurisdictions in which it operates.

(n)	Accounts:

(iii)	The audited consolidated financial statements (together with the notes thereto) most recently delivered pursuant to Clause 16.6(d) (Financial Statements):

(A)	give a true and fair view of the financial position of the Group as at the date to which they were prepared and for the Financial Year then ended; and

(B)	were prepared in accordance with Applicable GAAP.

(iv)	The quarterly and monthly consolidated management accounts most recently delivered pursuant to Clause 16.6(d) (Financial Statements):

(A)	reasonably represent the financial position of the Group as at the date to which they were prepared and for the quarter or month then ended (as the case may be);

(B)	take account of all material liabilities (contingent or otherwise) of the Group at that date; and

(C)	were prepared on a basis substantially in accordance with Applicable GAAP.

(o)	Material Adverse Change:

(i)	Since the date of the Latest Yell Audited Accounts there has been no development or event which has had, or could reasonably be expected to have, a Material Adverse Effect.

(ii)	Neither McLeod nor any of its Subsidiaries has suffered any adverse change in its business, operations, results of operations, assets or condition (financial or otherwise) since 30 September 2001, except (A) as disclosed in Section 2.7 of the Disclosure Schedules to the McLeod Acquisition Agreement and (B) for such changes which, in the aggregate, would not constitute a material adverse change in the business, operations, results of operations, assets or condition (financial or otherwise) of McLeod and its Subsidiaries (taken as a whole); provided that any adverse effects on or change in McLeod or any of its Subsidiaries resulting from or relating to (aa) the execution of the McLeod Acquisition Agreement and the announcement of such Agreement and the transactions contemplated thereby or (bb) the announcement of the Restructuring (as defined in the McLeod Acquisition Agreement) or the commencement or pendency of proceedings under Title 11 of the United States Code by or against the McLeod Vendors and/or their Subsidiaries (including McLeod and its Subsidiaries) and subsequent disclosures related to the terms or status of the Restructuring or such proceedings shall be excluded from the determination of a material adverse change.

(p)	Tax Liabilities: No claims are being, or are reasonably likely to be, asserted against it or any of its Subsidiaries with respect to taxes which are reasonably likely to be determined adversely to it or to such Subsidiary and which, if so adversely determined, would have or be reasonably likely to have a Material Adverse Effect and all reports and returns on which taxes for which a member of the Group may have a liability are required to be shown have been filed within any applicable time limits and all taxes required to be paid have been paid within any applicable time limit save, in each case, to the extent that failure to do so does not have and is not reasonably likely to have a Material Adverse Effect.

(q)	Latest Accounts:

(i)	The Latest Yell Management Accounts and the Latest Yell Audited Accounts:

(A)	were prepared in accordance with Applicable GAAP consistently applied;

(B)	give a true and fair view of or, in the case of the Latest Yell Management Accounts, reasonably represent the financial position of the Yell Business as at the date to which they were prepared and for the period then ended; and

(C)	take account of all material liabilities (contingent or otherwise) of the Yell Business at that date.

(ii)	The Latest McLeod Management Accounts and the Latest McLeod Audited Accounts:

(A)	were prepared in accordance with accounting principles, standards and practices generally accepted from time to time in the United States consistently applied;

(B)	give a true and fair view of or, in the case of the Latest McLeod Management Accounts, reasonably represent the financial position of McLeod as at the date to which they were prepared and for the period then ended; and

(C)	take account of all material liabilities (contingent or otherwise) of McLeod at that date.

(iii)	The Latest Tranche C3 Group Management Accounts and the Latest Tranche C3 Group Audited Accounts:

(A)	were prepared in accordance with Applicable GAAP consistently applied;

(B)	give a true and fair view of or, in the case of the Latest Tranche C3 Group Management Accounts, reasonably represent the financial position of the Yell Business as at the date to which they were prepared and for the period then ended; and

(C)	take account of all material liabilities (contingent or otherwise) of the Yell Business at that date.

(r)	Information Package:

(i)	In relation to the Yell Information Package:

(A)	all statements of fact relating to the assets, financial condition and operations of the Business contained in the Yell Information Package are true and accurate in all material respects;

(B)	the opinions and views expressed in the Yell Syndication Memorandum represent the honestly held opinions and views of the Parent and Management and were arrived at after careful consideration and were based on reasonable grounds;

(C)	the projections and forecasts contained in the Agreed Financial Projections (in the agreed form as at the Yell Completion Date) are based upon assumptions (including, without limitation, assumptions as to the future performance of the Business, inflation, price increases and efficiency gains) which the Parent and Management have carefully considered and consider to be fair and reasonable (it being recognised by the Agents and the Banks that such Agreed Financial Projections are not guarantees of future performance and that the actual results (during the periods covered by such

Agreed Financial Projections) may differ materially in practice from the projected results set forth therein);

(D)	after careful consideration, the Yell Information Package does not omit to disclose or take into account any matter known to the Parent or Management where failure to disclose or take into account such matter would result in the Yell Information Package (or any information or projection contained therein) being misleading in any material respect; and

(E)	nothing has occurred or come to light since the date as at which the Yell Information Package was prepared which, insofar as the Parent or Management is aware, renders any material facts forming the basis thereof materially inaccurate or misleading or which makes any of the projections or forecasts contained therein materially unfair or unreasonable or renders any of the assumptions upon which the projections are based materially unfair or unreasonable.

(ii)	In relation to the McLeod Information Package:

(A)	all statements of fact relating to the assets, financial condition and operations of the Group and the McLeod Business contained in the McLeod Information Package are true and accurate in all material respects;

(B)	the opinions and views expressed in the McLeod Syndication Memorandum represent the honestly held opinions and views of the Parent and Management and were arrived at after careful consideration and were based on reasonable grounds;

(C)	the projections and forecasts contained in the Agreed Financial Projections (in the agreed form as at the McLeod Completion Date taking account of the McLeod Acquisition) are based upon assumptions (including, without limitation, assumptions as to the future performance of the Business, inflation, price increases and efficiency gains) which the Parent and Management have carefully considered and consider to be fair and reasonable (it being recognised by the Agents and the Banks that such Agreed Financial Projections are not guarantees of future performance and that the actual results (during the periods covered by such Agreed Financial Projections) may differ materially in practice from the projected results set forth therein);

(D)	after careful consideration, the McLeod Information Package does not omit to disclose or take into account any matter known to the Parent or Management where failure to disclose or take into account such matter would result in the McLeod Information Package (or any information or projection contained therein) being misleading in any material respect; and

(E)	nothing has occurred or come to light since the date as at which the McLeod Information Package was prepared which, insofar as the Parent or Management is aware, renders any material facts forming the basis thereof materially inaccurate or misleading or which makes any of the projections or forecasts contained therein materially unfair or unreasonable or renders any of the assumptions upon which the projections are based materially unfair or unreasonable.

(iii)	In relation to the Bridge Note Refinancing Information Package:

(A)	all statements of fact relating to the assets, financial condition and operations of the Group and the Business contained in the Bridge Note Refinancing Information Package are true and accurate in all material respects;

(B)	the opinions and views expressed in the Bridge Note Refinancing Memorandum represent the honestly held opinions and views of the Parent and Management and were arrived at after careful consideration and were based on reasonable grounds;

(C)	the projections and forecasts contained in the Agreed Financial Projections (in the agreed form as at the Bridge Note Refinancing Date taking account of the Bridge Note Refinancing) are based upon assumptions (including, without limitation, assumptions as to the future performance of the Business, inflation, price increases and efficiency gains) which the Parent and Management have carefully considered and consider to be fair and reasonable (it being recognised by the Agents and the Banks that such Agreed Financial Projections are not guarantees of future performance and that the actual results (during the periods covered by such Agreed Financial Projections) may differ materially in practice from the projected results set forth therein);

(D)	after careful consideration, the Bridge Note Refinancing Information Package does not omit to disclose or take into account any matter known to the Parent or Management where failure to disclose or take into account such matter would result in the Bridge Note Refinancing Information Package (or any information or projection contained therein) being misleading in any material respect; and

(E)	nothing has occurred or come to light since the date as at which the Bridge Note Refinancing Information Package was prepared which, insofar as the Parent or Management is aware, renders any material facts forming the basis thereof materially inaccurate or misleading or which makes any of the projections or forecasts contained therein materially unfair or unreasonable or renders any of the assumptions upon which the projections are based materially unfair or unreasonable.

(s)	Reports:

(i)	So far as each of the Parent and Management is aware, after due and careful review, none of the Reports is misleading in any material respect and there is no expression of opinion, forecast or projection contained therein or conclusion reached therein in relation to any material matter which is not fair and reasonable in all material respects.

(ii)	All material factual information furnished in relation to the Yell Business or, as the case may be, the McLeod Business to any of the firms which prepared any of the

Reports and contained or referred to therein was, so far as each of the Parent and Management is aware after due and careful review, true and accurate in all material respects at the time supplied and, so far as each of the Parent and Management is aware after due and careful review, all opinions, forecasts and projections supplied to such firms which are contained or referred to in any of the Reports were arrived at after careful consideration, were fair and were based on reasonable grounds.

(iii)	So far as each of the Parent and Management is aware, after due and careful review, the Reports do not omit to disclose any matter where failure to disclose such matter would result in the Reports (or any opinion, forecast or projection contained in the Reports) being misleading in any material respect.

(iv)	Neither the Parent nor Management is aware of anything which has occurred or come to light since the date of the Reports which renders any material facts contained in the Reports inaccurate or misleading in any material respect or which makes any of the opinions, projections and forecasts contained in the Reports other than fair and reasonable in all material respects.

(t)	Documents:

(i)	In relation to Drawings to be made on the Yell Completion Date:

(A)	the Yell Structure Document accurately records the structure of the Group as it will be immediately following the Yell Completion and includes details of all Holding Companies of the Parent and of any minority shareholdings in any member of the Group held by any person who is not a member of the Group and details of all companies, joint ventures and partnerships in which any member of the Group has an interest or participation;

(B)	each of the companies identified in the Yell Structure Document as a “Dormant” company is a Dormant Company;

(C)	the Yell Acquisition Documents as furnished to the Facility Agent contain all the material terms of the Yell Acquisition;

(D)	the Investor Documents and the Subordination Agreement as furnished to the Facility Agent contain all the material terms of the agreements between the Vendor Noteholder (in relation to the Vendor Loan Note only), the holders of the Initial Subordinated Loan Stock and their respective Affiliates (in relation to the Initial Subordinated Loan Stock only), Topco, each member of the Group, the partners in Topco, the arrangements between the Investors and the general partner of Topco and the conditions relating to the exercise by such general partner of its rights and duties as general partner on such date; and

(E)	the Bridge Facility Finance Documents contain all material terms of the agreements between the Bridge Facility Finance Parties, the Issuer and each other member of the Group.

(ii)	In relation to the Drawing of the Tranche D Term Facility to be made on the McLeod Completion Date:

(A)	the McLeod Structure Document accurately records the structure of the Group as it will be immediately following the McLeod Completion and includes details of all Holding Companies of the Parent and of any minority shareholdings in any member of the Group held by any person who is not a member of the Group and details of all companies, joint ventures and partnerships in which any member of the Group has an interest or participation;

(B)	each of the companies identified in the McLeod Structure Document as a “Dormant” company is a Dormant Company;

(C)	the McLeod Acquisition Documents as furnished to the Facility Agent contain all the material terms of the McLeod Acquisition;

(D)	the Investor Documents and the Subordination Agreement as furnished to the Facility Agent contain all the material terms of the agreements between the Vendor Noteholder (in relation to the Vendor Loan Note only), the holders of the Subordinated Loan Stock and their respective Affiliates (in relation to the Subordinated Loan Stock only), Topco, each member of the Group, the partners in Topco, the arrangements between the Investors and the general partner of Topco and the conditions relating to the exercise by such general partner of its rights and duties as general partner on such date;

(E)	the Bridge Notes Finance Documents (if any) contain all material terms of the agreements between the Bridge Notes Finance Parties, the Issuer and each other member of the Group.

(iii)	The High Yield Notes Finance Documents contain all material terms of the agreements between the High Yield Noteholders, the High Yield Notes Trustee, the Issuer and each other member of the Group and the Discount High Yield Notes Finance Documents contain all material terms of the agreements between the Discount High Yield Noteholders, the Discount High Yield Notes Trustee, the Issuer and each other member of the Group.

(u)	Material Disclosures: So far as the Parent is aware after due and careful enquiry, the Parent has fully disclosed in writing to the Facility Agent all material information in its possession relating to the Yell Acquisition or, as the case may be, the McLeod Acquisition.

(v)	Intellectual Property:

(i)	The Intellectual Property required in order to conduct the Business:

(A)	is legally and beneficially owned by or licensed to members of the Group (other than Excluded Group Members) free from any licences or obligations to grant any licences and free from any assignments or obligations to grant any assignments to third parties which are materially prejudicial to the use of that Intellectual Property and will in either case not be materially adversely affected by the transactions contemplated by the Transaction Documents;

(B)	has not lapsed or been cancelled in any respect which would have a Material Adverse Effect and all steps have been taken to protect and maintain such Intellectual Property, including, without limitation, paying renewal fees where failure to do so would have or be reasonably likely to have a Material Adverse Effect.

(ii)	None of the Material Intellectual Property is being or has been infringed where such infringement could reasonably be expected to have a Material Adverse Effect.

(iii)	The Business carried on by it and its Subsidiaries does not infringe any intellectual property rights of any third party and where the Intellectual Property required in order to conduct the Business is subject to any right, permission to use or licence granted to or by any member of the Group, such agreement has not been breached in any way and no member of the Group has received or is aware of a notice of termination being served by any party thereto to the extent such infringement, breach or termination would have or could be reasonably expected to have a Material Adverse Effect.

(w)	Environmental Warranties:

(i)	Its operations and properties, and the operations and properties of each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any member of the Group or any of their operations or properties or (B) cause any such operations or property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law except in each case insofar as any such violation or liability referred to in this subsection (i) could not be reasonably likely to result in a Material Adverse Effect.

(ii)	None of the properties currently or formerly owned or operated by it or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and to its knowledge and the knowledge of any of its Subsidiaries never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by it or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by it or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by it or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by it or any of its Subsidiaries except in each case insofar as any such violation or liability referred to in this paragraph (ii) could not be reasonably likely to result in a Material Adverse Effect.

(iii)	Neither it nor any of its Subsidiaries is undertaking, or has recently completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all

Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by it or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to it or any of its Subsidiaries except in each case insofar as any such violation or liability referred to in this paragraph (iii) could not be reasonably likely to result in a Material Adverse Effect.

(x)	Holding Company: Each Excluded Group Member has not traded (other than by entering into the Transaction Documents), does not have liabilities to any person other than pursuant to the Transaction Documents and in respect of payment of legal fees, auditors’ fees and expenses, has no assets other than shares in its respective Subsidiaries and the benefit of rights under the Inter-Company Loan Agreements and no other member of the Group has guaranteed or otherwise become liable or responsible for any obligations or liabilities of any Excluded Group Member except as expressly provided under the Senior Finance Documents, the Bridge Facility Finance Documents (to the extent such Bridge Facility Finance Documents are in force), the Bridge Notes Finance Documents (to the extent such Bridge Notes Finance Documents are in force), the Bond Finance Documents nor has any member of the Group incurred any liabilities to any Excluded Group Member save to the extent such liabilities are permitted by the terms of this Agreement.

(y)	US Government Regulations:

(i)	Neither it nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Drawing, nor the application of the proceeds or repayment thereof by any Obligor, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(ii)	Neither it nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(iii)	No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America) as in effect from time to time, and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(z)	Employee Benefit Plans:

(i)	No ERISA Event has occurred or is reasonably expected to occur that has resulted in or is reasonably expected to result in a material liability of any Obligor or any ERISA Affiliate.

(ii)	Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service of the United States of America, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii)	Neither any Obligor nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan to the extent such incurrence would have or be reasonably likely to have a Material Adverse Effect.

(iv)	Neither any Obligor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(v)	With respect to each scheme or arrangement mandated by a government other than the United States of America (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Obligor or any Subsidiary of any Obligor that is not subject to United States law (a “Foreign Plan”):

(A)	any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, save to the extent that failure to make or accrue such contributions would have or be reasonably likely to have a Material Adverse Effect;

(B)	the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles save to the extent that any such insufficiency, whether individually or in the aggregate, would have or be reasonably likely to have a Material Adverse Effect; and

(C)	each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities save to the extent where failure to make or maintain any such registrations would have or be reasonably likely to have a Material Adverse Effect.

(aa)	OFT Undertaking: The undertakings requested by the Secretary of State for Trade and Industry on 11 May 2001 from the BT Vendor in relation to the part of the regulated Business carried on in the United Kingdom by the Yell Business are in the forms disclosed to the Banks on 24 May 2001.

(bb)	Recapitalisation:

(i)	After due and careful consideration, the Parent is of the opinion and view that the Recapitalisation will not be prejudicial to the interests of the Senior Finance Parties.

(ii)	The Parent has fully disclosed to the Facility Agent full and complete information and professional advice including, without limitation, tax advice, which it has received relating to the Recapitalisation.

(iii)	The Recapitalisation Documents contain all the terms of the agreements relating to the Recapitalisation between the Issuer, the Subordinated Guarantor, UK Newco 3, UK Newco 5, Luxco, US Newco 1, the US Principal Borrower, the UK Principal Borrower and Yellow Book USA, Inc.

(iv)	The Security Interests created by the Security Documents attach and extend to the assets, rights, benefits, liabilities and obligations of the relevant members of the Group under the Recapitalisation Documents and such Security Documents continue in full force and effect in accordance with their terms notwithstanding any release of any Security Interest which may be effected by the Security Agent from time to time in connection with any aspect of the Recapitalisation.

(cc)	Tranche D Term Facility: The payment obligations of each Obligor in respect of the Tranche D Term Facility rank pari passu in right and priority of payment with the payment obligations of each Obligor under the Original Facilities, the Tranche C3 Term Facility and the Hedging Liabilities (as such expression is defined in the Intercreditor Agreement).

(dd)	Tranche C3 Term Facility: The payment obligations of each Obligor in respect of the Tranche C3 Term Facility rank pari passu in right and priority of payment with the payment obligations of each Obligor under the Original Facilities, the Tranche D Term Facility and the Hedging Liabilities (as such expression is defined in the Intercreditor Agreement).

15.2	Repetition: The representations and warranties in Clause 15.1 (Representations and Warranties) shall be deemed repeated on the date of each Drawing Request, each Drawing Date and on the last day of each Interest Period by reference to the facts and circumstances existing on such date provided that:

(a)	the representations and warranties set out in Clause 15.1(r)(i) (Information Package) shall, in respect of the Yell Syndication Memorandum only, be made on the date of the Yell Syndication Memorandum and to the extent they relate to the Agreed Financial Projections (in the agreed form as at the Yell Completion Date), be made on 25 May 2001 and only repeated on the date of the first Drawing Request and the First Drawing Date;

(b)	the representations and warranties set out in Clauses 15.1(r)(ii)(A) to 15.1(r)(ii)(D) (Information Package) inclusive shall, in respect of the McLeod Syndication Memorandum, be made on the date of the McLeod Syndication Memorandum;

(c)	the representations and warranties set out in Clause 15.1(r)(ii)(E) (Information Package) shall, in respect of the McLeod Syndication Memorandum, be made on the date of the Fifth Amendment Agreement and only be repeated on the date of the Drawing Request for the Tranche D Advance and the Drawing Date of the Tranche D Advance;

(d)	the representations and warranties set out in Clause 15.1(r)(ii) (Information Package) shall, in respect of the Agreed Financial Projections (in the agreed form as at the McLeod Completion Date taking into account the McLeod Acquisition), be made on the date of the Fifth Amendment Agreement and only repeated on the date of the Drawing Request for the Tranche D Advance and the Drawing Date of the Tranche D Advance;

(e)	the representations and warranties set out in Clauses 15.1(r)(iii)(A) to 15.1(r)(iii)(D) (Information Package) inclusive shall, in respect of the Bridge Note Refinancing Memorandum, be made on the date of the Bridge Note Refinancing Memorandum;

(f)	the representations and warranties set out in Clause 15.1(r)(iii)(E) (Information Package) shall, in respect of the Bridge Note Refinancing Memorandum, be made on the date of the Sixth Amendment Agreement and only be repeated on the date of the Drawing Request for the Tranche C3 Advance and the Drawing Date of the Tranche C3 Advance;

(g)	the representations and warranties set out in Clause 15.1(r)(iii) (Information Package) shall, in respect of the Agreed Financial Projections (in the agreed form as at the Bridge Note Refinancing Date taking into account the Bridge Note Refinancing), be made on the date of the Sixth Amendment Agreement and only repeated on the date of the Drawing Request for the Tranche C3 Advance and the Drawing Date of the Tranche C3 Advance;

(h)	the representations and warranties set out in Clause 15.1(s) (Reports) shall:

(i)	to the extent they relate to the Yell Reports, be made on 25 May 2001 and only repeated on the date of the first Drawing Request and the First Drawing Date; and

(ii)	to the extent they relate to the McLeod Reports, be made on the date of the Fifth Amendment Agreement and only repeated on the date of the Drawing Request for the Tranche D Advance and the Drawing Date of the Tranche D Advance;

(i)	the representations and warranties set out in Clause 15.1(u) (Material Disclosures) shall:

(i)	to the extent they relate to the Yell Acquisition, be made on 25 May 2001 and only repeated on the date of the first Drawing Request and the First Drawing Date; and

(ii)	to the extent they relate to the McLeod Acquisition, be made on the date of the Fifth Amendment Agreement and only repeated on the date of the Drawing Request for the Tranche D Advance and the Drawing Date of the Tranche D Advance;

(j)	the representations and warranties set out in Clauses 15.1(g) (Winding-up) and 15.1(x) (Holding Company) shall:

(i)	in relation to Drawings under the Original Facilities, be made on 25 May 2001 and only repeated on the date of the first Drawing Request and the First Drawing Date;

(ii)	in relation to Drawings under the Tranche C3 Term Facility, be made on the date of the Sixth Amendment Agreement and only repeated on the date of the Drawing Request for the Tranche C3 Advance and the Drawing Date of the Tranche C3 Advance; and

(iii)	in relation to Drawings under the Tranche D Term Facility, be made on the date of the Fifth Amendment Agreement and only repeated on the date of the Drawing Request for the Tranche D Advance and the Drawing Date of the Tranche D Advance;

(k)	the representations and warranties set out in Clauses 15.1(i)(i) and (ii) (Litigation) and 15.1(j)(i) to 15.1(j)(viii) (No Security Interests/Guarantees/Financial Indebtedness) shall be made on 25 May 2001 and only repeated on the date of the first Drawing Request and the First Drawing Date;

(l)	the representations and warranties set out in Clauses 15.1(i)(iii) (Litigation) and 15.1(j)(iv) (No Security Interests/Guarantees/Financial Indebtedness) shall be made on the date of the Fifth Amendment Agreement and only repeated on the date of the Drawing Request for the Tranche D Advance and the Drawing Date of the Tranche D Advance;

(m)	the representations and warranties set out in Clause 15.1(l)(i) (Assets), 15.1(q)(i) (Latest Accounts) and 15.1(t)(i) (Documents) shall be made on 25 May 2001 and only repeated on the date of the first Drawing Request and the First Drawing Date;

(n)	the representations and warranties set out in Clause 15.1(l)(ii) (Assets), 15.1(o)(ii) (Material Adverse Change), 15.1(q)(ii) (Latest Accounts), 15.1(t)(ii) (Documents) and 15.1(bb) (Recapitalisation) shall be made on the date of the Fifth Amendment Agreement and only repeated on the date of the Drawing Request for the Tranche D Advance and the Drawing Date of the Tranche D Advance;

(o)	the representations and warranties set out in Clause 15.1(q)(iii) (latest Accounts) shall be made on the date of the Sixth Amendment Agreement and only repeated on the date of the Drawing Request for the Tranche C3 Advance and the Drawing Date of the Tranche C3 Advance;

(p)	the representations and warranties set out in Clauses 15.1(a) (Incorporation) to 15.1(g) (Winding-up) (inclusive), Clause 15.1(cc)(Tranche D Term Facility) and Clause 15.1(dd) (Tranche C3 Term Facility) shall in addition be repeated on each date on which an Accession Document or an additional Security Document is entered into in respect of such acceding Obligor;

(q)	the representations and warranties set out in Clause 15.1(o)(i) (Material Adverse Change) shall in addition be repeated on each date on which a compliance certificate is delivered under Clause 16.6(i)) (Compliance Certificates);

(r)	the representations and warranties set out in Clause 15.1(t)(iii) (Documents) shall be made on the date that the High Yield Notes and the Discount High Yield Notes are issued as described in Clause 16.4(k) (Issue of High Yield Notes and Discount High Yield Notes); and

(s)	the representation and warranties set in Clause 15.1(bb) (Recapitalisation) shall be made on the date that each series of subordinated loan notes are issued as described in paragraph (i) of the definition of Permitted Indebtedness.

16.	UNDERTAKINGS

16.1	Duration of Undertakings: The undertakings in this Clause 16 shall continue for so long as any sum remains payable or capable of becoming payable under the Senior Finance Documents.

16.2	General Undertakings:

(a)	Authorisations and Consents: Each Obligor will, and will procure that each of its Subsidiaries will, apply for, obtain and promptly renew from time to time and maintain in full force and effect all consents and comply with the terms of all such consents, and promptly make and renew from time to time all such filings, as may be required under any applicable law or directive to enable it to enter into, exercise its rights, and perform and comply with its obligations under the Transaction Documents to which it is party and to carry out the transactions contemplated by the Transaction Documents to which it is a party and to ensure that its obligations under the Transaction Documents to which it is party are valid, legally binding and, subject to reservations, enforceable and each of the Security Documents to which it is party constitutes valid security ranking, subject to reservations, in accordance with its terms (save for Minor Authorisations, Consents and Filings).

(b)	Maintenance of status and authorisation: Each Obligor will, and will procure that each of its Subsidiaries will (save as permitted by Clause 16.3(a) (Amalgamations and Change of Business)):

(i)	do all such things as are necessary to maintain its corporate existence;

(ii)	ensure that it has the right to conduct its business and will obtain and maintain all material consents and make all material filings necessary for the conduct of such business and take all steps necessary to ensure that the same are in full force and effect and on request by the Facility Agent, supply copies of any such consent or filing; and

(iii)	comply in all material respects with all laws and directives binding upon it and procure compliance in all material respects by all of its respective officers and employees with all applicable laws and directives and in particular, without limitation, will comply with any directive from or of any agency of the United Kingdom (including the Office of Fair Trading) or the European Community and any undertaking or other agreement given to any such agency.

If any agency of any state or of the European Community issues or delivers any new directive (whether specifically in relation to a member of the Group or otherwise) which will or could reasonably be expected to have a material adverse effect on the operation by one or more Material Group Companies of its business or the pricing of its sales, the Parent shall promptly notify the Facility Agent in writing and if the Facility Agent so requests within a period of 120 days from the occurrence of such issue or delivery shall present to the Banks a revised business plan for the Group to take account of such event and details of, and an explanation of, the steps that are proposed to be taken by the Group as a result of such directive.

(c)	Pari passu ranking: Each Obligor will, and will procure that each of its Subsidiaries will, ensure that its payment obligations under each of the Senior Finance Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred solely by operation of law.

(d)	Insurances:

(i)	Each Obligor will, and will procure that each of its Subsidiaries will, on or prior to the Yell Completion Date or, in the case of insurances relating to the McLeod Business on or prior to the McLeod Completion Date, effect and thereafter maintain insurances at its own expense in respect of all its assets and business of an insurable nature with reputable insurers of good standing. Such insurances must provide cover:

(A)	against all risks which are normally insured against by other companies owning, possessing or leasing similar assets and carrying on similar businesses and include, without limitation, cover against loss of profits, product liability, professional indemnity, pollution and public liability, but subject to any exclusions typical for insurances of this type; and

(B)	in such amounts as would in the circumstances be prudent for such companies taking into account the size and nature of the business carried on, and the assets owned, by such companies and the jurisdiction in which such businesses are carried on and assets located.

(ii)	Each Obligor will, and will procure that each of its Subsidiaries will:

(A)	supply to the Facility Agent on request copies of each policy for insurance required to be maintained in accordance with sub-paragraph (i) above together with the current premium receipts relating thereto;

(B)	promptly notify the Facility Agent in writing of any material change to its insurance cover from time to time;

(C)	promptly notify the Facility Agent in writing of any claim or notification under any of its insurance policies which is for, or is reasonably likely to result in a claim under such policy for, an amount in excess of £10,000,000 (or its Other Currency Equivalent); and

(D)	procure that the interest of the Security Agent is noted on each policy of insurance required to be maintained in accordance with sub-paragraph (i) to the extent that such insurance is of a type on which it is possible to so note the interest of the Security Agent.

(e)	Taxes: Each Obligor will, and will procure that each of its Subsidiaries will, pay within any applicable time limit all taxes imposed by any agency of any state upon it or any of them or any of its or their assets, income or profits or any transactions undertaken or entered into by it or any of them save in the event of a bona fide dispute with regard to any tax in respect of which proper provision has, if appropriate, been made in the accounts of the relevant member of the Group.

(f)	Acquisition Documents:

(i)	The Parent will, and will procure that each of its Subsidiaries will, take all reasonable action (having regard to the cost and benefit of doing so) to enforce any material claim it has in relation to the warranties given under the Acquisition Documents and to enforce all other rights and entitlements it may have under the Acquisition Documents, unless the Majority Banks otherwise consent (such consent not to be unreasonably withheld) save where the directors of the relevant company (acting reasonably) confirm that in their opinion it would be detrimental to the company (or its business) so to do, or where the Parent provides a copy of legal advice to the Facility Agent from a reputable law firm or an opinion of counsel (or such other evidence as may be reasonably satisfactory to the Facility Agent) confirming that the relevant member of the Group is unlikely to be successful in enforcing such a claim or, if it did so, the proceeds of such a claim would be unlikely to be materially more than the costs incurred by the Group in making such claim.

(ii)	Except as permitted pursuant to Clause 16.2(f)(iii) (Acquisition Documents), the Parent will not and will procure that each of its Subsidiaries will not, amend, vary,

supplement or waive any of the terms of the Yell Acquisition Documents prior to or on the Yell Completion Date nor amend, vary, supplement or waive any of the terms of the McLeod Acquisition Documents prior to or on the McLeod Completion Date unless in each case it has obtained the prior written consent of the Majority Banks to the same, and after the Yell Completion Date or, as the case may be, the McLeod Completion Date unless such amendment, variation, supplement or waiver is not prejudicial to the Banks or has the prior written consent of the Majority Banks.

(iii)	The Parent will not and will procure that each of its Subsidiaries will not, on or prior to the Yell Completion Date (in respect of the Yell Acquisition Documents) and the McLeod Completion Date (in respect of the McLeod Acquisition Documents) exercise any discretion thereunder or give any consent or waiver thereunder other than a consent or waiver of any condition or conditions under such documentation which consent or waiver is either not prejudicial to the Banks and is promptly notified to the Facility Agent, the Original Facilities Mandated Lead Arranger and the Original Facilities Joint Lead Arrangers (in respect of the Yell Acquisition Documents) or to the Facility Agent, the Tranche D Mandated Lead Arranger and the Tranche D Joint Lead Arranger (in respect of the McLeod Acquisition Documents) or which has the prior written consent of the Majority Banks.

(iv)	Without prejudice to any other provision of this Agreement, the Parent will, and will procure that each of its Subsidiaries will, use reasonable endeavours to obtain all Minor Authorisations, Consents and Filings.

(g)	Hedging Arrangements:

(i)	The Principal Borrowers will (A) by no later than 90 days after the Yell Completion Date in respect of not less than 50% of the aggregate Tranche A Advances made available on the Yell Completion Date and (B) no later than 180 days after the Yell Completion Date in respect of not less than 50% of the aggregate of the Tranche B Advances, the Tranche C1 Advances and the Tranche C2 Advances made available on the Yell Completion Date, enter into Hedging Agreements with Hedging Banks so as to ensure that for a period of no less than 2 years from the Yell Completion Date the Group has hedging of interest rate exposure in respect of not less than 50 per cent. of the aggregate Term Advances made available on the Yell Completion Date.

(ii)	The Tranche D Borrower will, by no later than 90 days after the McLeod Completion Date in respect of not less than 50% of the Tranche D Advance made available on the McLeod Completion Date enter into Hedging Agreements with Hedging Banks so as to ensure that for a period of no less than 2 years from the McLeod Completion Date the Group has hedging of interest rate exposure in respect of not less than 50 per cent. of the Tranche D Advance made available on the McLeod Completion Date.

(iii)	The UK Principal Borrower will, by no later than 90 days after the Bridge Note Refinancing Date in respect of not less than 50% of the Tranche C3 Advance made available on the Bridge Note Refinancing Date enter into Hedging Agreements with Hedging Banks so as to ensure that for a period of no less than 2 years from the Bridge Note Refinancing Date the Group has hedging of interest rate exposure in respect of not less than 50 per cent. of the Tranche C3 Advance made available on the Bridge Note Refinancing Date.

(h)	Banking Business: Each Obligor will, and will procure that each of its Subsidiaries will, as soon as reasonably practicable and in any event no later than 30 days after the Yell Completion Date (in respect of bank accounts relating to the Yell Business maintained in any part of the United Kingdom), 90 days after the Yell Completion Date (in respect of bank accounts relating to the Yell Business maintained in any part of the United States of America) and 150 days after the McLeod Completion Date (in respect of bank accounts relating to the McLeod Business maintained in any part of the United States of America), only maintain bank accounts with Ancillary Banks or Approved Banks and only carry on banking business with Banks or Approved Banks.

(i)	Pension Schemes: Each Obligor will, and will procure that each of its Subsidiaries will, if requested by the Facility Agent, deliver to the Facility Agent at such time as those reports are prepared in order to comply with then current statutory or auditing requirements, actuarial reports in relation to the pension schemes for the time being operated by members of the Group, and will ensure that all such pension schemes are fully funded to the extent required by law based on reasonable actuarial assumptions applicable in the jurisdiction in which the relevant pension scheme is maintained.

(j)	Financial Assistance: Each Obligor will, and will procure that each of its Subsidiaries will, comply in any and all respects with sections 151 to 158 (inclusive) of the Companies Act 1985 or any similar enactments or financial assistance laws in any other applicable jurisdiction, including in relation to the execution of the Finance Documents and the payment of amounts due under the Finance Documents.

(k)	Intellectual Property: Each Obligor will and each Obligor will procure that each of its Subsidiaries will:

(i)	observe and comply with all obligations and laws to which it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Material Intellectual Property or any part thereof is subject where failure to do so would have or could be reasonably expected to have a Material Adverse Effect;

(ii)	do all acts as are necessary to maintain, register, protect and safeguard the Material Intellectual Property or any part thereof or any right of any such Obligor under the Material Intellectual Property where failure to do so would have or could be reasonably expected to have a Material Adverse Effect and not discontinue the use of any of such Intellectual Property nor allow it to be used in such a way that it is put at risk by becoming generic or by being identified as disreputable if in each case to do so would have or could be reasonably expected to have a Material Adverse Effect; and

(iii)	not assign, sever, licence, dispose of or otherwise part with Material Intellectual Property other than to the extent permitted pursuant to Clause 16.3(b) (Disposals) or the granting of a licence to any person to use the same, but only in each case if to do so would not have or could not be reasonably expected to have a Material Adverse Effect.

(l)	Termination of Financing Statements: Upon the request of the Facility Agent, and at the expense of the Parent, within 10 days after such request, the Parent will procure that the Facility Agent is provided with proper termination statements on Form UCC-3 covering such financing statements as the Facility Agent may reasonably request (save for any financing statements which have been previously filed with respect to Permitted Security Interests).

(m)	Novation of the Vendor Loan Note: Each of the UK Principal Borrower, UK Newco 3, the Subordinated Guarantor and the Parent will, and the Parent will procure that the Issuer will, immediately upon the Yell Completion occurring enter into the relevant Vendor Loan Note Novation Agreements for the purposes of novating the obligations of the UK Principal Borrower under the Vendor Loan Note from the UK Principal Borrower to UK Newco 3, from UK Newco 3 to the Subordinated Guarantor, from the Subordinated Guarantor to the Issuer and from the Issuer to the Parent, respectively.

(n)	Material Property: Each Obligor will not, and will procure that each of its Subsidiaries will not, save with the express written consent of the Security Agent, exercise any of the powers of leasing or agreeing to lease vested in or conferred on mortgagors by common law or by statute (including Section 99 of the Law of Property Act 1925) or create or suffer to be created a tenancy of any Material Property or confer or permit to be conferred upon any person any contractual licence, right or interest to occupy or use the whole or any part of the Material Property or accept, agree to accept or permit the acceptance of a surrender of any lease, underlease, tenancy, licence or agreement relating thereto or exercise any power to determine or extend any of the same, save where any such tenancy or lease is being granted pursuant to any statutory rights of renewal with which such Obligor or Subsidiary is obliged by law to comply.

(o)	OFT Undertaking: The Parent shall ensure that without the prior written consent of the Facility Agent (acting on the instructions of the Majority Banks), to the extent Topco, the Parent or any other member of the Group gives any undertakings to the Secretary of State for Trade and Industry pursuant to or in response to its request to the BT Vendor dated 11 May 2001 for, inter alia, a cap on the increase in advertising rates charged to customers in respect of the regulated Business carried on in the United Kingdom by the Yell Business, no undertaking will be given which will:

(i)	result in a cap on the increase in advertising rates charged to customers in respect of the regulated Business carried on in the United Kingdom by the Yell Business in excess of RPI minus 6 per cent. per annum being applied at any time in any Financial Year occurring during the period of time covered by the undertakings; or

(ii)	result in additional conditions being imposed on or any amendment being made to any existing condition imposed on the regulated Business carried on in the United Kingdom by the Yell Business which are more onerous than the conditions contained in the draft undertakings sought by the Secretary for Trade and Industry disclosed to the Banks on 24 May 2001 (the “draft undertakings”) except to the extent that such conditions are not adverse to the interests of the Banks as determined (following consultation with the Obligors’ Agent) in the reasonable opinion of the Banks.

The Parent further undertakes to give the undertakings requested by the Secretary of State for Trade and Industry on 11 May 2001 from the Vendor in relation to that part of the regulated Business carried on in the United Kingdom by the Yell Business by not later than 5 July, 2001 (in the form of the draft undertakings or in such other forms as have been disclosed to the Facility Agent prior to the signing of such undertakings and which undertakings are in compliance with this Clause 16.2(o)) and the Parent agrees to provide the Facility Agent with a certified copy of such executed undertakings promptly thereafter.

The Parent shall promptly after such undertakings are given, procure the preparation of any revisions necessary to the Agreed Financial Projections to take account of such undertakings, which revisions will demonstrate that such undertakings have no adverse effect on EBITDA for the Group for the periods covered by the Agreed Financial Projections and will deliver copies of such revisions, once they have been completed, to the Facility Agent promptly thereafter.

(p)	Recapitalisation: The Parent and each of the relevant Obligors will, and will procure that each of their respective Subsidiaries will, effect the Recapitalisation in accordance with the transaction steps described in Schedule 13 and the terms of the Recapitalisation Documents.

(q)	Material Contracts: In the event that any Material Contract is terminated the Obligors will procure that such Material Contract is replaced with an alternative contract or contracts or arrangements so that neither the termination of such Material Contract nor the replacement thereof results in a Material Adverse Effect and to the extent a termination of such replacement contract or contracts could reasonably be expected to have a Material Adverse Effect, such replacement contract or contracts will constitute Material Contracts for the purposes of this Agreement.

(r)	YBUS Indebtedness: The Parent shall procure that Yellow Book USA, Inc., and Yellow Book USA, Inc. shall, as soon as practicable after the Yell Completion:

(i)	comply with the undertaking given by it in the YBUS MIS Amendment Agreement to pay all amounts owed to the beneficiaries under the Yellow Book USA Management Incentive Compensation Plan in connection with the termination of the Yellow Book USA Management Incentive Compensation Plan who have delivered to Yellow Book USA, Inc. “Releases” (as defined in the YBUS MIS Amendment Agreement) prior to the Yell Completion within the deadline set out in the YBUS MIS Amendment Agreement and discharge any liability which it may have to account for tax or pay social security contributions arising in respect of such payments;

(ii)	redeem all YBUS Loan Notes and fully discharge all indebtedness thereunder; and

(iii)	promptly claim all amounts owing to it by the BT Vendor under the YBUS MIS Amendment Agreement.

Yellow Book USA, Inc. shall fund any payments described in paragraphs (i) and (ii) above, where payment instructions in respect of the same cannot be given by Yellow Book USA, Inc. on the Yell Completion Date to make such payments, by making drawings from the YBUS Reserve Accounts and shall not be entitled to make drawings from such accounts for any other reason other than to transfer amounts standing to the credit of the YBUS Reserve Account opened with the Facility Agent to amounts standing to the credit of the YBUS Reserve Account opened with The Chase Manhattan Bank following the date on which The Chase Manhattan Bank has acknowledged its receipt and acceptance of the account pledge letter required to be delivered pursuant to the terms of the New York law general security agreement to be entered into between Yellow Book USA, Inc. and Deutsche Bank AG London on the Yell Completion Date unless otherwise agreed by the Facility Agent (acting reasonably).

(s)	US Real Estate: The Parent will procure that within thirty (30) days of the McLeod Completion Date the items listed in Schedule 14 with respect to each Mortgaged Property shall be delivered to the Security Agent.

16.3	Restrictions:

(a)	Amalgamations and Change of Business: Except with the specific consent of the Majority Banks, no Obligor will, and each Obligor will procure that none of its Subsidiaries will:

(i)	amalgamate, merge or consolidate with or into any other person or be the subject of any reconstruction provided that (x) any Obligor (other than an Excluded Group Member) may effect an amalgamation, merger or consolidation with any of its Subsidiaries if following such amalgamation, merger or consolidation, all obligations of the merging entity under the Senior Finance Documents shall be assumed by the merged entity and the shares in the surviving entity and its assets shall continue to be or shall become subject to security under the Security Documents and the Parent shall ensure that the relevant Obligors or, as the case may be, surviving entity shall take all reasonable steps necessary to maintain, create, perfect and register such security and shall deliver to the Security Agent such evidence as the Security Agent shall require of the due execution of any new Security Documents which may be executed by such Obligors or surviving entity pursuant to this Clause 16.3(a) or, as the case may be, the continuing validity of the relevant existing Security Documents and of the assumption of such obligations, together with a legal opinion (if required) satisfactory to the Security Agent; and (y) Luxco may transfer all of its assets to UK Newco 5 immediately prior to the liquidation of Luxco if immediately following such transfer UK Newco 5 shall have entered into Security Documents (to the extent required) in form and substance satisfactory to the Security Agent for the purposes of charging all such assets in favour of the Security Agent and shall have taken all reasonable steps necessary to maintain, create, perfect and register such security and deliver to the Security Agent such evidence as the Security Agent shall require of the due execution of any such Security Documents, together with a legal opinion (if required) satisfactory to the Security Agent; or

(ii)	materially change the nature or scope of its business.

(b)	Disposals: No Obligor will and each Obligor will procure that none of its Subsidiaries will, (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) sell, transfer, lease out, lend or otherwise dispose of any of its assets or all or any part of its undertaking or agree to do so. The following transactions shall not be prohibited by this Clause:

(i)	disposals of assets (other than shares in any member of the Group) in the ordinary course of trading;

(ii)	the disposal of cash and Cash Equivalents in the ordinary course of business to the extent not otherwise prohibited by the Senior Finance Documents;

(iii)	the exchange of assets (other than shares in any member of the Group) for other assets of a similar nature and value;

(iv)	any disposal of assets (other than shares in any member of the Group) by a member of the Group to an Obligor (other than an Excluded Group Member);

(v)	any disposal of assets (other than shares in any member of the Group) which are obsolete for the purpose for which such assets are normally utilised or which are no longer required for the purpose of the relevant person’s business or operations;

(vi)	any disposal to which the Majority Banks shall have given their prior written consent;

(vii)	disposals of assets between wholly-owned Subsidiaries of the Parent neither of which is an Obligor or an Excluded Group Member;

(viii)	disposals permitted by Clause 16.3(d) (Negative Pledge), 16.3(e) (Factoring), 16.3(h) (Loans) and 16.3(i) (Leasing Agreements);

(ix)	any disposal of shares in any member of the Group which is a Subsidiary of UK Newco 3 by a member of the Group to UK Newco 3 or an Obligor which is a Subsidiary of UK Newco 3, provided that where the shares disposed of are shares in a member of the Group incorporated in England and Wales and the transferee is incorporated in a state of the United States of America, the consent in writing of the Majority Banks will be required for the disposal of such shares;

(x)	the disposal of all of the assets of Luxco (including all of the shares owned by Luxco in US Newco 1) to UK Newco 5 immediately prior to the liquidation of Luxco provided that immediately following such disposal UK Newco 5 enters into Security Documents (to the extent required) in form and substance satisfactory to the Security Agent for the purpose of charging all such assets in favour of the Security Agent and shall have taken all reasonable steps necessary to maintain, create, perfect and register such security and deliver to the Security Agent such evidence as the Security Agent shall require of the due execution of any such Security Documents, together with a legal opinion (if required) satisfactory to the Security Agent;

(xi)	disposals (other than in accordance with sub-paragraphs (i) to (ix) above) to persons not being members of the Group of assets (other than Material Intellectual Property which would be required to conduct the Business following such disposal or shares of any member of the Group which owns any such Material Intellectual Property), where the gross value of all assets disposed of after the date hereof does not exceed £45,000,000 (or its Other Currency Equivalent) in any Financial Year and in aggregate does not exceed £125,000,000 (or its Other Currency Equivalent) prior to repayment or prepayment of all the Facilities. For the purposes of this sub-paragraph (ix) the value of an asset means the higher of its book value and its fair market value (in the latter case determined by reference to the cash and/or fair market value of any assets received as consideration for the disposal). Any disposal made pursuant to this sub-paragraph must be made at full market value; and

(xii)	disposals or satisfaction of intra-group receivables in connection with the Recapitalisation pursuant to the Recapitalisation Assignment Agreements,

provided that:

(A)	disposals under sub-paragraphs (iv), (ix), (x) and (xi) above will only be permitted so long as no Event of Default or Potential Event of Default has occurred and is continuing; and

(B)	any asset disposed of in accordance with sub-paragraphs (iv), (ix) and (x) above which is subject to a Security Interest at the time of disposal shall be subject to equivalent security under a Security Document following disposal and the relevant Subsidiary of the Parent shall take all steps necessary to create, perfect or register such security and shall deliver to the Security

Agent such evidence as the Security Agent shall require of the due execution of the relevant Security Document together with a legal opinion (other than an English legal opinion) to the extent reasonably necessary in form and substance satisfactory to the Security Agent.

(c)	Arm’s Length Transactions: No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any arrangement or transaction other than on an arm’s length basis and in the normal course of business, save for:

(i)	intercompany loans permitted under Clauses 16.3(h)(ii), (iii), (v), (viii), (xiii) and (xv) (Loans);

(ii)	disposals permitted by Clauses 16.3(b)(iv), (ix), (x) and (xii) (Disposals);

(iii)	transactions entered into pursuant to the Recapitalisation Documents; and

(iv)	the payment of amounts which will comprise Permitted Payments under paragraphs (a), (b), (c) or (g) of the definition of Permitted Payments;

and no Obligor will, and each Obligor will procure that none of its Subsidiaries will, dispose of any assets (save for any disposal permitted under Clause 16.3(b)(iii), 16.3(b)(iv), 16.3(b)(ix) or 16.3(b)(x) (Disposals) inclusive) other than where at least 75% of the total consideration for the relevant disposal is in cash or in Cash Equivalents payable on or before completion of the relevant disposal and on terms that the purchaser thereof does not obtain title or possession of any asset the subject of such disposal prior to completion of such disposal and payment of the whole consideration therefor or in circumstances where the consideration for such disposal comprises, either in whole or in part, assets in circumstances where had such consideration been paid in cash, Clause 8.3(a) (Mandatory Prepayments from Receipts) would have applied and such cash could have been applied in the acquisition of such assets.

(d)	Negative Pledge: No Obligor will, and each Obligor will procure that none of its Subsidiaries will, create or agree to create or permit to subsist any Security Interest on or over the whole or any part of its undertaking or assets (present or future) except for any Permitted Security Interests.

(e)	Factoring: No Obligor will, and each Obligor will procure that none of its Subsidiaries will:

(i)	sell or otherwise dispose of any asset on terms whereby such asset is or may be leased to or re-acquired or acquired by it or any other member of the Group other than as permitted under Clause 16.3(i) (Leasing Arrangements); or

(ii)	sell or otherwise dispose of any receivable other than (A) in connection with the Recapitalisation pursuant to the Recapitalisation Assignment Agreements and (B) the discounting of bills or notes in the ordinary course of trading on a non-recourse basis.

(f)	Indebtedness: No Obligor will, and each Obligor will procure that none of its Subsidiaries will, incur or agree to incur or permit to subsist any Financial Indebtedness other than Permitted Indebtedness.

(g)	Guarantees: No Obligor will, and each Obligor will procure that none of its Subsidiaries will, grant or agree to grant or permit to subsist any guarantee other than:

(i)	guarantees, indemnities or performance bonds given in the ordinary course of its trading activities or in relation to its occupation of leased properties;

(ii)	guarantees contained in the Senior Finance Documents, the Bridge Facility Finance Documents and as permitted pursuant to Clause 16.4(k)(iii) (Issue of High Yield Notes and Discount High Yield Notes) and in accordance with the definition of Further High Yield Debt;

(iii)	guarantees and indemnities given by members of the Group (other than Excluded Group Members) to facilitate the operation of accounts of other members of the Group (other than Excluded Group Members) with the same Approved Bank on a net balance basis with (or without) credit balances and debit balances on the various accounts being netted off;

(iv)	any guarantees, where the aggregate amount so guaranteed by all members of the Group at any time when aggregated with all Financial Indebtedness permitted to be outstanding pursuant to paragraph (i) of the definition of Permitted Indebtedness does not exceed £60,000,000 (or its Other Currency Equivalent) less the principal amount of outstanding Revolving Advances the proceeds of which are used (or which refinance directly or indirectly other Revolving Advances the proceeds of which were used) as permitted in accordance with Clause 2.5 (Acquisition Advances); and

(v)	any guarantees and indemnities on the part of members of the Group contained in the Acquisition Documents; and

(vi)	the keep well agreement dated 6 August 2001 entered into by the Parent and the Issuer (as amended on or before the issuance of the Bridge Notes).

(h)	Loans: No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make or agree to make or permit to be outstanding any loans or grant or agree to grant any credit other than:

(i)	trade credit given in the ordinary course of its trading activities;

(ii)	loans and the granting of credit by Obligors to other Obligors (other than by or to the Parent, the Issuer and/or the Subordinated Guarantor) which have entered into Security Documents over all or substantially all of their assets;

(iii)	loans made pursuant to Initial Inter-Company Loan Agreements on the Yell Completion Date in accordance with the Yell Structure Document;

(iv)	loans to employees of the Group, or to trustee(s) of any employee share option scheme for any member of the Group, provided that the maximum aggregate principal amount of all such loans shall not exceed £6,000,000 (or its Other Currency Equivalent) at any time;

(v)	loans made pursuant to Further Inter-Company Loan Agreements in relation to the on-lending of the proceeds of any permitted Flotation, any Further Subordinated Loan Stock, any Further Equity Contribution, all or any part of the Surplus Funding or any Further High Yield Debt;

(vi)	cash deposits placed by members of the Group in accounts held with Approved Banks and/or Ancillary Banks and which are the subject of security granted under the Security Documents or which do not exceed £10,000,000 (or its Other Currency Equivalent) in aggregate;

(vii)	investments in Cash Equivalents which are the subject of security granted under the Security Documents, to the extent permitted by this Agreement;

(viii)	loans and the granting of credit between wholly-owned Subsidiaries of the Parent neither of which is an Obligor or an Excluded Group Member;

(ix)	loans and the granting of credit by members of the Group which are not Obligors or Excluded Group Members to Obligors (other than the Parent, the Issuer and/or the Subordinated Guarantor) which have entered into Security Documents over all or substantially all of their assets;

(x)	loans made between the UK Principal Borrower, UK Newco 3, the Subordinated Guarantor, the Issuer and the Parent for the purposes of novating obligations of the issuer of the Vendor Loan Note pursuant to the Vendor Loan Note Novation Agreements;

(xi)	loans not otherwise permitted by paragraphs (i) to (x) above in an aggregate outstanding amount not exceeding at any time £2,000,000 (or its Other Currency Equivalent) for the Group as a whole;

(xii)	loans made by the Parent to Topco for the purposes of making Permitted Payments;

(xiii)	loans made between members of the Group in connection with the Recapitalisation pursuant to the Recapitalisation Inter-Company Loan Agreements;

(xiv)	loans made between members of the Group pursuant to Additional Inter-Company Loan Agreements on the McLeod Completion Date in accordance with the McLeod Structure Document to the extent not repaid on the Bridge Note Refinancing Date;

(xv)	loans made between members of the Group in connection with the Bridge Note Refinancing pursuant to the Tranche C3 Inter-Company Loan Agreements; and

(xvi)	loans made between members of the Group the terms of which have been approved by the Majority Banks.

(i)	Leasing Arrangements: No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into or permit to subsist any finance lease, hire purchase, conditional sale agreement or other agreement for the acquisition of any asset upon deferred payment terms provided that members of the Group (other than Excluded Group Members) may enter into or permit to subsist such finance leases or other agreements in connection with the acquisition of equipment and other items required for the Business and provided further that the aggregate of the capital element of all rentals at any time outstanding under all such finance leases and agreements (determined in accordance with Applicable GAAP) does not exceed £25,000,000 (or its Other Currency Equivalent) in aggregate for all members of the Group.

(j)	Hedging Transactions: No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any interest rate swap, cap, ceiling, collar or floor or any currency swap, futures, foreign exchange or commodity contract or option or any similar instrument for managing or hedging currency exposure other than:

(i)	the Hedging Agreements;

(ii)	the Recapitalisation Swap Agreement; and

(iii)	for hedging currency or commodity exposure arising in the ordinary course of trading of a member of the Group (and not for speculative purposes).

(k)	Joint Ventures: No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into or permit to subsist any joint venture, partnership or similar arrangement with any person, other than any Permitted Joint Venture.

(l)	Acquisitions and Investments: No Obligor will, and each Obligor will procure that none of its Subsidiaries will:

(i)	acquire any business or acquire any Subsidiary or the whole or substantially the whole of the assets of any other person or enter into any agreement so to do;

(ii)	own or acquire any interest in or subscribe for any share or equity related investment or debt or equity security or enter into any agreement to do so (other than equity shares in the share capital of its direct wholly-owned Subsidiaries);

(iii)	make any capital contribution to any person (not being one of its wholly-owned Subsidiaries); or

(iv)	lease (or otherwise acquire the use of) any premises other than in the ordinary course of business,

other than:

(A)	pursuant to the Yell Acquisition Documents;

(B)	any shares owned by it in Subsidiaries at the date of this Agreement;

(C)	any acquisition by a member of the Group pursuant to a disposal permitted under Clauses 16.3(b)(iv), 16.3(b)(ix) and 16.3(b)(x) (Disposals);

(D)	any acquisition of Cash Equivalents for treasury management purposes;

(E)	Permitted Acquisitions;

(F)	capital contributions made to any Permitted Joint Venture in accordance with the agreed terms and subject to the limitations imposed by the definition of “Permitted Joint Venture”;

(G)	any acquisition of Acquisition Assets not constituting a Permitted Acquisition with the prior written consent of the Majority Banks;

(H)	assets acquired as non-cash consideration as permitted pursuant to Clause 16.3(c) (Arm’s Length Transactions);

(I)	the incorporation or acquisition of the Issuer by the Parent prior to the Yell Completion Date;

(J)	the acquisition of shares in Luxco by UK Newco 5 after the Yell Completion Date on terms satisfactory to the Majority Banks;

(K)	the subscription by the Subordinated Guarantor for preference shares of UK Newco 3 on conversion of indebtedness owing under the Convertible UK Newco 3 Loan Note;

(L)	the incorporation or acquisition of the Tranche D Borrower by the US Principal Borrower prior to the date of the Fifth Amendment Agreement;

(M)	the acquisition of McLeod by the Tranche D Borrower pursuant to the McLeod Acquisition Documents in accordance with the terms and conditions of this Agreement;

(N)	the incorporation or acquisition by UK Newco 3 or any Obligor which is a Subsidiary of UK Newco 3 of any wholly owned Subsidiary for the purpose of facilitating a Group re-organisation permitted under this Agreement, provided that (i) such shares shall be subject to first priority security in favour of the Security Agent (ii) such new wholly owned Subsidiary shall create first priority security over all or substantially all of its assets and undertaking pursuant to Security Documents in form and substance satisfactory to the Security Agent and (iii) and the relevant Obligor shall take all steps necessary to create, perfect and deliver to the Security Agent such evidence as the Security Agent shall require of the due execution of the relevant Security Document together with legal opinions (other than an English legal opinion) to the extent reasonably necessary in form and substance satisfactory to the Security Agent;

(O)	the acquisition by UK Newco 5 of all of the shares held by Luxco in US Newco 1 and all of the other assets of Luxco immediately prior to and in contemplation of the liquidation of Luxco provided that UK Newco 5 enters into a supplemental agreement to the New York law governed security agreement dated 22 June 2002 to pledge the shares UK Newco 5 will acquire in US Newco 1 and such other Security Documents in form and substance satisfactory to the Security Agent in order to create Security Interests over the other assets so acquired and takes all reasonable steps necessary to maintain, create, perfect and register such security and delivers to the Security Agent such evidence as the Security Agent shall require of the due execution of any such Security Documents, together with legal opinion(s) (other than an English legal opinion) to the extent reasonably necessary in form and substance satisfactory to the Security Agent; and

(P)	the subscription by any member of the Group which is a creditor (the “Creditor”) under an Inter-Company Loan Agreement for ordinary shares in any other member of the Group which is a debtor of such Creditor under an Inter-Company Loan Agreement to the extent such subscription is funded entirely out of the proceeds of the repayment of such Inter-Company Loan Agreement in connection with the elimination of Luxco from the Group provided that such shares shall be subject to first priority security in favour of the Security Agent pursuant to Security Documents in form and substance satisfactory to the Security Agent and the Creditor shall take all steps necessary to create, perfect and deliver to the Security Agent such evidence as the Security Agent shall require of the due execution of the relevant Security Document together with legal opinions (other than an English legal opinion) to the extent reasonably necessary in form and substance satisfactory to the Security Agent.

(m)	Surplus Funding Account: The Subordinated Guarantor may only make withdrawals from the Surplus Funding Account where the proceeds withdrawn are to be used in connection with financing the purchase price for McLeod or used or on lent to another member of the Group for the corporate purposes of the relevant member of the Group or for any other purpose where the payment or intercompany loan is not prohibited by this Agreement or the Intercreditor Agreement.

16.4	Capital Structure:

(a)	Control: No Obligor will, and each Obligor will procure that none of its Subsidiaries will, allot or issue any shares or any relevant securities (as defined in Section 80(2) of the Companies Act 1985) other than:

(i)	an issue of shares by one wholly-owned Subsidiary of the Parent to its direct Holding Company which is another wholly-owned Subsidiary of the Parent;

(ii)	an issue of ordinary share capital in the Parent carrying no creditor rights (whether actual or contingent) until all amounts owing under the Senior Finance Documents (whether actual or contingent) have been paid in full and the Senior Finance Parties have no further obligations thereunder; and

(iii)	an issue of shares by any wholly-owned Subsidiary of UK Newco 3 to UK Newco 3 or to another wholly-owned Subsidiary of UK Newco 3, provided that UK Newco 3 or, as the case may be, such other wholly-owned Subsidiary of UK Newco 3, has contemporaneously entered into Security Documents in form and substance satisfactory to the Security Agent with respect to all or substantially all of its assets (including, without limitation, in respect of such shares).

(b)	Variation of Documents:

(i)	Subject to sub-paragraph (ii) below, the Parent will not, and will procure that no member of the Group or any Holding Company of the Parent will, agree to any waiver, amendment or variation to the terms of the Investor Documents which could reasonably be expected to prejudice the interests of the Senior Finance Parties under the Senior Finance Documents without the consent of the Majority Banks, provided that the constitutional documents of Luxco may be waived, amended or varied to the extent necessary to provide for the liquidation of Luxco, provided that the transfer referred to in Clause 16.3(a)(ii) has first occurred. For this purpose, “Investor Documents” shall exclude the Partnership Agreement and the Shareholder Agreement.

(ii)	Notwithstanding the provisions of sub-paragraph (i) above, the Parent will not, and will procure that no other member of the Group or any Holding Company of the Parent will, agree to any waiver, amendment or variation:

(A)	to any provisions of the Investor Documents which specify that such documents are subject to the provisions of the Intercreditor Agreement or the Senior Finance Documents or similar provisions; or

(B)	if the effect of such amendment or variation is to:

(1)	change any provision relating to payment or distribution or calculation of amounts to shareholders or noteholders or other holders of any relevant instrument which could have the effect of increasing or accelerating any cash payment thereunder (other than to amend the articles of association of UK Newco 3 to enable UK Newco 3 to issue preference shares which will be subject to the restrictions in the Intercreditor Agreement on the making of payments or redemptions of such preference shares); or

(2)	change any provision relating to redemption of share capital or notes or other relevant instrument which could result in redemption occurring earlier than anticipated or scheduled.

(iii)	The Parent will not, and will procure that no other member of the Group will, agree to any amendment, waiver or variation of any of the Senior Subordinated Finance Documents, unless such amendment, waiver or variation (A) is not prejudicial to the Senior Finance Parties, (B) is permitted under the Intercreditor Agreement or (C) is permitted by the Majority Banks.

(iv)	The Parent will not, and will procure that no other member of the Group will, agree to any amendment, waiver or variation of any of the Recapitalisation Documents, unless such amendment, waiver or variation (A) is not prejudicial to the Senior Finance Parties, (B) is permitted under the Intercreditor Agreement or (C) is permitted by the Majority Banks.

(v)	The Parent will not and will procure that no other member of the Group will, agree to any amendment, waiver or variation of any of the Inter-Company Loan Agreements (other than (x) the amendment to the Subordinated Guarantor/UK Newco 3 Convertible Initial Inter-Company Loan Agreement to reflect the summary of terms for the Convertible UK Newco 3 Loan Note attached thereto or in connection with the Recapitalisation and (y) an amendment to a Recapitalisation Inter-Company Loan Agreement in accordance with paragraph (i) of the definition of Permitted Indebtedness) unless such amendment, variation or waiver (A) is not prejudicial to the Senior Finance Parties, (B) is permitted under the Intercreditor Agreement or (C) is permitted by the Majority Banks.

(c)	Cashflow Restrictions: No Obligor will, and each Obligor will procure that none of its Subsidiaries will, be a party to any contractual or similar arrangement pursuant to which any member of the Group (other than the Parent) is prohibited from making any payment of dividends, distributions of income and other amounts other than the Senior Finance Documents, the Senior Subordinated Finance Documents (other than the Bridge Notes Finance Documents) and the documentation for any Further High Yield Debt provided that any such cashflow restrictions are on normal market terms for financings of such nature and in any event do not prohibit or restrict the making of payments or the application of monies for the purposes of making payments under and obtaining the Security Interests required by the Senior Finance Documents.

(d)	Payments to Members, Employees and Others: No Obligor will, and each Obligor will procure that none of its Subsidiaries will:

(i)	make any payment to its directors or employees (other than salaries, bonus, other similar remuneration or loans permitted by Clause 16.3(h)(iv) (Loans) or as otherwise permitted by the Intercreditor Agreement) by way of management fee, royalty fee or otherwise unless such payment is in respect of services actually provided on bona fide arm’s length commercial terms to the US Group or, as the case may be, the UK Group, save for payments pursuant to any management incentive compensation plan approved by the Facility Agent;

(ii)	make any payment to any member (or its representative) of the Parent or of any Holding Company of the Parent or either of the SLPs other than a Permitted Payment or as permitted pursuant to Clause 16.4(d)(i) or Clause 16.4(f) (Restrictions on Subordinated Debt); or

(iii)	make any repayment of principal of, or payment of interest on, or any other payment with respect to indebtedness to any shareholder, save as permitted in the Intercreditor Agreement or in connection with the Recapitalisation (including, without limitation, as contemplated in paragraph (i) of the definition of Permitted Indebtedness) and excluding, for the avoidance of doubt, the conversion of the Convertible UK Newco 3 Loan Note into preference shares issued by UK Newco 3 to the Subordinated Guarantor pursuant to the terms of the Convertible UK Newco 3 Loan Note.

(e)	Restriction on Redemption and Acquisition of Own Shares: No Obligor will, and each Obligor will procure that none of its Subsidiaries will, directly or indirectly redeem, purchase, retire or otherwise acquire for consideration any shares or warrants issued by it or set apart any sum for any such purpose or otherwise reduce its capital, provided that an Obligor may take such action if:

(i)	it is a direct or indirect wholly-owned Subsidiary of UK Newco 3 which has entered into, or contemporaneously enters into, Security Documents with respect to all or substantially all of its assets; and

(ii)	such action is undertaken as part of a Group re-organisation permitted under this Agreement,

but provided further that such action may not be taken if following the occurrence of a Senior Default (as defined in the Intercreditor Agreement) which is continuing, the Facility Agent has (on the instructions of the Majority Senior Creditors (as defined in the Intercreditor Agreement)) served a written notice on the Parent suspending such action;

(f)	Restrictions on Subordinated Debt: No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make any repayment of principal of or payment of interest on, or any other payment under or with respect to:

(i)	the Subordinated Loan Stock or any other shareholder loans to Excluded Group Members;

(ii)	the Inter-Company Loan Agreements or any loans made thereunder (excluding, for the avoidance of doubt, any repayment of principal or other payment made in connection with (w) the Recapitalisation (including, without limitation, as contemplated in paragraph (i) of the definition of Permitted Indebtedness), (x) the conversion of the Convertible UK Newco 3 Loan Note into preference shares issued by UK Newco 3 to the Subordinated Guarantor pursuant to the terms of the Convertible UK Newco 3 Loan Note and (y) the Bridge Note Refinancing as specified in the Bridge Note Refinancing Funds Flow Statement); or

(iii)	the Vendor Loan Note,

other than in each case, as permitted under, and in accordance with, the terms of the Intercreditor Agreement, and each Obligor will, and each Obligor will procure that each of its Subsidiaries will, use the proceeds of Further High Yield Debt only for making Permitted Acquisitions or for the purposes of the Business.

(g)	Restriction on Payment of Dividends and other amounts: No Obligor will, and each Obligor will procure that none of its Subsidiaries will, declare or pay, directly or indirectly, any dividends or make any other distribution or pay any interest or other amounts, whether in cash or otherwise, on or in respect of its share capital or any class of its share capital or set apart any sum for any such purpose other than:

(i)	by a member of the Group to another member of the Group which is a wholly-owned Subsidiary of UK Newco 3; or

(ii)	as permitted in accordance with the Intercreditor Agreement.

(h)	Structural Subordination: Notwithstanding any other provision of the Senior Finance Documents, no Obligor will, and each Obligor will procure that none of its Subsidiaries will:

(i)	declare or pay, directly or indirectly, any dividends or make any distribution in favour of the Parent, the Issuer, the Subordinated Guarantor, any Holding Company of the Parent or any of the SLPs;

(ii)	make any loan to or grant any financial accommodation to the Parent, the Issuer, the Subordinated Guarantor, any Holding Company of the Parent or any of the SLPs or any Acquiring Company (other than pursuant to the Inter-Company Loan Agreements or to the extent permitted by Clause 16.10(b) (Acquiring Companies));

(iii)	pay any interest or other amount to the Parent, the Issuer, the Subordinated Guarantor, any Holding Company of the Parent or any of the SLPs under or in connection with any loan received from the Parent, the Issuer, the Subordinated Guarantor, any such Holding Company or any of the SLPs or pay any amount to or transfer monies to the Parent, the Issuer, the Subordinated Guarantor, any Holding Company of the Parent or any of the SLPs whatsoever (other than (x) pursuant to the Recapitalisation Documents or otherwise in connection with the Recapitalisation (including, without limitation, as contemplated in paragraph (i) of the definition of Permitted Indebtedness), and (y) (in the case of UK Newco 3 and the Subordinated Guarantor only) on the Bridge Note Refinancing Date in connection with the Bridge

Note Refinancing as specified in the Bridge Note Refinancing Funds Flow Statement);

(iv)	sell, transfer, lease out, lend or otherwise dispose of any asset to the Parent, the Issuer, the Subordinated Guarantor, any Holding Company of the Parent or any of the SLPs (other than pursuant to the Recapitalisation Inter-Company Loan Agreements and (in the case of UK Newco 3 only) the Tranche C3 Inter-Company Loan Agreements); or

(v)	grant any guarantee or enter into any participation or purchase arrangements in relation to any obligation of the Parent, the Issuer, the Subordinated Guarantor, any Holding Company of the Parent or any of the SLPs or any Acquiring Company other than (A) the guarantee from the Subordinated Guarantor, in respect of the obligations of the Issuer under the Bridge Facility Finance Documents, the Bond Finance Documents, and the Further High Yield Debt, (B) to the extent permitted under the Intercreditor Agreement and (C) any guarantee given under the Senior Finance Documents, or commit to any person to enter into any agreement under which it has any obligation to do any of the foregoing, except as permitted in accordance with the Intercreditor Agreement.

(i)	Holding Companies: Notwithstanding any other provision of this Agreement or the other Finance Documents, each of the Excluded Group Members shall, and the Parent will procure that the Issuer shall:

(i)	carry on business solely as an investment holding company of the Group and, in the case of the Parent and the Issuer as finance companies of the Group, and shall not carry on any other business other than the holding of shares in their respective Subsidiaries, the entry into the Transaction Documents and the making of loans pursuant to the terms of the Inter-Company Loan Agreements;

(ii)	not own any assets other than shares in its Subsidiaries (provided that the Parent shall not own directly shares in any of its Subsidiaries other than the Issuer, the Issuer shall not own directly shares in any of its Subsidiaries other than the Subordinated Guarantor and the Subordinated Guarantor shall not own directly shares in any of its Subsidiaries other than UK Newco 3) and loans made by it pursuant to the Inter-Company Loan Agreements and monies received by it thereunder and permitted to be received by it under the Intercreditor Agreement;

(iii)	not incur or agree to incur or permit to subsist any Financial Indebtedness or grant or agree to grant or permit to subsist any Security Interest other than in each case pursuant to the Transaction Documents or as otherwise permitted by this Agreement;

(iv)	not make any loans to any person other than pursuant to the Inter-Company Loan Agreements or any loans from the Parent to Topco for the purposes of making Permitted Payments; and

(v)	save for the proceeds of the Surplus Funding to be advanced to the relevant members of the Group pursuant to Additional Inter-Company Loan Agreements, to the extent in receipt of proceeds from Further Subordinated Loan Stock, Further Equity Contributions, all or any part of the Surplus Funding and Further High Yield Debt, advance such proceeds pursuant to Further Inter-Company Loan Agreements, through each intermediate Holding Company to UK Newco 3 or any of its Subsidiaries.

(j)	Redemption or Purchase of High Yield Notes/Discount High Yield Notes/Bridge Facility/Further High Yield Debt: No Obligor will, and each Obligor will procure that none of its Subsidiaries will:

(i)	repay, redeem, prepay (by defeasance or otherwise) or otherwise retire the principal amount of the High Yield Notes, the Discount High Yield Notes or any Further High Yield Debt;

(ii)	purchase, repurchase, acquire or agree to acquire (or procure any other person to acquire on its account) all or any part of the High Yield Notes, the Discount High Yield Notes or Further High Yield Debt; or

(iii)	repay, redeem or prepay all or any part of the Bridge Facility other than as permitted pursuant to Clause 16.4(k) (Issue of High Yield Notes and Discount High Yield Notes);

except as permitted in accordance with the Intercreditor Agreement provided that paragraphs (i), (ii) and (iii) above shall not apply to the Issuer.

(k)	Issue of High Yield Notes and Discount High Yield Notes: It is agreed that the Issuer may issue the High Yield Notes and the Discount High Yield Notes (and shall be entitled to exchange them for notes having identical terms (other than exchange rights) pursuant to a registration of the High Yield Notes and the Discount High Yield Notes with the Securities and Exchange Commission of the United States) the proceeds of which shall be used to prepay all of the amounts owing and outstanding under or pursuant to the Bridge Facility Agreement provided that each of the following conditions is met at the time of issue of the High Yield Notes and the Discount High Yield Notes and the making of the prepayment under or pursuant to the Bridge Facility Agreement:

(i)	the aggregate net proceeds of the High Yield Notes and the Discount High Yield Notes are no more than the aggregate amount required to fully repay all principal and interest and other amounts accrued under the Bridge Facility Agreement, the annual interest rate for the High Yield Notes shall not exceed 15.5% and the annual cash interest rate shall not exceed 13.5%, interest shall be payable not more frequently than semi-annually and the terms of the High Yield Notes and the Discount High Yield Notes shall not otherwise be materially more onerous to the Issuer and the Subordinated Guarantor than the terms and conditions set out in the term sheets for the High Yield Notes and Discount High Yield Notes in the agreed form;

(ii)	no Event of Default has occurred and is continuing or would occur immediately after the issue of the High Yield Notes and the Discount High Yield Notes;

(iii)	none of the High Yield Notes, the Discount High Yield Notes or the other Bond Finance Documents benefit or will benefit from any Security Interest from or over all or any part of any assets of any member of the Group or from any guarantees (other than a subordinated guarantee from the Subordinated Guarantor, in the agreed terms, and indemnities in the indemnity agreements and other Bond Finance Documents from the Issuer); and

(iv)	the maturity date of the High Yield Notes and the Discount High Yield Notes is at least 1 year after the Final Tranche C1 Repayment Date and the Final Tranche C2 Repayment Date.

16.5	Environmental Undertakings: Each Obligor will, and each Obligor will procure that each of its Subsidiaries will:

(a)	comply with the terms and conditions of all Environmental Permits and all Environmental Laws applicable to it where failure so to do would have or be reasonably likely to have a Material Adverse Effect;

(b)	promptly upon receipt of the same notify the Facility Agent of any claim, notice or other material communication served on it by any regulatory authority in respect of or if it becomes aware of:

(i)	any suspension, revocation or material variation of any Environmental Permit applicable to it which has or is reasonably likely to have a Material Adverse Effect;

(ii)	any breach of any Environmental Laws or any change in Environmental Laws which has or is reasonably likely to have a Material Adverse Effect;

(iii)	any material investment by any member of the Group required to maintain, acquire or renew any Environmental Permit required in connection with the Business; or

(iv)	the issue of any enforcement or prohibition or similar notice by a regulatory authority or receipt by any member of the Group of any complaint, demand, civil claim or enforcement proceeding which has or is reasonably likely to have a Material Adverse Effect;

(c)	use all reasonable endeavours (by employing the best available techniques not involving excessive cost) to prevent any person taking any action or making any claim against any member of the Group under any Environmental Laws where such action or claim would have or be reasonably likely to have a Material Adverse Effect.

16.6	Information and Accounting Undertakings:

(a)	Events of Default: Each Obligor will, and will procure that each of its Subsidiaries will, promptly notify the Facility Agent of the occurrence of any Event of Default or Potential Event of Default and will from time to time on request deliver to the Facility Agent a certificate from one of its directors confirming that no Event of Default or Potential Event of Default has occurred and is continuing or setting out details of any Event of Default or Potential Event of Default and the action taken or proposed to be taken to remedy it.

(b)	Books of Account: Each Obligor will keep, and each Obligor will procure that each of its Subsidiaries will keep, proper books of account relating to its business and following the occurrence of an Event of Default or Potential Event of Default which is continuing or if the Facility Agent (acting on reasonable grounds) believes that an Event of Default or Potential Event of Default has occurred, will permit the Facility Agent or any authorised representative of the Facility Agent upon reasonable notice and at reasonable times to visit it and each of its Subsidiaries and inspect the same at the place where they are maintained.

(c)	Appointment of Auditors: No Obligor will, and each Obligor will procure that none of its Subsidiaries will, appoint any auditors other than a firm of international repute.

(d)	Financial Statements: The Parent will deliver to the Facility Agent for distribution to the Banks sufficient copies for each of the Banks of the following:

(i)	as soon as available and in any event within 120 days after the end of each of its Financial Years, the audited consolidated financial statements of the Group for that Financial Year;

(ii)	as soon as available and in any event within 45 days of the end of each Accounting Quarter the quarterly consolidated management accounts as at the end of and for that Accounting Quarter;

(iii)	as soon as available and in any event within 30 days of the end of each month (or 45 days of the end of the last month comprised in an Accounting Quarter) the monthly consolidated management accounts of the Group as at the end of and for that month; and

(iv)	not less than 45 days after the beginning of each of its Financial Years the operating budget for such Financial Year;

such financial statements, accounts and operating budget:

(v)	in the case of audited annual financial statements, to include a profit and loss account, balance sheet, cashflow statement and directors and auditors report thereon;

(vi)	in the case of monthly and quarterly management accounts, to include a profit and loss account, balance sheet, cashflow statement and management commentary for the Group and to be in such form as the Facility Agent (acting on the instructions of the Majority Banks) may reasonably require taking into account operational systems of the Group and subject to the approval of the Obligors’ Agent (such approval not to be unreasonably withheld or delayed) together with, if prepared, an update of the projections contained in the most recent operating budget delivered to the Facility Agent under this Clause 16.4(d);

(vii)	in the case of the operating budget to be in a format and with a level of information reasonably satisfactory to the Facility Agent (acting on the instructions of the Majority Banks) and in any event to include a projected balance sheet, projected cashflow statement, projected profit and loss account, details of projected capital expenditure, and, in each case, (other than in the case of the monthly management accounts) to have been approved by the chief financial officer, finance director or another director of the Parent.

(e)	Compliance Certificates:

(i)	Each of the annual financial statements and each of the quarterly financial statements delivered under Clause 16.6(d) (Financial Statements) must be accompanied by a certificate signed by the chief financial officer, the finance director or another director of the Parent certifying whether or not as at the date of the relevant accounts the Parent was in compliance with the financial covenants contained in Clause 16.7

(Financial Covenants) (such certificate to contain reasonably detailed calculations acceptable to the Facility Agent demonstrating such compliance or failure to comply) and confirming that as at that date no Event of Default or Potential Event of Default had occurred and is continuing or giving details of any Event of Default or Potential Event of Default which has occurred and is continuing and the action taken or proposed to be taken to remedy it.

(ii)	Each of the annual audited financial statements delivered under Clause 16.6(d)(i) (Financial Statements) must be accompanied by a certificate from the Auditors (in such form and with such content as the Facility Agent may reasonably require (in consultation with the Parent and the Auditors)):

(A)	demonstrating whether or not as at the date of such financial statements the Parent was in compliance with the financial covenants contained in Clause 16.7 (Financial Covenants); and

(B)	in respect of the Financial Year ending 31 March, 2003, and each subsequent Financial Year, confirming the amount of Excess Cash Flow (together with a calculation of how that amount has been determined) for the purpose of Clause 8.4 (Excess Cash Flow).

(f)	Accounting Reference Date: No alteration may be made to the Financial Year end of the Parent unless the Parent and the Facility Agent shall have agreed such changes to Clause 8.4 (Excess Cash Flow), to the financial covenants and such other provisions contained in this Agreement as will fairly reflect such alteration and the Parent shall procure that the Financial Year end of each of its Subsidiaries shall be the same as its own. In particular, without limitation, notwithstanding such alteration, Clause 8.4 (Excess Cash Flow) shall be first applicable in respect of the 12 month period ending 31 March, 2003 whether or not such date is the Financial Year end of the Parent.

(g)	Investigations: If an Event of Default shall have occurred and be continuing or if the Majority Banks believe in good faith and on reasonable grounds that any financial statements, certificates or calculations provided by the Parent are inaccurate or incomplete in any material respect, the Facility Agent (acting on the instructions of the Majority Banks) may (following consultation with the Parent as to the scope of the investigation and its cost):

(i)	instruct (or require the Parent to instruct) the Auditors or other firm of accountants of international repute selected by the Facility Agent to carry out an investigation into the affairs of the Group and/or the financial performance of the Group and/or the accounting and other reporting procedures and standards of the Group; or

(ii)	instigate such other investigations and commission such other reports (including, without limitation, legal and valuation reports) as the Facility Agent (acting on the instructions of the Majority Banks) shall reasonably require into the affairs of the Group, in each case, to the extent that the Facility Agent (acting reasonably) considers them to be relevant to that Event of Default or the circumstances giving rise to that Event of Default or establishing the accuracy of such financial statements, certificate or calculations. The expense of any such investigations or reports shall be borne by the Parent unless the Facility Agent called for an investigation or report on the basis that financial statements or calculations were inaccurate, incomplete, or misleading in any material respect and the investigation or report concludes that such financial statements or calculations are not inaccurate, incomplete or misleading in any material respect.

(h)	Other Information: Each Obligor will, and will procure that each of its Subsidiaries will, promptly deliver to the Facility Agent for distribution to the Banks:

(i)	details of any litigation, arbitration, administrative or regulatory proceedings which is reasonably likely to be determined against it or its Subsidiaries and which, if resolved against it or its Subsidiaries, would result or be reasonably likely to (whether individually or together with any other such claims) result in the Group suffering an aggregate loss which would have or would be reasonably likely to have a Material Adverse Effect;

(ii)	details of any labour dispute affecting it or any of its Subsidiaries which has or could reasonably be expected to have a Material Adverse Effect;

(iii)	at the same time as sent or made available, any formal document or information sent or made available to its shareholders generally (or as a class) or to its creditors generally;

(iv)	such other information relating to its financial condition or operation, or those of its Subsidiaries, as the Facility Agent (or any other Bank through the Facility Agent) may from time to time reasonably request;

(v)	details of any material breach of the terms of the Acquisition Documents or any claim made by or against it under the terms of the Acquisition Documents;

(vi)	details of any material breach of (A) the Investor Documents, (B) the Senior Subordinated Finance Documents, (C) the Recapitalisation Documents and/or (D) the Inter-Company Loan Agreements, in each case by any party thereto of which it is aware;

(vii)	details of any member of the Group which becomes a Material Group Company, ceases to be a Dormant Company or which is incorporated in England, Wales and Scotland and is established or acquired by a member of the Group after the date of this Agreement;

(viii)	details of any material change in the structure of the Group from that set out in the Yell Structure Document or the McLeod Structure Document which could have a prejudicial affect on the interests of the Senior Finance Parties;

(ix)	details of any acquisition by it or any person on its behalf of any Material Property or any estate or interest in any Material Property; and

(x)	such information relating to any of its assets subject to the Security Interests created or purported to be created pursuant to the Security Documents as the Security Agent (acting reasonably) may require.

(i)	Completion Accounting Principles: All financial statements of the Parent or any other member of the Group delivered or to be delivered to the Facility Agent under this Agreement (other than the Latest McLeod Audited Accounts and the Latest McLeod Management Accounts) shall be prepared in accordance with Completion Accounting Principles. If as a result of a change in accounting principles such financial statements are required to be prepared on a different basis:

(i)	the Parent shall promptly so advise the Facility Agent;

(ii)	on request of the Facility Agent, the Parent and the Facility Agent (on behalf of the Banks) shall negotiate in good faith with a view to agreeing such amendments to Clause 16.7 (Financial Covenants) and/or the definitions of any or all of the terms used therein as are necessary to give the Banks comparable protection to that contemplated at the date of this Agreement;

(iii)	if amendments satisfactory to the Majority Banks are agreed by the Parent and the Facility Agent in writing within 30 days of such notification to the Facility Agent, those amendments shall take effect in accordance with the terms of that agreement; and

(iv)	if such amendments are not so agreed within 30 days, within 15 days after the end of that 30 day period, the Parent shall either:

(A)	deliver to the Facility Agent, in reasonable detail and in a form satisfactory to the Facility Agent, details of all such adjustments as need to be made to the relevant financial statements in order to bring them into line with Completion Accounting Principles; or

(B)	ensure that the relevant financial statements are prepared in accordance with Completion Accounting Principles.

(j)	ERISA Reporting Requirements: Each Obligor will:

(i)	ERISA Events and ERISA Reports: (A) promptly and in any event within 10 days after any Obligor or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, deliver to the Facility Agent a statement of the finance director of the Parent describing such ERISA Event and the action, if any, that such Obligor or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

(ii)	Plan Terminations: promptly and in any event within 2 Business Days after receipt thereof by any Obligor or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(iii)	Plan Annual Reports: promptly upon the written request of the Facility Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) most recently filed with the United States Internal Revenue Service with respect to each Plan;

(iv)	Multiemployer Plan Notices: promptly and in any event within 5 Business Days after receipt thereof by any Obligor or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning:

(A)	the imposition of Withdrawal Liability by any such Multiemployer Plan;

(B)	the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan; or

(C)	the amount of liability incurred, or that may be incurred, by such Obligor or any ERISA Affiliate in connection with any event described in sub-paragraphs (A) or (B) above.

16.7	Financial Covenants: The Parent undertakes that it will procure that:

(a)	Senior Debt Coverage Ratio: The ratio of Senior Debt to EBITDA shall not, in respect of the relevant testing period specified in Clause 16.8 (Calculation) ending on each of the dates specified in Column A below be greater than the ratio specified opposite that date in Column B below:

Column A	Column B
30 June 2001	4.95:1
30 September 2001	4.95:1
31 December 2001	4.95:1
31 March 2002	4.95:1
30 June 2002	4.85:1
30 September 2002	4.75:1
31 December 2002	4.85:1
31 March 2003	4.50:1
30 June 2003	4.45:1
30 September 2003	4.20:1
31 December 2003	4.00:1
31 March 2004	3.60:1
30 June 2004	3.55:1
30 September 2004	3.30:1
31 December 2004	3.15:1
31 March 2005	3.00:1
30 June 2005	2.90:1
30 September 2005	2.75:1
31 December 2005	2.65:1
31 March 2006	2.50:1
30 June 2006	2.50:1
30 September 2006	2.50:1
31 December 2006	2.50:1
31 March 2007	2.50:1
30 June 2007	2.50:1
30 September 2007	2.50:1
31 December 2007	2.50:1
31 March 2008	2.50:1
30 June 2008	2.50:1
30 September 2008	2.50:1
31 December 2008	2.50:1
31 March 2009	2.50:1
30 June 2009	2.50:1
30 September 2009	2.50:1

Column A	Column B
31 December 2009	2.50:1

(b)	Fixed Charge Cover Ratio: The ratio of Cashflow to Total Debt Service (“Fixed Charge Cover”) shall not, in respect of the relevant testing period specified in Clause 16.8 (Calculation) ending on each of the dates specified in Column A below be less than the ratio specified opposite that date in Column B below.

Column A	Column B
31 March 2002	1.00:1
30 June 2002	1.00:1
30 September 2002	1.00:1
31 December 2002	1.00:1
31 March 2003	1.00:1
30 June 2003	1.00:1
30 September 2003	1.00:1
31 December 2003	1.00:1
31 March 2004	1.00:1
30 June 2004	1.00:1
30 September 2004	1.00:1
31 December 2004	1.00:1
31 March 2005	1.00:1
30 June 2005	1.00:1
30 September 2005	1.00:1
31 December 2005	1.00:1
31 March 2006	1.00:1
30 June 2006	1.00:1
30 September 2006	1.00:1
31 December 2006	1.00:1
31 March 2007	1.00:1
30 June 2007	1.00:1
30 September 2007	1.00:1
31 December 2007	1.00:1
31 March 2008	1.00:1
30 June 2008	1.00:1
30 September 2008	1.00:1
31 December 2008	1.00:1
31 March 2009	1.00:1
30 June 2009	1.00:1
30 September 2009	1.00:1
31 December 2009	1.00:1

(c)	Interest Cover Ratio: The ratio of EBITDA to Net Cash Interest Payable shall not, in respect of the relevant testing period specified in Clause 16.8 (Calculation) ending on each of the dates specified in Column A below, be less than the ratio specified opposite that date in Column B below:

Column A	Column B
30 June 2001	1.65:1

Column A	Column B
30 September 2001	1.65:1
31 December 2001	1.65:1
31 March 2002	1.65:1
30 June 2002	1.60:1
30 September 2002	1.60:1
31 December 2002	1.65:1
31 March 2003	1.68:1
30 June 2003	1.75:1
30 September 2003	1.85:1
31 December 2003	1.92:1
31 March 2004	2.00:1
30 June 2004	2.15:1
30 September 2004	2.20:1
31 December 2004	2.25:1
31 March 2005	2.30:1
30 June 2005	2.35:1
30 September 2005	2.40:1
31 December 2005	2.40:1
31 March 2006	2.50:1
30 June 2006	2.50:1
30 September 2006	2.50:1
31 December 2006	2.50:1
31 March 2007	2.50:1
30 June 2007	2.55:1
30 September 2007	2.60:1
31 December 2007	2.65:1
31 March 2008	2.75:1
30 June 2008	2.75:1
30 September 2008	2.75:1
31 December 2008	2.75:1
31 March 2009	2.75:1
30 June 2009	2.75:1
30 September 2009	2.75:1
31 December 2009	2.75:1

(d)	Leverage Ratio: The ratio of Total Net Debt on each date specified in Column A below to EBITDA for the testing period specified in Clause 16.8 (Calculation) ending on such date shall not be greater than the ratio specified opposite that date in Column B below:

Column A	Column B
30 June 2001	6.50:1
30 September 2001	6.50:1
31 December 2001	6.50:1
31 March 2002	6.50:1
30 June 2002	6.75:1
30 September 2002	6.70:1
31 December 2002	6.50:1
31 March 2003	6.20:1
30 June 2003	6.00:1

Column A	Column B
30 September 2003	5.75:1
31 December 2003	5.50:1
31 March 2004	5.25:1
30 June 2004	5.10:1
30 September 2004	4.90:1
31 December 2004	4.65:1
31 March 2005	4.50:1
30 June 2005	4.35:1
30 September 2005	4.20:1
31 December 2005	4.05:1
31 March 2006	3.90:1
30 June 2006	3.80:1
30 September 2006	3.70:1
31 December 2006	3.55:1
31 March 2007	3.40:1
30 June 2007	3.40:1
30 September 2007	3.35:1
31 December 2007	3.30:1
31 March 2008	3.25:1
30 June 2008	3.25:1
30 September 2008	3.25:1
31 December 2008	3.25:1
31 March 2009	3.25:1
30 June 2009	3.25:1
30 September 2009	3.25:1
31 December 2009	3.25:1

(e)	Capital Expenditure: The aggregate Capital Expenditure (which expression for this purpose only shall not include amounts which are funded by the Additional Equity Contribution, the Additional Subordinated Loan Stock, Further Equity Contributions, Further Subordinated Loan Stock, all or any part of the Surplus Funding, Further High Yield Debt, Permitted Indebtedness under paragraph (i) of the definition thereof, the Net Proceeds of disposals applied in accordance with Clause 8.3(a) (Mandatory Prepayments from Receipts), Excess Cash Flow for the previous Financial Year (after taking into account any mandatory prepayments made or to be made under Clause 8.4 (Excess Cash Flow) and any amounts of such Excess Cash Flow used in funding any other Capital Expenditure (including any previous Permitted Acquisition)), Net Proceeds received or recovered as described in and applied in accordance with Clause 8.3(b) (Mandatory Prepayment from Receipts), moneys received as described in and applied in accordance with Clause 8.3(c) (Mandatory Prepayment from Receipts) and amounts applied in accordance with Clause 8.5 (IPO Proceeds)) for the Group in each of its Financial Years specified in Column A below will not exceed the amount specified opposite that Financial Year in Column B below (or its equivalent in other currencies):

Column A	Column B
31 March 2002	£28,800,000
31 March 2003	£37,700,000
31 March 2004	£43,200,000
31 March 2005	£38,700,000

Column A	Column B
31 March 2006	£40,700,000
31 March 2007	£41,000,000
31 March 2008	£42,800,000
31 March 2009	£44,200,000
31 March 2010	£44,100,000

Provided that if in any Financial Year, actual Capital Expenditure is less than the amount of Capital Expenditure specified in Column B above for that same Financial Year (“Scheduled Capital Expenditure”), an amount equal to the lower of 100% of the amount of Scheduled Capital Expenditure not actually spent (after deducting therefrom any amount which was carried forward from the previous Financial Year) and 50% of the Scheduled Capital Expenditure for that Financial Year may be added to the Scheduled Capital Expenditure for the following Financial Year (but not for any subsequent Financial Year).

16.8	Calculation:

(a)	The covenants contained in Clauses 16.7(a) (Senior Debt Coverage Ratio), 16.7(b) (Fixed Charge Cover Ratio), 16.7(c) (Interest Cover Ratio) and 16.7(d) (Leverage Ratio) will be tested on a rolling aggregate basis for the immediately preceding twelve months ending on each of the dates specified in the relevant Column A, provided that in respect of any covenant testing date falling less than 12 months after the Yell Completion Date:

(i)	Net Cash Interest Payable shall be calculated by multiplying Net Cash Interest Payable for the period from the Completion Date up to and including the relevant covenant testing date (the “Calculation Period”) by A/B, where A = 365 and B = the number of days in the Calculation Period; and

(ii)	the relevant figures for Total Debt Service shall be calculated by multiplying the actual figure for Total Debt Service for the Calculation Period by A/B, where A = 365 and B = the number of days in the Calculation Period.

(iii)	The covenants contained in Clause 16.7 (Financial Covenants) will be tested by reference to the accounts delivered to the Facility Agent under Clause 16.6(d)(ii) (Financial Statements) for the relevant Accounting Quarter (and to the extent necessary for any covenant testing date falling less than twelve months after the Yell Completion Date, the Latest Yell Audited Accounts and the Latest Yell Management Accounts) unless in any such case the audited accounts required to be delivered to the Facility Agent pursuant to Clause 16.6(d)(i) (Financial Statements) for the relevant period or any part thereof are available on the relevant date on which any such covenant is tested, in which case such audited accounts shall be used instead.

(b)	If the audited accounts are not available when the covenant is tested but when such audited accounts become available the audited accounts demonstrate that the figures in any relevant quarterly accounts utilised for any such calculation cannot have been substantially accurate then the Facility Agent shall require such adjustment to the calculations to be made as it, in good faith, considers appropriate to rectify such inaccuracy and compliance with the covenants in Clause 16.7 (Financial Covenants) will be determined by reference to such adjusted figures.

(c)	The components of each definition used in Clause 16.7 (Financial Covenants) will be calculated in accordance with Completion Accounting Principles as varied by this Agreement.

(d)	For the purposes of calculating EBITDA in connection with the Leverage Ratio in Clause 16.7(d) (Leverage Ratio) for any testing period ending with the Accounting Quarter ending on or about 31 March, 2002 or any earlier Accounting Quarter, EBITDA for that period shall be plus, to the extent deducted, (i) the amount actually expended in relation to the items identified in the Yell Reports (described at paragraph (a) of the definition of Yell Reports) prepared by PricewaterhouseCoopers dated 27 April 2001, as “US Prototype Expenses” incurred in relation to the United States business of the Group (as set out on page 10 thereof) and product development costs included within “other New Media overhead costs” (as set out on page 135 thereof) and (ii) the amount actually expended as lease payments under a sale and leaseback of the car fleet as identified on page 10 of such draft PricewaterhouseCoopers Reports (but each such addition shall not exceed in relation to any period the amount specified for such items in relation to that period in such pages of such PricewaterhouseCoopers Reports).

(e)	For the purposes of calculating EBITDA in respect of any 12 month period (the “current 12 month period”):

(i)	if an Annual Directory which is last published during the last month of the 12 month period ending immediately preceding the current 12 month period is not published during the current 12 month period but is published on a date falling not more than 30 days after the last day of the current 12 month period, then for the current 12 month period and the 12 month period commencing immediately after the current 12 month period it shall be accounted for as if it had been published on the last day of the current 12 month period; and

(ii)	if an Annual Directory is published twice during the current 12 month period, the first such publication shall be accounted for as if it had been published on the last day of the 12 month period immediately preceding the current 12 month period.

“Annual Directory” means each printed directory of the Group which is published and at all relevant times is continuing to be published on an annual basis.

(f)	For the testing periods ending with the Accounting Quarters ending on or about 30 June 2002, 30 September 2002 and 31 December 2002, EBITDA for each such period shall be adjusted by increasing the amount which would otherwise be included in the calculation of EBITDA for such period in respect of the net cost savings achieved since the McLeod Completion Date in relation to the operating of the McLeod Business and the Yell Business together, to an annualised amount by multiplying the original amount of such net cost savings by a fraction equal to 365 divided by the number of days in the period from the McLeod Completion Date to the relevant testing date.

(g)	For the purposes of calculating Cashflow for each testing period ending 31 December 2002, 31 March 2003, 30 June 2003 and 30 September 2003 and (for the purposes of determining Excess Cash Flow) the Financial Year ending 31 March 2003, the amount of the Operational Cash Flow Component shall be deducted and for the purposes of calculating Total Debt Service in connection with the Fixed Charge Cover Ratio in Clause 16.7(c) (Fixed Charge Cover Ratio) for each such testing period, the amount of the Bridge Note Refinancing shall be excluded.

16.9	Financial Definitions: In this Agreement, unless the context requires otherwise, the following expressions shall have the following meanings, and each of the expressions shall refer to the position of the Group on a consolidated basis, unless the context otherwise requires:

“Capital Expenditure” means expenditure of the Group which should be treated as capital expenditure in accordance with Completion Accounting Principles;

“Cashflow” means, in respect of the relevant testing period, and without double counting, EBITDA for that period:

(a)	minus any tax paid in cash during that period and plus any tax rebate actually received in cash;

(b)	minus all Capital Expenditure (but which shall include, without limitation, any expenditure in respect of the McLeod Acquisition and any Permitted Acquisition) paid in cash by members of the Group during that period and for this purpose to the extent that any such Capital Expenditure is financed:

(i)	by finance lease, hire purchase or similar arrangement the amount included in Capital Expenditure shall be the amount which would have been included had such Capital Expenditure not been so financed but after including the principal amount financed under such financing arrangement as a cash inflow;

(ii)	by Excess Cash Flow (as described in paragraph (b)(i)(dd) of the definition of Permitted Acquisitions), Permitted Indebtedness (as described in paragraph (b)(i)(ff) of the definition of Permitted Acquisitions) or Further High Yield Debt, or amounts applied in accordance with Clause 8.3(b) (Mandatory Prepayment from Receipts) or Clause 8.5 (IPO Proceeds), or amounts from the Surplus Funding Account, the amount included in such Capital Expenditure shall be the amount which would have been included had such Capital Expenditure not been so financed but after including the amount of such Excess Cash Flow or such Permitted Indebtedness or the cash proceeds received by the Group through such Further High Yield Debt, or the amounts applied in accordance with Clause 8.3(b) (Mandatory Prepayment from Receipts) or (to the extent not already included) Clause 8.5 (IPO Proceeds) or such amounts from the Surplus Funding Account, in each case to the extent such Capital Expenditure is financed thereby, as a cash inflow;

(c)	plus any extraordinary or exceptional items received in cash during that period;

(d)	minus any extraordinary or exceptional items paid in cash during that period;

(e)	minus the amount of the increase or plus the amount of the decrease (as the case may be) in Working Capital during that period other than any increase or decrease in Working Capital of any member of the US Group;

(f)	plus, to the extent not already included in determining EBITDA, the amount of any dividends or other profit distributions (net of tax) received in cash by any member of the Group during that period from companies which are not members of the Group;

(g)	minus the amount of any profit of any Subsidiary of the Parent taken into account in EBITDA for that period which whether by law or for any other reason cannot be distributed by way of dividend, loan or other means to the Parent;

(h)	plus, to the extent not already included as an exceptional item or otherwise included in determining EBITDA, any Net Proceeds received or recovered as cash or Cash Equivalents during such Financial Year arising on the disposal of any asset (not being stock disposed of in the ordinary course of trading) provided that there shall be excluded from Cashflow any portion of Net Proceeds not required to be applied in prepayment in accordance with Clause 8.3(a) (Mandatory Prepayments from Receipts);

(i)	less (to the extent already included) the amount of any Net Proceeds arising on the disposal of any asset (not being stock disposed of in the ordinary course of trading) which are applied in prepayment of the Advances or provision of cash cover in accordance with Clause 8.3 (Mandatory Prepayments from Receipts);

(j)	plus (to the extent not already included) any amount of additional available cash resulting from the release of pension surpluses;

(k)	plus (to the extent not already included) the amount subscribed in cash as the Additional Equity Contribution, the Additional Subordinated Loan Stock, Further Equity Contributions or Further Subordinated Loan Stock; and

(l)	minus (to the extent not already deducted) the amount of fees paid in cash to Hicks Muse and Apax referred to in paragraph (b) of the definition of Permitted Payments;

“Cash Interest Payable” means, in respect of the relevant testing period, the amount of Interest Payable during that period excluding any such Interest Payable which is capitalised or rolled-up or otherwise not currently payable in respect of the period under the terms of the Bridge Facility, the High Yield Notes, the Discount High Yield Notes or the Further High Yield Debt, the Vendor Loan Note or the Subordinated Loan Stock (and not paid or becoming due for payment in that period) and, for the avoidance of doubt, payment blockage provisions (if any) in relation to the Bridge Facility, the High Yield Notes, the Discount High Yield Notes or the Further High Yield Debt (or their operations) shall not be treated as resulting in Interest Payable thereon being treated as not currently payable;

“Cash Interest Receivable” means, in respect of the relevant testing period, the amount of Interest Receivable during such period excluding any such Interest Receivable which is capitalised or rolled-up or otherwise not currently payable in respect of the period and any Interest Receivable to the extent deemed irrecoverable;

“EBITDA” means, in respect of the relevant testing period, the consolidated profit on ordinary activities of the Group for such period:

(a)	before any deduction for or on account of corporation tax or other taxes on income or gains;

(b)	before any deduction for Interest Payable or any deduction for the discount element or interest accrual on the Vendor Loan Note or the Subordinated Loan Stock;

(c)	after deducting (to the extent included) Interest Receivable;

(d)	excluding extraordinary or exceptional items;

(e)	after deducting (to the extent otherwise included) the amount of profit (or adding back the loss) of any member of the Group (other than the Parent) which is attributable to any third party (not being a member of the Group) which is a shareholder or partner in such member of the Group;

(f)	after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the Group on the disposal of any business or asset (not being any disposals made in the ordinary course of trading) during such period and any gain arising on any revaluation of any business or asset during such period;

(g)	after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the Group on the disposal of any business or asset (not being any disposals made in the ordinary course of trading) during such period;

(h)	adding back the Transaction Costs to the extent deducted;

(i)	adding back depreciation of fixed assets and amortisation of goodwill or intangible assets during that period, to the extent deducted; and

(j)	adding back (to the extent deducted) the amount of fees payable to Hicks Muse and Apax referred to in paragraph (b) of the definition of Permitted Payments;

“Excess Cash Flow” means, in respect of any Financial Year commencing with the Financial Year ending 31 March, 2003, Cashflow for that Financial Year (as determined from the annual audited consolidated accounts of the Parent):

(a)	less Net Cash Interest Payable for that Financial Year;

(b)	less all scheduled repayments of the Term Facilities made during that Financial Year;

(c)	less the aggregate amount of prepayments of the Term Advances made pursuant to Clause 8.1 (Voluntary Prepayments) and applied in accordance with Clause 8.6 (Prepayments: Order of Application) during that Financial Year (save to the extent already deducted in a previous Financial Year from Excess Cash Flow in accordance with paragraph (g) below);

(d)	less all scheduled repayments and all prepayments (whether voluntary or mandatory) of principal under the terms of any other Financial Indebtedness of any member of the Group (excluding (i) any Financial Indebtedness between any member of the Group and any other member of the Group, (ii) any amount paid in relation to the Vendor Loan Note, the Subordinated Loan Stock, the High Yield Notes, the Discount High Yield Notes, any Further High Yield Debt or the Bridge Notes and (iii) any amount paid in relation to the Facilities save as referred to in (a), (b) or (c) above) falling due during that Financial Year:

(e) (A)	including, without limitation, all capital payments falling due in respect of any Financial Indebtedness falling within paragraph (g) of the definition of that term; and

(f) (B)	excluding any repayment or prepayment of any overdraft or revolving credit facility (including, without limitation, the Revolving Advances) falling due during that period and capable of being simultaneously redrawn under the terms of the relevant facility;

(g)	less the amount of any unspent Capital Expenditure during that Financial Year which is carried forward to the next Financial Year as permitted pursuant to Clause 16.7(e) (Capital Expenditure);

(h)	plus the amount of any unspent Capital Expenditure from the previous Financial Year which was carried forward to that Financial Year as permitted to Clause 16.7(e) (Capital Expenditure) but was not incurred or committed during that Financial Year;

(i)	excluding, to the extent otherwise included, amounts deposited in a Cash Collateral Account to provide cash cover in respect of any Contingent Liability hereunder or for the purposes of a prepayment in accordance with Clause 8.7 (Prepayment during Interest Periods) (with amounts deposited by way of cash cover to form part of Cashflow of any succeeding Financial Year in which such amounts are released from such cash cover without application in respect of the relevant Contingent Liabilities);

(j)	less amounts included in the definition of “Cashflow” under paragraph (k) thereof;

(k)	less the amount of the increase or plus the amount of the decrease (as the case may be) in Working Capital of any member of the US Group during that Financial Year; and

(l)	less Interest Receivable on the Surplus Funding Account during such period which is payable in cash and any other amount of the Surplus Funding which is included in Cashflow (except pursuant to paragraph (b) of the definitions thereof) in respect of that Financial Year (if any);

“Interest” means interest and amounts in the nature of interest paid or payable in respect of any Financial Indebtedness of any member of the Group excluding any interest paid or payable on Financial Indebtedness between any member of the Group and any other member of the Group but including, without limitation:

(a)	the interest element of finance leases;

(b)	discount and acceptance fees payable (or deducted) in respect of any Financial Indebtedness;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Financial Indebtedness and is issued by a third party on behalf of a member of the Group;

(d)	repayment and prepayment premiums payable or incurred in repaying or prepaying any Financial Indebtedness; and

(e)	commitment, utilisation and non-utilisation fees payable or incurred in respect of Financial Indebtedness (but excluding any fees payable in relation to any borrowing for arranging such borrowing and which are paid at the commencement of such borrowing);

“Interest Payable” means, in respect of the relevant testing period, the aggregate of:

(a)	Interest accrued (whether or not paid or capitalised) during that testing period; and

(b)	the amount of the discount element of any Financial Indebtedness amortised during such period;

in each case, as an obligation of any member of the Group during that period and calculated on the basis that:

(a)	the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Group under Hedging Agreements in relation to that testing period;

(b)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Group under Hedging Agreements in relation to that testing period;

(c)	the discount element of the Subordinated Loan Stock and the Vendor Loan Note will be excluded;

(d)	amortisation of Transaction Costs to the extent amortised, will be excluded;

“Interest Receivable” means, in respect of the relevant testing period, the amount of interest (which for this purpose shall include all payments of the type described in the definition of Interest above) accrued due to members of the Group (other than by other members of the Group) during such period whether or not paid;

“Net Cash Interest Payable” means, in respect of the relevant testing period, Cash Interest Payable less Cash Interest Receivable;

“Senior Debt” means the aggregate outstanding principal amount of all Financial Indebtedness under the Facilities (including, without duplication, Contingent Liabilities and contingent liabilities under the Ancillary Facilities) and under any Permitted Indebtedness incurred as permitted under paragraph (i) of the definition of Permitted Indebtedness;

“Total Debt Service” means, in respect of the relevant testing period, the aggregate of:

(a)	Net Cash Interest Payable for that period;

(b)	all scheduled repayments of the Facilities falling due during that period (as adjusted as a result of any voluntary or mandatory prepayments but, for this purpose, treating all such prepayments as having been applied pro rata against unpaid instalments); and

(c)	all scheduled repayments and prepayments (whether voluntary or mandatory) of principal under the terms of any other Financial Indebtedness of any member of the Group (excluding any Financial Indebtedness between any member of the Group and any other member of the Group, the Subordinated Loan Stock and the Vendor Loan Note) falling due during that period:

(d)	including, without limitation, all capital payments falling due in respect of any Financial Indebtedness falling within paragraph (g) of the definition of that term; and

(e)	excluding any repayment or prepayment of any overdraft or revolving credit facility (including, without limitation, the Revolving Advances) falling due during that period and capable of being simultaneously redrawn under the terms of the relevant facility;

“Total Net Debt” means, at any time, the aggregate outstanding principal or capital amount of all Financial Indebtedness of the Group calculated on a consolidated basis excluding any Financial Indebtedness between any member of the Group and any other member of the Group, the Subordinated Loan Stock and the Vendor Loan Note and the Discount High Yield Notes provided that:

(a)	in the case of finance leases referred to in the definition of Financial Indebtedness, only the capitalised value of any items falling thereunder as determined in accordance with Completion Accounting Principles shall be included;

(b)	in the case of guarantees referred to in the definition of Financial Indebtedness, any items falling thereunder shall not be included to the extent relating to indebtedness of another member of the Group already included in this calculation; and

(c)	freely available cash balances of the Group at that time held with a Bank or an Approved Bank shall be deducted from the amount of such Financial Indebtedness (save to the extent already taken into account in the calculation of Total Net Debt); and

“Working Capital” means trade and other debtors in respect of operating items plus prepayments and stock less trade and other creditors in respect of operating items and less accrued expenses and accrued costs (but excluding the Transaction Costs).

16.10	Acquiring Companies: Notwithstanding any other provision of the Senior Finance Documents:

(a)	each Obligor will procure that none of its Subsidiaries which are Acquiring Companies will create or agree to create or permit to subsist any Security Interest on or over the whole or any part its undertaking or assets (present or future) except for: (i) Security Interests on (and limited solely to) Acquisition Assets existing or created at the time of such acquisition and securing any Financial Indebtedness which is permitted under paragraph (i) of the definition of “Permitted Indebtedness” provided that (A) the principal amount secured does not exceed the acquisition cost of such Acquisition Assets; and (B) such Financial Indebtedness is incurred by the Acquiring Company which is acquiring such Acquisition Assets and is not guaranteed by any other member of the Group and (C) the acquisition cost of such Acquisition Assets is funded entirely by such Financial Indebtedness together with (if required) the proceeds of a Permitted Contribution, and (ii) any other Permitted Security Interests;

(b)	no Obligor will, and each Obligor will procure that none of its Subsidiaries will:

(i)	make any loan to or grant any financial accommodation to any Acquiring Company save where such loan or financial accommodation is funded entirely by the proceeds of Permitted Contributions; nor

(ii)	grant any guarantee or enter into any participation or purchase arrangements in relation to any obligation of any Acquiring Company or commit to any person to enter into any agreement under which it has any obligation to do any of the foregoing other than (A) to the extent permitted under the Intercreditor Agreement and (B) any guarantee permitted under the Senior Finance Documents.

(c)	if at any time an Acquiring Company becomes a Material Group Company then the Facility Agent (acting on the instructions of the Majority Banks) shall be entitled by notice in writing to the Obligors’ Agent require that either:

(i)	such Acquiring Company delivers an Accession Document, becomes a Guarantor and executes Security Documents in accordance with the provisions of Clause 18.9 (Further Guarantors) (subject always to Clause 18.10 (Guarantee Limitations)), as if the words in the second parentheses in Clause 18.9(a) were not included in such clause (but on the basis that any Security Interest so granted ranks second to any Permitted Security Interest incurred by the Acquiring Company in accordance with paragraph (a) above); or

(ii)	the Financial Indebtedness incurred by such Acquiring Company in accordance with paragraph (i) of the definition of “Permitted Indebtedness” and secured by the above referred to prior ranking Permitted Security Interest is refinanced by an Advance under the Revolving Facility and such Permitted Security Interest is released.

Upon receipt of such notice, the Obligors’ Agent shall specify in writing to the Facility Agent whether such Financial Indebtedness shall be refinanced or not and if it fails to specify within 10 Business Days it shall be deemed to have selected that the Acquiring Company delivers and will procure that the Acquiring Company delivers an Accession Document, becomes and will procure that the Acquiring Company becomes a Guarantor and executes and will procure that the Acquiring Company executes Security Documents as described in subparagraph (i) above.

If the Obligors’ Agent selects refinancing of such Financial Indebtedness and there is sufficient availability under the Revolving Facility, then the Obligors’ Agent will procure that the Acquiring Company becomes a Borrower under the Revolving Facility, refinances such Financial Indebtedness and discharges such Permitted Security Interest as soon as practicable and in any event within 20 days. Upon any Acquiring Company becoming a Borrower of the Senior Facilities and discharging all prior Permitted Security Interests as described above, the provisions of this Agreement with regard to “Acquiring Companies” shall no longer apply to it and such Acquiring Company shall thereafter be treated as an Obligor for all purposes of this Agreement.

17.	EVENTS OF DEFAULT

17.1	Events of Default: Each of the events set out in this Clause 17.1 (Events of Default) constitutes an Event of Default whether or not the occurrence of the event concerned is outside the control of the Parent or any other member of the Group.

(a)	Payment Default: Any Obligor fails to pay on the due date any amount payable by it under any of the Senior Finance Documents at the place and in the currency at or in which it is expressed to be payable unless in relation to the non-payment of amounts other than principal, payment is made within 5 days of its due date.

(b)	Breach of Other Obligations:

(i)	Any Obligor fails to comply with any of its obligations in Clause 16.3(d) (Negative Pledge), Clause 16.4(h) (Structural Subordination), Clause 16.4(i) (Holding Companies) and Clause 16.4(j) (Redemption or Purchase of High Yield Notes/Discount High Yield Notes/Bridge Facility/Further High Yield Debt).

(ii)	The Parent fails to comply with its obligations under Clauses 16.7(a), (b), (c), (d) or (e) (Financial Covenants).

(iii)	Any Obligor fails to observe or perform any of its obligations or undertakings under any of the Senior Finance Documents (other than those specified in Clause 17.1(a) (Payment Default) or Clause 17.1(b)(i) or (ii) (Breach of Other Obligations)) and, if such failure is capable of remedy, it is not remedied within 30 days of such Obligor becoming aware of the relevant matter and that it constitutes a default.

(c)	Misrepresentation: Any representation, warranty or written statement which is made by any Obligor in any of the Senior Finance Documents or is contained in any certificate, statement or notice provided under or pursuant to any of the Senior Finance Documents proves to be incorrect in any respect when made (or when repeated or deemed to be repeated) unless

(except in the case of Clause 15.1(o) (Material Adverse Change)) the circumstances giving rise to that default are capable of remedy and are remedied within 30 days of such Obligor becoming aware of the relevant matter and that it constitutes a default.

(d)	Invalidity and Unlawfulness:

(i)	Any provision of any Senior Finance Document is or becomes invalid or (subject to reservations) unenforceable for any reason or shall be repudiated or the validity or enforceability of any provision of any Senior Finance Document shall at any time be contested by any party thereto (other than a Senior Finance Party).

(ii)	At any time it is or becomes unlawful for any Obligor to perform any of its obligations under any of the Senior Finance Documents in circumstances or to an extent which the Majority Banks consider to be materially prejudicial to the interests of any Senior Finance Party under the Senior Finance Documents.

(iii)	At any time any act, condition or thing required to be done, fulfilled or performed in order (A) to enable any Obligor lawfully to enter into, exercise its rights under or perform the obligations expressed to be assumed by it under any of the Senior Finance Documents to which it is party, (B) to ensure that the obligations expressed to be assumed by any Obligor under any Senior Finance Document to which it is party are legal, valid and binding, (C) to make each Senior Finance Document admissible in evidence in the English courts and (D) to create the security constituted by the Security Documents to which any Obligor is party, is not done, fulfilled or performed.

(e)	Cross Default: Any Financial Indebtedness of a member or members of the Group in excess of £15,000,000 or its equivalent in other currencies in aggregate:

(i)	is not paid when due or within any applicable grace period in any agreement relating to that Financial Indebtedness; or

(ii)	becomes due and payable (or capable of being declared due and payable) before its normal maturity or is placed upon demand (or any commitment for any such indebtedness is cancelled or suspended) by reason of a default or event of default however described.

(f)	Insolvency: Any Material Group Company stops or suspends or threatens or announces an intention to stop or suspend payment of its debts or shall admit its inability to pay its debts as they fall due or shall for the purpose of any applicable law be or be deemed to be unable to pay its debts or shall otherwise be or be deemed to be insolvent or a moratorium is declared in respect of indebtedness of it or any of its Subsidiaries.

(g)	Receivership and Administration:

(i)	Any encumbrancer takes possession of, or a receiver or administrator or similar officer is appointed over or in respect of all or any substantial part of the business or assets of any Material Group Company; or

(ii)	A petition is presented or meeting convened or application made for the purpose of appointing an administrator or receiver or other similar officer of, or for the making of an administration order in respect of, any Material Group Company and:

(A)	(other than in the case of a petition to appoint an administrator) such petition or application is not discharged within 14 days; or

(B)	in the case of a petition to appoint an administrator, the Facility Agent is satisfied that it will not be discharged before it is heard.

(h)	Compositions and Arrangements:

(i)	Any Material Group Company convenes a meeting of its creditors generally or proposes or makes any arrangement or composition with, or any assignment for the benefit of, its creditors generally.

(ii)	Any Material Group Company enters into any negotiations for or in connection with the re-scheduling, restructuring or readjustment of any Financial Indebtedness by reason of financial difficulties.

(i)	Winding-up: Any meeting of any Material Group Company is convened for the purpose of considering any resolution for (or to petition for) its winding up or any member of the Group passes such a resolution or a petition is presented for the winding-up of a member of the Group (other than a frivolous or vexatious petition discharged within 30 days of being presented or any other petition which is contested on bona fide grounds and discharged at least 30 days before its hearing date) or an order is made for the winding-up of any Material Group Company and not (in any case) being a winding-up of a Material Group Company (other than an Excluded Group Member) involving an amalgamation or reorganisation on a solvent basis to which the Facility Agent (acting on the instructions of the Majority Banks) has given its prior written consent.

(j)	Suspension of Payments: Any other order is made or resolution passed or other action taken for the suspension of payments, protection from creditors or bankruptcy of a Material Group Company.

(k)	Similar Events Elsewhere: There occurs in relation to a Material Group Company or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts a Material Group Company or any of its assets is subject, any event which the Facility Agent reasonably considers to correspond in that country or territory with any of those mentioned in Clauses 17.1(f) (Insolvency) to 17.1(j) (Suspension of Payments) (inclusive).

(l)	Attachment or Process: A creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against any of the assets, of a Material Group Company and is not discharged within 30 days.

(m)	Security Enforceable: Any Security Interest or Security Interests granted by a member or members of the Group securing in aggregate Financial Indebtedness in excess of £15,000,000 (or the Other Currency Equivalent thereof) becomes enforceable whether or not steps are taken to enforce the same.

(n)	Cessation of Business: Any Material Group Company ceases, or threatens or proposes to cease, to carry on all or a substantial part of its business other than transfers from one Material Group Company to an Obligor (which is not an Excluded Group Member).

(o)	Compulsory Acquisition: All or a substantial part of the assets of a Material Group Company are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any agency of any state.

(p)	Litigation: Any litigation, arbitration, or administrative or regulatory proceeding is commenced by or against a member of the Group which could reasonably be expected to be adversely determined against the relevant member of the Group and, if so determined, (whether by itself or together with any related claims) could reasonably be expected to have a Material Adverse Effect.

(q)	Auditor’s Qualification: The Auditors qualify their report on the audited consolidated financial statements of the Parent in any manner which is, in the reasonable opinion of the Majority Banks, materially adverse in the context of the Finance Documents.

(r)	Intercreditor/Constitutional/Recapitalisation Documents:

(i)	Any party to the Intercreditor Agreement (other than the Senior Finance Parties) fails to comply with its obligations thereunder or the Intercreditor Agreement ceases to be binding upon any such party for whatever reason and, as a result, in the opinion of the Majority Banks, the position of the Senior Finance Parties under the Senior Finance Documents is prejudiced; or

(ii)	the Constitutional Documents or the Recapitalisation Documents are amended or varied in a manner which is not permitted under Clause 16.4(b) (Variation of Documents) (regardless for these purposes of whether or not the undertaking contained in that Clause in relation to the Constitutional Documents is legally enforceable).

(s)	Minority Interests: Any Obligor (other than the Parent) or any other Excluded Group Member ceases to be a wholly-owned Subsidiary of the Parent.

(t)	Non-Material Group Companies: Any of the events referred to in sub-clauses (f) to (l) (inclusive), (n) and (o) occur in respect of members of the Group not being Material Group Companies (or not being Material Group Companies for the purposes of sub-clauses (f) to (i) (inclusive), (n) and (o) of Clause 17.1 (Events of Default)) which if treated as being one company would fall within the definition of Material Group Company.

(u)	ERISA Events of Default:

(i)	Any ERISA Event shall have occurred and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Obligors and the ERISA Affiliates related to such ERISA Event) exceeds £15,000,000 (or its Other Currency Equivalent).

(ii)

Any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Obligors and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds £15,000,000 (or its

Other Currency Equivalent) or requires payments exceeding £3,000,000 (or its Other Currency Equivalent) per annum.

(iii)	Any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Obligors and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding £3,000,000 (or its Other Currency Equivalent).

17.2	Cancellation and Repayment: At any time after the occurrence of an Event of Default (and whilst the same is continuing) the Facility Agent may, and will if so directed by the Majority Banks, by written notice to the Obligors’ Agent do all or any of the following in addition and without prejudice to any other rights or remedies which it or any other Senior Finance Party may have under this Agreement or any of the other Senior Finance Documents:

(a)	terminate the availability of the Facilities whereupon the Facilities shall cease to be available for drawing, the undrawn portion of the Commitments of each of the Banks shall be cancelled and no Bank shall be under any further obligation to make Advances under this Agreement and no further Letters of Credit or Bank Guarantees may be requested under this Agreement; and/or

(b)	declare all Advances, accrued interest thereon and any other sum then payable under this Agreement and any of the other Senior Finance Documents to be immediately due and payable, whereupon such amounts shall become so due and payable; and/or

(c)	declare all Advances to be payable on demand whereupon the same shall become payable on demand; and/or

(d)	require the provision of cash cover whereupon each Borrower shall immediately provide cash cover in an amount equal to the total Contingent Liability of the Banks under all Letters of Credit and Bank Guarantees issued under this Agreement for its account.

17.3	Ancillary Facilities: On the occurrence of an Event of Default and whilst the same is continuing, an Ancillary Bank may (but prior to notice being served under Clause 17.2 (Cancellation and Repayment) only if so instructed by the Facility Agent on the instructions of the Majority Banks) and shall if so instructed by the Majority Banks:

(a)	terminate the availability of the Ancillary Facilities, whereupon the Ancillary Facilities shall cease to be available and the relevant Ancillary Bank shall no longer be under any obligation to provide any credit provided for thereunder; and/or

(b)	declare all amounts outstanding under the Ancillary Facilities due and payable whereupon such amounts shall become due and payable together with accrued interest thereon and any other sum then payable under the relevant Ancillary Documents; and/or

(c)	require the provision of cash cover whereupon the relevant Borrowers shall immediately provide cash cover in an amount equal to the contingent liability of the Ancillary Bank under all instruments issued under the terms thereof which give rise to a contingent liability on the part of the Ancillary Bank; and/or

(d)	terminate any foreign exchange or hedging agreement entered into by the Ancillary Bank under the terms of the Ancillary Facilities.

17.4	Obligors: Notwithstanding Clause 17.2 (Cancellation and Repayment), upon the actual or deemed entry of an order for relief under the US Bankruptcy Code with respect to any Obligor, the Facilities shall cease to be available to such Obligor, all Advances outstanding to such Obligor shall become immediately due and payable and such Obligor shall be required to provide cash cover in respect of all Letters of Credit and Bank Guarantees issued for its account in each case automatically and without any further action by any party hereto.

17.5	Material Group Companies: If a company is a Material Group Company solely as a result of the operation of the proviso to the definition of Material Group Company, it shall not be treated as a Material Group Company for the purposes of sub-clauses 17.1(f) to (i) (inclusive), (n) and (o) unless it would be a Material Group Company within the meaning of paragraph (b) of the definition of Material Group Company (but as if the reference to “5%” were replaced by “3%”) provided that the occurrence of any event which would constitute an Event of Default under any of such sub-clauses if it were to be treated as a Material Group Company for the purposes of such sub-clauses, shall be an Event of Default in relation to such company for the purposes of the Security Documents.

18.	GUARANTEES

18.1	Guarantee: In consideration of the Senior Finance Parties entering into the Senior Finance Documents each Guarantor (jointly and severally with the other Guarantors) irrevocably and unconditionally;

(a)	guarantees to each Senior Finance Party as principal obligor the performance by each other Obligor of all its obligations under the Senior Finance Documents and the payment when due by each other Obligor of all sums payable under the Senior Finance Documents;

(b)	undertakes with each Senior Finance Party that if any other Obligor fails to pay any of the indebtedness referred to in Clause 18.1(a) (Guarantee) on its due date it will pay that sum on demand; and

(c)	indemnifies each Senior Finance Party on demand against all losses, damages, costs and expenses incurred by such Senior Finance Party arising as a result of any obligation of any Obligor under the Senior Finance Documents being or becoming unenforceable, invalid or illegal.

provided that subject to Clause 18.10 (Guarantee Limitations), the amount recoverable from each of the Subordinated Guarantor, UK Newco 3, UK Newco 5, Luxco, US Newco 1 and the US Principal Borrower under this Clause 18.1 shall be limited in each case to the principal amount of £957,000,000 (or its Other Currency Equivalent) in relation to Financial Indebtedness under the Term Facilities and £100,000,000 (or its Other Currency Equivalent) in relation to Financial Indebtedness under the Revolving Facility, provided always that such limitation on the amount recoverable shall not operate so as to release any Guarantor from its obligations under this Clause 18 (Guarantees) as they exist at the date of each of (i) the Fifth Amendment Agreement and (ii) the Sixth Amendment Agreement.

18.2	Guarantors as Principal Debtors: As between each Guarantor and the Senior Finance Parties but without affecting the obligations of any Borrower, each Guarantor shall be liable under Clause 18.1 (Guarantee) as if it were the sole principal debtor and not merely a surety. Accordingly, its obligations thereunder and any liability deriving therefrom shall not be discharged or affected by (and each Guarantor hereby irrevocably waives any defences it may now or hereafter acquire in any way relating to) any circumstance which would so discharge or affect such obligations or liability if such Guarantor were the sole principal debtor including:

(a)	any time, indulgence, waivers or consents given to any Obligor or any other person;

(b)	any amendment, variation or modification to any Finance Document or any other security or guarantee or any increase in the amount of the Facilities;

(c)	the making or absence of any demand on any Obligor or any other person for payment or performance of any other obligations, or the application of any moneys at any time received from any Obligor or any other person;

(d)	the enforcement, perfecting or protecting of or absence of enforcement, perfecting or protecting of any security, guarantee or undertaking (including, without limitation, all or any of the obligations and liabilities of any Obligor);

(e)	the release, taking, giving or abstaining from taking of any security, guarantee or undertaking (including, without limitation, the Senior Finance Documents);

(f)	the insolvency, winding-up, administration, receivership or the commencement of any other insolvency procedure under the laws of any relevant jurisdiction in relation to any Obligor, any Senior Finance Party or any other person or the making of any arrangement or composition with or for the benefit of creditors by any other Obligor, any Senior Finance Party or any other person;

(g)	any amalgamation, merger or change in constitution in relation to any Obligor, any Senior Finance Party or any other person;

(h)	the illegality, invalidity or unenforceability of or any defect in any provision of any Finance Document or any security, obligations or liabilities arising or expressed to arise thereunder;

(i)	any Senior Finance Party ceasing or refraining from giving credit or making loans or advances to or otherwise dealing with any Obligor or any other person or any other security, guarantee or undertaking;

(j)	the failure of any Senior Finance Party to disclose to any Obligor any information relating to the business, assets, financial condition or prospects of any other Obligor now or hereafter known to such Senior Finance Party (each Guarantor waiving any duty on the part of the Senior Finance Parties to disclose such information); or

(k)	any other circumstance which, but for this provision, might operate to release or otherwise exonerate such Guarantor from its obligations hereunder.

18.3	Other Guarantors: It is specifically acknowledged and agreed that the Senior Finance Parties may from time to time make any arrangement, compromise, waiver or other dealing with any Obligor in relation to any guarantee or other obligations under the Senior Finance Documents which such Senior Finance Parties may think fit and no such arrangement, compromise, waiver or other dealing shall exonerate or discharge any other Obligor from its obligations under the Senior Finance Documents.

18.4	Guarantors’ Obligations Continuing: Each Obligor’s obligations under this Agreement are and will remain in full force and effect by way of continuing security until no sum remains to be lent or remains payable under this Agreement. Furthermore, those obligations are additional to, and not instead of, any security or other guarantee or indemnity at any time existing in favour of any person, whether from that Obligor or otherwise and each Obligor waives any right it may have to require any Senior Finance Party to enforce any such security, guarantee or indemnity before claiming against it.

18.5	Exercise of Guarantors’ Rights: So long as any sum remains payable or capable of becoming payable under the Senior Finance Documents:

(a)	any right of an Obligor (by reason of performance of any of its obligations hereunder) to be indemnified by any other Obligor or to take the benefit of or enforce any security or other guarantee or to receive any payment from any other Obligor shall be exercised and enforced by such Obligor and shall only be exercised and enforced by such Obligor in such manner and on such terms as the Facility Agent may require; and

(b)	any amount received or recovered by such Obligor as a result of any exercise of any such right shall be held in trust for the Senior Finance Parties and immediately paid to the Facility Agent.

18.6	Avoidance of Payments: Each Obligor shall on demand indemnify the Facility Agent and each Senior Finance Party against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of it being required for any reason to refund all or part of any amount received or recovered by it from such Obligor in respect of any sum payable by any Borrower under this Agreement.

18.7	Suspense Accounts: Any amount received or recovered by any Senior Finance Party (otherwise than as a result of a payment by a Borrower to the Facility Agent) in respect of any sum due and payable by any Borrower under this Agreement may be placed in a suspense account and kept there for so long as the recipient thinks fit. Amounts deposited in any such account shall accrue interest at the Facility Agent’s usual rate for deposits of a similar amount and nature from time to time and interest accrued shall be credited to such account.

18.8	Primary Obligations: As a separate and alternative stipulation, each Obligor unconditionally and irrevocably agrees that any sum expressed to be payable by any Obligor under this Agreement but which is for any reason (whether or not now existing and whether or not now known or becoming known to any party to this Agreement) not recoverable from such Obligor on the basis of a guarantee shall nevertheless be recoverable from it as if it were the sole principal debtor and shall be paid by it to the Facility Agent on demand.

18.9	Further Guarantors: Subject to the Security/Guarantee Principles, the Parent will:

(a)	procure that any company which is incorporated in England, Wales and Scotland (and which is not, or ceases to be, a Dormant Company) or any other person which is a Material Group Company (but not including the Issuer or any company which is acquired or formed as part of a Permitted Acquisition and in respect of whose assets or shares a Security Interest under paragraph (j)(ii) of the definition of Permitted Security Interest is granted) which is not a Guarantor shall become a Guarantor by delivering an Accession Document duly executed by it and by the Parent to the Facility Agent within 10 Business Days after being required to become a Guarantor by the Facility Agent (acting on the instructions of the Majority Banks);

(b)	procure that any such company or Material Group Company which enters into an Accession Document shall within 15 Business Days after being required to become a Guarantor by the Facility Agent (acting on the instructions of the Majority Banks) execute such Security

Documents (in favour of the Security Agent for the benefit of the Senior Finance Parties) as the Facility Agent shall require; and

(c)	procure that there shall be delivered to the Facility Agent with the original executed Accession Document and any such Security Documents such evidence of the due execution of the Accession Document and such Security Documents as the Facility Agent shall reasonably require together with a legal opinion satisfactory to the Facility Agent.

18.10	Guarantee Limitations:

(a)	Each of the parties to this Agreement hereby confirms that it is the intention of all such persons that the obligations of each Guarantor organised under the laws of any state of the United States of America (a “U.S. Guarantor”) under this Clause 18 (Guarantees) do not constitute a fraudulent transfer or conveyance for the purposes of any proceeding of the type referred to in Clause 17.1(f), (g), (h), (i), (j) or (k) (Events of Default) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors, the United States Uniform Fraudulent Conveyance Act, the United States Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the obligations of a U.S. Guarantor under this Clause 18 (Guarantees). To effect the foregoing intention, the Facility Agent, the Arranger Group, the Banks and the Guarantors hereby irrevocably agree that the obligations of each U.S. Guarantor at any time shall be limited to the maximum amount as will result in the obligations of such U.S. Guarantor under this Clause 18 (Guarantees) not constituting a fraudulent transfer or conveyance.

(b)	The liability of each Guarantor incorporated under the laws of Luxembourg under this Clause 18 (Guarantee) and under any indemnities contained elsewhere in this Agreement:

(i)	shall not include any obligation which, if incurred, would constitute the provision of financial assistance (as defined in article 49-6 of the Luxembourg Company Act of 10th August, 1915, as amended), whether directly or indirectly, for the subscription for, or the acquisition or the refinancing of the acquisition of, its own shares; and

(ii)	shall be limited, at any time, to an aggregate amount not exceeding the greater of:

(A)	the Luxembourg Guarantor’s net worth (“capitaux propres”) (as referred to in article 214 of the Luxembourg Company Act of 10th August, 1915, as amended) as reflected in its then most recent annual accounts approved at a general meeting of its shareholders; and

(B)	the Luxembourg Guarantor’s net worth (“capitaux propres”) (as referred to in article 214 of the Luxembourg Company Act of 10th August, 1915, as amended) immediately following Completion.

For the avoidance of doubt, the obligations and liabilities of each Guarantor under this Clause 18 (Guarantee) shall include a guarantee of the liabilities to the Security Agent as joint creditor together with each of the other Senior Finance Parties under Clause 19.13 (Security Agent as Joint and Several Creditor and Representative) of the Intercreditor Agreement.

18.11	Release of Security: If a member of the Group shall dispose of any asset (including shares in any other member of the Group) and such disposal is permitted by the terms of the Senior Finance Documents or is otherwise consented to pursuant to the terms of the Senior Finance Documents then the Facility Agent shall promptly (and is hereby authorised by the Senior Finance Parties to) execute and instruct the Security Agent to execute such documents effecting the release of such asset from the security created in favour of the Senior Finance Parties as shall be required to allow the disposal to take place.

18.12	Release of Guarantors: If all of the shares in a member of the Group which is a Guarantor are disposed of and such disposal is permitted by the terms of the Senior Finance Documents or consented to pursuant to the terms of the Senior Finance Documents and as a result the Guarantor ceases to be a member of the Group, the Facility Agent shall promptly (and is hereby authorised by the Senior Finance Parties to) execute and instruct the Security Agent to execute such documents as may be necessary to release such Guarantor from all past, present and future liabilities (including rights of contribution) under the Senior Finance Documents and all existing Guarantors hereby consent to such release and confirm that their respective liabilities as Guarantor shall not be discharged or otherwise affected as a consequence of such release.

19.	THE AGENTS AND THE OTHER SENIOR FINANCE PARTIES

19.1	Authorisation:

(a)	Each Original Facilities Bank hereby appoints Merrill Lynch International as Original Facilities Syndication Agent, CIBC World Markets plc as Documentation Agent and Merrill Lynch International and CIBC World Markets plc as the Original Facilities Joint Bookrunners.

(b)	Each Tranche C3 Bank hereby appoints CIBC World Markets plc as Tranche C3 Syndication Agent and CIBC World Markets plc and Credit Suisse First Boston as the Tranche C3 Joint Bookrunners.

(c)	Each Tranche D Bank hereby appoints CIBC World Markets plc as Tranche D Syndication Agent and CIBC World Markets plc and Credit Suisse First Boston as the Tranche D Joint Bookrunners.

(d)	Each Bank hereby appoints Deutsche Bank AG London as the Facility Agent and each Senior Finance Party hereby appoints Deutsche Bank AG London as the Security Agent to act as agent and security trustee for the purposes of the Senior Finance Documents entered into by it in such capacity.

(e)	Each Bank authorises the Facility Agent, the Original Facilities Syndication Agent, the Documentation Agent, each Original Facilities Joint Bookrunner, the Tranche C3 Syndication Agent, the Tranche D Syndication Agent, each Tranche C3 Joint Bookrunner, each Tranche D Joint Bookrunner and each Senior Finance Party authorises the Security Agent, to take in each case such action as agent on its behalf and to exercise such rights, powers and discretions under the Senior Finance Documents as are delegated to such Agent by the terms of the Senior Finance Documents together with such other powers and discretions as are reasonably incidental thereto and to give a good discharge for any moneys payable under the Senior Finance Documents.

(f)	Except as expressly provided in Clause 20.7 (The Register), each of the Agents will act solely as agent for the Banks and/or the Senior Finance Parties (as the case may be) in carrying out its respective functions as agent under the Senior Finance Documents. No Agent shall have, nor be deemed to have, assumed any obligations to, or trust or fiduciary relationship with, the other Senior Finance Parties or any Obligor other than those for which specific provision is made by the Senior Finance Documents.

19.2	Agents’ Duties: Each Agent shall:

(a)	promptly send to each Bank each notice received by it from an Obligor under any of the Senior Finance Documents except in the case of any notice relating to a particular Bank which shall be sent to that Bank only;

(b)	promptly send to each Bank a copy of any document or information received by it pursuant to Clause 16.6 (Information and Accounting Undertakings) and (if requested by the relevant Bank) a copy of any legal opinion delivered in relation to this Agreement or any Security Document and a copy of any document delivered to it pursuant to Clause 4.1 (Initial Conditions Precedent to Drawdown of the Original Facilities), or Clause 4.2 (Initial Conditions Precedent to Drawdown of the Tranche D Term Facility) or Clause 4.3 (Initial Conditions Precedent to Drawdown of the Tranche C3 Term Facility) other than the Fees Letters or the Agency Fees Letter;

(c)	subject to those provisions of the Senior Finance Documents which require the consent of all the Banks and, in the case of the Security Agent, subject as provided in Clause 19.12 (Role of Security Agent), act in accordance with any instructions from the Majority Banks or, if so instructed by the Majority Banks, refrain from exercising a right, power or discretion vested in it under any of the Senior Finance Documents;

(d)	have only those duties, obligations and responsibilities expressly specified in the Senior Finance Documents; and

(e)	without prejudice to Clause 19.7 (Information), promptly notify each Bank, each Hedging Bank and the Facility Agent if it becomes aware of the occurrence of any Event of Default or Potential Event of Default.

19.3	Agents’ Rights: Each Agent and, (for the purposes of paragraph (j) below only) each member of the Arranger Group may:

(a)	perform any of its duties, obligations and responsibilities under this Agreement or any of the other Senior Finance Documents by or through its personnel or agents on the basis that each Agent may extend the benefits of any indemnity received by it hereunder to its personnel or agents;

(b)	refrain from exercising any right, power or discretion vested in it under the Senior Finance Documents until it has received instructions from the Majority Banks or the Facility Agent or the Majority Senior Creditors (as defined in the Intercreditor Agreement), as the case may be, as to whether (and, if it is to be, the way in which) it is to be exercised and shall in all cases be fully protected when acting, or (if so instructed) refraining from acting, in accordance with instructions from the Majority Banks or the Facility Agent or the Majority Senior Creditors (as the case may be);

(c)	treat (a) the Bank which makes available any portion of an Advance as the person entitled to repayment of that portion unless the Facility Agent has received a Transfer Certificate in relation to all or part of it in accordance with Clause 20 (Assignments and Transfers) and the relevant entries have been made in the Register (as defined in Clause 20.7 (The Register)); and (b) the office set under a Bank’s name at the end of this Agreement (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) as its Lending Office unless the Facility Agent has received from that Bank a notice of change of

Lending Office and each Agent may act on any such notice until it is superseded by a further such notice;

(d)	refrain from doing anything which would or might in its opinion be contrary to any law, regulation or judgment of or of any court of any jurisdiction or any directive of any agency of any state or otherwise render it liable to any person and may do anything which is in its opinion necessary to comply with any such law, regulation, judgment or directive;

(e)	assume that no Event of Default or Potential Event of Default has occurred unless an officer of such Agent, while active on the account of the Obligors in connection with the Facilities, acquires actual knowledge to the contrary;

(f)	refrain from taking any step (or further step) to protect or enforce the rights of any Senior Finance Party under the Senior Finance Documents until it has been indemnified and/or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result;

(g)	rely on any communication or document believed by it to be genuine and correct and assume it to have been communicated or signed by the person by whom it purports to be communicated;

(h)	rely as to any matter of fact which might reasonably be expected to be within the knowledge of any person on a statement by or on behalf of such person;

(i)	obtain and pay for such legal or other expert advice or services as may to it seem necessary or desirable and rely on any such advice;

(j)	accept deposits from, lend money to, provide any advisory or other services to or engage in any kind of banking or other business with any party to the Senior Finance Documents, or any Affiliate of any party (and, in each case, may do so without liability to account);

(k)	in the case of the Security Agent, accept without enquiry such title as an Obligor may have to any asset or assets intended to be the subject of the security created by the Security Documents; and

(l)	in the case of the Security Agent, hold or deposit any title deeds, Security Documents or any other documents in connection with any of the assets charged by the Security Documents with any banker or banking company or any company whose business includes undertaking the safe custody of deeds or documents or with any lawyer or firm of lawyers and it shall not be responsible for or be required to insure against any loss incurred in connection with any such holding or deposit and it may pay all sums required to be paid on account or in respect of any such deposit.

19.4	Exoneration: None of the Arranger Group, the Agents or any of their respective personnel or agents:

(a)	shall be responsible for the adequacy, accuracy or completeness of any representation, warranty, statement or information in the Senior Finance Documents or any notice or other document delivered under the Senior Finance Documents (including, without limitation, the Yell Syndication Memorandum, the McLeod Syndication Memorandum and the Bridge Note Refinancing Memorandum);

(b)	shall be responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of any of the Senior Finance Documents;

(c)	shall be obliged to enquire as to the occurrence or continuation of an Event of Default or Potential Event of Default or as to the accuracy or completeness of any representation or warranty made by any person;

(d)	shall be liable for anything done or not done by it or any of them under or in connection with the Senior Finance Documents save in the case of its own or their own negligence or wilful misconduct;

(e)	shall be responsible for any failure of any Obligor or any other Senior Finance Party duly and punctually to observe and perform their respective obligations under the Senior Finance Documents;

(f)	shall be responsible for the consequences of relying on the advice of any professional advisers selected by any of them in connection with the Senior Finance Documents; or

(g)	shall be liable for acting (or refraining from acting) in what it believes in good faith to be in the best interests of the Senior Finance Parties or any of them in circumstances where it has been unable, or it is not practicable, to obtain instructions in accordance with this Agreement.

19.5	Agents as Senior Finance Parties: Each Agent shall have the same rights and powers with respect to its participation in the Senior Finance Documents as any other Senior Finance Party and may exercise those rights and powers as if it were not also acting as an Agent.

19.6	Non-Reliance: Each Senior Finance Party confirms that it has itself been, and will at all times continue to be, solely responsible for making its own independent investigation and appraisal of the business, financial condition, creditworthiness, status and affairs of each Obligor and the Subsidiaries of each Obligor and has not relied, and will not at any time rely, on any Agent or any of the Arranger Group:

(a)	to provide it with any information relating to the business, financial condition, creditworthiness, status or affairs of any Obligor or the Subsidiaries of any Obligor, whether coming into its possession before or after the making of any Drawing (save as provided in Clause 19.2 ( Agents’ Duties)); or

(b)	to check or enquire into the adequacy, accuracy or completeness of any information provided by any Obligor or the Subsidiaries of any Obligor under or in connection with the Senior Finance Documents (whether or not such information has been or is at any time circulated to it by any Agent or any of the Arranger Group); or

(c)	to assess or keep under review the business, financial condition, creditworthiness, status or affairs of any Obligor or the Subsidiaries of any Obligor.

19.7	Information:

(a)	All communications to an Obligor are to be made by or through the Facility Agent save in respect of any communication in connection with the Security Documents to which the Security Agent is a party in which case all such communications are to be made by or through the Security Agent. Each Senior Finance Party will notify the Facility Agent of and provide the Facility Agent with, a copy of any communication between such Senior Finance Party and an Obligor or any other of the Senior Finance Parties on any matter concerning the Facilities or the Senior Finance Documents.

(b)	Notwithstanding anything to the contrary expressed or implied herein, no Agent shall as between itself and the other Senior Finance Parties be bound to disclose to any other Senior Finance Party or other person (i) any information, disclosure of which might, in the opinion of such Agent, result in a breach of any law or directive or be otherwise actionable at the suit of any person, or (ii) any information supplied by any member of the Group to such Agent which is identified by a member of the Group at the time of supply as being unpublished, confidential, or price sensitive information relating to a proposed transaction by a member of the Group and supplied solely for the purpose of evaluating in consultation with such Agent whether such transaction might require a waiver or amendment to any of the provisions of the Senior Finance Documents.

(c)	In acting as an Agent for the Senior Finance Parties, each Agent’s department which undertakes the relevant agency role will be treated as a separate entity from any of its other departments (or similar unit of such Agent in any subsequent reorganisation) or Affiliates and, any information given by any member of the Group to one of the other departments which is acting in an advisory or other capacity to the Group or any member of the Group and not in the capacity of an Agent is to be treated as confidential and will not be available to the Senior Finance Parties without the consent of the Parent provided that:

(i)	the consent of the Parent will not be required in relation to any information which an Agent in its discretion, determines relates to an Event of Default or Potential Event of Default or in respect of which the Banks have given a Confidentiality Undertaking; and

(ii)	if representatives or employees of an Agent receive information in relation to a Event of Default or Potential Event of Default whilst acting in an advisory capacity they will not be obliged to disclose such information to representatives or employees of such Agent in their capacity as agent bank or security agent hereunder or to any of the Banks if to do so would breach any rule or directive or fiduciary duty imposed upon such persons.

19.8	Indemnity to Agents: To the extent that any Obligor does not do so on demand or is not obliged to do so, each Bank shall on demand indemnify each Agent in the proportion borne by its Commitments to the Total Commitments at the relevant time (or, if no Commitments are then outstanding, in the proportion borne by its Commitments to the Total Commitments at the last time there were any) against any cost, expense or liability referred to in Clause 24 (Indemnities) or sustained or incurred by each Agent in complying with any instructions from the Majority Banks or otherwise sustained or incurred by each Agent in connection with the Senior Finance Documents or its or their respective duties, obligations and responsibilities under the Senior Finance Documents except to the extent that they are sustained or incurred as a result of the negligence or wilful misconduct of an Agent or any of its personnel or agents.

19.9	Resignation of Agents:

(a)	Each Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than thirty days’ prior written notice to that effect to the Obligors’ Agent and each of the other Senior Finance Parties provided that no such resignation shall be effective until a successor for such Agent is appointed in accordance with this Clause 19.9 (Resignation of Agents). If the retiring Agent gives notice of its resignation then any reputable and experienced bank or other financial institution with offices in London may be appointed as a successor to that Agent by the Majority Banks during the period of such notice with the consent of the Obligors’ Agent (not to be unreasonably withheld or delayed) except where an Event of Default has occurred and is continuing and the Group has a shadow or actual senior debt rating less than B from Standard & Poor’s or the equivalent from Moody’s Investor Services, Inc. in which case no such consent will be required but, if no such successor is so appointed, the retiring Agent may appoint a successor itself in consultation with the Obligors’ Agent. If a successor to such Agent is so appointed, then (i) the retiring Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 19 (The Agents and the other Senior Finance Parties) and (ii) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party hereto.

(b)	The retiring Agent will co-operate with the successor Agent in order to ensure that its functions are transferred to the successor Agent and will promptly make available to the successor Agent such documents and records as have been maintained in connection with the Senior Finance Documents in order that the successor Agent is able to discharge its functions.

(c)	The provisions of this Agreement will continue in effect for the benefit of any retiring Agent in respect of any actions taken or omitted to be taken by it or any event occurring before the termination of its agency.

(d)	The Security Agent’s resignation shall not take effect until all necessary deeds and documents have been entered into in order to substitute its successor as holder of the Security Documents and each other party to this Agreement agrees to promptly enter into any documents reasonably required for this purpose.

19.10	Payments to Senior Finance Parties:

(a)	Each Agent will account to the other Senior Finance Parties for their respective due proportions of all sums received by it for such Senior Finance Parties, whether by way of repayment of principal or payment of interest, commitment commission, fees or otherwise.

(b)	Each Agent and each member of the Arranger Group may retain for its own use and benefit, and will not be liable to account to the other Senior Finance Parties for all or any part of any sums received by way of agency or arrangement fee or by way of reimbursement of expenses incurred by it.

19.11	Change of Office of Agents: Each Agent may at any time and from time to time in its sole discretion by written notice to the Obligors’ Agent and each of the other Senior Finance Parties designate a different office in the United Kingdom from which its duties as an Agent will be performed.

19.12	Role of the Security Agent: The Security Agent shall hold the benefit of the Security Documents to which it is party as agent and security trustee for itself and the Senior Finance Parties to apply all payments and other benefits received by it by reason thereof, or otherwise realised thereunder, in accordance with this Agreement.

19.13	Security Agent as Joint and Several Creditor and Representative:

(a)	Each of the Obligors and each of the Senior Finance Parties (other than the Security Agent) agree that the Security Agent shall be the joint creditor (together with the relevant Senior

Finance Parties) of each and every obligation of any Obligor towards each of the Senior Finance Parties (other than the Security Agent) under the Senior Finance Documents, and that accordingly the Security Agent will have its own independent right to demand performance by the relevant Obligor of those obligations. However, any discharge of any such obligation to one of the Security Agent or a Senior Finance Party (other than the Security Agent) shall, to that extent, discharge the corresponding obligation owing to the other.

(b)	Without limiting or affecting the Security Agent’s rights against any Obligor (whether under this paragraph or under any other provision of the Senior Finance Documents), the Security Agent agrees with each other Senior Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Senior Finance Party (other than the Security Agent) except with the consent of the relevant Senior Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent’s right to act in the protection or preservation of rights under, or to enforce any Security Document as contemplated by, this Deed and/or the relevant Security Document (or to do any act reasonably incidental to any of the foregoing).

20.	ASSIGNMENTS AND TRANSFERS

20.1	Successors: This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, Transferees and assigns.

20.2	Assignments and Transfers by the Obligors: No Obligor shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

20.3	Assignments and Transfers by Banks: Any Bank may assign all or any of its rights and benefits hereunder or transfer in accordance with Clause 20.5 (Transfers by Banks) all or any of its rights, benefits and obligations hereunder to any person, provided that:

(a)	such assignment or transfer shall be in a minimum amount of £5,000,000, US$5,000,000 or Euro 5,000,000 except in the case of:

(i)	an assignment or transfer which has the effect of reducing the participation of the relevant Bank to zero in any of the Facilities; or

(ii)	assignments or transfers which are made by a Bank in connection with syndication of any of the Facilities at any time prior to completion of syndication (as notified to the Obligors’ Agent by the Syndication Agent) provided that after all such assignments or transfers have been effected (A) such Bank and/or its Affiliates and/or its Related Funds, and (B) such Transferees and/or their Affiliates and/or Related Funds maintain in each case an aggregate holding in respect of the Facilities of not less than £5,000,000, US$5,000,000 or Euro 5,000,000 or such other aggregate amount as shall have been previously agreed by the Obligors’ Agent and the Facility Agent; or

(iii)	an assignment or transfer which is made by a Bank to its Affiliate or to another Bank or to a Related Fund provided that such assignment or transfer is in a minimum amount of £1,000,000, US$1,000,000 or Euro 1,000,000 and that after such assignment or transfer has been effected (A) such Bank and/or its Affiliates and/or its Related Funds and (B) such Transferee and/or its Affiliates and/or Related Funds maintain in each case an aggregate holding in respect of the Facilities of not less than £5,000,000, US$5,000,000 or Euro 5,000,000 or such other aggregate amount as shall have been previously agreed by the Obligors’ Agent and the Facility Agent;

(b)	in the case of an assignment or transfer in respect of the Revolving Facility, each Issuing Bank has approved the Transferee (such consent not to be unreasonably withheld);

(c)	where the assignment or transfer in question occurs after the completion of syndication of the relevant Facility (as notified to the Obligors’ Agent by the Original Facilities Syndication Agent, the Tranche C3 Syndication Agent or, as the case may be, the Tranche D Syndication Agent), such assignment/transfer is subject to the approval of the Obligors’ Agent (such approval not to be unreasonably withheld or delayed) except that no approval of the Obligors’ Agent will be required where such assignment or transfer is made to another Bank or to an Affiliate of any Bank or to a Related Fund or where an Event of Default has occurred and is continuing and the Group has an actual or shadow senior debt rating less than B from Standard & Poor’s or the equivalent from Moody’s Investor Services, Inc. provided that if the assignment or transfer does not require the consent of the Obligors’ Agent, the Facility Agent shall as soon as practicable notify the Obligors’ Agent of each such assignment or transfer;

(d)	such assignee or Transferee has entered into an accession agreement to the Intercreditor Agreement; and

(e)	such Transferee is a bank, trust or other financial institution or other entity which is regularly engaged in making, purchasing or investing in or securitising loans and/or securities or which was established for the purpose of making, purchasing or investing in or securitising loans and/or securities.

20.4	Assignments by Banks: If any Bank assigns all or any of its rights and benefits hereunder in accordance with Clause 20.3 (Assignments and Transfers by Banks), then, unless and until the assignee has delivered a notice to the Facility Agent confirming in favour of the Facility Agent and the other Senior Finance Parties that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank (whereupon such assignee shall become a party hereto as a “Bank”), the Facility Agent and the other Senior Finance Parties shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

20.5	Transfers By Banks: If any Bank wishes to transfer by novation all or any of its rights, benefits and/or obligations hereunder as contemplated in Clause 20.3 (Assignments and Transfers by Banks) then such transfer may be effected by (i) the delivery to the Facility Agent of a duly completed Transfer Certificate executed by such Transferor Bank and the relevant Transferee and (ii) the transfer being recorded in the Register (as defined in Clause 20.7 (The Register)). The registration of the transfer shall be recorded by the Facility Agent upon receipt of a duly completed Transfer Certificate duly executed by the Transferor Bank and the Transferee. Upon the earlier of (i) the Transfer Date (provided that the Facility Agent had received the duly completed Transfer Certificate five Business Days (or such earlier Business Day as may be agreed by the Facility Agent) prior to the proposed Transfer Date) and (ii) the date five Business Days following the receipt of the duly completed Transfer Certificate then:

(a)	to the extent that in such Transfer Certificate the Transferor Bank seeks to transfer by novation its rights, benefits and obligations hereunder, each of the Obligors and such Transferor Bank shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 20.5 as “discharged rights and obligations”);

(b)	each of the Obligors and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Transferor Bank;

(c)	the Facility Agent, such Transferee and the other Senior Finance Parties shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Facility Agent and the relevant Transferor Bank shall each be released from further obligations to each other hereunder;

(d)	such Transferee shall become a party hereto as a “Bank”.

20.6	Assignment and Transfer Fees: On the date upon which an assignment takes effect pursuant to Clause 20.4 (Assignments by Banks) or a transfer takes effect pursuant to Clause 20.5 (Transfers by Banks) the relevant assignee or Transferee shall pay to the Facility Agent for its own account a fee of £1,500 provided, however, that no such fee shall be payable in the case of an assignment or transfer which is made by a Bank to another Bank or an Affiliate of a Bank or a Related Fund of the transferor Bank and provided further that in the case of assignments or transfers made on the same day by a Bank in accordance with Clause 20.3 (Assignments and Transfers by Banks) to more than one person or to more than one fund managed by the same investment advisor, only a single fee of £1,500 shall be payable for all such same-day assignments.

20.7	The Register:

(a)	The Facility Agent, acting for this purpose as the agent of the Obligors, shall maintain at its address referred to in Clause 22.1 (Notices) (i) a copy of each notice referred to in Clause 20.4 (Assignment by Banks) and each Transfer Certificate referred to in Clause 20.5 (Transfer by Banks) delivered to and accepted by it and (ii) with respect to each Facility, a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount owing to, each Bank from time to time (the “Register”) under such Facility. The entries in each Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Agents and the Banks shall treat each person whose name is recorded in such Register as a Bank hereunder for all purposes of this Agreement. The Registers shall be available for inspection by any Obligor or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(b)	Upon its receipt of a notice referred to in Clause 20.4 (Assignments by Banks) or a Transfer Certificate referred to in Clause 20.5 (Transfers by Banks), the Facility Agent shall, if, in the case of a notice, such notice is in accordance with Clause 20.4 (Assignments by Banks) or, in the case of a Transfer Certificate, such Transfer Certificate has been completed and is in substantially the form of Schedule 6 hereto, (i) accept such notice or Transfer Certificate, as the case may be, (ii) record the information contained therein in the appropriate Register and (iii) give prompt notice thereof to the relevant Obligors.

20.8	Disclosure of Information: Any Bank may disclose to any person:

(a)	to (or through) whom such Bank assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations hereunder; or

(b)	with (or through) whom such Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Senior Finance Documents or any Obligor, such information about any Obligor or any of its Subsidiaries or the Senior Finance Documents as such Bank shall consider appropriate, provided that the person to whom such information is to be given has entered into a Confidentiality Undertaking.

20.9	Transfer of Risk: Nothing in this Agreement or any other Senior Finance Document will oblige a Bank which assigns or transfers all or part of its rights and/or obligations under this Agreement or cause such Bank to be liable:

(a)	to accept a re-assignment or re-transfer from a Transferee of any of the rights or obligations assigned, transferred or novated pursuant to this Clause 20 (Assignment and Transfers); or

(b)	to support any losses incurred by a Transferee by reason of the non-performance by any Obligor of its obligations under any of the Finance Documents.

20.10	Sub-participation: Nothing in this Agreement shall restrict the ability of a Bank to sub-participate any or all of its obligations hereunder provided that except for any sub-participation arrangement entered into by a Bank with another Bank or an Affiliate of a Bank or any other sub-participation arrangement entered into after, or subsisting at the time of, the occurrence of an Event of Default which is continuing at any time when the Group has an actual or shadow senior debt rating less than B from Standard & Poor’s or the equivalent from Moody’s Investor Services, Inc., (i) such Bank’s obligations under this Agreement (including its Commitments) shall remain unchanged; (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) the Borrowers, the Agents, each member of the Arranger Group and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement; and (iv) no participant under any such sub-participation shall have any right to approve any amendment or waiver of any provision of any Senior Finance Document, or any consent to any departure by the Obligors therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, or any fees or other amounts payable hereunder, in each case to the extent subject to such sub-participation, postpone any date fixed for any payment of principal of, or interest on, or any fees or other amounts payable hereunder, in each case to the extent subject to such sub-participation.

20.11	Affiliates: Any Affiliate of a Bank nominated by such Bank to make available Drawings pursuant to Clause 3.3 (Lending Affiliates) shall by virtue of its signature of the relevant Transfer Certificate become party to this Agreement for the purposes of making available such Drawings with the rights specified in Clause 3.3 (Lending Affiliates) and shall be a Senior Finance Party for the purposes of the Senior Finance Documents to the extent necessary to give effect to Clause 3.3 (Lending Affiliates).

20.12	Authorisation of Facility Agent: Each party to this Agreement irrevocably authorises the Facility Agent to make the relevant entry in the Register on its behalf for the purposes of Clause 20.7 (The Register) without any further consent of, or consultation with, such party.

20.13	Prior to the Transfer: Notwithstanding any other provision of this Agreement, the assignment or transfer of all or any part of the rights, benefits and/or obligations hereunder shall not be effective until such assignment or transfer is recorded in the Register (as defined in Clause 20.7 (The Register)) and, prior to such entries being made in the Register, all amounts owing to the Transferor with respect to such rights, benefits and/or obligations shall remain owing to the Transferor.

21.	PRO RATA PAYMENTS, RECEIPTS AND SET OFF

21.1	Pro Rata Payments:

(a)	Recoveries: If any amount owing by any Obligor under any Senior Finance Document to a Bank (the “Recovering Bank”) is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 14 (Payments) (such amount being referred to in this Clause 21.1 (Pro Rata Payments) as a “Recovery”) then:

(i)	within 2 Business Days of receipt of the Recovery the Recovering Bank shall pay to the Facility Agent an amount equal (or equivalent) to such Recovery;

(ii)	the Facility Agent shall treat such payment as if it were part of the payment to be made by the relevant Obligor to the Banks rateably in accordance with their respective entitlements; and

(iii)	(save for any receipt by the Recovering Bank as a result of the operation of paragraph (ii) above) as between the relevant Obligor (as the case may be) and the Recovering Bank the Recovery shall be treated and deemed as not having been paid.

(b)	Notification of Recovery: Each Bank will notify the Facility Agent promptly of any such Recovery by that Bank other than by payment through the Facility Agent. If any Recovery subsequently has to be wholly or partly refunded by the Recovering Bank which paid an amount equal thereto to the Facility Agent under Clause 21.1(a) (Recoveries), each Bank to which any part of that amount was distributed will, on request from the Recovering Bank, repay to the Recovering Bank such Bank’s pro rata share of the amount which has to be refunded by the Recovering Bank.

(c)	Information: Each Bank will on request supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of this Clause 21.1 (Pro Rata Payments).

(d)	Exceptions to sharing of Recoveries: Notwithstanding the foregoing provisions of this Clause 21.1 (Pro Rata Payments), no Recovering Bank will be obliged to share any Recovery which it receives pursuant to legal proceedings taken by it to recover any sums owing to it under the Senior Finance Documents with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Bank are instituted by it without prior notice having been given to such party through the Facility Agent).

(e)	Obtaining Consents: Each party to this Agreement agrees to take all steps required of it pursuant to Clause 21.1(a) (Recoveries) and to use its reasonable endeavours to obtain any consents or authorisations which may at any relevant time be required in respect of any payment to be made by it pursuant to this Clause 21.1 (Pro Rata Payments).

(f)	No Security: The provisions of this Clause 21.1 (Pro Rata Payments) shall not, and shall not be construed so as to, constitute a charge by any Bank over all or any part of any sum received or recovered by it under any of the circumstances mentioned in this Clause 21.1 (Pro Rata Payments).

(g)	Ancillary Banks and Hedging Banks:

(i)	This Clause 21.1 (Pro Rata Payments) shall not, for the avoidance of doubt, apply to any Recovery by a Bank in its capacity as an Ancillary Bank or Hedging Bank at any time prior to service of notice under Clause 17.2 (Cancellation and Repayment).

(ii)	Following service of notice under Clause 17.2 (Cancellation and Repayment) this Clause 21.1 (Pro Rata Payments) shall apply to all Recoveries by Ancillary Banks and Hedging Banks which arise otherwise than as a result of a payment made in accordance with Clause 21.2 (Receipts) provided that this Clause 21.1 (Pro Rata Payments) shall not apply to amounts recovered by an Ancillary Bank or a Hedging Bank as a result of exercising rights under the Ancillary Documents or Hedging Agreements respectively to set off or net sums due and payable by and to it under those documents in its capacity as an Ancillary Bank or Hedging Bank, as the case may be, or as a result of exercising its rights under any memorandum of deposit granted thereunder.

21.2	Receipts: If any sum paid or recovered in respect of the liabilities of an Obligor under any of the Senior Finance Documents is less than the amount then due, the Facility Agent or the Security Agent (as the case may be) shall apply that sum against amounts outstanding under the Senior Finance Documents in the following order:

(a)	first to any unpaid fees and reimbursement of unpaid expenses of the Facility Agent and the Security Agent due under the Senior Finance Documents;

(b)	second to any unpaid fees and reimbursement of unpaid expenses of the Banks due under the Senior Finance Documents;

(c)	third to unpaid interest;

(d)	fourth to unpaid principal (including without limitation provision of cash cover in respect of contingent liabilities); and

(e)	fifth to other amounts due under the Senior Finance Documents,

in each case (other than (a)) pro rata to the outstanding amounts owing to the Senior Finance Parties under the Senior Finance Documents taking into account any applications under this Clause 21.2 (Receipts) but for this purpose the Hedging Banks and the Hedging Agreements shall be excluded in determining any distribution under this Clause 21.2 (Receipts).

21.3	Set-Off:

(a)	After an Event of Default has occurred and for so long as it is continuing, each Senior Finance Party is hereby authorised at any time and from time to time (without notice to the relevant Obligor) to set-off or otherwise apply any and all deposits (irrespective of the terms applicable to such deposits) at any time held and other indebtedness at any time owing by such Senior Finance Party to or for the account of any Obligor (in any such case whether or not then matured or due) against any indebtedness of the relevant Obligor to the relevant Senior Finance Party under the Senior Finance Documents which is due and unpaid.

(b)	The rights of each Senior Finance Party under this Clause are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Senior Finance Party may have.

(c)	This Clause 21.3 (Set-Off) shall be without prejudice to any rights of set-off which may be agreed between the Obligors and any Ancillary Bank under the Ancillary Documents and any rights of set-off or netting arrangements contained in any Hedging Agreements.

(d)	A Senior Finance Party may exercise such rights notwithstanding that the amounts concerned may be expressed in different currencies and each Senior Finance Party is authorised to effect any necessary conversions at a market rate of exchange selected by it.

Provided that following service of notice under Clause 17.2 (Cancellation and Repayment) any amount remaining after payments of the amounts referred to in paragraphs (a) and (b) above shall be applied in payment to the Facility Agent (for itself and the Banks (other than the Hedging Banks)) and the Hedging Banks for application towards unpaid and outstanding indebtedness due to them pro rata to the outstanding amount of indebtedness due to each such Senior Finance Party provided that no Hedging Bank shall be entitled to any portion of any relevant amount to the extent that it has already received the portion of that amount under the Intercreditor Agreement.

22.	NOTICES, CONFIDENTIALITY AND CERTIFICATES

22.1	Notices:

(a)	Mode of Service: Any notice or other communication to be served under or in connection with this Agreement shall, unless otherwise stated, be made in writing and served by letter, telex or facsimile to the relevant party at its address, telex or facsimile number shown immediately after its name on the signature page of this Agreement or set out under its name in Schedule 1 or set out in the Transfer Certificate or Accession Document by which it became party hereto or such other address or number notified by it to the other parties to this Agreement and, in the case of any Senior Finance Party, marked for the attention of the person or department there specified.

(b)	Deemed Service: Subject to the proviso below:

(i)	any notice or other communication served by post will, unless otherwise stated, be deemed served 48 hours after posting or on delivery if delivered personally or by courier;

(ii)	any notice or other communication sent by telex or facsimile transmission will, unless otherwise stated, be deemed served at the time of transmission unless served on a day which is not a Business Day or after 5.00 p.m. London time in which case it will be deemed served at 9.00 a.m. on the following Business Day provided that:

(A)	any notice or communication served on any Senior Finance Party by another Senior Finance Party will only be deemed served on receipt by the relevant Senior Finance Party; and

(B)	the foregoing sub-paragraphs 22.1(b)(i) and 22.1(b)(ii) shall not apply to any Drawing Request or to any notice or communication served on a Senior

Finance Party by any Obligor or the Obligors’ Agent pursuant to paragraphs (c) and (d) of the definition of “Permitted Acquisitions”; Clause 6.1 (Interest Periods); Clause 8 (Prepayment); Clause 9.3 (Revolving Facility); Clause 16.6(a) (Events of Default); and Clause 16.6(h)(v) and 16.6(h)(vi) (Other Information); and all of such Drawing Requests, notices and communications will only be deemed served on receipt by the relevant Senior Finance Party.

(c)	Proof of Service: In proving service of any notice or other communication it will be sufficient to prove:

(i)	in the case of a letter, that such letter was properly stamped or franked, addressed and placed in the post or in the case of personal delivery, was left at the correct address; and

(ii)	in the case of a telex or facsimile transmission, that such telex or facsimile was duly transmitted to the telex or facsimile number, as appropriate, of the addressee referred to in Clause 22.1(a) (Mode of Service).

22.2	Electronic communication:

(a)	Any communication to be made between an Agent and a Senior Finance Party under or in connection with the Senior Finance Documents may be made by e-mail or other electronic means and each Senior Finance Party hereby agrees that:

(i)	unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	it will notify the Facility Agent in writing of its e-mail address and/or any other information required to enable the sending and receipt of information by such means; and

(iii)	it will notify the Facility Agent of any change to its e-mail address or any other such information supplied by it.

(b)	Any electronic communication made between an Agent and a Senior Finance Party will be effective only when actually received in readable form and in the case of any electronic communication made by a Senior Finance Party to an Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

22.3	Certificates: Any certificate, determination, notification or opinion of any Senior Finance Party or group of Senior Finance Parties as to any rate of interest or any other amount payable under any Senior Finance Document will be, in the absence of manifest error, prima facie evidence of the matters to which it relates. Where any person gives a certificate on behalf of any of the parties to the Senior Finance Documents pursuant to any provision thereof and such certificate proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate being incorrect save where such individual acted fraudulently or recklessly in giving such certificate (in which case any liability of such individual shall be determined in accordance with applicable law).

22.4	Confidentiality: Subject to Clause 20.8 (Disclosure of Information), the parties will keep confidential the Senior Finance Documents and all information which they acquire under or in connection with the Senior Finance Documents save that such information may be disclosed:

(a)	if so required by law or regulation or, if requested by any regulator with jurisdiction over any Senior Finance Party or any Affiliate of any Senior Finance Party;

(b)	if it comes into the public domain (other than as a result of a breach of this Clause 22.4 (Confidentiality));

(c)	to auditors, professional advisors or rating agencies; or

(d)	in connection with any legal proceedings; or

(e)	to Bridge Facility Finance Parties, Discount High Yield Creditors, High Yield Creditors and Further High Yield Creditors (each as defined in the Intercreditor Agreement) or holders of Subordinated Loan Stock or the Equity Investors or the BT Vendor or the McLeod Vendors (to the extent, in the opinion of the Parent (acting reasonably), it is necessary to make any such disclosure); or

(f)	to any direct or indirect contractual counterparty in swap agreements or to such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Clause 22.4 (Confidentiality)).

The provisions of this Clause 22.4 (Confidentiality) shall supersede any undertakings with respect to confidentiality previously given by any Senior Finance Party in favour of any Obligor.

23.	AMENDMENTS, WAIVERS AND CONSENTS

23.1	Banks:

(a)	Majority Banks: Subject to Clauses 23.1(b) and (c), 23.2 (Specific Parties) and 23.3 (Security Documents), any provision of this Agreement or any of the other Senior Finance Documents may be amended, waived, varied or modified and all consents hereunder may be given, with the agreement of the Majority Banks and the Obligors’ Agent.

(b)	All Banks: Any amendment, waiver, variation, modification or consent shall require the unanimous agreement of all of the Banks if it results in:

(i)	any extension of the final scheduled maturity date of any Facility or any extension of the expiry date of any Letter of Credit or Bank Guarantee beyond the Revolving Facility Repayment Date;

(ii)	any reduction in the rate of interest (other than by reason of the provisions of Clause 6.6 (Margin Adjustment)) or fees or extension of the time for payment of any interest or fees;

(iii)	any reduction in the principal amount outstanding under any Facility or in the amount of any Letter of Credit or Bank Guarantee (except as a result of a repayment or prepayment of cash);

(iv)	release of any material part of the security constituted by the Security Documents other than pursuant to the enforcement of such security;

(v)	release of any Guarantor from its obligations under Clause 18 (Guarantees) except to the extent permitted by Clause 18.12 (Release of Guarantors);

(vi)	any amendment, variation or modification of this Clause 23.1(b), Clause 20.2 (Assignments and Transfers by the Obligors) or to the definition of Majority Banks;

provided further that (in addition to the agreement of the Majority Banks):

(A)	any increase or reduction in the Commitments of any Bank shall require the consent of such Bank;

(B)	any reduction in any scheduled repayment in relation to a Facility or extension of any scheduled payment date for any repayment in relation to a Facility shall require the consent of each Bank participating in that Facility;

(C)	any change in the required application of any prepayments in accordance with Clause 8 (Prepayment) as between the Facilities shall require the consent of Banks whose Commitments in relation to each Facility which is being allocated a lesser prepayment aggregate more than 66 2/3% of all the Commitments of Banks in relation to such Facility (provided that, for the avoidance of doubt, the Majority Banks may waive any such prepayment as long as the application of prepayments between the Facilities is not altered).

(c)	Consents: Any matter which by the terms of the Senior Finance Documents as at the date hereof is stated to be subject to the consent of all Banks shall not be waived, amended, varied or modified save with the consent of all the Banks.

(d)	Facility Agent: The Facility Agent may effect on behalf of any Bank any amendment, waiver, variation or modification to the Senior Finance Documents permitted by this Clause 23.1 (Banks).

23.2	Specific Parties:

(a)	Agents/each member of the Arranger Group/Issuing Bank: Any decision which will affect the rights or obligations of any of the Agents, any member of the Arranger Group or any Issuing Bank shall require its consent also.

(b)	Ancillary Banks: Any decision which will affect the rights or obligation of any Ancillary Bank will require its consent also subject as specifically provided otherwise in the Senior Finance Documents. The Ancillary Documents may be amended, varied, waived or modified by agreement between the parties thereto subject as provided in Schedule 8 (Ancillary Facilities).

(c)	Hedging Banks: Any decision which will affect the rights or obligation of any Hedging Bank will require its consent also subject as specifically provided otherwise in the Senior Finance Documents. The Hedging Agreements may be amended, varied, waived or modified by agreement between the parties thereto subject as provided in the Intercreditor Agreement.

23.3	Security Documents: The Security Documents may be amended, varied, waived or modified with the agreement of the relevant Obligor and the Security Agent (acting on the instructions of the Majority Senior Creditors (as defined in the Intercreditor Agreement)).

23.4	Obligors: Each Obligor irrevocably authorises the UK Principal Borrower to act as agent for the Obligors (the “Obligors’ Agent”):

(a)	to give all notices and instructions and make such agreements expressed to be capable of being given or made by the Obligors’ Agent on behalf of the Obligors or any of them under this Agreement; and

(b)	to agree on behalf of the Obligors or any of them the terms of any consents or waivers given or required under the Senior Finance Documents and all amendments made to any of them (including this Agreement), notwithstanding in either case that they may affect rights and obligations of such Obligor and in either case without further reference to or the consent of such Obligor and such Obligor shall as regards each of the other parties to this Agreement and the other Senior Finance Documents be bound thereby as though it had itself given such notice of instruction, made such agreement or agreed such consent, waiver or amendment.

23.5	No Implied Waivers:

(a)	Failure to Exercise Rights: No failure or delay by any Senior Finance Party in exercising any right, power or privilege under any of the Senior Finance Documents will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)	Cumulative Rights: The rights and remedies provided in the Senior Finance Documents are cumulative and not exclusive of any rights and remedies provided by law and all such rights and remedies howsoever arising will, save where expressly provided to the contrary therein, be available to the Senior Finance Parties severally and any Senior Finance Party shall be entitled to commence proceedings in connection therewith in its own name.

(c)	Grant of Waivers: A waiver given or consent granted by the any Senior Finance Party under the Senior Finance Documents will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

24.	INDEMNITIES

24.1	Initial Expenses: The Parent will on demand pay and reimburse or procure that other members of the Group pay and reimburse to the Facility Agent, the Security Agent, the Mandated Lead Arrangers and the Joint Lead Arrangers on the basis of a full indemnity, all reasonable costs and expenses (including legal fees and other out-of-pocket expenses and any value added tax or other similar tax thereon) properly incurred by the Facility Agent, the Security Agent, the Mandated Lead Arrangers or the Joint Lead Arrangers in connection with:

(a)	save where the Yell Completion does not occur (in which case no costs or expenses shall be required to be paid), the negotiation, preparation, execution and completion of each of the Senior Finance Documents (subject, with respect to the preparation, execution and delivery of the Senior Finance Documents, to an agreed cap in relation to legal fees) and all documents, matters and things referred to in the Senior Finance Documents or incidental to any of the Senior Finance Documents provided that if the McLeod Completion does not occur, no costs and expenses shall be required to be paid in connection with the negotiation, preparation, amendment, variation, restatement, execution and completion of the Fifth Amendment Agreement and any other Senior Finance Documents to the extent such costs and expenses were incurred by the relevant Senior Finance Parties in connection with, and are attributable to, the McLeod Acquisition;

(b)	any variation, amendment, restatement, waiver, consent or suspension of rights (or any proposal for any of the same) relating to any of the Senior Finance Documents which is requested by or on behalf of an Obligor or which becomes necessary as a result of circumstances affecting any Obligor including, without limitation, any variation, amendment, restatement, waiver, consent or suspension of rights relating to any Senior Finance Document in connection with the Recapitalisation;

(c)	the investigation of any Event of Default or Potential Event of Default; and

(d)	costs incurred in connection with syndication of the Facilities (including, without limitation, costs of preparing the Yell Syndication Memorandum, the McLeod Syndication Memorandum and the Bridge Note Refinancing Memorandum).

24.2	Enforcement Expenses: The Parent will on demand pay and reimburse or procure that other members of the Group pay and reimburse to each Senior Finance Party, on the basis of a full indemnity, all costs and expenses (including legal fees and other out of pocket expenses and any value added tax or other similar tax thereon) properly incurred by such Senior Finance Party in connection with the preservation, enforcement or the attempted preservation or enforcement of any of such Senior Finance Party’s rights under any of the Senior Finance Documents.

24.3	Stamp Duties, etc.: The Parent will pay and on demand indemnify each Senior Finance Party from and against any liability for any stamp duty, documentary or registration taxes or notarial fees which are or may hereafter become payable in connection with the entry into, performance, execution or enforcement of any of the Senior Finance Documents or to which any of the Senior Finance Documents may otherwise be or become subject or give rise. The Parent will in addition on demand indemnify each of the Senior Finance Parties from and against any losses or liabilities which they incur as a result of any delay or omission by the Parent to so pay any such duties, taxes or fees.

24.4	General Indemnity: The Parent shall on demand indemnify each of the Senior Finance Parties against any funding or other cost, loss, expense or liability (excluding loss of profit) sustained or incurred by it as a result of:

(a)	a Drawing not being made by reason of non-fulfilment of any of the conditions in Clauses 4.1 (Initial Conditions Precedent to Drawdown of the Original Facilities), 4.2 (Initial Conditions Precedent to Drawdown of the Tranche D Term Facility), 4.3 (Initial Conditions Precedent to Drawdown of the Tranche C3 Term Facility) or 4.4 (Additional Conditions Precedent);

(b)	any sum payable by any Borrower under the Senior Finance Documents not being paid when due (but credit shall be given to such Borrower for any interest paid when due);

(c)	the occurrence of any Event of Default or any breach of the Senior Finance Documents;

(d)	the accelerated repayment of the Advances under Clause 17.2 (Cancellation and Repayment);

(e)	the receipt or recovery by any Senior Finance Party (or the Facility Agent on its behalf) of all or part of any Advance or overdue sum otherwise than on the last day of an Interest Period relating to that Advance or overdue sum; or

(f)	any prepayment payable by any Borrower under the Senior Finance Documents not being paid after notice of such prepayment has been made to the Facility Agent.

Without prejudice to its generality, the foregoing indemnity:

(a)	extends to any interest (excluding, for the avoidance of doubt, Margin) fees or other sums whatsoever paid or payable on account of any funds borrowed in order to fund any amount which an Obligor fails to pay in breach of this Agreement and to any loss, premium, penalty or expenses which may be incurred in liquidating or employing deposits from third parties acquired to make, maintain or fund outstanding Advances or any other amount due or to become due under this Agreement; and

(b)	will entitle the relevant Senior Finance Party to recover breakage costs from the Parent in the event of an Advance or other sum being repaid or pre-paid prior to the last day of an Interest Period even though the relevant Senior Finance Party has financed such Advance or other sum from its own resources, the costs it thereby incurs being calculated on the assumption it had borrowed an amount equal to the Advance or other sum in question in the London interbank market for the duration of the relevant Interest Period.

24.5	Currency Indemnity: Without prejudice to Clause 24.4 (General Indemnity), if:

(a)	any amount payable by any Obligor under or in connection with any Senior Finance Document is received by any Senior Finance Party (or by the Facility Agent on behalf of any Senior Finance Party) in a currency (the “Payment Currency”) other than that agreed in the relevant Senior Finance Document (the “Agreed Currency”), whether as a result of any judgement or order or the enforcement thereof, the liquidation of the relevant Obligor or otherwise and the amount produced by converting the Payment Currency so received into the Agreed Currency is less than the relevant amount of the Agreed Currency; or

(b)	any amount payable by any Obligor under or in connection with any Senior Finance Document has to be converted from the Agreed Currency into another currency for the purpose of (i) making or filing a claim or proof against any Obligor, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation to any Senior Finance Document, then the Obligor will, as an independent obligation, indemnify the relevant Senior Finance Party for the deficiency and any loss sustained as a result. Any conversion required will be made at such prevailing rate of exchange on such date and in such market as is determined by the relevant Senior Finance Party as being most appropriate for the conversion. The Obligor will, in addition pay the costs of the conversion.

24.6	Waiver: The Parent waives any right it may have in any jurisdiction to pay any amount under any Senior Finance Document in a currency other than that in which it is expressed to be payable in the relevant Senior Finance Document.

24.7	Senior Finance Party Indemnity: The Parent agrees to indemnify and hold harmless each Senior Finance Party and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defence of, any investigation (which results in any litigation or proceeding), litigation or proceeding arising out of, related to or in connection with the Senior Finance Documents (and including, without limitation, by reason of or in connection with any Environmental Law or Environmental Consent), whether or not such investigation, litigation or proceeding is brought by the Parent, its shareholders or creditors or an Indemnified Party or an Indemnified Party is otherwise a party thereto, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s breach of contract, negligence or wilful misconduct.

25.	PARTIAL INVALIDITY

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction, that shall not affect the legality, validity or enforceability of the remaining provisions in that jurisdiction or that or any other provision in any other jurisdiction.

26.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

26.1	Governing Law: This Agreement (and any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way relating to this Agreement) shall be governed by and construed in all respects in accordance with English law.

26.2	Submission to Jurisdiction: For the benefit of each of the Senior Finance Parties, each Obligor irrevocably submits to the jurisdiction of the courts in England for the purpose of hearing and determining any dispute arising out of this Agreement and for the purpose of enforcement of any judgement against its assets.

26.3	Freedom of Choice: The submission to the jurisdiction of the courts referred to in Clause 26.2 (Submission to Jurisdiction) shall not (and shall not be construed so as to) limit the right of any Senior Finance Party to take proceedings against any Obligor in the courts of any country in which any Obligor has assets or in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

26.4	Process Agent: Each Obligor which is not a company incorporated in England and Wales hereby irrevocably and unconditionally appoints and agrees to maintain the UK Principal Borrower whose principal office is currently at its registered office as its agent in England to receive, for and on behalf of itself, service of process in such jurisdiction in any suit, action or proceeding (together “Proceedings”) in relation to such dispute or enforcement.

26.5	Service: Each Obligor hereby irrevocably and unconditionally:

(a)	waives any objection it may now or at any time have on any grounds whatsoever to the laying of venue of any Proceedings, in any of the aforesaid courts;

(b)	agrees that failure by any such process agent to give notice of the process to it shall not impair the validity of such service or of any judgment based on that service;

(c)	agrees that nothing in any of the Senior Finance Documents shall affect the right to serve process in any other manner permitted by law;

(d)	to the fullest extent permitted by law, waives any right it may have in any jurisdiction to have any Proceedings take the form of a trial by jury; and

(e)	agrees that a judgment or order of an English court in connection with the Senior Finance Documents is conclusive and binding on it and maybe enforced against it in the courts of any other jurisdiction.

27.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

28.	THIRD PARTIES

Unless expressly provided to the contrary in any Senior Finance Document, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any terms of this Agreement.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the date first written above.

SCHEDULE 1

The Original Banks and their Commitments

	Tranche A Term Facility Commitment	Tranche B Term Facility Commitment	Tranche C1 Term Commitment		Tranche C2 Term Commitment		Tranche C3 Term Commitment		Tranche D Commitment		Revolving Facility Commitment
MERRILL LYNCH CAPITAL CORPORATION	£200,000,000	£58,333,334	US$	60,522,870.70	US$	17,413,973.14	US$	9,262,500	US$	25,000,000	£33,333,334
Lending Office:

4 World Financial Centre – 7th Floor New York, New York 10080

Facsimile: 001 212 738 1719

Attention:

CIBC WORLD MARKETS plc	£200,000,000	£58,333,333	US$	60,522,870.69	US$	17,413,973.14	US$	47,856,250	US$	40,000,000	£33,333,333
Lending Office:

Cottons Centre Cottons Lane London SE1 2QL

Facsimile: 0207 234 6433

Attention:

	Tranche A Term Facility Commitment	Tranche B Term Facility Commitment	Tranche C1 Term Commitment		Tranche C2 Term Commitment		Tranche C3 Term Commitment		Tranche D Commitment		Revolving Facility Commitment
DEUTSCHE BANK AG LONDON	£200,000,000	£58,333,333	US$	60,522,870.69	US$	17,413,973.14	US$	9,262,500	US$	25,000,000	£33,333,333
Lending Office:

Winchester House 1 Great Winchester Street London EC2N 2DB

Facsimile: 020 7547 6419 /5703

Attention: Barry Jefferies /Ronald Lane-Smith

CREDIT SUISSE FIRST BOSTON	N/A	N/A		N/A		N/A	US$	47,856,250	US$	25,000,000	N/A
Lending Office:

As advised separately to the Facility Agent

Facsimile: As advised separately to the Facility Agent

Attention: As advised separately to the Facility Agent

163

	Tranche A Term Facility Commitment	Tranche B Term Facility Commitment	Tranche C1 Term Commitment	Tranche C2 Term Commitment	Tranche C3 Term Commitment		Tranche D Commitment		Revolving Facility Commitment
BARCLAYS BANK PLC	N/A	N/A	N/A	N/A	US$	9,262,500	US$	25,000,000	N/A
Lending Office:

Global Services Unit 5 The North Colonnade Canary Wharf London E14 4BB

Facsimile: 020 7773 6811

Attention: Ian Stewart

HSBC BANK PLC	N/A	N/A	N/A	N/A		N/A	US$	25,000,000	N/A
Lending Office:

2nd Floor 27-32 Poultry London EC2P 2BX

Facsimile: 020 7260 4800

Attention: Tim Burton

164

	Tranche A Term Facility Commitment	Tranche B Term Facility Commitment	Tranche C1 Term Commitment	Tranche C2 Term Commitment	Tranche C3 Term Commitment	Tranche D Commitment		Revolving Facility Commitment
THE ROYAL BANK OF SCOTLAND PLC	N/A	N/A	N/A	N/A	N/A	US$	25,000,000	N/A
Lending Office:

Loans Administration Corporate Banking Office P.O. Box 450 5-10 Great Tower Street London EC3P 3HX

Facsimile: 020 7220 7370

Attention: John Shippey /Kevin Mann

BAYERISCHE HYPO-UND VEREINSBANK AG LONDON BRANCH	N/A	N/A	N/A	N/A	N/A	US$	17,500,000	N/A
Lending Office:

41 Moorgate London EC2R 6PP

Facsimile: 020 7573 8352

Attention: Guy Beeston / Ray Daws

165

	Tranche A Term Facility Commitment	Tranche B Term Facility Commitment	Tranche C1 Term Commitment	Tranche C2 Term Commitment	Tranche C3 Term Commitment	Tranche D Commitment		Revolving Facility Commitment
BEAR STEARNS CORPORATE LENDING INC	N/A	N/A	N/A	N/A	N/A	US$	15,000,000	N/A
Lending Office:

245 Park Avenue New York, NY 10167

Facsimile: 001 212 272 9184/4844

Attention: Kevin Cullen /Victor Bulzacchelli

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND	N/A	N/A	N/A	N/A	N/A	US$	7,500,000	N/A
Lending Office:

Orchard Brae House 30 Queensferry Road Edinburgh EH4 2UG

Facsimile: 0131 343 7080

Attention: Lesley Ross / Matt Black

166

	Tranche A Term Facility Commitment	Tranche B Term Facility Commitment	Tranche C1 Term Commitment	Tranche C2 Term Commitment	Tranche C3 Term Commitment	Tranche D Commitment		Revolving Facility Commitment
ALLIED IRISH BANKS, PLC	N/A	N/A	N/A	N/A	N/A	US$	5,000,000	N/A
Lending Office:

Bankcentre Ballsbridge Dublin 4 Ireland

Facsimile: 00 353 1 660 3529

Attention: Lynda O’Callaghan, AIB Corporate Banking, Business Support Unit

CREDIT INDUSTRIEL ET COMMERCIAL	N/A	N/A	N/A	N/A	N/A	US$	5,000,000	N/A
Lending Office:

Veritas House 125 Finsbury Pavement London EC2A 1HX

Facsimile: 020 7454 5454

Attention: Helen Macazaga

167

	Tranche A Term Facility Commitment	Tranche B Term Facility Commitment	Tranche C1 Term Commitment	Tranche C2 Term Commitment	Tranche C3 Term Commitment	Tranche D Commitment		Revolving Facility Commitment
FORTIS PROJECT FINANCE LIMITED	N/A	N/A	N/A	N/A	N/A	US$	5,000,000	N/A
Lending Office:

Camomile Court 23 Camomile Street London EC3A 7PP

Attention: Hayley McKenna

LLOYDS TSB BANK PLC	N/A	N/A	N/A	N/A	N/A	US$	5,000,000	N/A
Lending Office:

Loans Administration Dept Bank House Wine Street Bristol BS1 2AN

Facsimile: 0117 923 3367

Attention: Ann Brock

168

SCHEDULE 2

The Borrowers and the Guarantors

Part A—The Borrowers

UK Principal Borrower (Yell Ltd)

US Principal Borrower (Yellow Book Holdings, Inc.)

Yellow Book USA, Inc.

Tranche D Borrower (Yellow Book/McLeod Holdings, Inc.)

McLeodUSA Media Group, Inc.

Part B—The Guarantors

The Subordinated Guarantor (Yellow Pages Ltd)

UK Newco 3 (Yell Holdings 2 Limited)

UK Newco 5 (YH Ltd)

US Newco 1 (Yellow Book Group, Inc)

US Principal Borrower

Yellow Book USA, Inc.

Yellow Book of New York, Inc.

Yellow Book of Pennsylvania, Inc.

UK Principal Borrower

Yellow Pages Sales Limited

General Art Services Limited

Luxco (Yell S.àr.l)

Tranche D Borrower

McLeodUSA Media Group, Inc.

Consolidated Communications Directories Inc.

McLeodUSA Publishing Company

SCHEDULE 3

Part	A—Documentary Conditions Precedent to Drawdown of the Original Facilities

1.	Formalities Certificate(s): a certificate from each Obligor and the Issuer in substantially the form set out in Schedule 10 signed by an authorised director or in the case of a US Obligor, a duly appointed officer of such person, which in each case shall have attached to it the documents referred to in such certificate including, without limitation, the constitutional documents of such person and board and shareholder resolutions (if required) approving the Yell Transaction Documents to which such person is a party all such documents to be in the agreed form (including, without limitation, all documentation required in relation to financial assistance laws (if applicable).

2.	Senior Finance Documents: each of the following documents in the agreed form duly executed and delivered by all parties thereto:

(a)	this Agreement;

(b)	Accession Documents executed by the relevant members of the Group not party to this Agreement on the date hereof and pursuant to which such companies accede to this Agreement as Borrowers and/or Guarantors.

(c)	each Original Security Document;

(d)	the Intercreditor Agreement;

(e)	the Yell Reports Side Letter; and

(f)	the Original Facilities Fees Letters and the Agency Fees Letter.

3.	Bridge Facility Finance Documents: certified copy of the Bridge Facility Agreement in the agreed form duly executed and delivered by all parties thereto and confirmation of satisfaction of conditions precedent thereunder.

4.	Investor Documents: certified copies of the following documents in the agreed form duly executed and delivered by all parties thereto:

(a)	Initial Subordinated Loan Stock Instrument and the Initial Subordinated Loan Stock;

(b)	Vendor Loan Note Instrument and the Vendor Loan Note;

(c)	Vendor Loan Note Novation Agreements;

(d)	Original Subordination Agreement;

(e)	Investment Agreement;

(f)	Partnership Agreement; and

(g)	Shareholder Agreement.

5.	Yell Acquisition Documents: certified copies of the following documents in the agreed form duly executed and delivered by all parties thereto:

(a)	the Yell Acquisition Agreements; and

(b)	the Yell Transitional Services Agreement.

6.	Yell Structure Document:

(a)	a copy of the Yell Structure Document certified by a director of the Parent as true and correct; and

(b)	written confirmation from the Parent that all steps set out in the Yell Structure Document to take place on or before the Yell Completion Date have taken place other than those dependent upon the making of the Drawings under the relevant Term Facilities.

7.	Funds Flow: The Yell Completion Funds Flow Statement and evidence satisfactory to the Facility Agent that the funds will be or have been applied in accordance with such statement and evidence satisfactory to the Facility Agent of adequate funding to complete the Yell Acquisition and meet the Yell Transaction Costs.

8.	Reports: originals of each of the Yell Reports duly addressed to each of the Senior Finance Parties (and their permitted successors, assignees and transferees) or accompanied by confirmation from the person that has produced the relevant Yell Report that the same may be relied upon by the Senior Finance Parties (and their permitted successors, assignees and transferees), such Yell Reports to contain confirmation of the funds flow at the Yell Completion and confirmation that the proposed funds flow of the Group to service its Financial Indebtedness, including without limitation, the Original Facilities does not have adverse legal, tax or accounting consequences.

9.	Certificates of Title: originals of each Certificate of Title duly addressed to each of the Senior Finance Parties (and their successors, assignees and transferees).

10.	Financial Information: certified copies of:

(a)	the Latest Yell Audited Accounts and the consolidated audited accounts for the financial years ending 31 March 1998, 31 March 1999 and 31 March 2000;

(b)	the Latest Yell Management Accounts; and

(c)	the Agreed Financial Projections, the business plan for the Yell Business and the working capital analysis (prepared by Arthur Andersen).

11.	Security Releases and Financial Indebtedness: evidence that all Security Interests, including those over Intellectual Property in favour of third parties granted in respect of or by any person comprised within the Yell Business or any part of the assets of the Yell Business (and which are not permitted under the terms of this Agreement) have been or will be discharged and released on the Yell Completion Date and that all Financial Indebtedness which is not permitted by Clause 16.3(f) (Indebtedness) has been repaid and that any Guarantee which is not permitted by Clause 16.3(g) (Guarantees) has been or will be discharged on the Yell Completion Date.

12.	Licences: certified copies of licences in favour of the relevant members of the Group in respect of the use of BT Shared Rights (as defined in the Umbrella Agreement).

13.	Consents/Notices in respect of Security Interests: all third party consents which the Security Agent requires pursuant to the terms of the Original Security Documents in connection with the creation or registration of any Security Interest contained in any Original Security Document and all notices of assignment or charge required to be given under the terms of the Original Security Documents.

14.	Pension Schemes: evidence in form and substance satisfactory to the Facility Agent that as at the date of the last formal valuation of the YPSL Retirement Benefit Plan the value of the liabilities of the YPSL Retirement Benefit Plan did not exceed the value of the assets of the Plan as determined in accordance with Section 56 of the Pensions Act 1995 and the regulations made thereunder.

15.	Share Certificates and Stock Transfers: share certificates together with stamped (where applicable), executed blank stock transfers or other relevant transfer documents in respect of all shares in members of the Group charged or pledged under the Original Security Documents.

16.	Financial Assistance: evidence in form and substance satisfactory to the Facility Agent that:

(a)	the “share for share” exchange to be effected immediately after the Yell Completion occurring between UK Newco 3 and the UK Principal Borrower in respect of the shares in Yellow Pages Sales Limited will be effected at such time; and

(b)	(if applicable) the requirements of sections 155-158 of the Companies Act 1985 (in the case of an Obligor incorporated in the United Kingdom) have been complied with so far as they relate to any Finance Documents and the Yell Acquisition together with a letter from the Auditors in respect of each relevant Obligor addressed to the Senior Finance Parties and their successors, assignees and transferees in substantially the form set out in Technical Release FRAG 26/94 issued in September 1994 on behalf of the Council of the Institute of Chartered Accountants in England and Wales.

17.	Company Searches: a search in respect of each member of the Group at the Companies Registry or other applicable commercial register showing, inter alia, no Security Interests over any of its assets (other than Security Interests permitted under the terms of this Agreement) and no appointment of a receiver, liquidator or administrator or the presentation of any petition in respect of any of the same.

18.	Consents and Filings: evidence that all clearances, consents and filings necessary for any of the transactions contemplated by the Finance Documents and the other Yell Transaction Documents or provided for in any such document (including, without limitation, any necessary competition or anti-trust clearances including Hart-Scott-Rodino filings in the United States of America) and their validity and/or enforceability have been obtained, are in full force and effect, all applicable waiting periods have expired or been terminated and are unconditional or subject to such conditions as all the Banks may approve except Minor Authorisations, Consent and Filings.

19.	Intra-Group Loans: certified copies of any Initial Inter-Company Loan Agreements or other inter-company loan documentation between or involving Obligors in relation to any loans made or to be made on or after the Yell Completion Date in respect of the financing of the Yell Acquisition.

20.	Completion:

(a)	Confirmation that all conditions precedent to the Yell Acquisition Documents (other than payment of the purchase price) have been satisfied, that the provisions of Clause 16.2(ii) (Acquisition Documents) have been complied with and, where applicable, informing the Facility Agent of the waiver of any terms of the Yell Acquisition Documents; and

(b)	evidence that all conditions precedent to the Bridge Facility Finance Documents or (if appropriate) the Bond Finance Documents have been satisfied or waived.

21.	Fees: an instruction to the Facility Agent that all fees payable in accordance with the Original Facilities Fees Letters and all other fees, costs and expenses (including, without limitation, legal fees and all costs of registration, property transfers, security or otherwise) details of which are known at the Yell Completion may be deducted from the first Advance under this Agreement.

22.	Stamp Duty: evidence satisfactory to the Facility Agent that all stamp duty payable (if any) in connection with the Yell Acquisition has been paid or will be paid following the Yell Completion within the prescribed time periods.

23.	Legal Opinions:

(a)	a legal opinion of Shearman & Sterling as to matters of English law in form and substance satisfactory to the Facility Agent;

(b)	a legal opinion of Shearman & Sterling as to matters of New York law in form and substance satisfactory to the Facility Agent;

(c)	a legal opinion of Weil, Gotshal and Manges as to matters of New York and Delaware law in form and substance satisfactory to the Facility Agent;

(d)	a legal opinion of Van Doorne as to matters of Dutch law in form and substance satisfactory to the Facility Agent; and

(e)	a legal opinion of Walkers as to matters of Cayman Islands law in form and substance satisfactory to the Facility Agent.

24.	Title Deeds: all original title deeds (if any) in respect of the relevant Obligor’s interest in real property together with such undertakings as to the safe custody and delivery of documents of title and such copies of such documents as the Facility Agent may require.

25.	Property Registration Undertaking: a letter from Weil, Gotshal and Manges or such other firm of solicitors as the Security Agent may require addressed to the Security Agent undertaking:

(a)	to deal with registration of the Security Agent’s legal charges over such of the relevant Obligors’ properties as are situate in England and Wales; and

(b)	subject as required to comply with (a) above, to hold the title deeds to such properties to the order of the Security Agent.

26.	Property Searches: official priority searches relating to the properties charged under the Original Security Documents in favour of the Security Agent in respect of any registered titles giving a sufficient period of priority and official priority searches relating to the properties charged under the Original Security Documents in favour of the Security Agent in respect of any unregistered land in respect of each of the land charges registers giving a sufficient period of priority.

27.	Process Agent: written confirmation from the UK Principal Borrower being the person appointed by the Obligors as their agent for the acceptance of process to the effect that such person accepts such appointment.

28.	US Conditions Precedent:

(a)	executed copies of Financing Statements (Form UCC-1) or appropriate local equivalent in appropriate form for filing under the Uniform Commercial Code of each applicable jurisdiction as may be necessary to perfect the Security Interests purported to be created by each Original Security Document (including any assignment of any existing security) entered into by each US Obligor or in respect of shares or indebtedness of any such company (each such Original Security Document an “Original US Security Document”);

(b)	copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date listing all effective Financing Statements that name the Business or any member of the Group or a division or operating unit of any such person, as debtor and that are filed in the jurisdictions referred to in (a) above, together with copies of such Financing Statements in respect of all of which appropriate termination statements executed by the secured lender thereunder shall be delivered to the Facility Agent (except in respect of financing statements related to Permitted Security Interests);

(c)	a solvency certificate issued by each US Obligor and addressed to the Facility Agent confirming the solvency of such Obligor immediately following entry by it into any Original US Security Document to which it is a party;

(d)	delivery by each US Obligor of stock certificates, instruments and other collateral the delivery of which is required by the Security Agent pursuant to the Original US Security Documents.

29.	OFT: copies of the Existing Undertakings.

30.	C-Don Partnership: A certified copy of the partnership agreement dated 11 October 1991 (as amended) pursuant to which the C-Don Partnership is established.

31.	Yellow Book: The Yellow Book USA Management Incentive Compensation Plan or satisfactory evidence of its termination and discharge of all liabilities thereunder.

32.	Term Sheets: Certified copies of the agreed form term sheets for the High Yield Notes and the Discount High Yield Notes.

Part	B—Documentary Conditions Precedent to Drawdown of the Tranche D Term Facility

1.	Formalities Certificate(s): a certificate from each Obligor and the Issuer in substantially the form set out in Schedule 10 and signed by an authorised director or in the case of a US Obligor, a duly appointed officer of such person, which in each case shall have attached to it the documents referred to in such certificate including, without limitation, the constitutional documents of such person and board and shareholder resolutions (if required) approving the McLeod Transaction Documents to which such person is a party all such documents to be in the agreed form.

2.	Senior Finance Documents: each of the following documents in the agreed form duly executed and delivered by all parties thereto:

(a)	the Fifth Amendment Agreement;

(b)	Accession Documents executed by the relevant members of the Group not party to this Agreement on the date of the Fifth Amendment Agreement and pursuant to which such companies will accede to this Agreement as Borrowers and/or Guarantors.

(c)	each Tranche D Security Document;

(d)	the Intercreditor Agreement (as amended and restated on or before the McLeod Completion Date);

(e)	the McLeod Reports Side Letter; and

(f)	the Tranche D Fees Letter and the Agency Fees Letter.

3.	Bridge Notes Finance Documents: certified copies of the following documents in the agreed form duly executed and delivered by all parties thereto and confirmation of satisfaction of conditions precedent thereunder:

(a)	Bridge Note Purchase Agreement; and

(b)	Bridge Notes.

4.	Investor Documents: certified copies of the following documents in the agreed form duly executed and delivered by all parties thereto:

(a)	Additional Subordinated Loan Stock Instrument and the Additional Subordinated Loan Stock;

(b)	Subordination Agreement;

(c)	Investment Agreement;

(d)	Partnership Agreement; and

(e)	Shareholder Agreement.

5.	McLeod Acquisition Documents: certified copies of the following documents in the agreed form duly executed and delivered by all parties thereto and confirmation of satisfaction of conditions precedent thereunder (except for the payment of the purchase price for McLeod under the McLeod Acquisition Agreement):

(a)	the McLeod Acquisition Agreement;

(b)	the McLeod Transitional Services Agreement; and

(c)	the McLeod Publishing, Operating and Branding Agreement.

6.	McLeod Structure Document:

(a)	a copy of the McLeod Structure Document certified by a director of the Parent as true and correct; and

(b)	written confirmation from the Parent that all steps set out in the McLeod Structure Document to take place on or before the McLeod Completion Date have taken place other than those dependent upon the making of the Drawing under the Tranche D Term Facility.

7.	Funds Flow: The McLeod Completion Funds Flow Statement and evidence satisfactory to the Facility Agent that the funds will be or have been applied in accordance with such statement and evidence satisfactory to the Facility Agent of adequate funding to complete the McLeod Acquisition and meet the McLeod Transaction Costs.

8.	Reports: originals of each of the McLeod Reports and, in the case of legal due diligence report prepared by Weil, Gotshal & Manges LLP only, duly addressed to each of the Senior Finance Parties (and their permitted successors, assignees and transferees) or accompanied by confirmation from Weil, Gotshal & Manges LLP that the legal due diligence report may be relied upon by the Senior Finance Parties (and their permitted successors, assignees and transferees).

9.	Financial Information: certified copies of:

(a)	the Latest McLeod Audited Accounts;

(b)	the Latest McLeod Management Accounts; and

(c)	the Agreed Financial Projections (in the form delivered under Part A of Schedule 2 but revised to take account of the McLeod Acquisition) and the business plan for the Business.

10.	Security Releases and Financial Indebtedness: evidence that all Security Interests, including those over Intellectual Property in favour of third parties granted in respect of or by any person comprised within McLeod (and which are not permitted under the terms of this Agreement) have been or will be discharged and released on the McLeod Completion Date and that all Financial Indebtedness which is not permitted by Clause (f) (Indebtedness) has been repaid and that any Guarantee which is not permitted by Clause (g) (Guarantees) has been or will be discharged on the McLeod Completion Date.

11.	Consents/Notices in respect of Security Interests: all third party consents which the Security Agent requires pursuant to the terms of the Tranche D Security Documents in connection with the creation or registration of any Security Interest contained in any Tranche D Security Document and all notices of assignment or charge required to be given under the terms of the Tranche D Security Documents.

12.	Share Certificates and Stock Transfers: to the extent not already delivered to the Security Agent either prior to the McLeod Completion Date or pursuant to paragraph 22(d) of Part B of this Schedule 3, share certificates together with stamped (where applicable), executed blank stock transfers or other relevant transfer documents in respect of all shares in members of the Group charged or pledged under the Security Documents.

13.	Company Searches: a search in respect of each member of the Group incorporated in any part of the United Kingdom at the Companies Registry showing, inter alia, no Security Interests over any of its assets (other than Security Interests permitted under the terms of this Agreement) and no appointment of a receiver, liquidator or administrator or the presentation of any petition in respect of any of the same.

14.	Consents and Filings: evidence that all clearances, consents and filings necessary for any of the transactions contemplated by the Finance Documents and the other McLeod Transaction Documents or provided for in any such document (including, without limitation, any necessary competition or anti-trust clearances including Hart-Scott-Rodino filings in the United States of America) and their validity and/or enforceability have been obtained, are in full force and effect, all applicable waiting periods have expired or been terminated and are unconditional or subject to such conditions as all the Banks may approve except Minor Authorisations, Consent and Filings.

15.	Intra-Group Loans: certified copies of (i) the Additional Inter-Company Loan Agreements and other inter-company loan documentation between or involving Obligors in relation to any loans made after the Yell Completion Date as a consequence of the McLeod Acquisition and the Recapitalisation; and (ii) the Initial Inter-Company Loan Agreement between the Parent and the Issuer in the agreed form;

16.	Completion:

(a)	Confirmation that all conditions precedent to the McLeod Acquisition Documents (other than payment of the purchase price) have been satisfied, that the provisions of Clause 16.2(ii) (Acquisition Documents) have been complied with and, where applicable, informing the Facility Agent of the waiver of any terms of the McLeod Acquisition Documents; and

(b)	evidence that all conditions precedent to the Bridge Notes Finance Documents have been satisfied or waived.

17.	Fees: an instruction to the Facility Agent that all fees payable in accordance with the Tranche D Fees Letter and the Agency Fees Letter and all other fees, costs and expenses (including, without limitation, legal fees and all costs of registration, property transfers, security or otherwise) details of which are known on or prior to the McLeod Completion Date may be deducted from the Tranche D Advance.

18.	Stamp Duty: evidence satisfactory to the Facility Agent that all stamp duty payable (if any) in connection with the McLeod Acquisition has been paid or will be paid following the McLeod Completion within the prescribed time periods.

19.	Legal Opinions:

(a)	a legal opinion of Shearman & Sterling as to matters of English law in form and substance satisfactory to the Facility Agent;

(b)	a legal opinion of Shearman & Sterling as to matters of New York law in form and substance satisfactory to the Facility Agent;

(c)	a legal opinion of Weil, Gotshal and Manges as to matters of New York and Delaware law in form and substance satisfactory to the Facility Agent;

(d)	a legal opinion of Van Doorne as to matters of Dutch law in form and substance satisfactory to the Facility Agent;

(e)	a legal opinion of Oostvogels & De Meester as to matters of Luxembourg law in form and substance satisfactory to the Facility Agent;

(f)	a legal opinion of Iowa counsel to the Parent as to matters of Iowa law in form and substance satisfactory to the Facility Agent;

(g)	a legal opinion of Illinois counsel to the Parent as to matters of Illinois law in form and substance satisfactory to the Facility Agent;

(h)	a legal opinion of Nebraska counsel to the Parent as to matters of Nebraska law in form and substance satisfactory to the Facility Agent;

(i)	a legal opinion of Minnesota counsel to the Parent as to matters of Minnesota law in form and substance satisfactory to the Facility Agent; and

(j)	a legal opinion of Michigan counsel to the Parent as to matters of Michigan law in form and substance satisfactory to the Facility Agent.

20.	Process Agent: written confirmation from the UK Principal Borrower being the person appointed by the acceding Obligors as their agent for the acceptance of process to the effect that such person accepts such appointment.

21.	US Conditions Precedent:

(a)	executed copies of Financing Statements (Form UCC-1) or appropriate local equivalent in appropriate form for filing under the Uniform Commercial Code of each applicable jurisdiction as may be necessary to perfect the Security Interests purported to be created by each Tranche D Security Document (including any assignment of any existing security) entered into by each US Obligor or in respect of shares or indebtedness of any such company (each such Tranche D Security Document a “Tranche D US Security Document”);

(b)	copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date listing all effective Financing Statements that name the Tranche D Borrower or any member of the McLeod Group or a division or operating unit of any such person, as debtor and that are filed in the jurisdictions referred to in (a) above, together with copies of such Financing Statements in respect of all of which appropriate termination statements thereunder shall be delivered to the Facility Agent (except in respect of financing statements related to Permitted Security Interests) and copies of all related pay-off letters;

(c)	a solvency certificate issued by each US Obligor and addressed to the Facility Agent confirming the solvency of such Obligor immediately prior to and following entry by it into any Tranche D US Security Document to which it is a party; and

(d)	delivery by each US Obligor to the Security Agent in New York of stock certificates (together with executed stock powers in blank), instruments and other collateral the delivery of which is required by the Security Agent pursuant to the Tranche D US Security Documents.

22.	Recapitalisation: Certified copies of the following documents in the agreed form duly executed and delivered by all parties thereto:

(a)	the Recapitalisation Inter-Company Loan Agreements;

(b)	the Recapitalisation Assignment Agreements referred to in paragraphs (a) and (b) of the definition thereof; and

(c)	the Recapitalisation Swap Agreement;

23.	Bankruptcy Court Approval: The United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) shall have entered an order (the “Order”) (in form and substance reasonably satisfactory to the Facility Agent) approving the McLeod Acquisition Documents (to which

McLeodUSA Incorporated is a party) and such other matters as the Facility Agent may reasonably request, which Order shall be certified by the Clerk of the Bankruptcy Court as having been duly entered (with a certified copy thereof being attached to the Formalities Certificate to be delivered by the Parent under paragraph 1 above) and the Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the consent of the Facility Agent (acting reasonably).

Part	C—Documentary Conditions Precedent to Drawdown of Tranche C3 Term Facility

1.	Formalities Certificate(s): a certificate from each relevant Obligor and the Issuer in substantially the form set out in Schedule 10 and signed by an authorised director or in the case of a US Obligor, a duly appointed officer of such person, which in each case shall have attached to it the documents referred to in such certificate including, without limitation, the constitutional documents of such person and board and shareholder resolutions (if required) approving the Bridge Note Refinancing Transaction Documents to which such person is a party all such documents to be in the agreed form, together with, in the case of each US Obligor, a solvency certificate issued by such US Obligor and addressed to the Facility Agent confirming the solvency of such US Obligor immediately prior to and following the entry by it into the Sixth Amendment Agreement.

2.	Senior Finance Documents: the Sixth Amendment Agreement in the agreed form and the fourth amendment to the Intercreditor Deed in the agreed form, each duly executed and delivered by all parties thereto.

3.	Required Cash Contribution and Excess Cash Contribution: a certificate from the Parent signed by an authorised director confirming that:

(a)	as at the date of the Drawing Request in respect of the Tranche C3 Term Facility, there were no available cash balances (other than de minimum amounts) in the Group which were surplus to the working capital needs of the Group other than the Required Cash Contribution and the Excess Cash Contribution;

(b)	the Required Cash Contribution and the Excess Cash Contribution are surplus to the working capital needs of the Group; and

(c)	the aggregate of the Required Cash Contribution, the Excess Cash Contribution and the Tranche C3 Term Facility (to the extent reduced and cancelled in accordance with Clause 9.4 (Tranche C3 Term Facility)) are sufficient to fund the Bridge Note Refinancing and the Bridge Note Refinancing Transaction Costs in full.

4.	Funds Flow: The Bridge Note Refinancing Funds Flow Statement and evidence satisfactory to the Facility Agent that the funds will be or have been applied in accordance with such statement and evidence satisfactory to the Facility Agent of adequate funding to complete the Bridge Note Refinancing and meet the Bridge Note Refinancing Transaction Costs.

5.	Company Searches: a search in respect of each member of the Group incorporated in any part of the United Kingdom at the Companies Registry showing, inter alia, no Security Interests over any of its assets (other than Security Interests permitted under the terms of this Agreement) and no appointment of a receiver, liquidator or administrator or the presentation of any petition in respect of any of the same.

6.	Consents and Filings (if any): evidence that all clearances, consents and filings necessary for any of the transactions contemplated by the Finance Documents and the other Bridge Note Refinancing Transaction Documents or provided for in any such document (including in respect of the application of any Excess Cash Contribution) and their validity and/or enforceability have been obtained, are in full force and effect, all applicable waiting periods have expired or been terminated and are unconditional or subject to such conditions as all the Banks may approve except Minor Authorisations, Consents and Filings.

7.	Tranche C3 Inter-Company Loans: certified copies of the Tranche C3 Inter-Company Loan Agreements and other inter-company loan documentation between or involving Obligors in relation to any loans made after the McLeod Completion Date as a consequence of the Bridge Note Refinancing in the agreed form;

8.	Fees: an instruction to the Facility Agent that all fees, costs and expenses (including, without limitation, legal fees and all costs of registration, property transfers, security or otherwise) details of which are known on or prior to the Bridge Note Refinancing Date may be deducted from the Tranche C3 Advance.

9.	Legal Opinions:

(a)	a legal opinion of Shearman & Sterling as to matters of English law in form and substance satisfactory to the Facility Agent;

(b)	a legal opinion of Weil, Gotshal and Manges as to matters of New York and Delaware law in form and substance satisfactory to the Facility Agent;

(c)	a legal opinion of Van Doorne as to matters of Dutch law in form and substance satisfactory to the Facility Agent;

(d)	a legal opinion of Oostvogels & De Meester as to matters of Luxembourg law in form and substance satisfactory to the Facility Agent;

(e)	a legal opinion of Iowa counsel to the Parent as to matters of Iowa law in form and substance satisfactory to Facility Agent; and

(f)	a legal opinion of Illinois counsel to the Parent as to matters of Illinois law in form and substance satisfactory to the Facility Agent.

SCHEDULE 4

Form of Drawing Request

To:

(as Facility Agent for the Banks)

Attention:

Date:

From:	[Name of Company]

Dear Sirs,

Facilities Agreement dated 25 May 2001 (the “Facilities Agreement”)

We request a Drawing of the [Tranche A Term/Tranche B Term/Tranche C1 Term/Tranche C2 Term/Tranche C3 Term/Tranche D Term/Revolving] Facility as follows:

[Advance]

1.	Amount:
2.	Facility:
3.	Drawing Date:
4.	Interest Period:
5.	Currency:
6.	Payment should be made to:
7.	Borrower:
[8.	Amount of Excess Cash Contribution:]
[9.	Amount of Operational Cash Flow Component:]

[Letter of Credit/Bank Guarantee]

1.	Amount:
2.	Drawing Date:
3.	Duration:
4.	Currency:
5.	Beneficiary:
6.	Borrower:
7.	Obligation Guaranteed:

We attach the form of the proposed Letter of Credit/Bank Guarantee.]

We confirm that:

(i)	the representations and warranties made in Clause 15 (Representations and Warranties) of the Facilities Agreement stipulated as being made or repeated on the date hereof and on the date of the relevant Drawing are true and accurate as if made with respect to the facts and circumstances existing on such date; and

(ii)	no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of the proposed Drawing being made.

Terms defined in the Facilities Agreement shall have the same meanings when used in this Drawing Request.

...........................

[Authorised Signatory]

for and on behalf of

[Borrower/Obligors’ Agent]

SCHEDULE 5

Additional Costs Rate

1.	The Additional Costs Rate is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Costs Rate”) for each Bank, in accordance with the paragraphs set out below. The Additional Costs Rate will be calculated by the Facility Agent as a weighted average of the Banks’ Additional Costs Rates (weighted in proportion to the percentage participation of each Bank in the relevant Advance and will be expressed as a percentage rate per annum).

3.	The Additional Costs Rate for any Bank lending from a Lending Office in a Participating Member State will be the percentage notified by that Bank to the Facility Agent. This percentage will be certified by that Bank in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Advances made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4.	The Additional Costs Rate for any Bank lending from a Lending Office in the United Kingdom will be calculated by the Facility Agent as follows:

(f)	(a) relation to a Sterling Advance:

AB + C(B–D) + E x 0.01 % per annum

100 – (A+C)

(b)	in relation to an Advance in any currency other than Sterling:

E x 0.01 % per annum

300

Where on the day of application of the formula:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Additional Costs Rate and, if the relevant Advance is an unpaid sum, the additional rate of interest specified in Clause 6.5 (Default Interest)) payable for the relevant Interest Period on the Advance.

C	is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of change supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rates fee required pursuant to the Fee Rules but taking into account any applicable discount rate;

(d)	“Tariff Base” has the meaning given to it, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Service Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Bank shall supply any information required by the Facility Agent for the purpose of calculating its Additional Costs Rate. In particular, but without limitation, each Bank shall supply the following information in writing on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its Lending Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Facility Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Bank for the purpose of A and C above and the rates of charge of each Reference Bank for the purposes of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraph 7 and 8 above and on the assumption that, unless a Bank notifies the Facility Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Costs Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Additional Costs Rate to the Banks on the basis of the Additional Costs Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, an Additional Costs Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all parties.

13.	The Facility Agent may from time to time, after consultation with the Parent and the Banks, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 6

Transfer Certificate

To:	[Name of Facility Agent]

[Details]

for and on behalf of the Obligors and the Banks
(each as defined in the Facilities Agreement referred to below).

This transfer certificate (this “Certificate”) relates to a Senior Facilities Agreement dated [•] 2001 and made between, inter alios, [•] as Parent, the banks and financial institutions named therein as Original Banks and [•] as Facility Agent and [•] as Security Agent (the “Facilities Agreement” which expression includes any amendments or supplements thereto or restatements thereof). Terms defined in the Facilities Agreement shall, unless otherwise defined in this Certificate, have the same meanings when used in this Certificate.

1.	Transferor Confirmation and Request: [Name of Transferor] (the “Transferor”) by its execution of this Certificate:

(a)	requests [name of Transferee] (the “Transferee”) to accept and procure, in accordance with Clause 20 (Assignments and Transfers) of the Facilities Agreement, transfer to the Transferee of the portion of the Transferor’s participation in the Facilities as specified in the First Schedule of this Certificate (the “Transfer Rights”) by counter-signing this Certificate and delivering it to the Facility Agent at its address for the giving of notices under the Facilities Agreement so as to take effect on the date specified in the Second Schedule of this Certificate (the “Transfer Date”); and

(b)	confirms that the details which appear in the First Schedule of this Certificate accurately record respectively, the amount of the Transferor’s Commitment and the principal amount of the Transfer Rights at the date of this Certificate.

2.	Transferee Request: The Transferee by its execution of this Certificate requests each Obligor, the Banks and the Facility Agent to accept this Certificate as being delivered under and for the purposes of Clause 20.5 (Transfers by Banks) of the Facilities Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date.

3.	[Transfer Fee: The Transferee undertakes to pay to the Facility Agent for the Facility Agent’s own account a transfer fee of £1,500 as provided in Clause 20.6 (Assignment and Transfer Fees) of the Facilities Agreement.][1]

4.	Transferee Representations: The Transferee hereby:

(a)	confirms that it has received from the Transferor a copy of the Facilities Agreement together with such other documents and information as it has requested in connection with this certificate;

[1]	Payment of the Transfer Fee by the Transferee is subject to Clause 20.6 (Assignment and Transfer Fees) of the Facilities Agreement.

(b)	confirms that it has not relied, and will not hereafter rely, on the Transferor or any Senior Finance Party to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such documents or information;

(c)	agrees that it has not relied, and will not hereafter rely, on the Transferor or any other Senior Finance Party to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor, any Subsidiary of any Obligor or any other party to the Facilities Agreement; and

(d)	represents and warrants to the Transferor and all other parties to the Facilities Agreement that it has power to become a party to the Facilities Agreement as a “Bank” on the terms herein and therein set out and has taken all necessary steps to authorise execution and delivery of this Certificate.

5.	Transferee Covenants: The Transferee hereby undertakes with the Transferor and all other parties to the Facilities Agreement that it will perform in accordance with its terms all those obligations which, by the terms of the Facilities Agreement, will be assumed by it following delivery of this Certificate to the Facility Agent.

6.	Exclusion of Transferor’s Liabilities: Neither the Transferor nor any other Senior Finance Party makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Senior Finance Documents or assumes any responsibility for the financial condition of any Obligor, any Subsidiary of any Obligor or any other party to the Senior Finance Documents or for the performance and observance by any Obligor of any of its obligations under the Senior Finance Documents and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7.	Novation: On execution of this Certificate by the Facility Agent the Transferee will become a party to the Facilities Agreement, on and with effect from the Transfer Date in substitution for the Transferor with respect to those rights and obligations which by the terms of the Facilities Agreement and this Certificate are assumed by the Transferee.

8.	Law: This Certificate and the rights and obligations of the parties hereto shall be governed by and construed in accordance with English law.

AS WITNESS the hands of authorised signatories for and on behalf of the Transferor, the Transferee and the Facility Agent on the respective dates appearing below.

First Schedule to the Transfer Certificate

Transferor’s Existing Term Commitment:

(a)	Tranche A Term Facility
(b)	Tranche B Term Facility
(c)	Tranche C1 Term Facility
(d)	Tranche C2 Term Facility
(e)	Tranche C3 Term Facility
(f)	Tranche D Term Facility

Transferor’s Existing Revolving Commitment:

Portion of Transferor’s Existing [Term A/B/C1/C2/C3/D Commitment/participation in Term

                          A/B/C1/C2/C3/D Advance] to be transferred:

Portion of Transferor’s Existing Revolving Commitment to be transferred:

[Participation in Revolving Advance(s) to be transferred2:

Revolving Advance 1:	Participation: £	Interest Period:	months, Maturity Date:

Revolving Advance 2:	Participation: £	Interest Period:	months, Maturity Date:

Revolving Advance [•]	Participation: £	Interest Period:	months, Maturity Date: ]

[2]	Only relevant if Transfer Date is during an Interest Period..

Second Schedule to the Transfer Certificate

Particulars relating to the Transferee

Transfer Date:

Lending Office:

Contact Name:

Account for Payments:

Address for Notices:

Telephone:

Telex:

Facsimile:

E-mail addresses:

Signature Clauses to Transfer Certificate

[Transferor]	[Transferee]

By:...........................................	By:...........................................

Date:	Date:

[Facility Agent]

By:...........................................

Date:

SCHEDULE 7

Accession Document

THIS ACCESSION AGREEMENT is dated [•]

BETWEEN:

(1)	[•] (registered no. [•]) (the “New [Borrower/Guarantor]”);

(2)	[•] (registered no. [•]) (the “Obligors’ Agent”); and

(3)	[•] in its capacity as Facility Agent under the Facilities Agreement.

WHEREAS:

(A)	This Agreement is entered into in connection with a senior facilities agreement (the “Facilities Agreement”) dated [•] and made between, inter alia, the Parent, the banks and financial institutions named therein and [•] as Facility Agent.

(B)	This Agreement has been entered into to record the admission of the [New Borrower/Guarantor] as a [Borrower/Guarantor] under the Facilities Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

Terms defined in the Facilities Agreement shall have the same meaning when used in this Agreement.

2.	ADMISSION OF NEW [BORROWER/GUARANTOR]

2.1	The New [Borrower/Guarantor] agrees to become a [Borrower/Guarantor] under the Facilities Agreement and agrees to be bound by the terms of the Facilities Agreement as if it had been named as a [Borrower/Guarantor] thereunder.

2.2	The New [Borrower/Guarantor] thereby confirms the appointment of the Obligors’ Agent as its agent in each case on the terms provided for in the Facilities Agreement.

2.3	The New [Borrower/Guarantor] confirms that its address details for notices under the Facilities Agreement is as follows:

Address:

Facsimile:

Telex:

Attention of:

2.4	By their signature below the parties to this Agreement (other than the New [Borrower/Guarantor]) confirm their acceptance of the New [Borrower/Guarantor] as a [Borrower/Guarantor] for all purposes of the Facilities Agreement.

2.5	By its signature below, the Obligors’ Agent confirms the agreement of each of the existing Borrowers and Guarantors to the accession of the New [Borrower/Guarantor] to the Facilities Agreement on the terms set out herein under the Senior Finance Documents.

3.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

The provisions of Clause 26 (Governing Law and Submission to Jurisdiction) shall apply to this Accession Agreement as though set out in full herein.

IN WITNESS whereof the parties have caused this Agreement to be duly executed on the date first written above.

SCHEDULE 8

Ancillary Facilities

1.	Definitions: In this Schedule, unless the context otherwise requires, the following expressions have the following meanings:

“Ancillary Limit” means, in relation to an Ancillary Bank, the maximum exposure (excluding accrued uncapitalised interest, fees and like charges) which it has agreed to accept (whether by way of loan or otherwise) by way of Ancillary Facilities in accordance with Clause 2.2 (Ancillary Facilities) less that part thereof cancelled, reduced or terminated from time to time in accordance with this Agreement and/or the relevant Ancillary Documents;

“Ancillary Outstandings” means, in relation to an Ancillary Bank at any time, the aggregate outstanding amount of the Ancillary Facilities due to that Ancillary Bank, at such time, calculated on the following basis:

(a)	all amounts of principal then outstanding under any overdraft or other current account facilities, calculated on a net basis in accordance with the usual practice of that Ancillary Bank;

(b)	the amount of any outstanding utilisation of any BACS facilities made available by that Ancillary Bank (to the extent not included in the calculation of (a) above);

(c)	the maximum liability under all guarantees, bonds and letters of credit then outstanding and issued under any guarantee, bonding or letter of credit facilities made available by that Ancillary Bank; and

(d)	in respect of any other facility or financial accommodation, such other amount as that Ancillary Bank (acting reasonably) may determine represents the aggregate exposure of that Ancillary Bank with respect thereto in accordance with its usual practice for calculating its exposure;

2.	Limitations:

(a)	The aggregate of the Advances drawn under the Revolving Facility, the total Contingent Liability in relation to Letters of Credit and Bank Guarantees issued under the Revolving Facility and the total Ancillary Outstandings at any time may not exceed the aggregate of the Commitments of the Revolving Banks in relation to the Revolving Facility at that time (before (and ignoring) any reduction therein on account of any Ancillary Limit).

(b)	The Ancillary Outstandings of an Ancillary Bank may not at any time exceed the Ancillary Limit of that Ancillary Bank.

(c)	In the event that the Ancillary Limit of an Ancillary Bank would exceed its Revolving Commitment it shall be entitled to reduce the Ancillary Limit applicable to the Ancillary Facilities by an amount equal to the excess and require the Borrowers to prepay the Ancillary Outstandings in the amount necessary to procure that the Ancillary Outstandings do not exceed the Ancillary Limit.

(d)	No member of the Group which is not also a Borrower under this Agreement shall be permitted to draw the Ancillary Facilities.

(e)	Each Ancillary Document shall be in a form approved by the Facility Agent such approval not to be unreasonably withheld or delayed in the event that such Ancillary Document is in compliance with the requirements of the Senior Finance Documents.

3.	Terms of Ancillary Facilities: The terms on which Ancillary Facilities are made available shall be as set out in the relevant Ancillary Document as amended from time to time by agreement between the relevant Ancillary Bank and the Parent (with the prior written approval of the Facility Agent (such approval not to be unreasonably withheld)) provided always that the following provisions will apply to the Ancillary Facilities:

(a)	that no drawing of the Ancillary Facilities will be permitted which gives rise to an actual or contingent liability of the relevant Borrower to the Ancillary Bank which may mature after or otherwise extend beyond the Revolving Facility Repayment Date;

(b)	in any circumstances where the relevant Borrower would be obliged to prepay the Revolving Facility it will also prepay the Ancillary Facilities (or provide appropriate cash cover) and the Ancillary Facilities shall be cancelled in an amount equal to each amount prepaid or provided as cash cover in accordance with this paragraph (b);

(c)	that unless the Majority Banks agree otherwise no utilisation of the Ancillary Facilities shall be permitted if as a result of the terms of Clause 4.4 (Additional Conditions Precedent) the Borrowers would not be entitled to request a Revolving Advance or the issue of a Letter of Credit or Bank Guarantee.

4.	Fees: No Ancillary Bank shall charge interest or fees in relation to Ancillary Facilities any greater than those set out below:

(a)	a margin over cost of funds or base rate on any funded drawings under the Ancillary Facilities equal to the Margin in relation to the Revolving Facility;

(b)	a fee on the contingent liability of the Ancillary Bank in relation to any letter of credit, bank guarantee, performance bond or similar instrument issued by the Ancillary Bank under the Ancillary Facilities equal to the Margin; and

(c)	usual bank charges and expenses payable in connection with the provision of the Ancillary Facilities as agreed between the Parent and the relevant Ancillary Bank.

SCHEDULE 9

Provisions relating to Letters of Credit/Bank Guarantees

1.	Demands: Each Issuing Bank shall forthwith notify the Facility Agent of any demand received by it under and in accordance with any Letter of Credit or Bank Guarantee (including details of the Letter of Credit or Bank Guarantee under which such demand has been received and the amount demanded) and the Facility Agent on receipt of any such notice shall forthwith notify the Parent, the Borrower for whose account that Letter of Credit or Bank Guarantee was issued (the “Account Party”) and each of the Revolving Banks.

2.	Payments:

(a)	The Account Party shall immediately on receipt of any notice from the Facility Agent under paragraph 1 (Demands) of this Schedule pay to the Facility Agent for the account of the relevant Issuing Bank the amount demanded from that Issuing Bank as notified to the Facility Agent in accordance with that paragraph less any amount standing to the credit of any Cash Collateral Account and which has been paid to the credit of that Cash Collateral Account to provide cash cover in respect of the Letter of Credit or Bank Guarantee under which the relevant Issuing Bank has received demand.

(b)	The Facility Agent shall pay to the relevant Issuing Bank any amount received by it from the Account Party under paragraph 2(a) (Payments) of this Schedule together with any amount standing to the credit of any Cash Collateral Account in respect of the Letter of Credit or Bank Guarantee under which such Issuing Bank has received demand.

3.	Authority to Pay: The Account Party hereby irrevocably authorises each Issuing Bank to pay without investigation or confirmation by it any demand which appears on its face to be validly made under or pursuant to any Letter of Credit or Bank Guarantee issued by that Issuing Bank and agrees that as between itself, such Issuing Bank and the Banks, that any such demand (in the absence of manifest error) shall be conclusive evidence that demand has been properly made.

4.	Indemnity:

(a)	The Account Party hereby irrevocably and unconditionally agrees to indemnify each Issuing Bank and keep each Issuing Bank indemnified on its first demand from and against all actions, losses, damages, claims, proceedings, costs, demands and liabilities which may be suffered or incurred by that Issuing Bank under or in connection with any Letter of Credit or Bank Guarantee (including, without limitation, by making payment of any amount which it is required to pay under paragraph 2(a) (Payments) of this Schedule).

(b)	Without prejudice to the Account Party’s obligations under paragraph 4(a) (Indemnity) of this Schedule, each Revolving Bank hereby irrevocably, unconditionally and severally agrees to indemnify and pay to each Issuing Bank on its first demand an amount equal to its proportion (determined pursuant to Clause (e) (Basis of Participation) on the date of issue of the relevant Letter of Credit or Bank Guarantee (subject as provided in Clause 20 (Assignments and Transfers)) of the amount which the Issuing Bank has paid under the relevant Letter of Credit or Bank Guarantee.

(c)	The Account Party hereby irrevocably and unconditionally agrees to indemnify and keep indemnified each Revolving Bank on its first demand from and against all actions, losses, damages, claims, proceedings, costs, demands and liabilities which may be suffered or incurred by such Revolving Bank as a result of the obligations assumed by it to each Issuing Bank under paragraph 4(b) (Indemnity) of this Schedule.

5.	Interest:

(a)	The Account Party shall pay interest on all amounts paid by an Issuing Bank under or in connection with any Letter of Credit or Bank Guarantee or by any Revolving Bank under paragraph 4(b) (Indemnity) of this Schedule from (and including) the date of payment by such Issuing Bank or such Revolving Bank until the date of indemnification calculated and payable in accordance with Clause 6.5 (Default Interest) provided that the Issuing Bank will notify the Account Party of any such payment within 2 Business Days of it being made.

(b)	Amounts standing to the credit of any Cash Collateral Account opened with a Finance Party shall bear interest at the rate normally offered by such Finance Party to corporate depositors of amounts similar to the relevant amount for periods of deposit similar to the anticipated period of deposit of the relevant amount.

6.	Cash Cover:

(a)	Any Obligor providing cash cover or paying any other sum to the credit of a Cash Collateral Account (including, without limitation, pursuant to Clause 8 (Prepayment)) in accordance with the Senior Finance Documents shall (if such Cash Collateral Account is not already subject to a fixed charge under a Security Document) execute and deliver to the Security Agent an additional Security Document, in such form as the Facility Agent shall reasonably require, constituting a first fixed charge over such Cash Collateral Account, together with such evidence of due execution of such Security Document as the Security Agent shall require and a legal opinion satisfactory to the Security Agent.

(b)	The Facility Agent shall be and is hereby irrevocably authorised by the Account Party following a demand under and in accordance with any Letter of Credit or Bank Guarantee to apply all amounts standing to the credit of any Cash Collateral Account in respect of that Letter of Credit or Bank Guarantee in satisfaction of the Account Party’s obligations in respect of that Letter of Credit or Bank Guarantee.

7.	Protective Provisions: The following provisions shall apply to each of the indemnities (the “Indemnities”) contained in paragraph 4 (Indemnity) of this Schedule.

(a)	Each of the Indemnities are and will remain in full force and effect by way of continuing security until such time as no amounts to which such Indemnities are expressed to relate remain payable or capable of becoming payable under the Senior Finance Documents. Furthermore the Indemnities are additional to and not instead of any security or other guarantee at any time existing in favour of any person.

(b)	Any settlement or discharge of any claim under any of the Indemnities shall be conditional upon no payment made under the Indemnities being avoided or set aside or ordered to be refunded by virtue of any provision of any enactment relating to bankruptcy, insolvency, winding-up or liquidation.

(c)	The obligations arising under the Indemnities and any liability deriving therefrom shall not be discharged or affected by any circumstance which would so discharge or affect it but for this provision including, without limitation:

(i)	any time, indulgence, waivers or consents given to any Obligor or any other person;

(ii)	any amendment, variation or modification of the Finance Documents or any other security or guarantee or any increase in the amount of the Facilities;

(iii)	the making or absence of any demand on any Obligor or any other person for payment or performance of any other obligations or the application of any moneys at any time received from any Obligor or any other person;

(iv)	the enforcement, perfecting or protecting of or absence of enforcement, perfecting or protecting of any security, guarantee or undertaking (including, without limitation, all or any of the obligations and liabilities of any Obligor);

(v)	the release, taking, giving or abstaining from taking of any security, guarantee or undertaking (including, without limitation, the Senior Finance Documents);

(vi)	the insolvency, winding-up, administration, receivership or commencement of any other insolvency procedure under the laws of any relevant jurisdiction in relation to any Obligor, any Senior Finance Party or any other person or the making or any arrangement or composition with or for the benefit of creditors by any Obligor, any Senior Finance Party or any other person;

(vii)	any amalgamation, merger or change in constitution in relation to any Obligor, any Senior Finance Party or any other person; and

(viii)	the illegality, invalidity or unenforceability of or any defect in any provision of any Finance Document or any security, obligations or liabilities arising or expressed to arise thereunder;

8.	Subrogation: No Borrower shall by virtue of any payment made under the Indemnities claim any right of subrogation, contribution or indemnity against any person for so long as any sum remains payable or capable of becoming payable under the Senior Finance Documents.

SCHEDULE 10

Formalities Certificate

[Insert name of Company]

(the “Obligor”)

Facilities Agreement dated 25 May 2001

(the “Facilities Agreement”)

To:	[•] as Facility Agent under the Facilities Agreement.

I [•] being a [director] [corporate officer] of the Obligor and being duly authorised by the board of directors of the Obligor to deliver this Certificate hereby make the following certifications and confirmations.

1.	Constitutional Documents

Attached hereto marked A are true, complete and up-to-date copies of:

(i)	the certificate of incorporation of the Obligor;

(ii)	all certificates of incorporation on change of name of the Obligor (if any); and

(iii)	the Constitutional Documents of the Obligor consisting of [•].

2.	Extract Board Resolutions

Attached hereto marked B is a true and complete extract from the minutes of a meeting of the board of directors of the Obligor duly convened and held (during which a quorum was present throughout) recording resolutions passed at such meeting (which resolutions are in full force and effect and have not been rescinded or varied) and which approve the Transaction Documents to which it is a party and all transactions contemplated thereby.

3.	[Shareholder Resolutions

Attached hereto marked C is a true and complete copy of a resolution of all the shareholders of the Obligor unanimously passed authorising and directing the execution and performance by the Obligor of the Transaction Documents to which it is a party.]

4.	Authorised Signatories

The following signatures are the specimen signatures of the persons authorised by resolution of the board of directors of the Obligor to execute all Senior Finance Documents and other Transaction Documents to which it is a party, drawing requests under the Facilities Agreement and all other documents and notices required in connection therewith and who have signed such documents:

Name	Position	Signature

5.	No Breach of Borrowings Limit

I have examined the terms of the Transaction Documents, all shareholder agreements, the memorandum and articles of association and all other relevant constitutional documents of the Obligor

(together the “Relevant Documents”) and I can confirm to you that entry into the Transaction Documents and drawing of all amounts capable of being drawn by the Obligor under the Transaction Documents taking into account the terms of the Relevant Documents and any other Financial Indebtedness of the Obligor:

(i)	will be within the corporate powers of the Obligor; and

(ii)	does not or will not cause to be exceeded any limit or restriction on any of the powers of the Obligor or the right or ability of the directors of the Obligor to exercise such powers.

Terms defined in the Facilities Agreement shall bear the same meaning when used herein.

Signed:	.........................

DIRECTOR

Date:	.........................

SCHEDULE 11

Forms of Letter of Credit/Bank Guarantee

Part I—Form of Letter of Credit

[HEADED NOTEPAPER OF ISSUING BANK]

To:	[Details]

[Date]

Dear Sirs

We hereby issue our irrevocable non-transferable standby letter of credit no [details] the terms of which are set out below.

1.	In this standby letter of credit:

“Bank” means [details of Issuing Bank];

“Beneficiary” means [details];

“Borrower” means [details];

“Business Day” means a day (not being a Saturday or Sunday) on which banks are generally open for business (other than a day on which banks are open only for the operation of business in euros) (i) in London and (ii) in [details—principal financial centre of currency of L.C.]3;

“Expiry Date” means [details];

“Facility” means [details];

“Maximum Amount” means [details];

“Payment Amount” means the amount specified by the Beneficiary in the Required Documents;

“Required Document” means a request for payment in the form set out in Appendix A hereto completed in a manner consistent with the requirements of this letter of credit and signed on behalf of the Beneficiary.

2.	Within five Business Days of receipt by the Bank at its offices at [details] (Attn: [details]) of the Required Document the Bank will pay to the Beneficiary the lesser of:

(a)	the Payment Amount as stated in the Required Document; and

(b)	the Maximum Amount

[3]	Consider intended operation on TARGET days

provided that only one request for payment by delivery of the Required Document may be made hereunder and the Bank shall not be obliged to make any payment hereunder at any time after the Expiry Date.

3.	Any payment made hereunder shall be made in [details—currency] by payment to the account of the Beneficiary at a principal bank in [details] specified in the Required Document.

4.	This letter of credit is not assignable or transferable in whole or in part and shall be payable only against presentation of the Required Document.
5.	Save insofar as such provisions may be inconsistent with the express terms of this letter of credit, this letter of credit is subject to Uniform Customs and Practice for Documentary Credits (1993 revision) ICC Publication no 500 (the “UCP”) (with the exception of Articles 22-44 inclusive (other than Articles 40a, 42 and 44a which shall each apply)). Notwithstanding Article 17 of the UCP if the Bank suffers an interruption of business as described therein and the Expiry Date occurs during such interruption the Bank shall honour any demand made under this letter of credit at any time within 30 days after such interruption of business ends and shall notify the Beneficiary promptly when it does so end.

6.	This letter of credit is governed by and shall be construed in accordance with English law.

Yours faithfully

For and on behalf of

[ISSUING BANK]

APPENDIX A

[HEADED NOTEPAPER OF BENEFICIARY]

To:	[Name and address of

Issuing Bank]

Letter of Credit No [•] (the “Letter of Credit”)

We refer to the Letter of Credit and certify that:

(a)	we have provided the Facility to the Borrower on the terms and conditions approved by you at the time of issue of the Letter of Credit;

(b)	the terms of the Facility are the same as those prevailing at the time of issue of the Letter of Credit (or, to the extent that they are not, any amendments thereto have been approved by you);

(c)	an aggregate amount (the “Payment Amount”) of [•] (comprising [•] of principal and [•] of interest and/or other charges) fell due for payment in [•] by [•] on [•] and remains due and unpaid at the date of this letter.

Accordingly, we hereby request payment under the Letter of Credit of the Payment Amount. Payment is to be made to our account (A/c No [•]) with [•] at [•].

Terms defined in the Letter of Credit shall bear the same meaning in this letter.

Yours faithfully

For and on behalf of

Part II—Form of Bank Guarantee

[HEADED NOTEPAPER OF ISSUING BANK]

To:	[Details]

[Date]

Ref: [Details]

Dear Sirs,

1.	In this letter:

“Bank” means [details of Issuing Bank]

“Borrower” means [details];

“Business Day” means a day (not being a Saturday or Sunday) on which banks are generally open for business (other than a day on which banks are open only for the operation of business in euros) (i) in London and (ii) in [details—principal financial centre of currency of L.C.]4;

“Expiry Date” means [details];

“Facility” means [details];

“Payment Date” means the date for payment of a demand being [details—minimum five] Business Days after the date of receipt of demand.

2.	In consideration of your agreeing to make available the Facility the Bank irrevocably and unconditionally guarantees to you on receipt of written demand, the payment and discharge by the Borrower of all amounts payable or expressed to be payable to you pursuant to the Facility. This guarantee is given subject as follows:

(a)	Any demand made hereunder shall be made in writing addressed to the Bank or its offices at [details] (Attention: [details]) in the form provided in Appendix A;

(b)	The maximum aggregate liability of the Bank hereunder (inclusive of all principal, interest, costs and expenses) is [details];

(c)	No demand may be made hereunder after the Expiry Date and only one demand may be made hereunder.

3.	Any payment made hereunder shall be made on the Payment Date in [details—currency] by payment to the account of the Beneficiary at a principal bank in [details] specified in the demand.

[4]	Consider intended operation on TARGET days

4.	This guarantee is not assignable or transferable in whole or in part.

5.	This guarantee shall be construed in accordance with English law.

Yours faithfully

For and on behalf of

[ISSUING BANK]

APPENDIX A

[HEADED NOTEPAPER OF BENEFICIARY]

To:	[Name and address of

Issuing Bank]

Bank Guarantee Ref No [•] (the “Bank Guarantee”)

We refer to the Bank Guarantee and certify that:

(a)	we have provided the Facility to the Borrower on the terms and conditions approved by you at the time of issue of the Bank Guarantee;

(b)	the terms of the Facility are the same as those prevailing at the time of issue of the Bank Guarantee (or, to the extent that they are not, any amendments thereto have been approved by you);

(c)	an aggregate amount (the “Payment Amount”) of [•] (comprising [•] of principal and [•] of interest and/or other charges) fell due for payment in [•] by [•] on [•] and remains due and unpaid at the date of this letter.

Accordingly, we hereby request payment under the Bank Guarantee of the Payment Amount. Payment is to be made to our account (A/c No [•]) with [•] at [•].

Terms defined in the Bank Guarantee shall bear the same meaning in this letter.

Yours faithfully

For and on behalf of

SCHEDULE 12

Part A—Original Security Documents

1.	New York law Security Agreement dated 22 June 2001 entered into by each US Obligor (as at the Yell Completion Date) in favour of the Security Agent.

2.	New York law Intellectual Property Security Agreement dated 22 June 2001 entered into by each US Obligor (as at the Yell Completion Date) in favour of the Security Agent.

3.	New York law Pledge Agreement dated 22 June 2001 by UK Newco 5 of shares in US Newco 1 in favour of the Security Agent.

4.	English law Debenture dated 22 June 2001 entered into by each UK Obligor (other than the Parent) in favour of the Security Agent.

5.	Luxembourg law share pledge agreement dated 30 October 2001 by UK Newco 5 of shares in Luxco in favour of the Security Agent.

6.	Luxembourg law receivables pledge agreement dated 30 October 2001 by UK Newco 5 in favour of the Security Agent.

7.	New York law Pledge Agreement dated 26 October 2001 by Luxco of shares in US Newco 1, stock, other equity interests, indebtedness and other investment property in favour of the Security Agent.

Part B—Tranche D Security Documents

1.	New York law Security Agreement Supplement dated on or before the McLeod Completion Date entered into by the Tranche D Borrower and each acceding US Obligor (as at the McLeod Completion Date) in favour of the Security Agent.

2.	New York law Intellectual Property Security Agreement Supplement dated on or before the McLeod Completion Date entered into by the Tranche D Borrower and each acceding US Obligor (as at the McLeod Completion Date) in favour of the Security Agent.

3.	English law Debenture dated on or before the McLeod Completion Date entered into by each UK Obligor (other than the Parent) in favour of the Security Agent.

SCHEDULE 13

Recapitalisation Steps

Step	Description
1.	The UK Principal Borrower assigns its US$248,897,251.39 receivable (plus interest) (the “YBUSA Receivable”) from Yellow Book USA, Inc. (“YBUSA”) to UK Newco 3 in consideration for the reduction of the Sterling loan from UK Newco 3 to the UK Principal Borrower by an equivalent amount of Sterling.

2.	The Subordinated Guarantor assigns its US$9.1 million receivable (the “CGC Receivable” and together with the YBUSA Receivable, the “Receivables”) to UK Newco 3 in consideration for the issue of shares by UK Newco 3 to the Subordinated Guarantor in an equivalent amount (which shall be subject to the Security Interests granted to the Security Agent pursuant to the Security Documents).

3.	UK Newco 3 assigns the Receivables to UK Newco 5 (a company with Sterling and US Dollar denominated share capital) in consideration for the issue of US Dollar denominated shares by UK Newco 5 to UK Newco 3 in an equivalent amount (which shall be subject to the Security Interests granted to the Security Agent pursuant to the Security Documents).

4.	The Subordinated Guarantor issues US$350 million loan notes to the Issuer in consideration for the reduction of the existing Sterling loan from the Issuer to the Subordinator Guarantor by an equivalent amount of Sterling. The loan notes will mirror the terms of the Issuer’s US Dollar High Yield Notes and US Dollar Discount High Yield Notes. No cash movement.

5.	The Subordinated Guarantor enters into a cross currency swap with YBUSA for the principal amount of the Tranche C2 Term Facility (being £52,241,919.42) thereby creating a synthetic US Dollar liability and Sterling asset for YBUSA and a synthetic Sterling liability and US Dollar asset for the Subordinated Guarantor which matches & hedges the Sterling Tranche C2 Term Facility liability.

6.	UK Newco 3 issues US$275 million loan notes to the Subordinated Guarantor in consideration for the reduction of the existing Sterling loan from the Subordinated Guarantor by an equivalent amount of Sterling. The loan notes will mirror the terms of those agreed by the Subordinated Guarantor with the Issuer and will reflect those of the US Dollar High Yield Notes and US Dollar Discount High Yield Notes. No cash movement.

7.	UK Newco 3 makes a matching election with the UK Inland Revenue to offset its US$275 million liability to the Subordinated Guarantor against its equity investment in UK Newco 5.

SCHEDULE 14

The Mortgages and Related Documentation

(a)	the Mortgages;

(b)	mortgage title insurance policies (or binding commitments to issue such title insurance policies) issued by title insurers reasonably satisfactory to the Facility Agent (the “Mortgagee Policies”) on terms and in amounts reasonably satisfactory to the Facility Agent and assuring the Security Agent that the mortgages created under the Tranche D Security Documents in respect of the Mortgaged Property are valid and enforceable Security Interests on the respective properties subject only to such exceptions to title as shall be reasonably acceptable to the Security Agent and containing such endorsements and affirmative insurance as the Facility Agent in its discretion may reasonably request;

(c)	current American Land Title Association form surveys in respect of the Mortgaged Property, certified to the Facility Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Facility Agent by a certified land surveyor and such surveys to be in form and substance acceptable to the Facility Agent;

(d)	such consents and agreements of lessors and other third parties, and such estoppel letters and other confirmations, as the Facility Agent may reasonably deem necessary or desirable;

(e)	evidence of the insurance required by the terms of the Mortgages; and

(f)	legal opinions from counsel to the Parent in form and substance satisfactory to the Facility Agent.

SIGNATORIES

PARENT

YELL GROUP plc

By: RICHARD LENANE

OBLIGORS

YELLOW PAGES LIMITED

By: RICHARD LENANE

YELL HOLDINGS 2 LIMITED

By: RICHARD LENANE

YELL LIMITED

By: RICHARD LENANE

YH LIMITED

By: RICHARD LENANE

YELL SarL

By: STEPHEN GREEN

YELLOW BOOK GROUP, INC

By: STEPHAN LOBMEYR

YELLOW BOOK HOLDINGS, INC.

By: STEPHAN LOBMEYR

YELLOW BOOK USA, INC.

By: STEPHAN LOBMEYR

YELLOW BOOK OF NEW YORK, INC.

By: STEPHAN LOBMEYR

YELLOW BOOK OF PENNYSLVANIA, INC.

By: STEPHAN LOBMEYR

GENERAL ART SERVICES LIMITED

By: JOHN CONDRON

YELLOW PAGES SALES LIMITED

By: JOHN CONDRON

YELLOW BOOK/MCLEOD HOLDINGS, INC

By: STEPHAN LOBMEYR

McLEODUSA MEDIA GROUP, INC.

By: STEPHAN LOBMEYR

CONSOLIDATED COMMUNICATIONS

DIRECTORIES, INC.

By: STEPHAN LOBMEYR

McLEODUSA PUBLISHING COMPANY

By: STEPHAN LOBMEYR

TRANCHE C3 MANDATED LEAD ARRANGER

CIBC WORLD MARKETS plc

By: JONATHAN ROWLAND

TRANCHE C3 JOINT LEAD ARRANGER

CREDIT SUISSE FIRST BOSTON

By: DAVID SLADE

ROBERT WILLOUGHBY

TRANCHE C3 ARRANGERS

BARCLAYS BANK CAPITAL (THE

INVESTMENT BANKING DIVISION OF

BARCLAYS BANK PLC

By: TIM AUSTRUP

DEUTSCHE BANK AG LONDON

By: MILES TADMAN

MARK DIXSON

MERRILL LYNCH INTERNATIONAL

By: ANDREW McCULLAGH

TRANCHE C3 JOINT BOOKRUNNERS

CIBC WORLD MARKETS plc

By: JONATHAN ROWLAND

CREDIT SUISSE FIRST BOSTON

By: DAVID SLADE

ROBERT WILLOUGHBY

TRANCHE C3 SYNDICATION AGENT

CIBC WORLD MARKETS plc

By: JONATHAN ROWLAND

ORIGINAL TRANCHE C3 BANKS

BARCLAYS BANK PLC

By: TIM AUSTRUP

CIBC WORLD MARKETS PLC

By: JONATHAN ROWLAND

CREDIT SUISSE FIRST BOSTON

By: DAVID SLADE

ROBERT WILLOUGHBY

DEUTSCHE BANK AG LONDON

By: MILES TADMAN

MARK DIXSON

MERRILL LYNCH CAPITAL CORPORATION

By: ANTHONY LAFAIRE

FACILITY AGENT AND SECURITY AGENT

DEUTSCHE BANK AG LONDON

By: RON LANE-SMITH

CHRISTOPHER BENHAM